As filed with the Securities and Exchange Commission on June 12 , 2018.

Registration No. 333-224801

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

Amendment No. 3

to

FORM S-1

REGISTRATION STATEMENT

UNDER

THE SECURITIES ACT OF 1933

PROVENTION BIO, INC.

(Exact name of registrant as specified in its charter)

Delaware	2834	81-5245912
(State or other jurisdiction of	(Primary Standard Industrial	(I.R.S. Employer
incorporation or organization)	Classification Code Number)	Identification No.)

P.O. Box 666

Oldwick, New Jersey 08858

(908) 336-0360

(Address, including zip code, and telephone number, including area code, of registrant’s principal executive offices)

Ashleigh Palmer

President & Chief Executive Officer

Provention Bio, Inc.

P.O. Box 666

Oldwick, New Jersey 08858

Tel: (908) 336-0360

(Name, address, including zip code, and telephone number, including area code, of agent for service)

Copies to:

Michael L. Lerner, Esq. Steven M. Skolnick, Esq. Lowenstein Sandler LLP 1251 Avenue of the Americas New York, New York 10020 Telephone: (973) 597-6394	Andrew Hudders, Esq. Golenbock Eiseman Assor Bell & Peskoe LLP 711 Third Avenue – 17th Floor New York, New York 10017 Telephone: (212) 907-7349

Approximate date of commencement of proposed sale to the public: As soon as practicable after this registration statement becomes effective.

If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933 check the following box. [X]

If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [  ]

If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [  ]

If this Form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [  ]

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, or a smaller reporting company. See the definitions of “large accelerated filer,” “accelerated filer” and “smaller reporting company” in Rule 12b-2 of the Exchange Act (check one):

Large accelerated filer	[ ]	Accelerated filer	[ ]
Non-accelerated filer	[ ] (Do not check if a smaller reporting company)	Smaller reporting company	[X]
		Emerging growth company	[X]

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided to Section 7(a)(2)(B) of the Securities Act. [X]

The Registrant hereby amends this Registration Statement on such date or dates as may be necessary to delay its effective date until the Registrant shall file a further amendment, which specifically states that this Registration Statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933 or until the Registration Statement shall become effective on such date as the Securities and Exchange Commission, acting pursuant to said Section 8(a), may determine.

THE INFORMATION IN THIS PROSPECTUS IS NOT COMPLETE AND MAY BE CHANGED. THESE SECURITIES MAY NOT BE SOLD UNTIL THE REGISTRATION STATEMENT FILED WITH THE SECURITIES AND EXCHANGE COMMISSION IS EFFECTIVE. THIS PROSPECTUS IS NOT AN OFFER TO SELL THESE SECURITIES AND WE ARE NOT SOLICITING AN OFFER TO BUY THESE SECURITIES IN ANY STATE WHERE THE OFFER OR SALE IS NOT PERMITTED.

SUBJECT TO COMPLETION, DATED JUNE 12 , 2018

PRELIMINARY PROSPECTUS

Up to 12,500,000 Shares of Common Stock

PROVENTION BIO, INC.

We are offering up to 12,500,000 shares of our common stock, $0.0001 par value, on a best efforts basis as described in this prospectus, with a minimum offering amount of $40,000,000 and a maximum offering amount of $50,000,000.

This is an initial public offering of our common stock. We expect the public offering price to be $4.00 per share. There is presently no public market for our common stock. We have applied to list our common stock on the Nasdaq Capital Market under the symbol “PRVB,” which listing we expect to occur upon consummation of this offering.

We are an “emerging growth company” as that term is used in the Jumpstart Our Business Startups Act of 2012 and, as such, have elected to comply with certain reduced public company reporting requirements for this prospectus and future filings.

Investing in our common stock involves a high degree of risk. See “Risk Factors” beginning on page 12 for a discussion of information that should be considered in connection with an investment in our securities.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or determined if this prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

MDB Capital Group, LLC, or MDB, is the underwriter for our initial public offering. MDB has acted as our placement agent in connection with a private placement of our preferred stock completed in April 2017. The underwriter is selling shares of our common stock in this offering on a best efforts basis and is not required to sell any specific number or dollar amount of shares of common stock, but will use its best efforts to sell the shares offered by this prospectus. We do not intend to close this offering unless we sell at least $40,000,000 of common stock at the price per share set forth on the table below. This offering will terminate on [●] , 2018 ( 30 days after the date of this prospectus) (the “Initial Offering Termination Date”), which date may be extended to a date up to and including [●], 2018 (30 days after the Initial Offering Termination Date) (the “Offering Termination Date”), unless we sell the maximum amount of common stock set forth below before that date or we decide to terminate this offering prior to that date. The gross proceeds of this offering will be deposited at Continental Stock Transfer & Trust Company, in an escrow account established by us, until we have sold a minimum of $40,000,000 of common stock. Once we satisfy the minimum stock sale condition, all the funds will be released to us and we will consummate the offering and our shares of common stock will commence trading on the Nasdaq Capital Market. In the event we do not sell a minimum of $40,000,000 of common stock by [●], 2018, all funds received will be promptly returned to investors without interest or offset.

	Per Share	Total Minimum Offering	Total Maximum Offering
Public offering price	$	$	$
Underwriting commissions (1)	$	$	$
Proceeds, before expenses, to us (2)	$	$	$

(1)	We have also agreed to issue warrants to the underwriter in connection with this offering and agreed to pay the underwriter a non-accountable expense allowance equal to 0.37% of the gross proceeds of this offering. We also agreed to pay Dougherty & Company LLC a fee of $150,000 and reimburse its out-of-pocket expenses up to $15,000 to serve as the qualified independent underwriter. See “Underwriting (Conflicts of Interest)” for a description of compensation payable to the underwriter.
(2)	We estimate the total expenses of this offering, excluding the underwriting commission, will be $900,000. Because this is a best efforts offering, the actual public offering amount, underwriting commissions and proceeds to us are not presently determinable and may be substantially less than the total maximum offering set forth above.

In connection with this offering, we have also agreed to issue to MDB a warrant to purchase shares of our common stock in an amount up to 10% of the shares of common stock sold in the public offering, with an exercise price equal to 125% of the per-share public offering price. Because MDB and its associated persons collectively hold 3,000,000 shares of our common stock, representing approximately 14% of the outstanding shares prior to this offering, MDB is deemed to be an affiliate of the Company and to have a “conflict of interest” under Rule 5121 of Financial Industry Regulatory Authority Inc. Accordingly, Dougherty & Company LLC has agreed to act as a “qualified independent underwriter,” within the meaning of Rule 5121 in connection with this offering. For a more complete discussion of the compensation we will pay to the underwriter, please see the section of this prospectus titled “Underwriting (Conflicts of Interest).”

MDB Capital Group, LLC

The date of this prospectus is [●], 2018.

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Neither we nor the underwriter have authorized anyone to provide you with information that is different from that contained in this prospectus or in any free writing prospectus we may authorize to be delivered or made available to you. We take no responsibility for, and can provide no assurance as to the reliability of, any other information that others may give you. We and the underwriter are offering to sell shares of common stock and seeking offers to buy shares of common stock only in jurisdictions where offers and sales are permitted. The information contained in this prospectus is accurate only as of the date on the front of this prospectus, regardless of the time of delivery of this prospectus or any sale of shares of our common stock.

Neither we nor the underwriter have done anything that would permit this offering or possession or distribution of this prospectus in any jurisdiction where action for that purpose is required, other than the United States. You are required to inform yourself about, and to observe any restrictions relating to, this offering and the distribution of this prospectus.

Provention Bio and our logo are some of our trademarks and registered marks used in this prospectus. This prospectus also includes trademarks, tradenames and service marks that are the property of other organizations. Solely for convenience, our trademarks and tradenames referred to in this prospectus appear without the ® and ™ symbol, but lack of those references is not intended to indicate, in any way, that we will not assert, to the fullest extent under applicable law, our rights, or the right of the applicable licensor to these trademarks and tradenames.

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PROSPECTUS SUMMARY

This summary highlights certain information contained elsewhere in this prospectus. This summary does not contain all of the information that you should consider before purchasing our common stock. The words “Provention,” “us,” “we,” the “Company” and any variants thereof used in this prospectus refer to Provention Bio, Inc. Investing in our common stock involves a high degree of risk. You should carefully consider the risks and uncertainties described herein, together with all of the other information in this prospectus, including our consolidated financial statements and related notes, before investing in our common stock. If any of the risks materialize, our business, financial condition, operating results and prospects could be materially and adversely affected. In that event, the price of our common stock could decline, and you could lose part or all of your investment.

About Provention Bio, Inc.

Provention Bio, Inc. (“Provention,” “the Company,” “us,” or “we”) is a clinical-stage biopharmaceutical company developing novel therapeutics aimed at intercepting and preventing immune-mediated diseases. We are leveraging a transformational drug development strategy that sources, repositions and advances potential therapeutic candidates that in most instances have undergone previous clinical testing but may have been underdeveloped or deprioritized because of insufficient clinical trial efficacy (i.e., a benefit in endpoints relevant for the disease or condition under study as compared to placebo) or for strategic reasons. Importantly, these product candidates not only appear to have been well-tolerated but have demonstrated proof-of-mechanism (i.e., evidence that the experimental drug has the intended biologic effect in its target and/or pathway) by preventing or intercepting potentially clinically relevant immunopathologic pathways. These characteristics exemplify the profile against which therapeutic candidates are evaluated for strategic refocusing or advancement to the next stage of clinical development. In this context, we are creating a diverse portfolio of innovative solutions targeting opportunities focused on intercepting and preventing immune-mediated disease.

Our mission is to in-license, transform and develop clinical-stage, or nearly clinical-stage, therapeutic candidates targeting the high morbidity, mortality and escalating costs of autoimmune and inflammatory diseases, including: type 1 diabetes (T1D), Crohn’s disease, ulcerative colitis (UC), lupus, and certain life-threating viral diseases. Our current development pipeline consists of a Phase 3 candidate for the interception of T1D, two Phase 2, clinical-stage immunology candidates for inflammatory bowel diseases (IBD), a Phase 1 candidate for systemic lupus erythematosus (SLE), and an investigational new drug (IND)-enabling-stage vaccine for acute coxsackie B virus (CBV) infection and the potential prevention or delay in onset of T1D. All of these programs have been selected and acquired or in-licensed because of their therapeutic potential to interrupt, delay, reverse or prevent the onset or progression of life-threatening or debilitating immune-mediated disease.

Research and development within the biopharmaceutical industry is an imperfect and inefficient process, especially during translational (late pre-clinical studies leading to first-in-human (FIH) studies) and early clinical-stage development, resulting in the potential for clinically important and commercially viable therapeutic candidates being underdeveloped or deprioritized. Resource constraints, competing strategic and commercial priorities, and early clinical-stage study failures are just some of the factors that can contribute to this phenomenon. Randomized early-stage clinical trials usually do not provide adequate information about disease mechanisms or the mechanisms-of-action of a particular therapeutic candidate. Often, all that can be concluded is whether or not a given drug is effective in a selected patient population. A negative or neutral clinical trial is often interpreted as proof that a drug will not work sufficiently in any indication or patient population. Although this is certainly true in some instances, we believe many early clinical trials get it wrong. Indeed, there are numerous reasons why trials fail that have little or nothing to do with the therapeutic hypothesis being tested. For instance, we believe trial design can be affected by marketing considerations, especially when a broader therapeutic label may be a requirement for biopharmaceutical companies to invest in advanced-stage drug development. Slow enrollment of patients into trials may also drive the inclusion of larger, less well-defined and more broadly targeted patient populations, resulting in a muted efficacy signal or negative overall results, despite the drug working in appropriate subgroups. Selection of the wrong dose or dosage of an investigational drug is another common problem. The translation of a drug dose from animal to human studies is complex due to many factors and variables that can mitigate the potential therapeutic benefit.

We believe our deep understanding of immune-mediated pathophysiology, our experience in translational medicine, as well as our expertise in the design, execution and interpretation of rapid go/no-go clinical trials, enables us to identify and evaluate clinical-stage, or nearly clinical-stage, therapeutic candidates for acquisition or in-licensing. Our seasoned leadership team and Board of Directors have decades of experience in disruptive drug development, innovative clinical trials, creative pharmaceutical licensing and merger and acquisition (M&A), transactions, and pioneering commercialization success. Our scientific founders are leaders in the fields of immunology, virology, translational medicine, and clinical trial design and execution.

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Strategy

Provention preferentially sources, repositions, transforms and advances underdeveloped or deprioritized clinical-stage, or nearly clinical-stage, therapeutic candidates targeting the interception and prevention of immune-mediated disease. Our “predict” and “pre-empt” therapeutic approach focuses on identifying at-risk patients and intervening before the targeted disease begins, re-appears, exacerbates or progresses. We believe our experience and expertise in translational medicine, immunology, and the design and execution of rapid go/no-go clinical trials makes us unique in the field of immune-mediated disease.

We have access to relevant in-licensing opportunities from industry-leading pharmaceutical companies; innovative, development-stage biotechnology companies; and world renowned academic centers. To date, we have obtained exclusive worldwide rights to an enterovirus vaccine platform, targeting the prevention of CVB infections and T1D onset, from Vactech Ltd., or Vactech, a Finnish biotechnology company; two Phase 2 clinical-stage candidates from affiliated entities of Janssen Pharmaceuticals, Inc., or Janssen, a small molecule targeting an upstream pathological mechanism believed to drive Crohn’s disease and a human monoclonal antibody (mAb) targeting a pathological mechanism believed to be actively involved in the progression of UC, severe influenza, and certain emerging viral diseases; and two product candidates from MacroGenics, Inc., a Phase 3 clinical-stage candidate for the interception of T1D and a Phase 1 candidate for the potential treatment of SLE.

Our activities are subject to significant risks and uncertainties, including the need for additional capital, as described below. The company has not yet commenced any revenue-generating operations, does not have any cash flows from operations, and will need to raise additional capital to finance its operations.

Provention Bio’s Drug Candidates

The table below summarizes the current status and anticipated milestones (assuming we raise the maximum amount in this offering) for our principal product candidates:

Product Candidate / Indication	Status	Next Expected Milestone
PRV-031 (teplizumab, anti-CD3 mAb) for the interception of T1D

We are designing a Phase 3 clinical trial (the PROTECT study) in approximately 300-350 pediatric and adolescent patients with early onset type one diabetes.

The U.S. Food and Drug Administration (FDA) has designated PRV-031 as an orphan drug for the treatment of recent onset T1D.

We expect to commence the pivotal Phase 3 PROTECT study in the second half of 2019.
PRV-6527 (oral CSF-1R inhibitor) for the treatment of Crohn’s disease	We are conducting a Phase 2a clinical trial (the PRINCE study) in approximately 80 patients that have moderate to severe Crohn’s disease.	We expect to report top line data from the Phase 2a PRINCE study in the second half of 2019.

PRV-300 (anti-TLR3 mAb) for the treatment of UC

We are conducting a Phase 1b clinical trial (the PULSE study) in approximately 36 patients that have moderate to severe UC.

We are evaluating potential studies of PRV-300 in severe influenza, respiratory syncytial virus and emerging viral diseases.

We expect to report top line data from the Phase 1b PULSE study in the second half of 2019.

PRV-3279 (humanized anti-CD32B and CD79B bispecific) for the treatment of lupus	We are designing a Phase 1b trial that will evaluate the safety and efficacy of PRV-3279 in patients with lupus.	We expect to commence a Phase 1b study in the second half of 2019.

PRV-101 (multivalent coxsackie virus vaccine) for the prevention of acute CVB and the prevention of the onset of T1D	We are developing a polyvalent vaccine at Intravacc, our contract manufacturer.	We expect to file a clinical trial application (CTA) in 2019.

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PRV-031 (Teplizumab; anti-CD3 antibody) for T1D

T1D is an autoimmune disease leading to life-long dependence on insulin products delivered through multiple daily injections, continuous infusion pumps, or other delivery methods. Genetic predisposition and environmental triggers (e.g., virus infection of the beta cells of the pancreas) are believed to be key factors in the cause of this disease. T1D is characterized by the immune system’s attack upon the body’s own insulin-producing pancreatic beta cells by a type of white blood cell known as a self-reactive T cell. At the same time, another type of white blood cell known as a regulatory T cell, which normally controls the self-reactive T cells, is unable to suppress the immune system’s attack.

Monoclonal antibodies (mAbs) are manmade immune proteins used to treat various diseases. PRV-031 (teplizumab; previously known as MGD-031), is a humanized mAb that binds with high specificity to a cell surface protein called CD3 (cluster of differentiation 3). The CD3 protein is a co-receptor that helps activate T cells and direct different kinds of immune responses. Experimental data suggest that binding of PRV-031 to CD3 triggers events that differentially inhibit the activation of self-reactive T cells, without affecting regulatory T cells. This restores the important state of immune tolerance and may prevent self-reactive T cells from attacking beta cells in the pancreas. If administered shortly after diagnosis, we believe that PRV-031 has the potential to intercept the T1D disease process and slow or prevent the complete destruction of insulin-producing pancreatic beta cells. If successful, we believe PRV-031 therapy could slow or stop the progression of T1D in responding patients (and potentially delay or prevent dependence on insulin products).

To date, clinical development of PRV-031 has included both academic and biopharmaceutical sponsors. Approximately 1,093 subjects have been enrolled in PRV-031 clinical studies, and approximately 823 subjects have received PRV-031 in those studies. Nine studies in T1D patients have been conducted, of which eight involved intravenous dosing (two Phase 1, three Phase 2, two Phase 3 and an extension study) and one involved subcutaneous dosing (Phase 1). In addition, one study in subjects at high risk of developing T1D (the “At-Risk” study) has completed enrollment and is ongoing (primary data anticipated in 2021).

The aforementioned two Phase 3 studies were called “Protégé” and “Protégé Encore”. The Protégé study did not meet its 12-month composite primary efficacy endpoint, which measured patients’ T1D progression as determined by the percentage of subjects with insulin use <0.5 U/kg per day and HbA1c levels <6.5% (HbA1c is a clinical indicator of patients’ glucose control). The study randomized 516 recently diagnosed T1D patients (≤12 weeks from diagnosis), aged 8 to 35 years, in 83 centers in North America, India, Israel and Europe. The study compared three dosing regimens of PRV-031 to placebo. Patients were given two treatment cycles at baseline and six months. While the Protégé study did not meet its primary efficacy endpoint, valuable lessons were learned from this and the other PRV-031 clinical studies, including:

●	Subsequent to the design of the Protégé study, C-peptide (a measurement of the body’s beta cell function and the ability to produce insulin) has become an accepted primary endpoint by regulatory authorities in the approval of experimental T1D treatments. In clinical studies, PRV-031 treatment consistently has been associated with higher C-peptide levels (indicating preservation of beta cell function) when compared with placebo. This finding appears to be observed especially in younger patients who had a shorter period between T1D diagnosis and PRV-031 treatment, and higher C-peptide levels at study entry

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●	Clinical data in the Protégé study, as well as other Phase 2 studies with available efficacy data, indicated lower insulin use in PRV-031-treated patients compared with controls. Importantly, in the Protégé study, 11 patients (5%) in one of the PRV-031 dose arms were completely free of any insulin requirement at 12 months, compared with zero patients in the placebo arm. Of those 11 patients, 3 still did not require insulin at 24 months.

●	If different cut-off levels for insulin use and HbA1c had been used in the composite primary endpoint, we believe the efficacy endpoint would have been achieved.

●	Additional analyses of data from U.S. patients showed more robust differences in treatment effects on clinical endpoints than for other countries, suggesting that geographical differences need to be taken into consideration in planning future clinical studies.

Overall, clinical data in T1D patients have demonstrated that treatment with PRV-031 intercepts the disease process by preventing and slowing the decline or loss of beta cell function (based on maintenance of C-peptide levels); lowers patients’ need for insulin products (and in some patients affords freedom from insulin use); and provides better glucose control (based on HbA1c levels). It appears that these benefits can be provided by either one or two treatment cycles, therefore, potentially leading to the avoidance of chronic or life-long therapy for T1D patients.

We plan to design a new Phase 3 study, the PROTECT (PROvention T1D trial Evaluating C-peptide with Teplizumab) study, building on our knowhow and the lessons learned for previous teplizumab clinical trials. We believe this single additional Phase 3 study may facilitate regulatory approval of PRV-031 in the U.S. and Europe. Furthermore, we believe the effect on C-peptide will translate into long-term benefits for a large number of patients by reducing or eliminating the devastating complications associated with life-long T1D, such as kidney disease, vision loss, and diseases of blood vessels and nerves that often lead to leg ulcers and amputations.

PRV-6527 (Small Molecule CSF-1R Inhibitor) for Crohn’s Disease

Crohn’s disease, a type of chronic inflammatory bowel disease, or IBD, characterized by inflammation of the gastrointestinal (GI) tract, can affect any part of the tract from the mouth to the anus but is more commonly found towards the end of the small intestine. It can also affect the eyes, skin, and joints. Myeloid cells, which originate in the bone marrow, are specialized immune cells, also called antigen-presenting cells believed to play a central role in Crohn’s disease. CSF-1 (colony stimulating factor-1) is a signaling protein that binds to its receptor (CSF-1R) on myeloid cells and transforms these cells into inflammatory dendritic cells and macrophages (both are immune cells), which then populate the gut and other tissues. In the gut, these differentiated myeloid cells present antigens from intestinal bacteria (the microbiome) to white blood cells and trigger inflammatory processes. We believe that an inhibitor of CSF-1R will “intercept” the transformation of these inflammatory cells, preventing their migration from the bone marrow to the intestinal mucosa (i.e., the gut lining), in Crohn’s disease. It is anticipated that significant clinical benefits, such as preventing the relapse or progression of Crohn’s disease, may result from targeting this upstream pathological mechanism.

PRV-6527 (previously known as JNJ-40346527) is a highly potent and selective small-molecule oral inhibitor of CSF-1R. It was developed by Janssen Pharmaceuticals and has undergone clinical testing in 178 subjects to date. A Phase 1 clinical study was conducted in 94 healthy volunteers who received a single dose of PRV-6527 up to 600 mg, or two doses of 450 mg. Two Phase 2 studies were conducted, one in 63 patients with rheumatoid arthritis (RA) who received 200 mg/day of PRV-6527 for 12 weeks, and another in 21 subjects with Hodgkin’s lymphoma (HL) who received 150 to 650 mg/day for at least three weeks. No serious adverse events deemed related to PRV-6527 were observed in these studies that would preclude further clinical development and proof-of-mechanism (PoM) was demonstrated based on the inhibition of CSF-1R signaling and myeloid cell counts in blood. While clinical data for the RA study was inconclusive and did not demonstrate efficacy in this disease, unpublished data indicate that PRV-6527 ameliorates Crohn’s-like disease in mouse models, and that CSF-1R and its pathway are upregulated in Crohn’s disease.

Provention initiated a Phase 2a proof-of-concept (PoC) study in the first quarter of 2018 in approximately 80 patients with Crohn’s disease to demonstrate both a clinical and histologic/tissue (gut mucosa) anti-inflammatory effect after 12 weeks of treatment with PRV-6527. This study will evaluate doses and dosing duration that were previously tested by Janssen. While biologic PoM was demonstrated in previous clinical trials, this does not necessarily predict a similar outcome in the on-going Crohn’s disease study. We expect to report top line data from this Phase 2a PoC study in the second half of 2019.

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PRV-300 (Anti-TLR3 Human Monoclonal Antibody) for Ulcerative Colitis

UC is the most common form of inflammatory bowel disease (IBD). It is a “relapsing-remitting” disease with chronic destructive inflammation and epithelial injury in the gastrointestinal tract. There is considerable morbidity associated with UC, which often leads to surgical removal of the colon and a severely reduced quality of life. Substantial unmet medical needs and suffering remain despite current anti-inflammatory and immune suppressive therapeutics.

Toll-like receptors (TLRs) are sensor molecules of the innate immune system, which detect certain microbial pathogens and initiate protective immune responses. TLR3 is the main sensor for double-stranded ribonucleic acid (dsRNA), which is found in various phases of replication and propagation of multiple common viruses. There is increasing evidence that TLR3 plays an important role in the pathologic response to emerging viral infections and the excessive immune reactions they can trigger. TLR3 has also been implicated in chronic pathologic inflammation triggered by non-viral RNA (i.e., RNA originating from damaged human cells in the absence of an infection). This appears to be the case in inflammatory disorders such as UC.

PRV-300 (previously known as CNTO 3157 and JNJ-42915925) is a first-in-class, fully human, IgG4κ mAb that binds the extracellular domain of TLR3 with high specificity and affinity. Binding of PRV-300 to TLR3 blocks the binding of RNA molecules to the cell surface and the endosomal TLR3 receptor, thereby inhibiting TLR3-specific intracellular signaling that leads to production of inflammatory mediators (e.g., cytokines and chemokines) that are known to contribute to UC activity. In addition, TLR3 protein levels and the TLR-3 pathway are significantly increased in intestinal biopsies from active UC as compared to those from controls and inactive UC patients. Also, the blockade of TLR3 significantly reduced pathology in mouse models of colitis. Therefore, the blockade of TLR3 by PRV-300 may provide an effective therapy to intercept the upstream stages in the pathophysiology of UC and potentially prevent relapse or exacerbation.

PRV-300 was developed by Janssen Pharmaceuticals and has undergone clinical testing in 155 subjects across three Phase 1 studies: a) 47 healthy volunteers received single intravenous doses of 0.003 mg/kg to 10 mg/kg and 13 patients with asthma received 3 mg/kg or 10 mg/kg intravenously weekly for 4 weeks; b) 47 healthy volunteers received a single dose of 100 mg, 300 mg or 600 mg subcutaneously and eight healthy volunteers received a single dose of 300 mg intravenously; and c) nine healthy volunteers received a single dose 10 mg/kg intravenously, and 31 patients with asthma received a 10 mg/kg dose followed by a 3 mg/kg dose weekly for three weeks, intravenously. No serious adverse events deemed related to PRV-300 were observed that would preclude further clinical development and PoM was demonstrated based on the inhibition of TLR3-dependent cytokine release in peripheral blood of dosed subjects. While clinical efficacy was not demonstrated in allergic asthma in a rhinovirus (common cold) challenge model, we believe, several lines of evidence suggest a plausible therapeutic role for TLR3 blockade in the interception of disease exacerbation and chronicity, and prevention of relapse in UC. These data include in vivo, ex vivo, histologic and gene expression analyses.

We initiated a Phase 1b study in the first quarter of 2018 in approximately 36 patients with UC to evaluate the effect of PRV-300 on endoscopic and histologic endpoints, and a biopsy-based mucosal gene expression signature. The latter will provide a benchmark against which we may be able to assess the efficacy of PRV-300. This study will test doses that were previously tested by Janssen, but with greater frequency and longer dosing duration. While biologic PoM was demonstrated in previous clinical trials, this does not necessarily predict a similar outcome in our study.

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PRV-3279 (humanized CD32B x CD79B Dual Affinity Re-Targeting (DART) biologic) for SLE and other autoimmune diseases

SLE is a chronic, autoimmune disorder that can affect nearly every major organ system, causing inflammation, tissue injury, organ damage, and in some patients, organ failure. The prognosis is highly variable in individual patients, often waxing and waning throughout their lifetime. The natural history of SLE ranges from relatively benign disease to rapidly progressive and even fatal disease. Comorbidities, such as infections, malignancies, hypertension, lipid disorders and diabetes increase the risk of suffering, disability and death in patients with SLE. Organ systems commonly affected by SLE include the central nervous system, kidneys, gastrointestinal system, mucous membranes, heart, skin, hematologic system, musculoskeletal system and lungs, with specific organ involvement defining subsets of the disease (e.g., lupus nephritis). According to the Lupus Foundation of America, at least 1.5 million Americans are afflicted by SLE and more than 16,000 new cases of lupus are reported annually. It is estimated that 5 million people throughout the world suffer from some form of lupus. Lupus affects primarily women of childbearing age (15–44 years). However, men, children, and teenagers can also develop lupus.

The pathogenesis of SLE is characterized by an abnormal overactivation of B cells and subsequent pathologic production of auto-antibodies (antibodies that attack one’s own cells and tissues). Uncontrolled activation of B cells is normally terminated when the activating stimulus is exhausted and when a negative feedback loop is triggered by the engagement of an inhibitory Fc receptor (FcR) known as Fc-gammaRIIb (CD32B). Mutations in the CD32B gene in humans are associated with an increased likelihood of SLE, and reduced expression of CD32B is apparent in B cells from SLE patients. It is thought that activation of this inhibitory pathway could ameliorate the overactive B cell-driven pathology of SLE and other autoimmune diseases. In addition, the excess auto-antibodies produced bind to target antigens and form immune complexes.

When the B cell receptor (BCR) is bound and activated by antigen captured by an antibody, it initiates a cascade of biochemical changes necessary for the activation of the CD32B inhibitory pathway, thus triggering the negative feedback loop. CD79B is a subunit of the BCR, which plays a key role in this process when it is close to CD32B. Therefore, if a pharmacological treatment is to activate the CD32B inhibitory pathway, it has to also bind to CD79B. PRV-3279 (formerly MGD010) is a humanized CD32B x CD79B (DART®) protein, developed originally by MacroGenics as a bi-specific therapy with these properties, and thus a potential treatment for SLE and other similar diseases. PRV-3279 is expected to boost the negative feedback loop on B cells by robustly engaging the available CD32B and CD79B.

PRV-3279 has been studied in humans and was shown to be well tolerated. PoM and PRV-3279’s inhibitory effect on induced immune response were demonstrated in a Phase 1a single ascending dose study in healthy volunteers. Substantial immunogenicity was observed but had no impact on safety, pharmacokinetics or effect on hepatitis A vaccine response and decreased with increasing doses of PRV-3279, possibly a reflection of its mechanism of action. We plan to continue developing PRV-3279 in a Phase 1b/2a multiple ascending dose study in healthy volunteers, with expansion into an SLE patient cohort for the treatment of SLE. Our goal is to determine if PRV-3279 can intercept the pathophysiology of SLE by preventing the production of auto-antibodies by abnormally active B cells.

PRV-101 (Coxsackie Virus B Vaccine, CVB) for prevention of acute coxsackie infection and Type 1 diabetes

T1D is the end result of immune-mediated destruction of the insulin-producing beta cells of the pancreas and is one of the most common and serious chronic diseases occurring in childhood. T1D patients require a life-long dependence on insulin products delivered through multiple daily injections or continuous infusion pumps. T1D has various clinical complications that ultimately reduce the average life-expectancy. The disease is believed to occur in genetically susceptible individuals upon exposure to environmental triggers. In addition, because of a similar genetic predisposition, patients with T1D are at high risk of developing celiac disease. Celiac disease is characterized by autoimmunity in the gut and other organs triggered by consumption of gluten, and can lead to malnutrition and other complications including a form of cancer called lymphoma. There is no approved therapy for celiac disease.

Longitudinal studies of more than 200,000 children studied for up to two decades in Finland by Provention’s technology licensor, Vactech, and its collaborators, identified CVB infection as a likely environmental trigger in the onset of T1D and T1D-associated celiac disease. CVB infection is very common and is responsible for various symptoms and complications ranging from mild respiratory disease, gastrointestinal disturbances and hand-foot-mouth disease to life-threatening cardiomyopathy and meningitis. However, in patients with a certain genetic background, CVB also may be responsible for the development of autoimmunity. The T1D association with CVB infection has been observed in additional independent cohorts in 15 countries, including North America and Australasia. These epidemiological observations have been substantiated by biological experimentation. Insulin-producing beta cells in the pancreas express specialized receptors associated with the transport, storage and release of insulin. These receptors appear to be used by CVB to preferentially infect the beta cells. Infection by enteroviruses can be detected in the pancreatic beta cells of approximately 60% of type-1 diabetes patients, and in the gut of most patients with T1D-associated celiac disease. All enteroviruses from the pancreas of T1D patients sequenced to date for strain identification have been found to be CVB. Importantly, if mothers have a CVB infection just prior to or during pregnancy, a 50% reduction in T1D-associated auto-antibodies has been observed in their offspring, presumably due to protection by maternal antibodies passed on to the fetus. This observation strongly suggests the potential efficacy of CVB vaccination for children and/or mothers, resulting in the development of protective antibodies potentially capable of preventing or delaying the onset of T1D.

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PRV-101 is a polyvalent (more than one strain) CVB vaccine that we believe may prevent up to 50% of T1D cases. The vaccine is currently in an IND-enabling stage, requiring manufacturing and nonclinical studies prior to initiation of FIH studies. Animal safety and efficacy modeling studies completed to date by Vactech demonstrate that CVB triggers diabetes in two animal models of T1D and that vaccination against CVB protects mice from acute infection, as well as prevents the onset of diabetes triggered by CVB infection. In addition to providing preclinical data, Vactech is obligated to transition its intellectual property, provide reference samples, assist with the technology transfer to a third-party contract manufacturer, and participate on our Scientific Advisory Board.

The clinical program for PRV-101 will commence with Phase 1 safety, tolerability and PoM studies in adults and children, followed by a PoC study. We expect to complete these studies over the course of five to seven years, which will lay the foundation for a confirmatory study of multiple therapeutic indications: protection from (a) acute CVB infection, (b) T1D, and (c) T1D-associated celiac disease. We believe that this clinical development program for three indications mitigates risk, reduces development cost, and optimizes opportunities for an attractive return on investment.

Risks Related to Our Business

Our business is subject to numerous risks, many of which are discussed in the section entitled “Risk Factors” set forth in this prospectus summary. Some of these risks include:

●	We are a biopharmaceutical company with no operating history.

●	We expect to incur significant losses and may never become profitable or be able to sustain profitability.

●	The proceeds of this offering will only fund our operations for a limited time and we will need to raise additional capital to support our development and commercialization efforts.

●	We have limited product candidates and may not be able to acquire additional product candidates in the future.

●	Even if we receive regulatory approval for any of our product candidates, we may not be able to successfully commercialize any products and the revenue that we generate from sales, if any, may be limited.

●	Clinical drug development involves a lengthy and expensive process with an uncertain outcome, and results of earlier studies and trials may not be predictive of future trial results.

●	Although we may pursue expedited regulatory approval pathways for a product candidate, it may not qualify for expedited development or, if it does qualify for expedited development, it may not actually lead to a faster development or regulatory review or approval process.

●	We depend on rights to certain pharmaceutical compounds that have been licensed to us. We do not control these pharmaceutical compounds and any loss of our rights to them could prevent us from selling our products.

●	If product liability lawsuits are brought against us, we may incur substantial liabilities and may be required to limit commercialization of our product candidates.

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Before making an investment in our common stock, you should review the discussion of risk about our business set forth in the section titled “Risk Factors” in this prospectus.

Corporate Information

Provention Bio, Inc. was incorporated in Delaware on October 4, 2016. We are a virtual company and maintain a mailing address at P.O. Box 666, Oldwick, NJ 08858, and our telephone number is (908) 336-0360. Our website is www.proventionbio.com. Information contained in, or accessible through, our website does not constitute part of this prospectus and inclusions of our website address in this prospectus are inactive textual references only.

Unless otherwise indicated, the terms “Provention Bio, Inc.” “company,” “we,” “us,” and “our” refer to Provention Bio, Inc.

We use “Provention Bio,” as our trademarks, and we have been granted trademarks or have trademark applications on file for these with the United States Patent and Trademark Office. As we develop our business, we will add trademarks to our portfolio of intellectual property. This prospectus contains additional trade names, trademarks and service marks of ours and of other companies. We do not intend our use or display of other companies’ trade names, trademarks, or service marks to imply a relationship with these other companies, or endorsement or sponsorship of us by these other companies. Other trademarks appearing in this prospectus are the property of their respective holders.

Emerging Growth Company

The Jumpstart Our Business Startups Act, or the JOBS Act, was enacted in April 2012 with the intention of encouraging capital formation in the United States and reducing the regulatory burden on newly public companies that qualify as “emerging growth companies.” We are an emerging growth company within the meaning of the JOBS Act. As an emerging growth company, we may take advantage of certain exemptions from various public reporting requirements, including the requirement that our internal control over financial reporting be audited by our independent registered public accounting firm pursuant to Section 404 of the Sarbanes-Oxley Act of 2002, certain requirements related to the disclosure of executive compensation in this prospectus and in our periodic reports and proxy statements, and the requirement that we hold a nonbinding advisory vote on executive compensation and any golden parachute payments. We may take advantage of these exemptions until we are no longer an emerging growth company.

We will remain an emerging growth company until the earliest to occur of (1) the last day of the fiscal year in which we have $1.07 billion or more in annual revenue; (2) the date we qualify as a “large accelerated filer,” with at least $700 million of equity securities held by non-affiliates; (3) the date on which we have issued, in any three-year period, more than $1.07 billion in non-convertible debt securities; or (4) the last day of the fiscal year ending after the fifth anniversary of our initial public offering.

For certain risks related to our status as an emerging growth company, see the disclosure elsewhere in this prospectus under “Risk Factors – Risks Related to Our Common Stock and this Offering – We are an “emerging growth company” and as a result of the reduced disclosure and governance requirements applicable to emerging growth companies, our common stock may be less attractive to investors.”

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The Offering

The following summary contains basic information about our initial public offering and our common stock and is not intended to be complete. It does not contain all of the information that may be important to you. For a more complete understanding of our common stock, please refer to the section of this prospectus titled “Description of Capital Stock.”

Issuer	Provention Bio, Inc., a Delaware corporation.

Securities Offered	10,000,000 shares of common stock (minimum) and up to 12,500,000 shares of common stock (maximum), or a minimum of approximately $40,000,000 of common stock and a maximum of $50,000,000 of common stock.

Best Efforts Offering	The underwriter is selling the shares of our common stock offered in this prospectus on a “best efforts” basis and are not required to sell any specific number or dollar amount of the shares offered by this prospectus, but will use their best efforts to sell such shares. We do not intend to close this offering unless we sell a minimum of $40,000,000 of common stock.

Capital Stock Outstanding Prior To This Offering (1)	10,000,000 shares of common stock and 11,381,999 shares of Series A Preferred Stock that will be automatically converted into the same number of shares of common stock immediately upon the closing of this offering.

Initial Public Offering Price	$4.00 per share.

Common Stock Outstanding After This Offering (1)	31,381,999 shares of common stock (if the minimum amount of common stock is sold) or 33,881,999 shares of common stock (if the maximum amount of common stock is sold), in each case assuming an initial public offering price of $4.00 per share.

Use of Proceeds	We intend to use the net proceeds from this offering primarily for ongoing development activities for our drug product candidates and platform technologies, and for general corporate and working capital purposes, which may include the acquisition or in-licensing of other product candidates. See the section of this prospectus titled “Use of Proceeds” for additional information.

Escrow

The gross proceeds of this offering will be deposited at Continental Stock Transfer & Trust Company, in an escrow account established by us. The funds will be held in escrow until $40,000,000 of gross proceeds from the offering has been received and we otherwise satisfy the listing conditions to trade our common stock on the Nasdaq Capital Market, at which time the funds will be released to us. Any funds received in excess of $40,000,000 and up to $50,000,000 will immediately be available to us, after deducting the applicable underwriting commissions. If the minimum amount of $40,000,000 has not been received by [●], 2018 (the “Initial Offering Termination Date”), which date may be extended to a date up to and including [●], 2018 (the “Offering Termination Date”), all funds will be returned to purchasers in this offering on the next business day after the offering’s termination, without charge, deduction or interest.

Prior to the Initial Offering Termination Date, in no event will funds be returned to you, unless we elect, at our option, to terminate the offering. In the event we decide to extend the offering period beyond the Initial Offering Termination Date, we will seek reconfirmations from investors who have deposited funds into the escrow account and all funds deposited by investors who do not reconfirm will be promptly returned without interest or offset. Except as described in the preceding sentence, you will only be entitled to receive a refund of your subscription if we do not raise a minimum of $40,000,000 and satisfy the Nasdaq listing conditions by the Offering Termination Date, or if we terminate the offering before such date.

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Market and Trading Symbol for The Common Stock	There is currently no market for our common stock. We have applied to list our common stock on the Nasdaq Capital Market under the symbol “PRVB.” No assurance can be given that our application will be approved. If our application is not approved or we otherwise determine that we will not be able to secure the listing of our common stock on the Nasdaq Capital Market, we will not complete this offering.

Underwriter’s Warrant to Purchase Common Stock	In connection with this offering, we have agreed to sell to MDB and its designees a warrant to purchase common stock in an amount up to 10% of the shares sold in this offering. If this warrant is exercised, each share may be purchased by MDB at a per share exercise price equal to 125% of the price of the shares sold in this offering. This warrant will have a five-year term and be subject to a twelve-month lock-up. See “Underwriting (Conflicts of Interest)” for additional information.

Risk Factors	An investment in our common stock offered hereby is speculative and involves a high degree of risk. The Company and its business are subject to numerous risks, including, among others, those associated with development of the Company’s product candidates, technology development, the ability of the Company to obtain additional funds, and those associated with new business enterprises. See the section titled “Risk Factors” elsewhere in this prospectus.

Conflicts of Interest	Because MDB and its associated persons collectively, beneficially hold 3,000,000 shares of our common stock, representing approximately 14% of the outstanding shares prior to this offering, and warrants to purchase 558,740 shares of our Series A Preferred Stock, MDB is deemed to be an affiliate of the Company and to have a “conflict of interest” under Rule 5121 of Financial Industry Regulatory Authority Inc. Accordingly, this offering will be made in compliance with the applicable provisions of Rule 5121. The rule requires that a “qualified independent underwriter” meeting certain standards participate in the preparation of the registration statement and prospectus and exercise the usual standards of due diligence with respect thereto. Dougherty & Company LLC has agreed to act as a “qualified independent underwriter,” within the meaning of Rule 5121 in connection with this offering. For more information, please see the section titled “Underwriting (Conflicts of Interest)” in the prospectus.

(1)	The number of shares of our common stock outstanding both before and after this offering is based on the number of shares outstanding as of March 31, 2018 and excludes:

●	2,656,435 shares of our common stock reserved for issuance under stock option agreements issued pursuant to our 2017 Equity Incentive Plan at a weighted average exercise price of $2.50 per share;

●	558,740 shares of common stock reserved for issuance under outstanding Series A Preferred Stock warrants that will convert to common stock warrants upon consummation of this offering at an exercise price of $2.50 per share;

●	1,212,189 shares of our common stock reserved for future issuance under our 2017 Equity Incentive Plan (for further information, see “Description of Capital Stock - Stock Options and Warrants” below);

●	2,432,688 shares of our common stock issuable upon exercise of outstanding warrants; and

●	386,943 shares of our common stock issuable upon the exercise of options granted under our 2017 Equity Incentive Plan, which will become effective upon the consummation of this offering and will have an exercise price equal to the initial public offering price set forth on the cover page of this prospectus

●	1,000,000 shares of our common stock issuable upon exercise of the warrant to be issued to the underwriter (1,250,000 if the maximum amount of common stock is sold).

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Summary Selected Financial Information

The following selected financial and other data should be read in conjunction with Management’s Discussion and Analysis of Financial Condition and Results of Operations and the Company’s audited and unaudited financial statements and related notes, which are included elsewhere in this prospectus. The Company has derived the selected statement of operations data for the year ended December 31, 2017 and the period from October 4, 2016 (inception) through December 31, 2016 as well as the selected balance sheet data as of December 31, 2017 and 2016 from its audited financial statements included elsewhere in this prospectus. The Company’s historical results are not necessarily indicative of the results to be expected in future periods, and the Company’s interim results are not necessarily indicative of the results to be expected for the full fiscal year.

Statement of Operations Data:

	Three Months Ended March 31,		Year ended December 31, 2017	Period from October 4, 2016 (inception) to December 31, 2016
	2018	2017
	(Unaudited)		(Audited)
Operating expenses:
Research and development	$4,382,877	$-	$7,683,584	$-
General and administrative	653,258	42,990	1,456,191	164,707
Total operating expenses	5,036,135	42,990	9,139,775	164,707

Operating loss	(5,036,135)	(42,990)	(9,139,775)	(164,707)

Net loss	$(5,063,555)	$(42,990)	$(9,133,274)	$(164,707)

Net loss attributable to common stockholders	$5,188,180	$(42,990)	$(9,476,410)	$(164,707)

Net loss per share, basic and diluted	$(0.52)	$(0.01)	$(1.01)	$(0.02)

Weighted average number of common shares outstanding, basic and diluted	10,000,000	8,000,000	9,369,863	7,636,364

Balance Sheet Data:

	March 31, 2018			Year ended December 31, 2017
	Actual	Pro Forma (Minimum)	Pro Forma (Maximum)	Actual	Pro Forma (Minimum)	Pro Forma (Maximum)
	(unaudited)	(unaudited)	(unaudited)	(unaudited)	(unaudited)	(unaudited)
ASSETS
Current assets:
Cash and cash equivalents	$15,845,849	$53,170,849	$62,645,849	$21,834,054	$58,997,521	$68,472,521
Prepaid expenses	2,239,684	1,914,684	1,914,684	594,205	430,738	430,738
Total assets	$18,085,533	$55,085,533	$64,560,533	$22,428,259	$59,428,259	$68,903,259

LIABILITIES AND STOCKHOLDERS’ DEFICIT
Current liabilities:
Accounts payable	$927,051	$927,051	$927,051	$459,747	$459,747	$459,747
Accrued expenses	890,006	890,006	890,006	819,021	819,021	819,021
Total current liabilities	1,817,057	1,817,057	1,817,057	1,278,768	1,278,768	1,278,768

Warrant Liability	1,082,000	-	-	998,000	-	-

Total liabilities	2,899,057	1,817,057	1,817,057	2,276,768	1,278,768	1,278,768

Commitments and Contingencies

Series A Convertible Redeemable Preferred Stock	26,309,513	-	-	26,184,888	-	-

Stockholders’ deficit
Common stock, $0.0001 par value; 50,000,000 shares authorized, 10,000,000 shares issued and outstanding actual; 31,381,999 shares issued and outstanding Pro Forma (minimum); 33,881,999 shares issued and outstanding Pro Forma (maximum)	1,000	3,138	3,388	1,000	3,138	3,388
Warrant	-	1,082,000	1,082,000	-	998,000	998,000
Additional paid-in capital	3,237,499	66,544,874	76,019,624	3,263,584	66,446,334	75,921,084
Accumulated deficit	(14,361,536)	(14,361,536)	(14,361,536)	(9,297,981)	(9,297,981)	(9,297,981)
Total stockholders’ (deficit) equity	(11,123,037)	53,268,476	62,743,476	(6,033,397)	58,149,491	67,624,491
Total liabilities and stockholders’ (deficit) equity	$18,085,533	$55,085,533	$64,560,533	$22,428,259	$59,428,259	$68,903,259

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RISK FACTORS

Investing in our common stock involves a high degree of risk. Before investing in our common stock, you should carefully consider the risks and uncertainties described below, together with all of the other information in this prospectus, including our consolidated financial statements and related notes. If any of the following risks materialize, our business, financial condition, operating results and prospects could be materially and adversely affected. In that event, the price of our common stock could decline, and you could lose part or all of your investment.

Risks Related to Our Business

We are a clinical stage biopharmaceutical company with a limited operating history.

We are a clinical-stage biopharmaceutical company newly-formed in October 2016 and have a limited operating history. We do not lease or own any corporate office or laboratory space and our employees all work remotely. We outsource our information technology, payroll and certain other functions.

We have acquired or in-licensed four clinical stage assets and a late stage preclinical enteroviral vaccine platform as described herein, which will be our product candidates unless we in-license or acquire additional development assets. Marketing approval of our product candidates will require extensive clinical testing data to support safety and efficacy requirements, as well as pharmaceutical development, manufacturing and preclinical data, all of which are needed for regulatory approval. The likelihood of success of our business plan must be considered in light of the challenges, substantial expenses, difficulties, complications and delays frequently encountered in connection with developing and expanding early-stage businesses and the regulatory and competitive environment in which we operate. Biopharmaceutical product development is a highly speculative undertaking, involves a substantial degree of risk, and is a capital-intensive business.

Accordingly, you should consider our prospects in light of the costs, uncertainties, delays and difficulties frequently encountered by companies in the early stages of development, especially clinical-stage biopharmaceutical companies such as ours. Potential investors should carefully consider the risks and uncertainties that a company with a limited operating history will face. In particular, potential investors should consider that we cannot assure you that we will be able to:

●	successfully implement or execute our current business plan, or that our business plan is sound;

●	successfully start and complete clinical trials and obtain regulatory approval for the marketing of our product candidates;

●	successfully contract for the manufacture of our clinical drug products and establish a commercial drug supply;

●	secure market exclusivity and/or adequate intellectual property protection for our product candidates;

●	attract and retain an experienced management and advisory team; and

●	raise sufficient funds in the capital markets to effectuate our business plan, including clinical development, regulatory approval and commercialization for our product candidates.

If we cannot successfully execute any one of the foregoing, our business may not succeed and your investment will be adversely affected.

We expect to incur substantial expenses and may never become profitable or be able to sustain profitability.

We expect to incur substantial expenses without corresponding revenues unless and until we are able to obtain regulatory approval and successfully commercialize our product candidates. We expect to incur significant expense to complete our clinical programs for our product candidates in the United States and elsewhere. We may never be able to obtain regulatory approval for the marketing of our product candidates in any indication in the United States or internationally. Even if we are able to commercialize our product candidates, there can be no assurance that we will generate significant revenues or ever achieve profitability.

We expect to have significant research and development expenses as we advance clinical trials for our product candidates. As a result, we expect to incur substantial losses for the foreseeable future, and these losses will be increasing. We are uncertain when or if we will be able to achieve or sustain profitability. If we achieve profitability in the future, we may not be able to sustain profitability in subsequent periods. Failure to become and remain profitable may impair our ability to sustain operations and adversely affect our business and our ability to raise capital.

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The proceeds from this offering will only fund our operations for a limited time and we will need to raise additional capital to support our development and commercialization efforts.

We expect our operating costs to be substantial as we incur costs related to the clinical trials for our product candidates and that we will operate at a loss for the foreseeable future. If we sell the minimum amount in this offering, we believe that the net proceeds we receive from this offering along with our existing cash will be sufficient to fund our operations for approximately 18 months from the date of this offering. If we sell the maximum amount in this offering, we believe that the net proceeds we receive from this offering along with our existing cash will be sufficient to fund our operations for approximately 24 months from the date of this offering. We will need substantial additional capital to fund the clinical development program for our product candidates, as well as in-licensing additional development assets.

We do not have any prospective financing arrangements or credit facilities as a source of future funds, and there can be no assurance that we will be able to raise sufficient additional capital on acceptable terms, or at all. We may seek additional capital through a combination of private equity offerings, public equity offerings, debt financings and strategic collaborations. If we raise additional funds through the issuance of equity or convertible debt securities, the percentage ownership of our stockholders could be significantly diluted, and these newly issued securities may have rights, preferences or privileges senior to those of existing stockholders. Debt financing, if obtained, may involve agreements that include covenants limiting or restricting our ability to take specific actions, such as incurring additional debt, could increase our expenses and require that our assets secure such debt. Moreover, any debt we incur must be repaid regardless of our operating results. If we choose to pursue additional indications and/or geographies for our product candidates, in-license additional development assets, or otherwise expand more rapidly than we presently anticipate, we may also need to raise additional capital sooner than expected.

If we do not raise additional capital when required or on acceptable terms, we may need to significantly delay, scale back or discontinue the development or commercialization of one or more of our product candidates or cease operations altogether, relinquish or license on unfavorable terms, our rights to technologies or any future product candidates that we otherwise would seek to develop or commercialize

Our forecast of the period of time through which our financial resources will adequately support our operations is a forward-looking statement and involves risks and uncertainties, and actual results could vary as a result of a number of factors, including the factors discussed elsewhere in this Risk Factors section. We have based this estimate on assumptions that may prove to be wrong, and we could utilize our available capital resources sooner than we currently expect.

We may not be able to correctly estimate or control our future operating expenses, which could lead to cash shortfalls.

Our operating expenses may fluctuate significantly in the future as a result of a variety of factors, many of which are outside of our control. These factors include:

●	the success of our development strategy;

●	the time, resources, and expense required to develop and conduct clinical trials and seek regulatory approvals for our product candidates;

●	the cost of preparing, filing, prosecuting, defending, and enforcing patent claims and other patent related costs, including litigation costs and the results of such litigation;

●	the cost of manufacturing and maintaining sufficient inventories of our products to meet anticipated demand;

●	any product liability or other lawsuits related to our product candidates and the costs associated with defending them or the results of such lawsuits;

●	the cost of growing our ongoing development operations and establishing commercialization operations;

●	the cost to attract and retain personnel with the skills required for effective operations; and

●	the costs associated with being a public company.

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Risks Related to Product Development, Regulatory Approval, Manufacturing and Commercialization

We depend entirely on the success of our product candidates, one of which did not meet its primary endpoint in a prior phase 3 clinical trial and three of which have not yet demonstrated efficacy for their target indication or any other indications in Phase 2 clinical trials. If we are unable to generate revenues from our product candidates, our ability to create stockholder value will be limited.

Our product candidates are either in various stages of clinical development or late stages of preclinical development. We do not generate revenues from any approved drug products and have no other product candidates in development. We will be conducting human clinical trials of our product candidates for T1D, our two product candidates for inflammatory bowel diseases (IBD), and our product candidate for lupus.

Our clinical trials in Crohn’s Disease (CD) and UC are being conducted entirely in Europe, and Clinical Trial Applications (CTA) (foreign equivalent of an IND) have been submitted in all intended countries. The CD study is being conducted in seven European countries, all of which have provided regulatory authority approval. The UC study is being conducted in three European countries, all of which have provided regulatory authority approval. Both product assets have active Investigational New Drug Applications (IND) with the FDA for indications other than CD and UC in the United States. We do not have any clinical trial sites in the United States and have had no interactions with the FDA, and for that reason have not submitted INDs to the FDA for any of the IBD, CD or UC indications. However, Janssen Pharmaceuticals studied two of our investigational products under INDs in other indications, and Provention Bio owns an inactive IND for PRV-300 in asthma, which was transferred as part of the license agreement with Janssen.

We will be submitting amendments to the INDs for PRV-031 and PRV-3279 and other regulatory authorities for the clinical developments in T1D and B-cell directed immune diseases, respectively. We will be submitting an IND or CTA to the FDA, European Medicines Authority (EMA), or other international regulatory authorities seeking approval to initiate Phase 1 clinical trials in humans in the United States, European Union or other countries for a coxsackie virus B (CVB) vaccine for the prevention of acute CVB infection, which has been linked to the development of T1D and T1D-associated celiac disease. We intend to commence human clinical trials of our other product candidates for T1D and lupus and will be required to submit our clinical trial protocols and receive approvals from the regulatory authorities before we can commence any clinical trials. Nonclinical study results for our early stage product candidates, including toxicology studies, may not support the filing of an IND or foreign equivalent for the product candidate.

Moreover, we may not be successful in obtaining acceptance from the regulatory authorities to start our clinical trials. If we do not obtain such acceptance, the time in which we expect to commence clinical programs for any product candidate will be extended and such extension will increase our expenses and increase our need for additional capital. Moreover, there is no guarantee that our clinical trials will be successful or that we will continue clinical development in support of an approval from the regulatory authorities for any indication. We note that most drug candidates never reach the clinical development stage and even those that do commence clinical development have only a small chance of successfully completing clinical development and gaining regulatory approval. Therefore, our business currently depends entirely on the successful development, regulatory approval and commercialization of our product candidates, which may never occur.

We may encounter substantial delays in completing our clinical studies which in turn will require additional costs, or we may fail to demonstrate adequate safety and efficacy to the satisfaction of applicable regulatory authorities.

It is impossible to predict if or when any of our product candidates, will prove safe or effective in humans or will receive regulatory approval. Before obtaining marketing approval from regulatory authorities for the sale of our product candidates, we must conduct extensive clinical studies to demonstrate the safety and efficacy of the product candidates in humans. Clinical testing is expensive, time-consuming and uncertain as to outcome. We cannot guarantee that any clinical studies will be conducted as planned or completed on schedule, if at all. A failure of one or more clinical studies can occur at any stage of testing. Events that may prevent successful or timely completion of clinical development include:

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●	delays in reaching, or failing to reach, a consensus with regulatory agencies on study design;

●	delays in reaching, or failing to reach, agreement on acceptable terms with a sufficient number of prospective CROs and clinical study sites, the terms of which can be subject to extensive negotiation and may vary significantly among different CROs and trial sites;

●	delays in obtaining required Institutional Review Board (IRB) or Ethics Committee (EC) approval at each clinical study site;

●	delays in recruiting a sufficient number of suitable patients to participate in our clinical studies;

●	imposition of a clinical hold by regulatory agencies, after an inspection of our clinical study operations or study sites;

●	failure by our contract research organizations, or CROs, other third parties or us to adhere to clinical study, regulatory or legal requirements;
●	failure to perform in accordance with the FDA’s good clinical practices, or GCP, or applicable regulatory guidelines in other countries;

●	delays in the testing, validation, manufacturing and delivery of sufficient quantities of our product candidates to the clinical sites;

●	delays in having patients complete participation in a study or return for post-treatment follow-up;

●	clinical study sites or patients dropping out of a study;

●	delay or failure to address any patient safety concerns that arise during the course of a trial;

●	unanticipated costs or increases in costs of clinical trials of our product candidates;

●	occurrence of serious adverse events associated with the product candidate that are viewed to outweigh its potential benefits; or

●	changes in regulatory requirements and guidance that require amending or submitting new clinical protocols.

We could also encounter delays if a clinical trial is suspended or terminated by us, by the IRBs or ECs of the institutions in which such trials are being conducted, by an independent Safety Review Board, or SRB, for such trial or by the FDA, EMA, or other regulatory authorities. Such authorities may suspend or terminate a clinical trial due to a number of factors, including failure to conduct the clinical trial in accordance with regulatory requirements or our clinical protocols, inspection of the clinical trial operations or trial site by the FDA, EMA, or other regulatory authorities resulting in the imposition of a clinical hold, unforeseen safety issues or adverse side effects, failure to demonstrate a benefit from using a drug, changes in governmental regulations or administrative actions or lack of adequate funding to continue the clinical trial.

Any inability to successfully complete preclinical and clinical development could result in additional costs to us or impair our ability to generate revenues from product sales, regulatory and commercialization milestones and royalties. In addition, if we make manufacturing or formulation changes to our product candidates, we may need to conduct additional studies to bridge our modified product candidates to earlier versions.

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Clinical study delays could also shorten any periods during which we may have the exclusive right to commercialize our product candidates or allow our competitors to bring products to market before we do, which could impair our ability to successfully commercialize our product candidates. In addition, any delays in completing our clinical trials will increase our costs, slow down our product candidate development and approval process and jeopardize our ability to commence product sales and generate revenues. Any of these occurrences may significantly harm our business, financial condition and prospects. In addition, many of the factors that cause, or lead to, a delay in the commencement or completion of clinical trials may also ultimately lead to the denial of regulatory approval of our product candidates.

The outcome of preclinical studies and early clinical trials may not be predictive of the success of later clinical trials, and interim results of a clinical trial do not necessarily predict final results. Further, preclinical and clinical data are often susceptible to various interpretations and analyses, and many companies that have believed their product candidates performed satisfactorily in preclinical studies and clinical trials have nonetheless failed to obtain marketing approval. If the results of our clinical studies are inconclusive or if there are safety concerns or adverse events associated with our other product candidates, we may:

●	be delayed in obtaining marketing approval for our product candidates, if approved at all;

●	obtain approval for indications or patient populations that are not as broad as intended or desired;

●	obtain approval with labeling that includes significant use or distribution restrictions or safety warnings;

●	be required to change the way the product is administered;

●	be required to perform additional clinical studies to support approval or be subject to additional post-marketing testing requirements;

●	have regulatory authorities withdraw their approval of a product or impose restrictions on its distribution in the form of a modified risk evaluation and mitigation strategy;

●	be sued; or

●	experience damage to our reputation.

Additionally, our product candidates could potentially cause other adverse events that have not yet been predicted. The inclusion of ill patients in our clinical studies may result in deaths or other adverse medical events due to other therapies or medications that such patients may be using. As described above, any of these events could prevent us from achieving or maintaining market acceptance of our product candidates and impair our ability to commercialize our products.

If we are not able to obtain any required regulatory approvals for our product candidates, we will not be able to commercialize our product candidates and our ability to generate revenue will be limited.

We must successfully complete clinical trials for our product candidates before we can apply for marketing approval. Even if we complete our clinical trials, it does not assure marketing approval. Our clinical trials may be unsuccessful, which would materially harm our business. Even if our initial clinical trials are successful, we are required to conduct additional clinical trials to establish our product candidates’ safety and efficacy, before a marketing application (New Drug Application, or NDA or Biologics License Application, or BLA, or their foreign equivalents) can be filed with the FDA, EMA, or comparable foreign regulatory authorities for marketing approval of our product candidates.

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Clinical testing is expensive, is difficult to design and implement, can take many years to complete and is uncertain as to outcome. Success in early phases of pre-clinical and clinical trials does not ensure that later clinical trials will be successful, and interim results of a clinical trial do not necessarily predict final results. A failure of one or more of our clinical trials can occur at any stage of testing. We may experience numerous unforeseen events during, or as a result of, the clinical trial process that could delay or prevent our ability to receive regulatory approval or commercialize our product candidates. The research, testing, manufacturing, labeling, packaging, storage, approval, sale, marketing, advertising and promotion, pricing, export, import and distribution of drug products are subject to extensive regulation by the FDA, EMA, and other regulatory authorities in the United States, European Union, and other countries, where regulations differ from country to country. We are not permitted to market our product candidates as prescription pharmaceutical products in the United States until we receive approval of an NDA from the FDA, or in any foreign countries until we receive the requisite approval from such countries. In the United States, the FDA generally requires the completion of clinical trials of each drug to establish its safety and efficacy and extensive pharmaceutical development to ensure its quality before an NDA is approved. Regulatory authorities in other jurisdictions impose similar requirements. Of the large number of drugs in development, only a small percentage result in the submission of an NDA to the FDA or other regulatory authorities and even fewer are eventually approved for commercialization. We have not submitted an NDA to the FDA or comparable applications to other regulatory authorities. If our development efforts for our product candidates, including regulatory approval, are not successful for their planned indications, or if adequate demand for our product candidates is not generated, our business will be materially adversely affected.

Our success depends on the receipt of regulatory approval and the issuance of such regulatory approvals is uncertain and subject to a number of risks, including the following:

●	the results of nonclinical or toxicology studies may not support the filing of an IND or foreign equivalent for our CVB vaccine product candidate;

●	the FDA, EMA, or comparable foreign regulatory authorities or IRBs or ECs may disagree with the design or implementation of our clinical trials;

●	we may not be able to provide acceptable evidence of our product candidates’ safety and efficacy;

●	the results of our clinical trials may not be satisfactory or may not meet the level of statistical or clinical significance required by the FDA, EMA, or other regulatory agencies for marketing approval;

●	the dosing of our product candidates in a particular clinical trial may not be at an optimal level;

●	patients in our clinical trials may suffer adverse effects for reasons that may or may not be related to our product candidates;

●	the data collected from clinical trials may not be sufficient to support the submission of an NDA, BLA or other marketing application or to obtain regulatory approval in the United States or elsewhere;

●	the requirement for additional studies, including a second phase 3 study for the PRV-031 program in T1D;

●	the FDA, EMA, or comparable foreign regulatory authorities may fail to approve the manufacturing processes or facilities of third-party manufacturers with which we contract for clinical and commercial supplies;

●	the approval policies or regulations of the FDA, EMA, or comparable foreign regulatory authorities may significantly change in a manner rendering our clinical data insufficient for approval;

●	the FDA, EMA, or comparable foreign regulatory authorities may disagree on the design or implementation of our clinical trials, including the methodology used in our studies, our chosen endpoints, our statistical analysis, or our proposed product indication;

●	our failure to demonstrate to the satisfaction of the FDA, EMA, or comparable regulatory authorities that a product candidate is safe and effective for its proposed indication;

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●	we may fail to demonstrate that a product candidate’s clinical and other benefits outweigh its safety risks;

●	immunogenicity might affect a product candidate efficacy and/or safety;

●	the FDA, EMA, or comparable foreign regulatory authorities may disagree with our interpretation of data from nonclinical studies or clinical trials;

●	data collected from clinical trials of our product candidates may be insufficient to support the submission and filing of a marketing application or to obtain marketing approval. For example, the FDA may require additional studies to show that our product candidates are safe or effective;

●	we may fail to obtain approval of the manufacturing processes or facilities of third-party manufacturers with whom we contract for clinical and commercial supplies;

●	there may be changes in the approval policies or regulations that render our nonclinical and clinical data insufficient for approval; or

●	the FDA, EMA or comparable foreign regulatory authority may require more information, including additional nonclinical or clinical data to support approval, which may delay or prevent approval and our commercialization plans, or we may decide to abandon the development program.

Failure to obtain regulatory approval for our product candidates for the foregoing, or any other reasons, will prevent us from commercializing our product candidates, and our ability to generate revenue will be materially impaired. We cannot guarantee that regulators will agree with our assessment of the results of the clinical trials we intend to conduct in the future or that such trials will be successful. The FDA, EMA and other regulators have substantial discretion in the approval process and may refuse to accept any application or may decide that our data is insufficient for approval and require additional clinical trials, or pre-clinical or other studies. In addition, varying interpretations of the data obtained from pre-clinical and clinical testing could delay, limit or prevent regulatory approval of our product candidates.

We are a clinical stage company and we have not submitted an NDA or received regulatory approval to market our product candidates in any jurisdiction. We have only limited experience in filing the applications necessary to gain regulatory approvals and expect to rely on consultants and third party CROs with expertise in this area to assist us in this process. Securing regulatory approvals to market a product requires the submission of pre-clinical, clinical, and/or pharmacokinetic data, information about product manufacturing processes and inspection of facilities and supporting information to the appropriate regulatory authorities for each therapeutic indication to establish a product candidate’s safety and efficacy for each indication. Our product candidates may prove to have undesirable or unintended side effects, toxicities or other characteristics that may preclude us from obtaining regulatory approval or prevent or limit commercial use with respect to one or all intended indications.

The process of obtaining regulatory approvals is expensive, often takes many years, if approval is obtained at all, and can vary substantially based upon, among other things, the type, complexity and novelty of the product candidates involved, the jurisdiction in which regulatory approval is sought and the substantial discretion of the regulatory authorities. Changes in regulatory approval policies during the development period, changes in or the enactment of additional statutes or regulations, or changes in regulatory review for a submitted product application may cause delays in the approval or rejection of an application. Regulatory approval obtained in one jurisdiction does not necessarily mean that a product candidate will receive regulatory approval in all jurisdictions in which we may seek approval, but the failure to obtain approval in one jurisdiction may negatively impact our ability to seek approval in a different jurisdiction. Failure to obtain regulatory marketing approval for our product candidates in any indication will prevent us from commercializing the product candidate, and our ability to generate revenue will be materially impaired.

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Even if we obtain marketing approval for any of our product candidates, we will be subject to ongoing obligations and continued regulatory review, which may result in significant additional expense. Additionally, our product candidates could be subject to labeling and other restrictions and withdrawal from the market and we may be subject to penalties if we fail to comply with regulatory requirements or if we experience unanticipated problems with our product candidates.

Even if we obtain regulatory approval for any of our product candidates for an indication, the FDA, EMA, or foreign equivalent may still impose significant restrictions on their indicated uses or marketing or the conditions of approval, or impose ongoing requirements for potentially costly and time-consuming post-approval studies, including Phase 4 clinical trials, post-market surveillance to monitor safety and efficacy and a REMS. In particular, we intend to initially seek regulatory approval for our CVB vaccine product candidate for the prevention of acute CVB infection. The results of longitudinal studies demonstrating the connection between CVB and T1D and T1D-associated celiac disease will be necessary to expand the indicated use of this vaccine to T1D. These studies must be completed and submitted to the FDA or EMA prior to receiving approval in the United States or European Union to market the CVB vaccine to prevent T1D. Such studies will be costly and time consuming and may not demonstrate to the FDA’s satisfaction the connection between the CVB virus and the onset of T1D.

Our product candidates will also be subject to ongoing regulatory requirements governing the manufacturing, labeling, packaging, storage, distribution, safety surveillance, advertising, promotion, recordkeeping and reporting of adverse events and other post-market information. These requirements include registration with the FDA, as well as continued compliance with current Good Clinical Practices regulations, or cGCPs, for any clinical trials that we conduct post-approval. In addition, manufacturers of drug products and their facilities are subject to continual review and periodic inspections by the FDA and other regulatory authorities for compliance with current cGMP, requirements relating to quality control, quality assurance and corresponding maintenance of records and documents.

With respect to sales and marketing activities by us or any future licensor, advertising and promotional materials must comply with FDA rules in addition to other applicable federal, state and local laws in the United States and similar legal requirements in other countries. In the United States, the distribution of product samples to physicians must comply with the requirements of the U.S. Prescription Drug Marketing Act. Application holders must obtain FDA approval for product and manufacturing changes, depending on the nature of the change. We may also be subject, directly or indirectly through our customers and licensors, to various fraud and abuse laws, including, without limitation, the U.S. Anti-Kickback Statute, U.S. False Claims Act, and similar state laws, which impact, among other things, our proposed sales, marketing, and scientific/educational grant programs. If we participate in the U.S. Medicaid Drug Rebate Program, the Federal Supply Schedule of the U.S. Department of Veterans Affairs, or other government drug programs, we will be subject to complex laws and regulations regarding reporting and payment obligations. All of these activities are also potentially subject to U.S. federal and state consumer protection and unfair competition laws. Similar requirements exist in many of these areas in other countries.

In addition, if any of our product candidates are approved for a particular indication, our product labeling, advertising and promotion would be subject to regulatory requirements and continuing regulatory review. The FDA strictly regulates the promotional claims that may be made about prescription products. In particular, a product may not be promoted for uses that are not approved by the FDA as reflected in the product’s approved labeling. If we receive marketing approval for our product candidates, physicians may nevertheless legally prescribe our products to their patients in a manner that is inconsistent with the approved label. If we are found to have promoted such off-label uses, we may become subject to significant liability and government fines. The FDA and other agencies actively enforce the laws and regulations prohibiting the promotion of off-label uses, and a company that is found to have improperly promoted off-label uses may be subject to significant sanctions. The federal government has levied large civil and criminal fines against companies for alleged improper promotion and has enjoined several companies from engaging in off-label promotion. The FDA has also requested that companies enter into consent decrees of permanent injunctions under which specified promotional conduct is changed or curtailed.

If we or a regulatory agency discovers previously unknown problems with a product, such as adverse events of unanticipated severity or frequency, problems with the facility where the product is manufactured, or we or our manufacturers fail to comply with applicable regulatory requirements, we may be subject to the following administrative or judicial sanctions:

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●	restrictions on the marketing or manufacturing of the product, withdrawal of the product from the market, or voluntary or mandatory product recalls;

●	issuance of warning letters or untitled letters;

●	clinical holds;

●	injunctions or the imposition of civil or criminal penalties or monetary fines;

●	suspension or withdrawal of regulatory approval;

●	suspension of any ongoing clinical trials;

●	refusal to approve pending applications or supplements to approved applications filed by us, or suspension or revocation of product license approvals;

●	suspension or imposition of restrictions on operations, including costly new manufacturing requirements; or

●	product seizure or detention or refusal to permit the import or export of product.

The occurrence of any event or penalty described above may inhibit our ability to commercialize our product candidates and generate revenue. Adverse regulatory action, whether pre- or post-approval, can also potentially lead to product liability claims and increase our product liability exposure.

Obtaining and maintaining regulatory approval of our product candidates in one jurisdiction does not mean that we will be successful in obtaining regulatory approval of our product candidates in other jurisdictions.

Obtaining and maintaining regulatory approval of our product candidates in one jurisdiction does not guarantee that we will be able to obtain or maintain regulatory approval in any other jurisdiction, but a failure or delay in obtaining regulatory approval in one jurisdiction may have a negative effect on the regulatory approval process in others. For example, even if the FDA grants marketing approval of a product candidate, comparable regulatory authorities in foreign jurisdictions must also approve the manufacturing, marketing and promotion of the product candidate in those countries. Approval procedures vary among jurisdictions and can involve requirements and administrative review periods different from those in the United States, including additional preclinical studies or clinical trials, as clinical studies conducted in one jurisdiction may not be accepted by regulatory authorities in other jurisdictions. In many jurisdictions outside the United States, a product candidate must be approved for reimbursement before it can be approved for sale in that jurisdiction. In some cases, the price that we intend to charge for our products is also subject to approval.

Obtaining foreign regulatory approvals and compliance with foreign regulatory requirements could result in significant delays, difficulties and costs for us and could delay or prevent the introduction of our products in certain countries. If we fail to comply with the regulatory requirements in international markets and/ or to receive applicable marketing approvals, our target market will be reduced and our ability to realize the full market potential of our product candidates will be harmed.

Current and future legislation may increase the difficulty and cost for us to obtain marketing approval of and commercialize our product candidates and affect the prices we may obtain.

In the United States and some foreign jurisdictions, there have been a number of legislative and regulatory changes and proposed changes regarding the healthcare system that could prevent or delay marketing approval for our product candidates, restrict or regulate post-approval activities and affect our ability to profitably sell our product candidates. Legislative and regulatory proposals have been made to expand post-approval requirements and restrict sales and promotional activities for pharmaceutical products. We do not know whether additional legislative changes will be enacted, or whether the FDA regulations, guidance or interpretations will be changed, or what the impact of such changes on the marketing approvals of our product candidates, if any, may be. In addition, increased scrutiny by the U.S. Congress of the FDA’s approval process may significantly delay or prevent marketing approval, as well as subject us to more stringent product labeling and post-marketing testing and other requirements.

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In the United States, the Medicare Modernization Act, or MMA, changed the way Medicare covers and pays for pharmaceutical products. The legislation expanded Medicare coverage for drug purchases by the elderly and introduced a new reimbursement methodology based on average sales prices for drugs. In addition, this legislation authorized Medicare Part D prescription drug plans to use formularies where they can limit the number of drugs that will be covered in any therapeutic class. As a result of this legislation and the expansion of federal coverage of drug products, we expect that there will be additional pressure to contain and reduce costs. These cost reduction initiatives and other provisions of this legislation could decrease the coverage and price that we receive for our product candidates and could seriously harm our business. While the MMA applies only to drug benefits for Medicare beneficiaries, private payors often follow Medicare coverage policy and payment limitations in setting their own reimbursement rates, and any reduction in reimbursement that results from the MMA may result in a similar reduction in payments from private payors.

The Patient Protection and Affordable Care Act, as amended by the Health Care and Education Affordability Reconciliation Act of 2010 or, collectively, the Health Care Reform Law, is a sweeping law intended to broaden access to health insurance, reduce or constrain the growth of healthcare spending, enhance remedies against fraud and abuse, add new transparency requirements for healthcare and health insurance industries, impose new taxes and fees on the health industry and impose additional health policy reforms. The Health Care Reform Law revised the definition of “average manufacturer price” for reporting purposes, which could increase the amount of Medicaid drug rebates to states. Further, the law imposed a significant annual fee on companies that manufacture or import branded prescription drug products.

The Health Care Reform Law remains subject to legislative efforts to repeal, modify or delay the implementation of the law. However, if the Health Care Reform Law is repealed or modified, or if implementation of certain aspects of the Health Care Reform Law are delayed, such repeal, modification or delay may materially adversely impact our business, strategies, prospects, operating results or financial condition. We are unable to predict the full impact of any repeal, modification or delay in the implementation of the Health Care Reform Law on us at this time. Due to the substantial regulatory changes that will need to be implemented by CMS and others, and the numerous processes required to implement these reforms, we cannot predict which healthcare initiatives will be implemented at the federal or state level, the timing of any such reforms, or the effect such reforms or any other future legislation or regulation will have on our business.

In addition, other legislative changes have been proposed and adopted in the United States since the Health Care Reform Law was enacted. We expect that additional federal healthcare reform measures will be adopted in the future, any of which could limit the amounts that federal and state governments will pay for healthcare products and services, and in turn could significantly reduce the projected value of certain development projects and reduce or eliminate our profitability.

If we fail to successfully commercialize any of our product candidates, we may need to acquire additional product candidates and our business will be adversely affected.

We have never developed and obtained approval for any product candidates or commercialized any product candidates. We have limited product candidates and do not have any other compounds in pre-clinical testing, lead optimization or lead identification stages beyond our product candidates. We cannot be certain that any of our product candidates will prove to be sufficiently effective and safe to meet applicable regulatory standards for any indication. If we fail to successfully commercialize any of our product candidates for their targeted indications, whether as stand-alone therapies or in combination with other therapeutic agents, and if we are unable to acquire additional product candidates in the future, our business will be adversely affected.

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Even if we receive regulatory approval for any of our product candidates, we may not be able to successfully commercialize the product and the revenue that we generate from its sales, if any, may be limited.

If approved for marketing, the commercial success of our product candidates will depend upon each product’s acceptance by the medical community, including physicians, patients and health care payors. The degree of market acceptance for any of our product candidates will depend on a number of factors, including:

●	demonstration of clinical safety and efficacy;

●	relative convenience, dosing burden and ease of administration;

●	the prevalence and severity of any adverse effects;

●	the willingness of physicians to prescribe our product candidates, and the target patient population to try new therapies;

●	efficacy of our product candidates compared to competing products;

●	the introduction of any new products that may in the future become available targeting indications for which our product candidates may be approved;

●	new procedures or therapies that may reduce the incidences of any of the indications in which our product candidates may show utility;

●	pricing and cost-effectiveness;

●	the inclusion or omission of our product candidates in applicable therapeutic and vaccine guidelines;

●	the effectiveness of our own or any future collaborators’ sales and marketing strategies;

●	limitations or warnings contained in approved labeling from regulatory authorities;

●	our ability to obtain and maintain sufficient third-party coverage or reimbursement from government health care programs, including Medicare and Medicaid, private health insurers and other third-party payors or to receive the necessary pricing approvals from government bodies regulating the pricing and usage of therapeutics; and

●	the willingness of patients to pay out-of-pocket in the absence of third-party coverage or reimbursement or government pricing approvals.

If any of our product candidates are approved, but do not achieve an adequate level of acceptance by physicians, health care payors, and patients, we may not generate sufficient revenue and we may not be able to achieve or sustain profitability. Our efforts to educate the medical community and third-party payors on the benefits of our product candidates may require significant resources and may never be successful.

In addition, even if we obtain regulatory approvals, the timing or scope of any approvals may prohibit or reduce our ability to commercialize our product candidates successfully. For example, if the approval process takes too long, we may miss market opportunities and give other companies the ability to develop competing products or establish market dominance. Any regulatory approval we ultimately obtain may be limited or subject to restrictions or post-approval commitments that render our product candidates not commercially viable. For example, regulatory authorities may approve any of our product candidates for fewer or more limited indications than we request, may grant approval contingent on the performance of costly post-marketing clinical trials, or may approve any of our product candidates with a label that does not include the labeling claims necessary or desirable for the successful commercialization for that indication. Further, the FDA or comparable foreign regulatory authorities may place conditions on approvals or require risk management plans or a Risk Evaluation and Mitigation Strategy, REMS, to assure the safe use of the drug. If the FDA concludes a REMS is needed, the sponsor of the NDA must submit a proposed REMS; the FDA will not approve the NDA without an approved REMS, if required. A REMS could include medication guides, physician communication plans, or elements to assure safe use, such as restricted distribution methods, patient registries and other risk minimization tools. The FDA may also require a REMS for an approved product when new safety information emerges. Any of these limitations on approval or marketing could restrict the commercial promotion, distribution, prescription or dispensing of our product candidates. Moreover, product approvals may be withdrawn for non-compliance with regulatory standards or if problems occur following the initial marketing of the product. Any of the foregoing scenarios could materially harm the commercial success of our product candidates.

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We currently have no sales and marketing organization. If we are unable to establish satisfactory sales and marketing capabilities or secure a sales and marketing partner, we may not successfully commercialize any of our product candidates.

At present, we have no sales or marketing personnel. In order to commercialize products that are approved for commercial sales, we must either develop our own sales and marketing infrastructure or collaborate with third parties that have such commercial infrastructure. If we are not successful entering into appropriate collaboration arrangements, or recruiting sales and marketing personnel or in building a sales and marketing infrastructure, we will have difficulty successfully commercializing our product candidates, which would adversely affect our business, operating results and financial condition.

We may not be able to enter into collaboration agreements on terms acceptable to us or at all. In addition, even if we enter into such relationships, we may have limited or no control over the sales, marketing and distribution activities of these third parties. Our future revenues may depend heavily on the success of the efforts of these third parties. If we elect to establish a sales and marketing infrastructure we may not realize a positive return on this investment. In addition, we will have to compete with established and well-funded pharmaceutical and biotechnology companies to recruit, hire, train and retain sales and marketing personnel. Factors that may inhibit our efforts to commercialize our product candidates without strategic partners or licensees include:

●	our inability to recruit and retain adequate numbers of effective sales and marketing personnel;

●	the inability of sales personnel to obtain access to or persuade adequate numbers of physicians to prescribe any of our product candidates;

●	the lack of complementary products to be offered by sales personnel, which may put us at a competitive disadvantage relative to companies with more extensive product lines; and

●	unforeseen costs and expenses associated with creating an independent sales and marketing organization.

Janssen has the right to assume control over the distribution activities of our CSF-1R inhibitor product candidate.

Pursuant to the license agreement covering our CSF-1R inhibitor product candidate, Janssen reserves the right to assume control over all distribution activities with respect to this product, including pricing and marketing decisions, for a one-time fee, and has the option of buying back the rights to this product for a one-time fee and royalty payments. There can be no assurance that Janssen’s strategic direction will be in line with ours should it exercise its right to assume control of distribution activities, or that their decisions will have a positive impact on our results of operations. Moreover, we may not realize the full economic benefit of this agreement in the event Janssen exercises its option to buy back the rights to the CSF-1R inhibitor product candidate.

We face competition from other biotechnology and pharmaceutical companies and our operating results will suffer if we fail to compete effectively.

The biotechnology and pharmaceutical industries are intensely competitive and subject to rapid and significant technological change. We have existing competitors and will have potential new competitors in a number of jurisdictions, many of which have or will have substantially greater name recognition, commercial infrastructures and financial, technical and personnel resources than we have. Established competitors may invest heavily to quickly discover and develop novel compounds that could make any of our product candidates obsolete or uneconomical. Any new product that competes with an approved product may need to demonstrate compelling advantages in efficacy, cost, convenience, tolerability and safety to be commercially successful. Other competitive factors, including generic competition, could force us to lower prices or could result in reduced sales. In addition, new products developed by others could emerge as competitors to our product candidates. If we are not able to compete effectively against our current and future competitors, our business will not grow and our financial condition and operations will suffer.

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Our potential competitors both in the United States and throughout the world include companies developing and/or marketing drugs and therapeutic solutions for immune-mediated diseases, including oncological, autoimmune and inflammatory diseases, as well as companies working in our specific fields, including T1D, enteroviral and emerging viral diseases, lupus, and inflammatory bowel diseases, such as Crohn’s disease and UC.

Our product candidates may face competition sooner than expected.

We intend to seek data exclusivity or market exclusivity for our anti-TLR3 human monoclonal antibody and CVB vaccine product candidates provided under the Federal Food, Drug and Cosmetic Act, or FDCA, and similar laws in other countries. We believe that these product candidates will qualify for 12 years of data exclusivity under the Biologics Price Competition and Innovation Act of 2009, or BPCIA, which was enacted as part of the Health Care Reform Law. Under the BPCIA, an application for a biosimilar product or BLA cannot be submitted to the FDA until four years, or if approved by the FDA, until 12 years, after the original brand product identified as the reference product is approved under a BLA. The BPCIA provides an abbreviated pathway for the approval of biosimilar and interchangeable biological products. The abbreviated regulatory pathway establishes legal authority for the FDA to review and approve biosimilar biologics, including the possible designation of a biosimilar as “interchangeable” based on its similarity to an existing brand product. The law is complex and is subject to interpretation and implementation by the FDA. While it is uncertain when any such processes may be fully adopted by the FDA, any such processes could have a material adverse effect on the future commercial prospects for our biological product candidates. There is also a risk that Congress could repeal or amend the BPCIA to shorten this exclusivity period, potentially creating the opportunity for biosimilar competition sooner than anticipated after the expiration of our patent protection. Moreover, the extent to which a biosimilar, once approved, will be substituted for any reference product in a way that is similar to traditional generic substitution for non-biological products is not yet clear, and will depend on a number of marketplace and regulatory factors that are still developing.

Our product candidates that are not, or are not considered, biologics that would qualify for exclusivity under the BPCIA may be eligible for market exclusivity as drugs under the FDCA. The FDCA provides a five-year period of non-patent marketing exclusivity within the U.S. to the first applicant to gain approval of an NDA for a new chemical entity. A drug is a new chemical entity if the FDA has not previously approved any other new drug containing the same active moiety, which is the molecule or ion responsible for the action of the drug substance. During the exclusivity period, the FDA may not accept for review an abbreviated new drug application, or ANDA, or a 505(b)(2) NDA, submitted by another company for another version of such drug where the applicant does not own or have a legal right of reference to all the data required for approval. However, an application may be submitted after four years if it contains a certification of patent invalidity or non-infringement. The FDCA also provides three years of marketing exclusivity for an NDA, 505(b)(2) NDA or supplement to an existing NDA if new clinical investigations, other than bioavailability studies, that were conducted or sponsored by the applicant are deemed by the FDA to be essential to the approval of the application, for example, for new indications, dosages, or strengths of an existing drug. This three-year exclusivity covers only the conditions associated with the new clinical investigations and does not prohibit the FDA from approving ANDAs for drugs containing the original active agent.

Even if, as we expect, our product candidates are considered to be reference products eligible for 12 years of exclusivity under the BPCIA or five years of exclusivity under the FDCA, another company could market competing products if the FDA approves a full BLA or full NDA for such product containing the sponsor’s own preclinical data and data from adequate and well-controlled clinical trials to demonstrate the safety, purity and potency of the products. Moreover, an amendment or repeal of the BPCIA could result in a shorter exclusivity period for our product candidates, which would have a material adverse effect on our business.

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Our future growth depends, in part, on our ability to penetrate international markets, where we would be subject to additional regulatory burdens and other risks and uncertainties.

Our future profitability will depend, in part, on our ability to commercialize our product candidates in international markets for which we intend to rely on collaborations with third parties. If we commercialize any of our product candidates in international markets, we would be subject to additional risks and uncertainties, including:

●	our customers’ ability to obtain reimbursement for our product candidates in international markets;

●	our inability to directly control commercial activities because we are relying on third parties;

●	the burden of complying with complex and changing international regulatory, tax, accounting and legal requirements;

●	different medical practices and customs in foreign countries affecting acceptance in the marketplace;

●	import or export licensing requirements;

●	longer accounts receivable collection times;

●	longer lead times for shipping;

●	language barriers for technical training;

●	reduced protection of intellectual property rights in some foreign countries;

●	foreign currency exchange rate fluctuations; and

●	the interpretation of contractual provisions governed by foreign laws in the event of a contract dispute.

International sales of our product candidates could also be adversely affected by the imposition of governmental controls, political and economic instability, trade restrictions and changes in tariffs, any of which may adversely affect our results of operations.

If we market any of our product candidates in a manner that violates healthcare fraud and abuse laws, or if we violate government price reporting laws, we may be subject to civil or criminal penalties.

The FDA enforces laws and regulations which require that the promotion of pharmaceutical products be consistent with the approved prescribing information. While physicians may prescribe an approved product for a so-called “off label” use, it is unlawful for a pharmaceutical company to promote its products in a manner that is inconsistent with its approved label and any company which engages in such conduct can subject that company to significant liability. Similarly, industry codes in the EU and other foreign jurisdictions prohibit companies from engaging in off-label promotion and regulatory agencies in various countries enforce violations of the code with civil penalties. While we intend to ensure that our promotional materials are consistent with our label, regulatory agencies may disagree with our assessment and may issue untitled letters, warning letters or may institute other civil or criminal enforcement proceedings. In addition to FDA restrictions on marketing of pharmaceutical products, several other types of state and federal healthcare fraud and abuse laws have been applied in recent years to restrict certain marketing practices in the pharmaceutical industry. These laws include the U.S. Anti-Kickback Statute, U.S. False Claims Act and similar state laws. Because of the breadth of these laws and the narrowness of the safe harbors, it is possible that some of our business activities could be subject to challenge under one or more of these laws.

The U.S. Anti-Kickback Statute prohibits, among other things, knowingly and willfully offering, paying, soliciting or receiving remuneration to induce, or in return for, purchasing, leasing, ordering or arranging for the purchase, lease or order of any healthcare item or service reimbursable under Medicare, Medicaid or other federally financed healthcare programs. This statute has been interpreted broadly to apply to arrangements between pharmaceutical manufacturers on the one hand and prescribers, purchasers and formulary managers on the other. Although there are several statutory exemptions and regulatory safe harbors protecting certain common activities from prosecution, the exemptions and safe harbors are drawn narrowly, and practices that involve remuneration intended to induce prescribing, purchasing or recommending may be subject to scrutiny if they do not qualify for an exemption or safe harbor. Our practices may not, in all cases, meet all of the criteria for safe harbor protection from anti-kickback liability. Moreover, recent health care reform legislation has strengthened these laws. For example, the Health Care Reform Law, among other things, amends the intent requirement of the U.S. Anti-Kickback Statute and criminal health care fraud statutes; a person or entity no longer needs to have actual knowledge of this statute or specific intent to violate it. In addition, the Health Care Reform Law provides that the government may assert that a claim including items or services resulting from a violation of the U.S. Anti-Kickback Statute constitutes a false or fraudulent claim for purposes of the U.S. False Claims Act. Federal false claims laws prohibit any person from knowingly presenting, or causing to be presented, a false claim for payment to the federal government or knowingly making, or causing to be made, a false statement to get a false claim paid.

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Over the past few years, several pharmaceutical and other healthcare companies have been prosecuted under these laws for a variety of alleged promotional and marketing activities, such as: allegedly providing free trips, free goods, sham consulting fees and grants and other monetary benefits to prescribers; reporting to pricing services inflated average wholesale prices that were then used by federal programs to set reimbursement rates; engaging in off-label promotion that caused claims to be submitted to Medicare or Medicaid for non-covered, off-label uses; and submitting inflated best price information to the Medicaid Rebate Program to reduce liability for Medicaid rebates. Most states also have statutes or regulations similar to the U.S. Anti-Kickback Statute and the U.S. False Claims Act, which apply to items and services reimbursed under Medicaid and other state programs, or, in several states, apply regardless of the payor. Sanctions under these federal and state laws may include substantial civil monetary penalties, exclusion of a manufacturer’s products from reimbursement under government programs, substantial criminal fines and imprisonment.

We will be completely dependent on third parties to manufacture our product candidates, and our commercialization of our product candidates could be halted, delayed or made less profitable if those third parties fail to obtain manufacturing approval from the FDA or comparable foreign regulatory authorities, fail to provide us with sufficient quantities of our product candidates or fail to do so at acceptable quality levels or prices.

We do not currently have, nor do we plan to acquire, the capability or infrastructure to manufacture the bulk drug substance or the active pharmaceutical ingredient, or API, in our product candidates for use in our clinical trials or for commercial products, if any. As a result, we will be obligated to rely on contract manufacturers, if and when any of our product candidates are approved for commercialization. We have not entered into an agreement with any contract manufacturers for commercial supply and may not be able to engage a contract manufacturer for commercial supply of any of our product candidates on acceptable terms to us, or at all.

The facilities used by our contract manufacturers to manufacture our product candidates must be approved by the FDA, EMA or comparable foreign regulatory authorities pursuant to inspections that will be conducted after we submit an NDA or BLA to the FDA or their equivalents to other relevant regulatory authorities. We will not control the manufacturing process of, and will be completely dependent on, our contract manufacturers for compliance with cGMPs for manufacture of both active drug substances and finished drug products. These cGMP regulations cover all aspects of the manufacturing, testing, quality control and record keeping relating to our product candidates. If our contract manufacturers do not successfully manufacture material that conforms to our specifications and the strict regulatory requirements of the FDA, EMA or other regulatory authorities, they will not be able to secure and/or maintain regulatory approval for their manufacturing facilities. If the FDA, EMA or a comparable foreign regulatory authority does not approve these facilities for the manufacture of our product candidates or if it withdraws any such approval in the future, we may need to find alternative manufacturing facilities, which would significantly impact our ability to develop, obtain regulatory approval for or market our product candidates, if approved.

Our contract manufacturers will be subject to ongoing periodic unannounced inspections by the FDA and corresponding state and foreign agencies for compliance with cGMPs and similar regulatory requirements. We will not have control over our contract manufacturers’ compliance with these regulations and standards. Failure by any of our contract manufacturers to comply with applicable regulations could result in sanctions being imposed on us, including fines, injunctions, civil penalties, failure to grant approval to market any of our product candidates, delays, suspensions or withdrawals of approvals, operating restrictions and criminal prosecutions, any of which could significantly and adversely affect our business. In addition, we will not have control over the ability of our contract manufacturers to maintain adequate quality control, quality assurance and qualified personnel. Failure by our contract manufacturers to comply with or maintain any of these standards could adversely affect our ability to develop, obtain regulatory approval for or market any of our product candidates.

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If, for any reason, these third parties are unable or unwilling to perform, we may not be able to terminate our agreements with them, and we may not be able to locate alternative manufacturers or formulators or enter into favorable agreements with them and we cannot be certain that any such third parties will have the manufacturing capacity to meet future requirements. If these manufacturers or any alternate manufacturer of finished drug product experiences any significant difficulties in its respective manufacturing processes for our API or finished products or should cease doing business with us, we could experience significant interruptions in the supply of any of our product candidates or may not be able to create a supply of our product candidates at all. Were we to encounter manufacturing issues, our ability to produce a sufficient supply of any of our product candidates might be negatively affected. Our inability to coordinate the efforts of our third party manufacturers, or the lack of capacity available at our third party manufacturers, could impair our ability to supply any of our product candidates at required levels. Because of the significant regulatory requirements that we would need to satisfy in order to qualify a new bulk or finished product manufacturer, if we face these or other difficulties with our current manufacturers, we could experience significant interruptions in the supply of any of our product candidates if we decided to transfer the manufacture of any of our product candidates to one or more alternative manufacturers in an effort to deal with the difficulties.

Any manufacturing problem or the loss of a contract manufacturer could be disruptive to our operations and result in lost sales. Additionally, we rely on third parties to supply the raw materials needed to manufacture our potential products. Any reliance on suppliers may involve several risks, including a potential inability to obtain critical materials and reduced control over production costs, delivery schedules, reliability and quality. Any unanticipated disruption to a future contract manufacturer caused by problems at suppliers could delay shipment of any of our product candidates, increase our cost of goods sold and result in lost sales.

We cannot guarantee that our future manufacturers and suppliers will be able to reduce the costs of commercial scale manufacturing of any of our product candidates over time. If the commercial-scale manufacturing costs of any of our product candidates are higher than expected, these costs may significantly impact our operating results. In order to reduce costs, we may need to develop and implement process improvements. However, in order to do so, we will need, from time to time, to notify or make submissions with regulatory authorities, and the improvements may be subject to approval by such regulatory authorities. We cannot be sure that we will receive these necessary approvals or that these approvals will be granted in a timely fashion. We also cannot guarantee that we will be able to enhance and optimize output in our commercial manufacturing process. If we cannot enhance and optimize output, we may not be able to reduce our costs over time.

Changes in product candidate manufacturing or formulation may result in additional costs or delay.

As product candidates are developed through preclinical studies to late-stage clinical trials towards approval and commercialization, it is common that various aspects of the development program, such as manufacturing methods and formulation, are altered along the way in an effort to optimize processes and results. During the course of a development program, sponsors may also change the contract manufacturers used to produce the product candidates. Such changes carry the risk that they will not achieve these intended objectives. Any of these changes could cause our product candidates to perform differently and affect the results of clinical trials. Such changes may also require additional testing, notification or approval by the FDA, EMA or other regulatory authorities. This could delay completion of clinical trials; require the conduct of bridging clinical trials or studies, or the repetition of one or more clinical trials; increase clinical trial costs; delay approval of our product candidates, and jeopardize our ability to commence product sales and generate revenue.

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We expect to rely on third parties to conduct clinical trials for our product candidates. If these third parties do not successfully carry out their contractual duties or meet expected deadlines, we may not be able to obtain regulatory approval for or commercialize any of our product candidates and our business would be substantially harmed.

We will rely on third-party CROs and vendors to conduct and manage our clinical programs including contracting with clinical sites to perform our clinical studies. We plan to rely heavily on these parties for execution of clinical studies for our product candidates and will control only certain aspects of their activities. Nevertheless, we will be responsible for ensuring that each of our studies is conducted in accordance with the applicable protocol, legal, regulatory and scientific standards, and our reliance on CROs and clinical sites will not relieve us of our regulatory responsibilities. We and our CROs will be required to comply with cGCPs, which are regulations and guidelines enforced by the FDA, the Competent Authorities of the Member States of the European Economic Area and comparable foreign regulatory authorities for any products in clinical development. The FDA and its foreign equivalents enforce these cGCP regulations through periodic inspections of trial sponsors, principal investigators and trial sites. If we or our CROs fail to comply with applicable cGCPs, the clinical data generated in our clinical trials may be deemed unreliable and the FDA or comparable foreign regulatory authorities may require us to perform additional clinical trials before approving our marketing applications. We cannot assure you that, upon inspection, the FDA or other regulatory authorities will determine that any of our clinical trials comply with cGCPs. In addition, our clinical trials must be conducted with products produced under cGMP regulations and will require a large number of test subjects. Our failure or the failure of our CROs or clinical sites to comply with these regulations may require us to repeat clinical trials, which would delay the regulatory approval process and could also subject us to enforcement action up to and including civil and criminal penalties.

Although we intend to design the clinical trials for our product candidates in consultation with CROs, we expect that the CROs will manage all of the clinical trials conducted at contracted clinical sites. As a result, many important aspects of our drug development programs would be outside of our direct control. In addition, the CROs and clinical sites may not perform all of their obligations under arrangements with us or in compliance with regulatory requirements. If the CROs or clinical sites do not perform clinical trials in a satisfactory manner, breach their obligations to us or fail to comply with regulatory requirements, the development and commercialization of any of our product candidates for the subject indication may be delayed or our development program materially and irreversibly harmed. We cannot control the amount and timing of resources these CROs and clinical sites will devote to our program or any of our product candidates. If we are unable to rely on clinical data collected by our CROs, we could be required to repeat, extend the duration of, or increase the size of our clinical trials, which could significantly delay commercialization and require significantly greater expenditures.

If any of our relationships with these third-party CROs or clinical sites terminate, we may not be able to enter into arrangements with alternative CROs or clinical sites. If CROs do not successfully carry out their contractual duties or obligations or meet expected deadlines, if they need to be replaced or if the quality or accuracy of the clinical data they obtain is compromised due to the failure to adhere to our clinical protocols, regulatory requirements or for other reasons, any such clinical trials may be extended, delayed or terminated, and we may not be able to obtain regulatory approval for or successfully commercialize our product candidates. As a result, our financial results and the commercial prospects for any of our product candidates would be harmed, our costs could increase and our ability to generate revenue could be delayed.

Any termination or suspension of, or delays in the commencement or completion of, any necessary studies of any of our product candidates for any indications could result in increased costs to us, delay or limit our ability to generate revenue and adversely affect our commercial prospects.

The commencement and completion of clinical studies can be delayed for a number of reasons, including delays related to:

●	the FDA, EMA or a comparable foreign regulatory authority failing to grant permission to proceed and placing the clinical study on hold;

●	subjects failing to enroll or remain in our trials at the rate we expect;

●	a facility manufacturing any of our product candidates being ordered by the FDA, EMA or other government or regulatory authorities to temporarily or permanently shut down due to violations of cGMP requirements or other applicable requirements, or cross-contaminations of product candidates in the manufacturing process;

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●	any changes to our manufacturing process that may be necessary or desired;

●	subjects choosing an alternative treatment for the indications for which we are developing our product candidates, or participating in competing clinical studies;

●	subjects experiencing severe or unexpected drug-related adverse effects;

●	reports from clinical testing on similar technologies and products raising safety and/or efficacy concerns;

●	third-party clinical investigators losing their license or permits necessary to perform our clinical trials, not performing our clinical trials on our anticipated schedule or employing methods consistent with the clinical trial protocol, cGMP requirements, or other third parties not performing data collection and analysis in a timely or accurate manner;

●	inspections of clinical study sites by the FDA, comparable foreign regulatory authorities, or IRBs finding regulatory violations that require us to undertake corrective action, result in suspension or termination of one or more sites or the imposition of a clinical hold on the entire study, or that prohibit us from using some or all of the data in support of our marketing applications;

●	third-party contractors becoming debarred or suspended or otherwise penalized by the FDA or other government or regulatory authorities for violations of regulatory requirements, in which case we may need to find a substitute contractor, and we may not be able to use some or any of the data produced by such contractors in support of our marketing applications;

●	one or more IRBs refusing to approve, suspending or terminating the study at an investigational site, precluding enrollment of additional subjects, or withdrawing its approval of the trial; reaching agreement on acceptable terms with prospective CROs and clinical trial sites, the terms of which can be subject to extensive negotiation and may vary significantly among different CROs and trial sites;

●	deviations of the clinical sites from trial protocols or dropping out of a trial;

●	adding new clinical trial sites;

●	the inability of our CRO to execute any clinical trials for any reason; and

●	government or regulatory delays or “clinical holds” requiring suspension or termination of a trial.

Product development costs for any of our product candidates will increase if we have delays in testing or approval or if we need to perform more or larger clinical studies than planned. Additionally, changes in regulatory requirements and policies may occur and we may need to amend study protocols to reflect these changes. Amendments may require us to resubmit our study protocols to the FDA, comparable foreign regulatory authorities, and IRBs for reexamination, which may impact the costs, timing or successful completion of that study. If we experience delays in completion of, or if we, the FDA or other regulatory authorities, the IRB, or other reviewing entities, or any of our clinical study sites suspend or terminate any of our clinical studies of any of our product candidates, its commercial prospects may be materially harmed and our ability to generate product revenues will be delayed. Any delays in completing our clinical trials will increase our costs, slow down our development and approval process and jeopardize our ability to commence product sales and generate revenues. Any of these occurrences may harm our business, financial condition and prospects significantly. In addition, many of the factors that cause, or lead to, termination or suspension of, or a delay in the commencement or completion of, clinical studies may also ultimately lead to the denial of regulatory approval of our product candidates. In addition, if one or more clinical studies are delayed, our competitors may be able to bring products to market before we do, and the commercial viability of any of our product candidates could be significantly reduced.

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Clinical drug development involves a lengthy and expensive process with an uncertain outcome, and results of earlier studies and trials may not be predictive of future trial results.

Clinical testing of drug product candidates is expensive and can take many years to complete, and its outcome is inherently uncertain. Failure can occur at any time during the clinical trial process. The results of pre-clinical studies and early clinical trials may not be predictive of the results of later-stage clinical trials. We cannot assure you that the FDA, EMA or comparable foreign regulatory authorities will view the results as we do or that any future trials of any of our product candidates will achieve positive results. Product candidates in later stages of clinical trials may fail to show the desired safety and efficacy traits despite having progressed through pre-clinical studies and initial clinical trials. A number of companies in the biopharmaceutical industry have suffered significant setbacks in advanced clinical trials due to lack of efficacy or adverse safety profiles, notwithstanding promising results in earlier trials. Any future clinical trial results for our product candidates may not be successful.

In addition, a number of factors could contribute to a lack of favorable safety and efficacy results for any of our product candidates. For example, such trials could result in increased variability due to varying site characteristics, such as local standards of care, differences in evaluation period and surgical technique, and due to varying patient characteristics including demographic factors and health status.

Even though we may obtain or apply for orphan drug designation for a product candidate, we may not be able to obtain orphan drug marketing exclusivity.

The treatment of recent-onset T1D is an orphan indication, and PRV-031 has been designated as an orphan drug in this indication by the FDA. Some of the subsets of lupus erythematosus are orphan indications (e.g., lupus nephritis). One of the potential life-cycle opportunities for PRV-300 is the interception and treatment of emerging viral diseases, and the use of PRV-300 in some of these diseases (e.g., pandemic or avian flu) may qualify for orphan designation based on epidemiology and other factors.

However, there is no guarantee that the FDA, EMA or its foreign equivalents will grant any future application for orphan drug designation for PRV-300 or any of our other product candidates, which would make us ineligible for the additional exclusivity and other benefits of orphan drug designation.

Under the Orphan Drug Act, the FDA may grant orphan drug designation to a drug intended to treat a rare disease or condition, which is generally a disease or condition that affects fewer than 200,000 individuals in the United States and for which there is no reasonable expectation that the cost of developing and making a drug available in the Unites States for this type of disease or condition will be recovered from sales of the product. Orphan drug designation must be requested before submitting an NDA. After the FDA grants orphan drug designation, the identity of the therapeutic agent and its potential orphan use are disclosed publicly by the FDA. Orphan product designation does not convey any advantage in or shorten the duration of regulatory review and approval process. In addition to the potential period of exclusivity, orphan designation makes a company eligible for grant funding of up to $400,000 per year for four years to defray costs of clinical trial expenses, tax credits for clinical research expenses and potential exemption from the FDA application user fee.

If a product that has orphan designation subsequently receives the first FDA approval for the disease or condition for which it has such designation, the product is entitled to orphan drug exclusivity, which means the FDA may not approve any other applications to market the same drug for the same indication for seven years, except in limited circumstances, such as (i) the drug’s orphan designation is revoked; (ii) its marketing approval is withdrawn; (iii) the orphan exclusivity holder consents to the approval of another applicant’s product; (iv) the orphan exclusivity holder is unable to assure the availability of a sufficient quantity of drug; or (v) a showing of clinical superiority to the product with orphan exclusivity by a competitor product. If a drug designated as an orphan product receives marketing approval for an indication broader than what is designated, it may not be entitled to orphan drug exclusivity. There can be no assurance that we will receive orphan drug designation for any of our product candidates in the indications for which we think they might qualify, if we elect to seek such applications.

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Although we may pursue expedited regulatory approval pathways for a product candidate, it may not qualify for expedited development or, if it does qualify for expedited development, it may not actually lead to a faster development or regulatory review or approval process.

Although we believe there may be an opportunity to accelerate the development of certain of our product candidates through one or more of the FDA’s expedited programs, such as fast track, breakthrough therapy, accelerated approval or priority review, we cannot be assured that any of our product candidates will qualify for such programs.

For example, a drug may be eligible for designation as a breakthrough therapy if the drug is intended, alone or in combination with one or more other drugs, to treat a serious or life-threatening condition and preliminary clinical evidence indicates that the drug may demonstrate substantial improvement over existing therapies on one or more clinically significant endpoints. Although breakthrough designation or access to any other expedited program may expedite the development or approval process, it does not change the standards for approval. If we apply for breakthrough therapy designation or any other expedited program for our product candidates, the FDA may determine that our proposed target indication or other aspects of our clinical development plans do not qualify for such expedited program. Even if we are successful in obtaining a breakthrough therapy designation or access to any other expedited program, we may not experience faster development timelines or achieve faster review or approval compared to conventional FDA procedures. Access to an expedited program may also be withdrawn by the FDA if it believes that the designation is no longer supported by data from our clinical development program. Additionally, qualification for any expedited review procedure does not ensure that we will ultimately obtain regulatory approval for such product candidate.

Third-party coverage and reimbursement and health care cost containment initiatives and treatment guidelines may constrain our future revenues.

Our ability to successfully market our product candidates will depend in part on the level of reimbursement that government health administration authorities, private health coverage insurers and other organizations provide for the cost of our products and related treatments. Countries in which any of our product candidates are sold through reimbursement schemes under national health insurance programs frequently require that manufacturers and sellers of pharmaceutical products obtain governmental approval of initial prices and any subsequent price increases. In certain countries, including the United States, government-funded and private medical care plans can exert significant indirect pressure on prices. We may not be able to sell our product candidates profitably if adequate prices are not approved or coverage and reimbursement is unavailable or limited in scope. Increasingly, third-party payors attempt to contain health care costs in ways that are likely to impact our development of products including:

●	failing to approve or challenging the prices charged for health care products;

●	introducing reimportation schemes from lower priced jurisdictions;

●	limiting both coverage and the amount of reimbursement for new therapeutic products;

●	denying or limiting coverage for products that are approved by the regulatory agencies but are considered to be experimental or investigational by third-party payors; and

●	refusing to provide coverage when an approved product is used in a way that has not received regulatory marketing approval.

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Risks Relating to Our Intellectual Property Rights

We depend on rights to certain pharmaceutical compounds that are licensed to us. We do not control these pharmaceutical compounds and any loss of our rights to them could prevent us from selling our products.

We are dependent on licenses from third parties for all but one of our pharmaceutical compounds. We do not own the patents that underlie these licenses. Our rights to use the pharmaceutical compounds we license are subject to the continuation of and compliance with the terms of those licenses. Thus, the patents and patent applications applicable to our product candidates were not written by us or our attorneys, and we did not have control over the drafting and prosecution. The former patent owners and our licensors might not have given the same attention to the drafting and prosecution of these patents and applications as we would have if we had been the owners of the patents and applications and had control over the drafting. Moreover, under certain of our licenses, patent prosecution activities remain under the control of the licensor. We cannot be certain that drafting of the licensed patents and patent applications, or patent prosecution, by the licensors have been or will be conducted in compliance with applicable laws and regulations or will result in valid and enforceable patents and other intellectual property rights.

Our rights to develop and commercialize the product candidates we license are subject to the validity of the owner’s intellectual property rights. Enforcement of our licensed patents or defense or any claims asserting the invalidity of these patents is often subject to the control or cooperation of our licensors. Legal action could be initiated against the owners of the intellectual property that we license and an adverse outcome in such legal action could harm our business because it might prevent such companies or institutions from continuing to license intellectual property that we may need to operate our business. In addition, such licensors may resolve such litigation in a way that benefits them but adversely affects our ability to develop and commercialize our product candidates.

In addition, our rights to practice the inventions claimed in the licensed patents and patent applications are subject to our licensors abiding by the terms of those licenses and not terminating them. Our licenses may be terminated by the licensor if we are in material breach of certain terms or conditions of the license agreement or in certain other circumstances. Certain of our licenses contained in our agreements with Janssen and Vactech contain provisions that allow the licensor to terminate the license if (i) we breach any payment obligation or other material provision under the agreement and fail to cure the breach within a fixed time following written notice of termination, (ii) we or any of our affiliates, licensees or sublicensees directly or indirectly challenge the validity, enforceability, or extension of any of the licensed patents, (iii) we declare bankruptcy or dissolve, (iv) we fail to maintain a licensed product in active development or fail to use commercially reasonable efforts to develop or commercialize a licensed product. Our rights under the licenses are subject to our continued compliance with the terms of the license, including the payment of royalties due under the license. Termination of these licenses could prevent us from marketing some or all of our products. Because of the complexity of our products and the patents we have licensed, determining the scope of the license and related royalty obligations can be difficult and can lead to disputes between us and the licensor. An unfavorable resolution of such a dispute could lead to an increase in the royalties payable pursuant to the license. If a licensor believed we were not paying the royalties due under the license or were otherwise not in compliance with the terms of the license, the licensor might attempt to revoke the license. If such an attempt were successful, we might be barred from producing and selling some or all of our products.

It is difficult and costly to protect our intellectual property rights, and we cannot ensure the protection of these rights.

Our commercial success will depend, in part, on obtaining and maintaining patent protection for our technologies, products and processes, successfully defending these patents against third-party challenges and successfully enforcing these patents against third party competitors. The patent positions of pharmaceutical companies can be highly uncertain and involve complex legal, scientific and factual questions for which important legal principles remain unresolved. Changes in either the patent laws or in interpretations of patent laws may diminish the value of our intellectual property. Accordingly, we cannot predict the breadth of claims that may be allowable or enforceable in our patents. We currently own 8 issued patents, license 311 issued patents, and license 146 pending patents for our product candidates that may never be approved by United States or foreign patent offices. The existing patent and patent applications relating to our product candidates and related technologies may be challenged, invalidated or circumvented by third parties and might not protect us against competitors with similar products or technologies.

The degree of future protection for our proprietary rights is uncertain, because legal means afford only limited protection and may not adequately protect our rights, permit us to gain or keep our competitive advantage, or provide us with any competitive advantage at all. For example, others have filed, and in the future are likely to file, patent applications covering products and technologies that are similar, identical or competitive to any of our product candidates, or important to our business. We cannot be certain that any patent application owned by a third party will not have priority over patent applications filed by us, or that we will not be involved in interference, opposition or invalidity proceedings before United States or foreign patent offices.

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In the future we may rely on know-how and trade secrets to protect technology, especially in cases when we believe patent protection is not appropriate or obtainable. However, know-how and trade secrets are difficult to protect. While we intend to require employees, academic collaborators, consultants and other contractors to enter into confidentiality agreements, we may not be able to adequately protect our trade secrets or other proprietary or licensed information. Typically, research collaborators and scientific advisors have rights to publish data and information in which we may have rights. If we cannot maintain the confidentiality of our proprietary technology and other confidential information, our ability to receive patent protection and our ability to protect valuable information owned by us may be imperiled. Enforcing a claim that a third-party entity illegally obtained and is using any of our trade secrets is expensive and time consuming, and the outcome is unpredictable. In addition, courts are sometimes less willing to protect trade secrets than patents. Moreover, our competitors may independently develop equivalent knowledge, methods and know-how.

If we fail to obtain or maintain patent protection or trade secret protection for our product candidates or our technologies, third parties could use our proprietary information, which could impair our ability to compete in the market and adversely affect our ability to generate revenues and attain profitability.

We may also rely on the trademarks we may develop to distinguish our products from the products of our competitors. We cannot guarantee that any trademark applications filed by us or our licensors will be approved. Third parties may also oppose such trademark applications, or otherwise challenge our use of the trademarks. In the event that the trademarks we use are successfully challenged, we could be forced to rebrand our products, which could result in loss of brand recognition, and could require us to devote resources to advertising and marketing new brands. Further, we cannot provide assurance that competitors will not infringe the trademarks we use, or that we will have adequate resources to enforce these trademarks.

Our product candidates may infringe the intellectual property rights of others, which could increase our costs and delay or prevent our development and commercialization efforts.

Our success depends in part on avoiding infringement of the proprietary technologies of others. The pharmaceutical industry has been characterized by frequent litigation regarding patent and other intellectual property rights. Identification of third party patent rights that may be relevant to our proprietary technology is difficult because patent searching is imperfect due to differences in terminology among patents, incomplete databases and the difficulty in assessing the meaning of patent claims. Additionally, because patent applications are maintained in secrecy until the application is published, we may be unaware of third-party patents that may be infringed by commercialization of any of our product candidates or any future product candidate. There may be certain issued patents and patent applications claiming subject matter that we may be required to license in order to research, develop or commercialize any of our product candidates, and we do not know if such patents and patent applications would be available to license on commercially reasonable terms, or at all. Any claims of patent infringement asserted by third parties would be time-consuming and may:

●	result in costly litigation;

●	divert the time and attention of our technical personnel and management;

●	prevent us from commercializing a product until the asserted patent expires or is held finally invalid or not infringed in a court of law;

●	require us to cease or modify our use of the technology and/or develop non-infringing technology; or

●	require us to enter into royalty or licensing agreements.

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Third parties may hold proprietary rights that could prevent any of our product candidates from being marketed. Any patent-related legal action against us claiming damages and seeking to enjoin commercial activities relating to any of our product candidates or our processes could subject us to potential liability for damages and require us to obtain a license to continue to manufacture or market any of our product candidates or any future product candidates. We cannot predict whether we would prevail in any such actions or that any license required under any of these patents would be made available on commercially acceptable terms, if at all. In addition, we cannot be sure that we could redesign our product candidates or any future product candidates or processes to avoid infringement, if necessary. Accordingly, an adverse determination in a judicial or administrative proceeding, or the failure to obtain necessary licenses, could prevent us from developing and commercializing any of our product candidates or a future product candidate, which could harm our business, financial condition and operating results.

A number of companies, including several major pharmaceutical companies, have conducted, or are conducting, research in immune-mediated diseases within the therapeutic fields in which we intend to operate, which has resulted, or may result, in the filing of many patent applications related to this research. If we were to challenge the validity of these or any issued United States patent in court, we would need to overcome a statutory presumption of validity that attaches to every issued United States patent. This means that, in order to prevail, we would have to present clear and convincing evidence as to the invalidity of the patent’s claims. If we were to challenge the validity of these or any issued United States patent in an administrative trial before the Patent Trial and Appeal Board in the United States Patent and Trademark Office, we would have to prove that the claims are unpatentable by a preponderance of the evidence. There is no assurance that a jury and/or court would find in our favor on questions of infringement, validity or enforceability.

We may be subject to claims that we have wrongfully hired an employee from a competitor or that we or our employees have wrongfully used or disclosed alleged confidential information or trade secrets of their former employers.

As is commonplace in our industry, we will employ individuals who were previously employed at other pharmaceutical companies, including our competitors or potential competitors. Although no claims against us are currently pending, we may be subject in the future to claims that our employees or prospective employees are subject to a continuing obligation to their former employers (such as non-competition or non-solicitation obligations) or claims that our employees or we have inadvertently or otherwise used or disclosed trade secrets or other proprietary information of their former employers. Litigation may be necessary to defend against these claims. Even if we are successful in defending against these claims, litigation could result in substantial costs and be a distraction to management.

General Company-Related Risks

We will need to grow the size of our organization, and we may experience difficulties in managing this growth.

As our development and commercialization plans and strategies continue to develop, we intend to expand the size of our employee and consultant/contractor base. Future growth would impose significant added responsibilities on members of management, including the need to identify, recruit, maintain, motivate and integrate additional employees. In addition, our management may have to divert a disproportionate amount of its attention away from our day-to-day activities and devote a substantial amount of time to managing these growth activities. Our future financial performance and our ability to commercialize our product candidates and any other future product candidates and our ability to compete effectively will depend, in part, on our ability to effectively manage our future growth.

Future capital raises may dilute our existing stockholders’ ownership and/or have other adverse effects on our operations.

If we raise additional capital by issuing equity securities, our existing stockholders’ percentage ownership will be reduced and these stockholders may experience substantial dilution. We may also issue equity securities that provide for rights, preferences and privileges senior to those of our common stock. If we raise additional funds by issuing debt securities, these debt securities would have rights senior to those of our common stock and the terms of the debt securities issued could impose significant restrictions on our operations, including liens on our assets. If we raise additional funds through collaborations and licensing arrangements, we may be required to relinquish some rights to our technologies or candidate products, or to grant licenses on terms that are not favorable to us.

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If we are not successful in attracting and retaining highly qualified personnel, we may not be able to successfully implement our business strategy. In addition, the loss of the services of our co-founders would adversely impact our business prospects.

Our management team has expertise in many different aspects of drug development and commercialization. However, our ability to compete in the highly competitive pharmaceuticals industry depends in large part upon our ability to attract and retain highly qualified managerial, scientific and medical personnel. We will need to hire additional personnel as we further develop our product candidates. Competition for skilled personnel in our market is intense and competition for experienced scientists may limit our ability to hire and retain highly qualified personnel on acceptable terms. Despite our efforts to retain valuable employees, members of our management, scientific and medical teams may terminate their employment with us on short notice. In connection with the offering, we have entered into employment agreements with certain of our executive officers. However, these employment arrangements will provide for at-will employment, which means that any of our employees could leave our employment at any time, with or without notice. Moreover, there can be no assurance that anyone we expect to employ in a key management position will be available to join our team when we expect them to, if at all. The loss of the services of any of our executive officers or other key employees, or our inability to hire targeted executives, could potentially harm our business, operating results or financial condition. In particular, we believe that the loss of the services of our co-founders would have a material adverse effect on our business. Our success also depends on our ability to continue to attract, retain and motivate highly skilled junior, mid-level, and senior managers as well as junior, mid-level, and senior scientific and medical personnel.

Other pharmaceutical companies with which we compete for qualified personnel have greater financial and other resources, different risk profiles, and a longer history in the industry than we do. They also may provide more diverse opportunities and better chances for career advancement. Some of these characteristics may be more appealing to high-quality candidates than what we have to offer. If we are unable to continue to attract and retain high-quality personnel, the rate and success at which we can develop and commercialize product candidates would be limited.

If product liability lawsuits are brought against us, we may incur substantial liabilities and may be required to limit commercialization of our product candidates.

We face a potential risk of product liability as a result of the clinical testing of our product candidates and will face an even greater risk if we commercialize any of our product candidates or any other future product. For example, we may be sued if any product we develop, including any of our product candidates, or any materials that we use in our products allegedly causes injury or is found to be otherwise unsuitable during product testing, manufacturing, marketing or sale. Any such product liability claims may include allegations of defects in manufacturing, defects in design, a failure to warn of dangers inherent in the product, negligence, strict liability and a breach of warranties. In the US, claims could also be asserted under state consumer protection acts. If we cannot successfully defend ourselves against product liability claims, we may incur substantial liabilities or be required to limit commercialization of our product candidates. Even successful defense would require significant financial and management resources. Regardless of the merits or eventual outcome, liability claims may result in:

●	decreased demand for any of our product candidates or any future products that we may develop;

●	injury to our reputation;

●	withdrawal of clinical trial participants;

●	costs to defend the related litigation;

●	a diversion of management’s time and our resources;

●	substantial monetary awards to trial participants or patients;

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●	product recalls, withdrawals or labeling, marketing or promotional restrictions;

●	the inability to commercialize some or all of our product candidates; and

●	a decline in the value of our stock.

Our inability to obtain and retain sufficient product liability insurance at an acceptable cost to protect against potential product liability claims could prevent or inhibit the commercialization of products we develop. We intend to obtain product liability insurance covering our clinical trials. Although we will maintain such insurance, any claim that may be brought against us could result in a court judgment or settlement in an amount that is not covered, in whole or in part, by our insurance or that is in excess of the limits of our insurance coverage. Our insurance policies also have various exclusions, and we may be subject to a product liability claim for which we have no coverage. We may have to pay any amounts awarded by a court or negotiated in a settlement that exceed our coverage limitations or that are not covered by our insurance, and we may not have, or be able to obtain, sufficient capital to pay such amounts.

We may acquire businesses or products, or form strategic alliances, in the future, and we may not realize the benefits of such acquisitions.

We may acquire additional businesses or products, form strategic alliances or create joint ventures with third parties that we believe will complement or augment our existing business. If we acquire businesses with promising markets or technologies, we may not be able to realize the benefit of acquiring such businesses if we are unable to successfully integrate them with our existing operations and company culture. We may encounter numerous difficulties in developing, manufacturing and marketing any new products resulting from a strategic alliance or acquisition that delay or prevent us from realizing their expected benefits or enhancing our business. We cannot assure you that, following any such acquisition, we will achieve the expected synergies to justify the transaction.

We are a virtual company and may be unable to adequately protect our information technology systems from cyber-attacks, which could result in the disclosure of confidential information, damage our reputation, and subject us to significant financial and legal exposure.

We are a virtual company and may be unable to adequately protect our information technology systems from cyber-attacks, which could result in the disclosure of confidential information, damage our reputation, and subject us to significant financial and legal exposure.

Cyber-attacks are increasing in their frequency, sophistication and intensity, and have become increasingly difficult to detect. Cyber-attacks could include wrongful conduct by hostile foreign governments, industrial espionage, deployment of harmful malware, denial-of-service, and other means to threaten data confidentiality, integrity and availability. A successful cyber-attack could cause serious negative consequences for our company, including the disruption of operations, the misappropriation of confidential business information and trade secrets, and the disclosure of corporate strategic plans. To date, we have not experienced threats to our data and information technology systems. However, although we devote resources to protect our information technology systems, we realize that cyber-attacks are a threat, and there can be no assurance that our efforts will prevent information security breaches that would result in business, legal or reputational harm to us, or would have a material adverse effect on our operating results and financial condition.

Risks Related to our Common Stock and this Offering

The best efforts structure of this offering may yield insufficient gross proceeds to fully execute our business plan.

The underwriter is offering shares of our common stock in this offering on a best efforts basis. The underwriter is not required to sell any specific number or dollar amount of common stock, but will use its best efforts to sell the shares offered by us. It is a condition of this offering that the minimum amount of gross proceeds of $40,000,000 be received by [●], 2018. As a “best efforts” offering, there can be no assurance that the offering contemplated by this prospectus will successfully raise this minimum amount or that the offering will ultimately be completed or will result in any proceeds being made available to us.

Our stock price may be volatile and you may not be able to resell shares of our common stock at or above the price you paid.

The market price of our common stock following this offering could be highly volatile and could be subject to wide fluctuations in response to various factors, some of which are beyond our control. These factors include those discussed in this “Risk Factors” section of this prospectus and others such as:

●	our commercialization, marketing and manufacturing prospects;

●	our intentions and our ability to establish collaborations and/or partnerships;

●	the timing or likelihood of regulatory filings and approvals;

●	our development, commercialization, marketing and manufacturing capabilities;

●	our expectations regarding the potential market size and the size of the patient populations for our product candidates;

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●	the implementation of our business model and strategic plans for our business and technology;

●	the scope of protection we are able to establish and maintain for intellectual property rights covering our product candidates, along with any product enhancements;

●	estimates of our expenses, future revenue, capital requirements, our needs for additional financing and our ability to obtain additional capital;

●	our use of proceeds from this offering;

●	our financial performance; and

●	developments and projections relating to our competitors and our industry, including competing therapies and procedures.

In addition, the stock markets in general, and the markets for biopharmaceutical and biotechnology stocks in particular, have experienced extreme volatility that may have been unrelated to the operating performance of the issuer. These broad market fluctuations may adversely affect the market price or liquidity of our common stock. In the past, when the market price of a stock has been volatile, holders of that stock have sometimes instituted securities class action litigation against the issuer. If any of our stockholders were to bring such a lawsuit against us, we could incur substantial costs defending the lawsuit and the attention of our management would be diverted from the operation of our business.

An active, liquid and orderly market for our common stock may not develop, and you may not be able to resell your common stock at or above the public offering price.

Prior to this offering, there has been no public market for shares of our common stock, and an active public market for our shares may not develop or be sustained after this offering. We and the underwriter will determine the initial public offering price of our common stock through negotiation. This price will not necessarily reflect the price at which investors in the market will be willing to buy and sell our shares following this offering. In addition, an active trading market may not develop following the consummation of this offering or, if it is developed, may not be sustained. The lack of an active market may impair your ability to sell your shares at the time you wish to sell them or at a price that you consider reasonable. An inactive market may also impair our ability to raise capital by selling shares and may impair our ability to acquire other businesses, applications, or technologies using our shares as consideration.

If securities or industry analysts do not publish research or reports about our business, or if they issue an adverse or misleading opinion regarding our stock, our stock price and trading volume could decline.

The trading market for our common stock will be influenced by the research and reports that industry or securities analysts publish about us or our business. We do not have and may never obtain research coverage by securities and industry analysts. If no or few securities or industry analysts commence coverage of us, the market price for our stock would be negatively impacted. In the event we obtain securities or industry analyst coverage, if any of the analysts who cover us issue an adverse or misleading opinion regarding us, our business model, our intellectual property or our stock performance, or if our clinical trials and operating results fail to meet the expectations of analysts, our stock price would likely decline. If one or more of these analysts cease coverage of us or fail to publish reports on us regularly, we could lose visibility in the financial markets, which in turn could cause our stock price or trading volume to decline.

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Our failure to meet the continued listing requirements of Nasdaq could result in a delisting of our common stock.

If, after listing, we fail to satisfy the continued listing requirements of Nasdaq, such as the corporate governance requirements or the minimum closing bid price requirement, Nasdaq may take steps to delist our common stock. Such a delisting would likely have a negative effect on the price of our common stock and would impair your ability to sell or purchase our common stock when you wish to do so. In the event of a delisting, we can provide no assurance that any action taken by us to restore compliance with listing requirements would allow our common stock to become listed again, stabilize the market price or improve the liquidity of our common stock, prevent our common stock from dropping below the Nasdaq minimum bid price requirement or prevent future non-compliance with Nasdaq’s listing requirements.

We are an “emerging growth company” and as a result of the reduced disclosure and governance requirements applicable to emerging growth companies, our common stock may be less attractive to investors.

We are an “emerging growth company,” as defined in the JOBS Act, and we intend to take advantage of certain exemptions from various reporting requirements that are applicable to other public companies that are not emerging growth companies including, but not limited to, not being required to comply with the auditor attestation requirements of Section 404, reduced disclosure obligations regarding executive compensation in our periodic reports and proxy statements, and exemptions from the requirements of holding a nonbinding advisory vote on executive compensation and stockholder approval of any golden parachute payments not previously approved. We cannot predict if investors will find our common stock less attractive because we will rely on these exemptions. If some investors find our common stock less attractive as a result, there may be a less active trading market for our common stock and our stock price may be more volatile. We may take advantage of these reporting exemptions until we are no longer an emerging growth company. We will remain an emerging growth company until the earlier of (1) the last day of the fiscal year (a) following the fifth anniversary of the completion of this offering, (b) in which we have total annual gross revenue of at least $1.07 billion, or (c) in which we are deemed to be a large accelerated filer, which means the market value of our common stock that is held by non-affiliates exceeds $700.0 million as of the prior June 30th, and (2) the date on which we have issued more than $1.0 billion in non-convertible debt during the prior three-year period.

Our status as an “emerging growth company” under the JOBS Act may make it more difficult to raise capital as and when we need it.

Because of the exemptions from various reporting requirements provided to us as an “emerging growth company,” we may be less attractive to investors and it may be difficult for us to raise additional capital as and when we need it. Investors may be unable to compare our business with other companies in our industry if they believe that our reporting is not as transparent as other companies in our industry. If we are unable to raise additional capital as and when we need it, our financial condition and results of operations may be materially and adversely affected.

Purchasers in this offering will experience immediate and substantial dilution in the book value of their investment.

The initial public offering price of our common stock is substantially higher than the pro forma net tangible book value per share of our common stock before giving effect to this offering. Accordingly, if you purchase our common stock in this offering, you will incur immediate substantial dilution of approximately $2.30 per share (or $2.15 if the maximum amount is sold), based on an assumed initial public offering price of $4.00 per share, and our pro forma net tangible book value as of March 31, 2018. For a further description of the dilution that you will experience immediately after this offering, see the section titled “Dilution.”

If we sell shares of our common stock in future financings, stockholders may experience immediate dilution and, as a result, our stock price may decline.

We may from time to time issue additional shares of common stock at a discount from the current market price of our common stock. As a result, our stockholders would experience immediate dilution upon the purchase of any shares of our common stock sold at such discount. In addition, as opportunities present themselves, we may enter into financing or similar arrangements in the future, including the issuance of debt securities, preferred stock or common stock. If we issue common stock or securities convertible into common stock, our common stockholders would experience additional dilution and, as a result, our stock price may decline.

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Our principal stockholders and management own a significant percentage of our stock and will be able to exert significant control over matters subject to stockholder approval.

Prior to this offering as of March 31, 2018, our executive officers, directors, holders of 5% or more of our capital stock and their respective affiliates beneficially owned approximately 60.7% of our voting stock and, upon the closing of this offering, that same group will hold approximately 43.2% of our outstanding voting stock in the event we close on the minimum offering and approximately 40.3% of our outstanding voting stock in the event we close on the maximum offering. Therefore, even after this offering these stockholders will have the ability to influence us through this ownership position. These stockholders may be able to determine all matters requiring stockholder approval. For example, these stockholders may be able to control elections of directors, amendments of our organizational documents, or approval of any merger, sale of assets, or other major corporate transaction. This may prevent or discourage unsolicited acquisition proposals or offers for our common stock that you may feel are in your best interest as one of our stockholders.

Sales of a substantial number of shares of our common stock in the public market could cause our stock price to decline.

If our existing stockholders sell, or indicate an intention to sell, substantial amounts of our common stock in the public market after the lock-up and other legal restrictions on resale discussed in this prospectus lapse, the market price of our common stock could decline. Based upon the number of shares outstanding as of March 31, 2018, upon the closing of this offering, we will have outstanding a total of 31,381,999 shares of common stock (if the minimum amount is sold) or 33,881,999 (if the maximum amount is sold). Of these shares, approximately 10,000,000 shares of our common stock (if the minimum amount is sold) or 12,500,000 (if the maximum amount is sold) will be freely tradable, without restriction, in the public market immediately following this offering.

The lock-up agreements pertaining to this offering will expire 180 days or 12 months from the date of this prospectus. After the lock-up agreements expire, up to an additional 11,381,999 shares of common stock will be eligible for sale in the public market within 180 days, and 12,991,428 shares of common stock (including 2,991,428 warrants convertible into common stock) will be eligible for sale in the public market within 12 months, all of which shares are held by directors, executive officers and other affiliates and will be subject to Rule 144 under the Securities Act. MDB may, however, in its sole discretion, permit our officers, directors and other stockholders who are subject to these lock-up agreements to sell shares prior to the expiration of the lock-up agreements, subject to certain requirements.

In addition, 6,860,852 shares of common stock that are either subject to outstanding options, reserved for future issuance under our equity incentive plans or subject to outstanding warrants will become eligible for sale in the public market to the extent permitted by the provisions of various vesting schedules, the lock-up agreements and Rule 144 and Rule 701 under the Securities Act. If these additional shares of common stock are sold, or if it is perceived that they will be sold, in the public market, the market price of our common stock could decline.

After this offering, the holders of approximately 11,381,999 shares of our common stock, or approximately 36.3% of our total outstanding common stock in the event we close on the minimum offering and approximately 33.6% of our outstanding voting stock in the event we close on the maximum offering, will be entitled to rights with respect to the registration of their shares under the Securities Act, subject to vesting schedules and to the lock-up agreements described above. Registration of these shares under the Securities Act would result in the shares becoming freely tradable without restriction under the Securities Act, except for shares purchased by affiliates. Any sales of securities by these stockholders could have a material adverse effect on the market price of our common stock.

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MDB and its affiliates collectively beneficially own more than 10% of our outstanding common stock and have an interest in this offering beyond customary underwriting commissions.

Because MDB and its affiliates collectively beneficially own more than 10% of our outstanding common stock, MDB is deemed to be an affiliate of the Company and to have a “conflict of interest” under Rule 5121 of Financial Industry Regulatory Authority Inc. Accordingly, this offering will be made in compliance with the applicable provisions of Rule 5121. The rule requires that a “qualified independent underwriter” meeting certain standards participate in the preparation of the registration statement and prospectus and exercise the usual standards of due diligence with respect thereto. Dougherty & Company LLC has agreed to act as a “qualified independent underwriter” within the meaning of Rule 5121 in connection with this offering. Dougherty & Company LLC will receive $150,000 for serving as a qualified independent underwriter in connection with this offering. In its role as qualified independent underwriter, Dougherty & Company LLC has participated in due diligence and the preparation of this prospectus and the registration statement of which this prospectus forms a part. Although Dougherty & Company LLC has, in its capacity as qualified independent underwriter, participated in due diligence and the preparation of this prospectus and the registration statement of which this prospectus forms a part, we cannot assure you that this will adequately address all potential conflicts of interest. We have agreed to indemnify Dougherty & Company LLC against liabilities incurred in connection with acting as qualified independent underwriter, including liabilities under the Securities Act. In accordance with Rule 5121, MDB will not sell shares of our common stock to a discretionary account without the prior written approval from the account holder. See the section of this prospectus captioned “Underwriting (Conflicts of Interest)” for additional information.

We will incur significant increased costs as a result of becoming a public company that reports to the Securities and Exchange Commission (SEC) and our management will be required to devote substantial time to meet compliance obligations.

Once we are a public company listed in the United States upon the closing of this offering, we will incur significant legal, accounting and other expenses that we did not incur as a private company. We will be subject to reporting requirements of the Exchange Act and the Sarbanes-Oxley Act, as well as rules subsequently implemented by the SEC and Nasdaq that impose significant requirements on public companies, including requiring the establishment and maintenance of effective disclosure and financial controls and changes in corporate governance practices. In addition, on July 21, 2010, the Dodd-Frank Wall Street Reform and Protection Act, or the Dodd-Frank Act, was enacted. There are significant corporate governance and executive compensation-related provisions in the Dodd-Frank Act that are expected to increase our legal and financial compliance costs, make some activities more difficult, time-consuming or costly and may also place undue strain on our personnel, systems and resources. Our management and other personnel will need to devote a substantial amount of time to these compliance initiatives. In addition, these rules and regulations may make it more difficult and more expensive for us to obtain director and officer liability insurance, and we may be required to accept reduced policy limits and coverage or incur substantially higher costs to obtain the same or similar coverage. As a result, it may be more difficult for us to attract and retain qualified people to serve on our board of directors, our board committees or as executive officers.

We have broad discretion to determine how to use the funds raised in this offering, and may use them in ways that may not enhance our operating results or the price of our common stock.

Our management will have broad discretion over the use of proceeds from this offering, including for any of the purposes described in the section entitled “Use of Proceeds,” and we could spend the proceeds from this offering in ways our stockholders may not agree with or that do not yield a favorable return, if at all. We intend to use substantially all of the net proceeds of this offering to further our product development activities and for working capital and general corporate purposes. However, our use of these proceeds may differ substantially from our current plans. If we do not invest or apply the proceeds of this offering in ways that improve our operating results, we may fail to achieve expected financial results, which could cause our stock price to decline. You will be relying on the judgment of our management concerning these uses and you will not have the opportunity, as part of your investment decision, to assess whether the proceeds are being used appropriately. The failure of our management to apply these funds effectively could result in unfavorable returns and uncertainty about our prospects, each of which could cause the price of our common stock to decline.

Provisions in our charter documents and under Delaware law could discourage a takeover that stockholders may consider favorable and may lead to entrenchment of management.

Our amended and restated certificate of incorporation and bylaws that will be in effect immediately prior to the consummation of this offering will contain provisions that could delay or prevent changes in control or changes in our management without the consent of our board of directors. These provisions will include the following:

●	no cumulative voting in the election of directors, which limits the ability of minority stockholders to elect director candidates;

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●	the exclusive right of our board of directors to elect a director to fill a vacancy created by the expansion of the board of directors or the resignation, death or removal of a director, which prevents stockholders from being able to fill vacancies on our board of directors;

●	the ability of our board of directors to authorize the issuance of shares of preferred stock and to determine the price and other terms of those shares, including preferences and voting rights, without stockholder approval, which could be used to significantly dilute the ownership of a hostile acquirer;

●	the ability of our board of directors to alter our bylaws without obtaining stockholder approval;

●	the required approval of at least 66 2/3% of the shares entitled to vote at an election of directors to adopt, amend or repeal our bylaws or repeal the provisions of our amended and restated certificate of incorporation regarding the election and removal of directors;

●	the requirement that a special meeting of stockholders may be called only by the chairman of the board of directors, the chief executive officer, the president or the board of directors, which may delay the ability of our stockholders to force consideration of a proposal or to take action, including the removal of directors; and

●	advance notice procedures that stockholders must comply with in order to nominate candidates to our board of directors or to propose matters to be acted upon at a stockholders’ meeting, which may discourage or deter a potential acquirer from conducting a solicitation of proxies to elect the acquirer’s own slate of directors or otherwise attempting to obtain control of us.

In addition, these provisions would apply even if we were to receive an offer that some stockholders may consider beneficial.

We are also subject to the anti-takeover provisions contained in Section 203 of the Delaware General Corporation Law. Under Section 203, a corporation may not, in general, engage in a business combination with any holder of 15% or more of its capital stock unless the holder has held the stock for three years or, among other exceptions, the board of directors has approved the transaction. For a description of our capital stock, see the section titled “Description of Capital Stock.”

Claims for indemnification by our directors and officers may reduce our available funds to satisfy successful third-party claims against us and may reduce the amount of money available to us.

Our amended and restated certificate of incorporation and bylaws provide that we will indemnify our directors and officers, in each case to the fullest extent permitted by Delaware law.

In addition, as permitted by Section 145 of the Delaware General Corporation Law, our bylaws to be effective immediately prior to the completion of this offering and our indemnification agreements that we have entered into with our directors and officers provide that:

●	we will indemnify our directors and officers for serving us in those capacities or for serving other business enterprises at our request, to the fullest extent permitted by Delaware law. Delaware law provides that a corporation may indemnify such person if such person acted in good faith and in a manner such person reasonably believed to be in or not opposed to the best interests of the registrant and, with respect to any criminal proceeding, had no reasonable cause to believe such person’s conduct was unlawful;

●	we may, in our discretion, indemnify employees and agents in those circumstances where indemnification is permitted by applicable law;

●	we are required to advance expenses, as incurred, to our directors and officers in connection with defending a proceeding, except that such directors or officers shall undertake to repay such advances if it is ultimately determined that such person is not entitled to indemnification;

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●	we will not be obligated pursuant to our bylaws to indemnify a person with respect to proceedings initiated by that person against us or our other indemnitees, except with respect to proceedings authorized by our board of directors or brought to enforce a right to indemnification;

●	the rights conferred in our bylaws are not exclusive, and we are authorized to enter into indemnification agreements with our directors, officers, employees and agents and to obtain insurance to indemnify such persons; and

●	we may not retroactively amend our bylaw provisions to reduce our indemnification obligations to directors, officers, employees and agents.

Our certificate of incorporation will provide that the Court of Chancery of the State of Delaware will be the exclusive forum for substantially all disputes between us and our stockholders, which could limit our stockholders’ ability to obtain a favorable judicial forum for disputes with us or our directors, officers or employees.

Our certificate of incorporation will provide that the Court of Chancery of the State of Delaware is the exclusive forum for any derivative action or proceeding brought on our behalf, any action asserting a breach of fiduciary duty, any action asserting a claim against us arising pursuant to the Delaware General Corporation Law, our certificate of incorporation or our bylaws, any action to interpret, apply, enforce, or determine the validity of our certificate of incorporation or bylaws, or any action asserting a claim against us that is governed by the internal affairs doctrine. The choice of forum provision may limit a stockholder’s ability to bring a claim in a judicial forum that it finds favorable for disputes with us or our directors, officers or other employees, which may discourage such lawsuits against us and our directors, officers and other employees. Alternatively, if a court were to find the choice of forum provision contained in our certificate of incorporation to be inapplicable or unenforceable in an action, we may incur additional costs associated with resolving such action in other jurisdictions, which could adversely affect our business and financial condition.

We do not intend to pay dividends on our common stock, and, consequently, your ability to achieve a return on your investment will depend on appreciation in the price of our common stock.

We do not intend to pay any cash dividends on our common stock for the foreseeable future. We intend to invest our future earnings, if any, to fund our growth. Therefore, you are not likely to receive any dividends on your common stock for the foreseeable future. Since we do not intend to pay dividends, your ability to receive a return on your investment will depend on any future appreciation in the market value of our common stock. There is no guarantee that our common stock will appreciate or even maintain the price at which our holders have purchased it.

SPECIAL NOTE REGARDING FORWARD-LOOKING STATEMENTS

This prospectus, including the sections entitled “Prospectus Summary,” “Risk Factors,” “Use of Proceeds,” “Management’s Discussion and Analysis of Financial Condition and Results of Operations,” and “Business,” contains forward-looking statements. The words “believe,” “may,” “will,” “potentially,” “estimate,” “continue,” “anticipate,” “intend,” “could,” “would,” “project,” “plan,” “expect” and similar expressions that convey uncertainty of future events or outcomes are intended to identify forward-looking statements. These forward-looking statements include, but are not limited to, statements concerning the following:

●	our lack of operating history;

●	the expectation that we will incur operating losses for the foreseeable future;

●	our current and future capital requirements to support our development and commercialization efforts for our product candidates and our ability to satisfy our capital needs;

●	our dependence on our product candidates, which are still in preclinical or early stages of clinical development;

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●	our, or that of our third-party manufacturers, ability to manufacture GMP batches of our product candidates as required for pre-clinical and clinical trials and, subsequently, our ability to manufacture commercial quantities of our product candidates;

●	our ability to attract and retain key executives and medical and scientific personnel;

●	our ability to complete required clinical trials for our product candidates and obtain approval from the FDA or other regulatory agencies in different jurisdictions;

●	our lack of a sales and marketing organization and our ability to commercialize our product candidates if we obtain regulatory approval;

●	our dependence on third-parties to manufacture our product candidates;

●	our reliance on third-party CROs to conduct our clinical trials;

●	our ability to maintain or protect the validity of our licensed patents and other intellectual property;

●	our ability to internally develop new inventions and intellectual property;

●	interpretations of current laws and the passages of future laws;

●	acceptance of our business model by investors;

●	the accuracy of our estimates regarding expenses and capital requirements; and

●	our ability to adequately support organizational and business growth.

These forward-looking statements are subject to a number of risks, uncertainties and assumptions, including those described in “Risk Factors” and elsewhere in this prospectus. Moreover, we operate in a very competitive and rapidly changing environment, and new risks emerge from time to time. It is not possible for us to predict all risks, nor can we assess the impact of all factors on our business or the extent to which any factor, or combination of factors, may cause actual results to differ materially from those contained in any forward-looking statements we may make. In light of these risks, uncertainties and assumptions, the forward-looking events and circumstances discussed in this prospectus may not occur and actual results could differ materially and adversely from those anticipated or implied in our forward-looking statements.

You should not rely upon forward-looking statements as predictions of future events. Although we believe that the expectations reflected in our forward-looking statements are reasonable, we cannot guarantee that the future results, levels of activity, performance or events and circumstances described in the forward-looking statements will be achieved or occur. Moreover, neither we nor any other person assumes responsibility for the accuracy and completeness of the forward-looking statements. We undertake no obligation to update publicly any forward-looking statements for any reason after the date of this prospectus to conform these statements to actual results or to changes in our expectations, except as required by law.

You should read this prospectus and the documents that we reference in this prospectus and have filed with the Securities and Exchange Commission as exhibits to the registration statement of which this prospectus is a part with the understanding that our actual future results, levels of activity, performance and events and circumstances may be materially different from what we expect.

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INDUSTRY AND MARKET DATA

This prospectus contains estimates, projections and other information concerning our industry, our business, and the markets for our product candidates, including data regarding market research, estimates and forecasts prepared by our management. Information that is based on estimates, forecasts, projections, market research or similar methodologies is inherently subject to uncertainties and actual events or circumstances may differ materially from events and circumstances that are assumed in this information. Unless otherwise expressly stated, we obtained this industry, business, market and other data from reports, research surveys, studies and similar data prepared by market research firms and other third parties, industry, medical and general publications, government data and similar sources. In some cases, we do not expressly refer to the sources from which this data is derived. In that regard, when we refer to one or more sources of this type of data in any paragraph, you should assume that other data of this type appearing in the same paragraph is derived from the same sources, unless otherwise expressly stated or the context otherwise requires.

USE OF PROCEEDS

Based on an initial public offering price of $4.00 per share, we estimate that the net proceeds from our sale of shares of common stock in this offering, after deducting estimated underwriting commissions and estimated offering expenses, will be approximately $ 37.0 million if we sell the minimum of $40,000,000 of common stock or $46. 5 million if we sell all $50,000,000 of common stock in this offering. However, this is a best efforts offering and, in the event that the minimum amount of common stock is not sold and all funds are returned to purchasers, we will not sell any shares or receive any proceeds.

We intend to use the net proceeds from this offering primarily as follows (listed in the order of priority):

●	approximately $11 million ($11 million if the maximum amount is sold) for ongoing development activities for PRV-6527 which will allow us to generate top-line data from our Phase 2a clinical trial;

●	approximately $4 million ($4 million if the maximum amount is sold) for ongoing development activities for PRV-300 which will allow us to generate top-line data from our Phase 1b clinical trial;

●	approximately $5 million (approximately $8 million if the maximum amount is sold) for development activities for PRV-031 which will allow us to commence a Phase 3 clinical trial;

●	approximately $5 million (approximately $8 million if the maximum amount is sold) for ongoing development activities for PRV-101 which will allow us to file an IND and commence a Phase 1 clinical trial;

●	approximately $ 2 million (approximately $3 million if the maximum amount is sold) for development activities for PRV-3279 which will allow us to plan and design a Phase 1b/2a clinical trial;

●	approximately $10 million (approximately $12 million if the maximum amount is sold) for general corporate purposes, which may include the acquisition or in-licensing of other product candidates.

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Even if we only raise the minimum amount in the offering, we expect that the net proceeds will be sufficient to complete our ongoing IBD clinical trials. If we only raise the minimum amount, we may need to delay certain aspects of the development of PRV-031, PRV-3279 and PRV-101 until such time we have sufficient funds.

Although we may use a portion of the net proceeds of this offering for the acquisition or licensing of additional technologies, other assets or businesses, or for other strategic investments or opportunities, we have no current understandings, agreements or commitments to do so.

Pending our use of the net proceeds from this offering, we intend to invest the net proceeds in a variety of capital preservation investments, including short-term, investment-grade, interest-bearing instruments and U.S. government securities.

We believe the net proceeds from this offering (assuming that the minimum amount of common stock offered is sold), combined with our existing cash resources, will be sufficient to fund our projected operating requirements for approximately 18 months from the date of this offering. We believe the net proceeds from this offering (assuming that the maximum amount of common stock offered is sold), combined with our existing cash resources, will be sufficient to fund our projected operating requirements for approximately 24 months from the date of this offering. However, the expected net proceeds from this offering are not expected to be sufficient for us to complete the development and commercialization of any of our drug candidates or platform technologies. Until we are able to generate sustainable revenues that generate a profit, we expect to finance our future cash needs through public or private equity offerings, debt financings or corporate collaboration and licensing arrangements. However, there can be no assurances that we will be able to obtain additional financing on acceptable terms and in the amounts necessary to fully fund our future operating requirements.

DIVIDEND POLICY

We have never declared or paid cash dividends on our capital stock. We intend to retain all available funds and any future earnings, if any, to fund the development and expansion of our business and we do not anticipate paying any cash dividends in the foreseeable future.

CAPITALIZATION

The following table sets forth our cash and cash equivalents and capitalization as of March 31, 2018:

●	on an actual basis;

●	on a pro forma basis to give effect to: (i) the conversion of all shares of our preferred stock outstanding as of March 31, 2018 into an aggregate of 11,381,999 shares of common stock immediately prior to the consummation of this offering and (ii) the filing and effectiveness of our amended and restated certificate of incorporation, which will occur immediately prior to the consummation of this offering;

●	on a pro forma as adjusted basis to give further effect to the sale of the minimum offering amount of $40,000,000 consisting of 10,000,000 shares of common stock in this offering at an assumed initial public offering price of $4.00 per share after deducting the estimated underwriting discount and estimated offering expenses payable by us; and

●	on a pro forma as adjusted basis to give further effect to the sale of the maximum offering amount of $50,000,000 consisting of 12,500,000 shares of common stock in this offering at an assumed initial public offering price of $4.00 per share after deducting the estimated underwriting discount and estimated offering expenses payable by us.

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	Actual	Pro Forma	Pro Forma as Adjusted	Pro Forma as Adjusted
	(unaudited)	(unaudited)	Minimum Offering Amount (unaudited)	Maximum Offering Amount (unaudited)
Cash	$15,845,849	$15,845,849	$53,170,849	$62,645,849
Warrant Liability	1,082,000	—	—	—
Total Debt	$—	$—	$—	$—
Preferred stock, $0.0001 par value; 25,000,000 shares authorized; 11,381,999 shares issued or outstanding, actual; 25,000,000 shares authorized pro forma; no shares issued or outstanding pro forma;	26,309,513	—	—	—
Stockholders’ Equity:
Common stock, $0.0001 par value; 50,000,000 shares authorized; 10,000,000 shares issued and outstanding, actual; 21,381,999 shares issued and outstanding, pro forma; 100,000,000 shares authorized and 31,381,999 shares issued and outstanding, pro forma as adjusted (minimum), and 100,000,000 shares authorized and 33,881,999 shares issued and outstanding, pro forma as adjusted (maximum)	1,000	2,138	3,138	3,388
Additional paid-in capital	3,237,499	29,545,874	66,544,874	76,019,624
Warrant	—	1,082,000	1,082,000	1,082,000
Accumulated deficit	(14,361,536)	(14,361,536)	(14,361,536)	(14,361,536)
Total stockholders’ (deficit) equity	(11,123,037)	16,268,476	53,268,476	62,743,476

●	The above capitalization table excludes:

●	2,656,435 shares of our common stock reserved for issuance under stock option agreements issued pursuant to our 2017 Equity Incentive Plan at an exercise price of $2.50 per share;

●	558,740 shares of common stock reserved for issuance under outstanding Series A Preferred Stock warrants that will convert to common stock warrants upon consummation of this offering at an exercise price of $2.50 per share;

●	2,432,688 shares of our common stock issuable upon exercise of the warrant issued to MacroGenics;

●	386,943 shares of our common stock issuable upon the exercise of options granted under our 2017 Equity Incentive Plan, which will become effective upon the consummation of this offering and will have an exercise price equal to the initial public offering price set forth on the cover page of this prospectus; and

●	1,000,000 shares of our common stock issuable upon exercise of the warrant to be issued to the underwriter (1,250,000 if the maximum amount of common stock is sold).

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You should read this information together with our financial statements and related notes appearing elsewhere in this prospectus and the information set forth under the headings “Selected Consolidated Financial Data” and “Management’s Discussion and Analysis of Financial Condition and Results of Operations.”

DILUTION

If you invest in our common stock in this offering, your interest will be immediately diluted to the extent of the difference between the initial public offering price per share of our common stock in this offering and the net tangible book value per share of our common stock after this offering. As of March 31, 2018, we had a historical net tangible book value of ($11.1) million, or ($1.11) per share of common stock. Our net tangible book value represents total tangible assets less total liabilities and the net tangible book value of our preferred stock divided by the number of shares of common stock outstanding on March 31, 2018. Our pro forma net tangible book value as of March 31, 2018, before giving effect to this offering, was $16.3 million, or $0.76 per share of our common stock. Pro forma net tangible book value, before the issuance and sale of shares in this offering, gives effect to:

●	the conversion of all shares of our preferred stock outstanding as of March 31, 2018 into an aggregate of 11,381,999 shares of common stock immediately prior to the consummation of this offering; and

●	the filing and effectiveness of our amended and restated certificate of incorporation, which will occur immediately prior to the consummation of this offering.

After giving effect to the sale of $40,000,000 of common stock (the minimum offering amount) or $50,000,000 of common stock (the maximum offering amount) in this offering at an assumed initial public offering price of $4.00 per share and after deducting the estimated underwriting discount and estimated offering expenses payable by us, our pro forma as adjusted net tangible book value as of March 31, 2018 would have been approximately $ 53.3 million, or $1. 70 per share (minimum offering amount) or $62. 7 million, or $1.85 per share (maximum offering amount). This represents an immediate increase in pro forma as adjusted net tangible book value of $0.94 per share (minimum offering amount) or $1. 09 per share (maximum offering amount) to existing stockholders and an immediate dilution of $2. 30 per share (minimum offering amount) or $2. 15 per share (maximum offering amount) to new investors. The following table illustrates this per share dilution:

	Minimum	Maximum
Assumed initial public offering price per share	$4.00	$4.00
Historical net tangible book value per share as of March 31, 2018	$(1.11)	$(1.11)
Pro forma increase in net tangible book value per share	$1.87	$1.87
Pro forma net tangible book value per share as of March 31, 2018	$0.76	$0.76
Increase in pro forma net tangible book value per share attributable to new investors	$0.94	$1.09
Pro forma as adjusted net tangible book value per share after this offering	$1.70	$1.85
Dilution per share to new investors participating in this offering	$2.30	$2.15

To the extent that outstanding options with an exercise price per share that is less than the pro forma as adjusted net tangible book value per share are exercised, new investors will experience further dilution. In addition, we may choose to raise additional capital due to market conditions or strategic considerations even if we believe we have sufficient funds for our current or future operating plans. To the extent that we raise additional capital through the sale of equity or convertible debt securities, the issuance of these securities could result in further dilution to our stockholders.

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The following table shows, as of March 31, 2018, on a pro forma as adjusted basis, after giving effect to the pro forma adjustments described above, the number of shares of common stock purchased from us, the total consideration paid to us and the average price paid per share by existing stockholders and by new investors purchasing common stock in this offering at an assumed initial public offering price of $4.00 per share before deducting the estimated underwriting discount and estimated offering expenses payable by us:

	Shares Purchased		Total Consideration		Average Price
	Number	Percent	Amount	Percent	Per Share
Existing stockholders	21,381,999	68%	$28,455,998	42%	$1.33
Investors participating in this offering (if the minimum amount is sold)	10,000,000	32%	40,000,000	58%	4.00
Total	31,381,999	100%	$68,455,998	100%	$2.18
Investors participating in this offering (if the maximum amount is sold)	12,500,000	37%	50,000,000	69%	4.00
Total	33,881,999	100%	$78,455,998	100%	$2.32

The number of shares of our common stock outstanding before and after this offering in the tables and discussion above are based on (i) 10,000,000 shares of common stock outstanding as of March 31, 2018, (ii) 21,381,999 shares of common stock outstanding on a pro forma basis as of March 31, 2018 and exclude, as of that date, the following:

●	2,656,435 shares of common stock issuable upon the exercise of outstanding stock options that have an exercise price of $2.50 per share;

●	1,212,989 shares of common stock reserved for issuance pursuant to future awards under our 2017 Equity Incentive Plan, as amended;

●	558,740 shares of common stock issuable under outstanding Series A Preferred Stock warrants that will convert to common stock warrants upon consummation of this offering that have an exercise price of $2.50 per share;

●	2,432,688 shares of common stock issuable upon exercise of outstanding warrants that have an exercise price of $2.50 per share;

●	386,943 shares of our common stock issuable upon the exercise of options granted under our 2017 Equity Incentive Plan, which will become effective upon the consummation of this offering and will have an exercise price equal to the initial public offering price set forth on the cover page of this prospectus; and

●	1,000,000 shares of our common stock issuable upon exercise of the warrant to be issued to the underwriter (1,250,000 if the maximum amount of common stock is sold).

BUSINESS

Overview

We are a clinical-stage biopharmaceutical company developing novel therapeutics aimed at intercepting and preventing immune-mediated diseases. We are leveraging a transformational drug development strategy that sources, repositions and advances potential therapeutic candidates that in most cases have undergone previous clinical testing but may have been underdeveloped or deprioritized because of insufficient clinical trial efficacy or for strategic reasons. Importantly, these product candidates not only appear to have been well-tolerated but have demonstrated proof-of-mechanism (PoM) by preventing or intercepting potentially clinically relevant immunopathologic pathways.

These characteristics exemplify the profile against which therapeutic candidates are evaluated for strategic refocusing or advancement to the next stage of clinical development. In this context, we are creating a diverse portfolio of innovative solutions targeting opportunities focused on intercepting and preventing immune-mediated disease.

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Our mission is to in-license, transform and develop clinical-stage, or nearly clinical-stage, therapeutic candidates targeting the high morbidity, mortality and escalating costs of autoimmune and inflammatory diseases, including: T1D, Crohn’s disease, UC, lupus, and certain life-threating viral diseases. Our current development pipeline consists of a Phase 3 candidate for the interception of T1D, two Phase 2, clinical-stage immunology candidates for inflammatory bowel diseases, a Phase 1 candidate for systemic lupus erythematosus (SLE), and an investigational new drug (IND) enabling-stage vaccine for acute coxsackie B virus (CVB) infection and the potential prevention or delay in onset of T1D. All of these programs have been selected and acquired or in-licensed because of their therapeutic potential to interrupt, delay, reverse or prevent the onset or progression of life-threatening or debilitating immune-mediated disease.

Research and development within the biopharmaceutical industry is an imperfect and inefficient process, especially during translational (late pre-clinical studies leading to first-in-human (FIH) studies) and early clinical-stage development, resulting in the potential for clinically important and commercially viable therapeutic candidates being underdeveloped or deprioritized. Resource constraints, competing strategic and commercial priorities, and early clinical-stage study failures are just some of the factors that can contribute to this phenomenon. Randomized early-stage clinical trials usually do not provide adequate information about disease mechanisms or the mechanisms-of-action of a particular therapeutic candidate. Often, all that can be concluded is whether or not a given drug is effective in a selected patient population. A negative or neutral clinical trial is often interpreted as proof that a drug will not work sufficiently in any indication or patient population. Although this is certainly true in some instances, we believe many early clinical trials get it wrong. Indeed, there are numerous reasons why trials fail that have little or nothing to do with the therapeutic hypothesis being tested. For instance, we believe trial design can be affected by marketing considerations, especially when a broader therapeutic label may be a requirement for biopharmaceutical companies to invest in advanced-stage drug development. Slow enrollment of patients into trials may also drive the inclusion of larger, less well-defined and more broadly targeted patient populations, resulting in a muted efficacy signal or negative overall results, despite the drug working in appropriate subgroups. Selection of the wrong dose or dosage of an investigational drug is another common problem. The translation of a drug dose from animal to human studies is complex due to many factors and variables that can mitigate the potential therapeutic benefit.

We believe our deep understanding of immune-mediated pathophysiology, our experience in translational medicine, as well as our expertise in the design, execution and interpretation of rapid go/no-go clinical trials, enables us to identify and evaluate clinical-stage, or nearly clinical-stage, therapeutic candidates for acquisition or in-licensing. Our seasoned leadership team and Board of Directors have decades of experience in disruptive drug development, innovative clinical trials, creative pharmaceutical licensing and merger and acquisition (M&A) transactions, and pioneering commercialization success. Our scientific founders are leaders in the fields of immunology, virology, translational medicine, and state-of-the-art clinical trial design and execution.

Strategy

Provention preferentially sources, repositions, transforms and advances underdeveloped or deprioritized clinical-stage, or nearly clinical-stage, assets targeting the interception and prevention of immune-mediated disease. Our “predict” and “pre-empt” therapeutic approach focuses on identifying at-risk patients and intervening before the targeted disease begins, re-appears, exacerbates or progresses. We believe our experience and expertise in translational medicine, immunology and the design and execution of rapid go/no-go clinical trials makes us unique in the field of immune-mediated disease.

Our access to relevant in-licensing opportunities from industry-leading pharmaceutical companies; innovative, development-stage biotechnology companies; and world renowned academic centers is complemented by our substantial experience repositioning and advancing potential therapeutic candidates acquired from our licensors. To date, we have obtained exclusive worldwide rights to an enterovirus vaccine platform, targeting the prevention of CVB infections and T1D onset, from Vactech Ltd., or Vactech, a Finnish biotechnology company, two Phase 2 clinical-stage candidates from affiliated entities of Janssen Pharmaceuticals, Inc., or Janssen, a small molecule targeting an upstream pathological mechanism believed to drive Crohn’s disease, and a human monoclonal antibody (mAb) targeting a pathological mechanism believed to be actively involved in the progression of UC, severe influenza, and certain emerging viral diseases, and a Phase 3 clinical stage candidate for the interception of T1D and a Phase 1 candidate for the potential treatment of systemic lupus erythematosus (SLE) from MacroGenics, Inc.

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Our activities are subject to significant risks and uncertainties, including the need for additional capital, as described below. The company has not yet commenced any revenue-generating operations, does not have any cash flows from operations, and will need to raise additional capital to finance its operations.

Our Focus and Pipeline

Inflammation is a natural consequence of most infections, as it is the immune system’s first response to invading pathogens in the event of injury or acute illness. In general, this response is beneficial, well-controlled, and facilitates repair of tissue damage and clearance of pathogens from the body. In some cases, in addition to directly damaging tissues and organs, an infection can result in a potentially fatal acute pathological immune reaction. In such instances, a patient’s life is at risk primarily from the excessive immune response and release of toxic immune mediators. Furthermore, in patients who have certain genetic predisposition, infections can sometimes also trigger chronic autoimmune responses that persist and progress long after the original insult has subsided. These sustained responses have been linked to an increased susceptibility to chronic immune-mediated conditions including inflammatory bowel disease (IBD), diabetes, cancer, and certain neurological disorders.

Our disruptive approach is to intercept the underlying pathological immune and inflammatory responses in susceptible individuals by:

●	Preventing collateral damage to tissue resulting from an infection that triggers autoimmunity (e.g., protecting against coxsackie virus B infection with our PRV-101 vaccine to prevent immune destruction of pancreatic beta cells resulting in T1D);

●	Preventing immune attack on insulin-producing beta cells by restoring the balance of self-reactive and regulatory T cells with PRV-031 in T1D;

●	Preventing generation of auto-antibodies in lupus with PRV-3279, thus preventing the damage they cause to tissues such as in lupus nephritis;

●	Preventing progression or relapse in Crohn’s disease by inhibiting the differentiation and activation of antigen-presenting cells that trigger chronic inflammatory responses (e.g., with a Colony Stimulating Factor-1 Receptor (CSF-1R) inhibitor); and

●	Preventing the excessive and harmful inflammatory response in severe influenza or the chronic inflammation in UC by blocking key receptors that transmit danger signals from viral infections and damaged cells (e.g., anti-Toll-Like Receptor 3 (TLR3) antibody).

We intend to leverage our distinctive competences and drug development strategy, advance our carefully selected portfolio of product candidates, in-license additional targeted development assets, and apply our pioneering disease interception and prevention approach to multiple autoimmune and inflammatory diseases. Our current product candidates are set forth below.

PRODUCT CANDIDATES

PRV-6527 (Small Molecule CSF-1R Inhibitor) for Crohn’s Disease

Overview

Crohn’s disease, a type of chronic IBD characterized by inflammation of the gastrointestinal (GI) tract, can affect any part of the GI tract from the mouth to the anus but is more commonly found towards the end of the small intestine. It can also affect the eyes, skin, and joints. Myeloid cells, which originate in the bone marrow, are specialized immune cells, also called antigen-presenting cells believed to play a central role in Crohn’s disease. CSF-1 binds to its receptor (CSF-1R) on myeloid cells and drives the differentiation and maturation of these cells into inflammatory dendritic cells and macrophages, which then populate the gut and other tissues. In the gut, these differentiated myeloid cells present antigens from intestinal bacteria (the microbiome) to white blood cells and trigger inflammatory processes. We believe that an inhibitor of CSF-1R will “intercept” the differentiation of these inflammatory cells, preventing their migration from the bone marrow to the intestinal mucosa (i.e., the gut lining) in Crohn’s disease. It is anticipated that significant clinical benefits, such as preventing the relapse or progression of Crohn’s disease, as well as durable benefit (extended pharmacodynamic effect) may result from targeting the upstream pathologic mechanism, since antigen-presenting cells are the necessary initiators of the abnormal immune response.

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PRV-6527 (previously known as JNJ-40346527) is a highly potent and selective small-molecule oral inhibitor of CSF-1R. It was developed by Janssen Pharmaceuticals and has undergone clinical testing in 178 subjects to date, across Phase 1 (healthy volunteers; 94 received single dose up to 600 mg or two doses of 450 mg) and two Phase 2 studies (rheumatoid arthritis [RA] 63 patients received 200 mg/day for 12 weeks; and Hodgkin’s lymphoma (HL); 21 patients received 150 mg/day to 650 mg/day for at least three weeks). No serious adverse events deemed related to PRV-6527 were observed that would preclude further clinical development and PoM was demonstrated based on inhibition of CSF-1R signaling and myeloid cell counts in blood. While clinical data in the RA study was inconclusive and did not demonstrate efficacy in this disease, unpublished data indicate that PRV-6527 ameliorates Crohn’s-like disease in mouse models, and that CSF-1R and its pathway are upregulated in Crohn’s disease. In the first quarter of 2018, Provention initiated a Phase 2a proof-of-concept (PoC) study in the first quarter of 2018 in approximately 80 patients with Crohn’s disease to demonstrate both a clinical and histologic/tissue (gut mucosa) anti-inflammatory effect after 12 weeks of treatment with PRV-6527. This study will evaluate doses and dosing duration that were previously tested by Janssen. While biologic PoM was demonstrated in previous clinical trials, this does not necessarily predict a similar outcome in the Crohn’s disease study. We expect to report top line data from this Phase 2a PoC study in the second half of 2019.

Crohn’s Disease Background Information

Crohn’s disease is a chronic, immune-mediated IBD characterized as a relapsing, remitting disease that occurs most commonly in the terminal ileum and the colon, with clinical manifestations such as abdominal cramps and diarrhea, and systemic features such as cachexia, fever, anemia, and weight loss. Because the disease affects all layers of the GI tract from the mucosal lining to the muscular wall, complications may include bowel fistulas, abscesses and luminal strictures, which often require multiple surgeries and cumulatively can lead to short gut syndrome. Studies suggest that 15 years after diagnosis, approximately 70% of patients with Crohn’s disease will have undergone at least one major intra-abdominal surgery, 35% of patients will have required two such operations, and 20% will have required at least three operations. Patients with IBD also suffer from reduced quality of life and have an increased risk for clinical depression.

Current Treatment Options and Their Limitations

The current standard of medical care for Crohn’s disease includes treatment with anti-inflammatory agents, corticosteroids, immunomodulators such as azathioprine or its active metabolite 6-mercaptopurine, methotrexate, biologic agents such as tumor necrosis factor-alpha (TNF-α) antagonists, anti-integrin therapies, and anti-interleukin (IL) 12/23 therapy. Among these commonly prescribed agents, only the biologic agents and the corticosteroid budesonide are approved for the treatment of Crohn’s disease. Only about 40-50% of patients respond to biologic therapy after the acute induction phase and an even smaller proportion, approximately 20%, achieve remission after 52 weeks of treatment. Thus, the majority of patients do not attain long-term clinical benefit. In a systematic review of treatments for Crohn’s disease, approximately 25% of patients fail to respond initially to biologic therapy, and another 25% stop responding over time, including those who respond to dose escalation. Furthermore, the majority of biologic therapies are expensive and administered parenterally with poor tolerability in many patients.

Thus, there continues to be a significant unmet need for safe, effective and durable treatments for patients with moderate to severe Crohn’s disease. This is particularly important since the disease largely affects younger patients during their most formative and productive years. We believe that oral treatment with a novel mechanism of action such as PRV-6527 may provide additional benefit, as it may work in patients who did not respond to anti-TNF agents, and since it circumvents the inconvenience of infusions and injections required to administer biologic therapies.

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Overview of CSF-1R Biology and PRV-6527’s Mechanism of Action

CSF-1R is a tyrosine kinase receptor present on the surface of myeloid cells. CSF-1R is the receptor for two important molecules in the biology of myeloid cells: (a) CSF-1, a key growth factor for the development and differentiation of myeloid precursors in the bone marrow that are believed to give rise to pro-inflammatory macrophages and dendritic cells in gut tissue; and (b) IL-34, a signaling molecule believed to modulate inflammation in IBD.

Pro-inflammatory Function of CSF-1

Mac: macrophage; DC: dendritic cell.

Inflammatory macrophages and dendritic cells are known to be important disease drivers in Crohn’s disease via production of IL-12 and IL-23, which in turn stimulate interferon-γ (IFN-γ)-producing white blood cells. Blood CSF-1 and mucosal IL-34 are reported to be elevated in patients with IBD, and the genes for CSF-1R, CSF-1, and IL-34 are expressed at higher levels in inflamed biopsy tissues compared with non-lesional biopsies of patients with IBD. The CSF-1R messenger ribonucleic acid (mRNA) signature (the gene set modulated by CSF-1R) features prominently in Crohn’s patients’ gut tissue, especially in patients not responding to anti-TNF medications. IL-34 has been shown to enhance production of TNF-α and other pro-inflammatory signaling molecules (IL-6) by myeloid cells, and inhibition of IL-34 in IBD mucosal explants represses the expression of these molecules, all of which support the role of this pathway in the inflammatory process. In addition, co-morbidities of Crohn’s disease such as osteoporosis and fibrosis are associated with CSF-1R-dependent macrophage function, which in conjunction with the biologic data, suggests that inhibition of CSF-1R in Crohn’s disease may reduce inflammation, improve clinical symptoms and prevent progressive tissue damage.

Though not seen in completed studies, there is a theoretical risk that PRV-6527 may reduce anti-inflammatory macrophages (M2), in addition to inflammatory macrophages (M1), which could impact its efficacy and safety profile.

Phase 2a Proof-of-Concept Clinical Trial of PRV-6527 in Crohn’s Disease

Provention initiated a PoC study in the first quarter of 2018 in patients with Crohn’s disease to demonstrate both a clinical and tissue (gut mucosa) anti-inflammatory effect after 12 weeks of treatment. This Phase 2a clinical study is a randomized, double-blind, placebo-controlled, parallel-group, multicenter study in adult patients with moderately to severely active Crohn’s disease. The hypothesis of this study is that PRV-6527 will be superior to placebo in treating these patients, as measured by the change from baseline in the Crohn’s Disease Activity Index (CDAI) score after 12 weeks of treatment. Approximately 80 subjects are planned to be enrolled.

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To demonstrate PoC, the primary endpoint will be clinical effect, measured by CDAI, at Week 12. PoM will be assessed in secondary endpoints, including mucosal changes on endoscopy and the presence of inflammatory myeloid cells on histological examination of gut biopsy tissue.

PRV-6527 Study Design

Pre-clinical Evaluation of PRV-6527

Single- and repeat-dose toxicology studies have been conducted at doses of up to 250 mg/kg for durations of up to six months in rats, and at doses of up to 125 mg/kg for durations up to nine months in dogs. PRV-6527 was well-tolerated in these studies. Toxicological findings included changes in hematologic and chemistry parameters and fibrinoid vasculitis. The data support the doses selected for the Crohn’s disease study.

Clinical Proof of Mechanism for PRV-6527

Three clinical trials in normal healthy volunteers and patients with RA and HL, while not clinically effective, provided evidence of tolerability, favorable pharmacology, and PoM for PRV-6527 in terms of effective inhibition of the CSF-1R pathway in human diseases.

The Phase 1 study with 120 normal healthy volunteers (94 active; 26 placebo) characterized the safety, tolerability, and pharmacokinetics (PK) of PRV-6527. Single doses of up to 600 mg, and two doses of 450 mg were administered. This study was conducted from January 26, 2010, to January 3, 2011, at the Janssen Clinical Pharmacology Unit in Belgium. Results showed that PRV-6527 was well tolerated with a long half-life of 2 to 4 days. In addition, pharmacodynamics (PD) were also studied, and PK/PD relationships were described.

The Phase 2a study 40346527ARA2001 in 96 patients with RA (63 active; 33 placebo) characterized the efficacy, safety, PK and PD of PRV-6527. Patients received 100 mg twice a day (200 mg/day) orally for 12 weeks. This study was conducted from May 30, 2012, to April 30, 2013, in Argentina, Bulgaria, Chile, Czech Republic, Hungary, Poland, Russia, South Korea and Ukraine. Proof of mechanism (PoM) was demonstrated by a reduction in peripheral blood myeloid cells. Despite the demonstration of PoM, the primary efficacy endpoint, defined as the change from baseline to week 12 in the 28-joint Disease Activity Score with C-reactive protein (DAS28-CRP), was not met. There was a substantial placebo effect in the study, which made it difficult to discern a potential effect and thus rendered the efficacy results uninterpretable.

The Phase 2a study 40346527HKL1001 in 21 patients with HL (all received active drug) characterized the safety, efficacy, PK and PD of PRV-6527. Patients received 150 to 650 mg/day for at least three weeks. This study was conducted from July 6, 2012, to August 14, 2013, in Germany and France. The results from the study provided additional PoM for the functional inhibition of CSF-1R. Limited clinical efficacy activity was observed with PRV-6527 as monotherapy in the treatment of relapsed or refractory HL. Of the 20 evaluable patients, 11 (55.0%) achieved stable disease (duration of 1.5 to 8 months) and 8 (40.0%) had progressive disease.

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In all studies to date, PRV-6527 was generally well tolerated by healthy volunteers, patients with active RA, and patients with relapsed or refractory HL. While theoretically increasing susceptibility to infections, as is the case with immune modulators, PRV-6527 has not demonstrated this effect in completed clinical trials. The most frequent treatment-emergent adverse events in PRV-6527-treated patients affected the following organ systems or resulted in the following symptoms and changes:

●	Gastrointestinal: diarrhea, nausea, vomiting, constipation, abdominal pain, gastroesophageal reflux;

●	Hematologic: anemia, decrease in white blood cells (neutrophils, monocytes, lymphocytes), and reticulocytes;

●	Hepatic: aspartate aminotransferase (AST) and alanine aminotransferase (ALT), both liver enzymes, increases;

●	Pulmonary: dyspnea (shortness of breath);

●	Constitutional symptoms: pyrexia (fever), headache, back pain; and

●	Laboratory changes: increase in creatine kinase and lactate dehydrogenase.

Crohn’s Disease Market

Crohn’s disease and UC are the two main types of IBD. The market size of IBD is predicted to reach $9.3 billion by 2019, with Crohn’s disease accounting for approximately 65% and UC for approximately 35% of the market. Treatment is dominated by biologics with suboptimal efficacy. Mechanistically, most of the existing treatments exert their efficacy from inhibiting a variety of downstream inflammatory mediators rather than interfering with the source of inflammation. However, PRV-6527 targets the source of inflammation. This upstream effect is predicted to block the whole inflammatory cascade, and in conjunction with the predicted extended PD or biologic effect, could result in an improvement in the efficacy and durability of response. Furthermore, biologics for Crohn’s disease are delivered via intravenous infusion or injected subcutaneously, whereas novel oral medications can offer a disruptive opportunity.

PRV-300 (Anti-TLR3 Human Monoclonal Antibody) for Ulcerative Colitis

Overview

UC is the most common form of IBD. It is a “relapsing-remitting” disease with chronic destructive inflammation and epithelial injury in the gastrointestinal tract. There is considerable morbidity associated with UC, which often leads to surgical removal of the colon and a severely reduced quality of life. Substantial unmet medical needs and suffering remain despite current anti-inflammatory and immune suppressive therapeutics.

TLRs are sensor molecules of the innate immune system, which detect certain microbial pathogens and initiate protective immune responses. TLR3 is the main sensor for double-stranded RNA (dsRNA), which is found in various phases of replication and propagation of multiple common viruses. There is increasing evidence that TLR3 plays an important role in the pathologic response to emerging viral infections and the excessive immune response they trigger. TLR3 has also been implicated in chronic pathologic inflammation triggered by non-viral RNA (i.e., dsRNA and mRNA originating from damaged human cells in the absence of an infection). This appears to be the case in inflammatory disorders such as UC.

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Monoclonal antibodies (mAbs) are manmade immune proteins used to treat various diseases. PRV-300 (previously known as CNTO 3157 and JNJ-42915925) is a first-in-class, fully human, IgG4κ mAb that binds the extracellular domain of TLR3 with high specificity and affinity. Binding of PRV-300 to TLR3 blocks the binding of RNA molecules to the cell surface and the endosomal TLR3 receptor, thereby inhibiting TLR3-specific intracellular signaling that leads to production of inflammatory mediators (e.g., cytokines and chemokines) that are known to contribute to UC activity. In addition, TLR3 protein levels and the TLR3 pathway mRNA signature are significantly increased in intestinal biopsies from active UC compared with those from controls and inactive UC, Also, the blockade of TLR3 significantly reduced pathology in mouse models of colitis. Therefore, the blockade of TLR3 with PRV-300 may provide an effective therapy to intercept the upstream stages in the pathophysiology of UC and potentially prevent relapse or exacerbation.

PRV-300 was developed by Janssen Pharmaceuticals and has undergone clinical testing in 155 subjects across three Phase 1 studies: a) 47 healthy volunteers received single intravenous doses of 0.003 mg/kg to 10 mg/kg and 13 patients with asthma received 3 mg/kg or 10 mg/kg intravenously weekly for 4 weeks; b) 47 healthy volunteers received a single dose of 100 mg, 300 mg or 600 mg subcutaneously and eight patients received a 300 mg single dose intravenously; and c) nine healthy subjects received a single dose of 10 mg/kg intravenously, and 31 patients with asthma received 10 mg/kg followed by 3 mg/kg weekly for three weeks, intravenously. No serious adverse events deemed related to PRV-300 were observed that would preclude further clinical development and PoM was demonstrated based on inhibition of TLR3-dependent cytokine release in the peripheral blood of dosed subjects. While clinical efficacy was not demonstrated in allergic asthma in a rhinovirus (common cold) challenge model, several lines of evidence suggest a plausible beneficial role for the blockade of this pathway in the interception of disease exacerbation and chronicity, and prevention of relapse in UC. These data include in vivo, ex vivo, histologic and gene expression analyses.

We initiated a Phase 1b study in the first quarter of 2018 in approximately 36 patients with UC to evaluate the effect of PRV-300 on endoscopic and histologic endpoints, and a biopsy-based mucosal mRNA signature. The latter will provide a benchmark against which we may be able to assess the efficacy of PRV-300. This study will test doses that were previously tested by Janssen, but with more doses and longer dosing duration. While biologic PoM was demonstrated in previous clinical trials, this does not necessarily predict a similar outcome in our study.

Ulcerative Colitis Background Information

UC is characterized by recurring inflammation episodes of the mucosal layer of the colon. It commonly involves the rectum and may extend to other parts of the colon as well. Symptoms include diarrhea (sometimes >10 bowel movements/day), which may be associated with blood and abdominal pain. Patients with distal disease may have constipation with blood and mucus discharge. Complications include life-threatening toxic “megacolon” and bowel perforation. Systemic effects in joints, eye, skin, blood, and lung are also common.

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Pathophysiological Changes in UC compared with Crohn’s disease

The overall prevalence of UC in pediatric and adult populations in 2009 was 34 and 263 per 100,000, respectively, in the U.S. The etiology of UC is unknown; however, abnormal immune responses to contents in the gut, including intestinal microbes, are thought to drive disease in genetically predisposed individuals. Consistent with this notion, genome-wide association studies (GWAS) have implicated pathways involved in microbial sensing and response in the pathogenesis of UC.

Current Treatment Options and Their Limitations

Mesalamine is effective for both the induction and maintenance of remission in mild to moderate UC patients. For the approximately 50% of patients who fail mesalamine therapy, the next line of treatment is either conventional corticosteroids or multimatrix budesonide, which delivers the drug to the colon. For non-responders to corticosteroids and budesonide, azathioprine or 6-mercaptopurine, though not approved for UC, are often prescribed. Their efficacy is modest and there may be toxicities in the form of non-Hodgkin’s lymphoma, drug-induced pancreatitis, skin cancer, bone marrow suppression, infection, and other side effects. The next line of therapy are biologic agents, including TNF-α drugs such as infliximab, adalimumab and golimumab, which are approved for the induction and maintenance of remission in patients with UC. These agents have black box warnings for tuberculosis and other opportunistic infections, as well as lymphoma. More recently, vedolizumab, an mAb against α4β7 integrin, was approved for the induction and maintenance of remission in UC. While early safety data showed a low incidence of serious infections and malignancies, hypersensitivity reactions including anaphylaxis, dyspnea and bronchospasm have been reported, and due to the mechanism of action, increased risk for infections and progressive multifocal leukoencephalopathy must be advised and monitored.

Overall, despite these options, 40% to 55% of patients have no response to therapy, and 65% to 80% of patients do not experience a full remission. In addition, patients who respond to biologic drugs can stop responding over time. Thus, there continues to be a significant unmet need for safe and effective treatments that bring long-lasting improvement to patients with moderate to severe UC. More targeted drugs, such as PRV-300, are potentially safer and longer-acting and may offer a better benefit/risk profile.

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Overview of TLR3 Biology

TLRs are a family of microbe-sensing receptors responsible for initiating innate and adaptive immune responses to conserved microbe-associated molecular patterns. Upon sensing the presence of microbes, all human TLRs trigger signaling cascades that result in the activation of the pro-inflammatory “master switch” nuclear factor kappa B (NF-κB). NF-κB is a transcription factor that regulates the expression of a large number of genes involved in inflammation, including cytokines such as TNF, IL-6 and IL-12, all of which are known to contribute to the disease process in UC. The nucleic acid-sensing TLRs (TLR3, 7, 8 and 9) trigger interferon (IFN) generation. Once activated, IFN response pathways help defend against viral infection, but they are also implicated in contributing to autoimmune diseases. In particular, TLR3, a sensor for microbial and necrotic cell ribonucleic acid (RNA), can also directly trigger intestinal epithelial cell death through the activation of apoptotic pathways. It is believed that through activation of cell death and pro-inflammatory pathways in response to intestinal microbial RNA, as well as RNA released upon necrotic cell death, TLR3 plays an important role in the initiation and perpetuation of the dysregulated innate and adaptive immune responses characteristic of UC.

The Role of TLR3 in UC Inflammatory Pathways

Overview of PRV-300 Mechanism of Action

PRV-300 is a human mAb directed against the extracellular domain of human TLR3. PRV-300 binds TLR3 on the surfaces of human epithelial cells and becomes internalized within endosomes, where it remains active and prevents TLR3 signaling. PRV-300 therefore inhibits dsRNA-induced activation of the immune system yet does not have detectable effects on the function of other TLRs. Importantly, PRV-300 does not trigger “cytokine storm” after being evaluated in an in vitro cytokine-release human whole-blood assay. This assay showed no evidence that PRV-300 induced a cytokine response similar to that of an anti-CD28 mAb super agonist.

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Antibody Blockade of TLR3 Signaling Attenuates DSS-Induced Colitis

It has been reported that gut bacterial RNA or RNA released from dying cells can act as endogenous triggers to stimulate TLR3 signaling in IBD. Administration of a TLR3 stimulant in vivo caused intestinal mucosal sloughing that was not observed in TLR3-deficient (TLR3 KO) mice. Likewise, TLR3 KO mice and anti-TLR3 antibody treated mice were partially protected from intestinal symptoms in a mouse model of UC, where inflammation is induced by oral ingestion of the toxicant dextran sulfate sodium (DSS). In this model of IBD, TLR3 signals are presumed to arise from inflammation-mediated cell death of both intestinal and bacterial cells in the gut triggered by DSS, and these stimuli contribute to the perpetuation of inflammation, leading to IBD/UC-like disease. The efficacy of anti-TLR3 antibody to reduce disease severity in this model was demonstrated by reduced intestinal tissue damage after the anti-mouse TLR3 mAb CNTO 5429 was administered intraperitoneally before and during DSS ingestion. The ability of anti-TLR3 to reduce disease severity in this model as well as in the T-cell adoptive transfer model of colitis (not shown) strongly suggest that PRV-300 has the potential to provide benefit to patients with UC. Finally, the TLR3 mRNA signature (the gene set modulated by TLR3) features prominently in UC patients’ gut tissue, especially in patients not responding to anti-TNF medications, further enhancing PRV-300’s rationale in UC.

Figure 1. Effects of TLR3 Blockade in Mouse Model

Phase 1b Proof of Mechanism Clinical Trial of PRV-300 in Ulcerative Colitis

In light of the human safety data and biological evidence that suggests that TLR3 contributes to the pathophysiology of UC, Provention initiated a clinical study of PRV-300 in adult patients with moderately to severely active UC. This Phase 1b study is a randomized, double-blind, placebo-controlled, parallel-group, multicenter study that will enroll approximately 36 patients. The primary objective is to evaluate the safety and tolerability of PRV-300 administered over 12 weeks in subjects with active UC.

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Phase 1b Trial Design Schema

Evaluation of Pharmacology and Proof of Mechanism for PRV-300

The clinical development program to date for PRV-300 included studies in healthy adult volunteers and adult patients with stable (mild to moderate) asthma. These studies characterized the PK, PD and immunogenicity of PRV-300, with clear demonstration of its mechanism of biologic effect.

CNTO3157ASH1001 was a Phase 1 study that characterized the safety, tolerability, PK/PD, and immunogenicity of single ascending and multiple ascending doses of PRV-300 in healthy volunteers. In Part 1, 62 healthy subjects (15 placebo: 47 active) received a single intravenous dose of PRV-300 at 0.003, 0.01, 0.03, 0.1, 0.3, 1, 1.5, 3, or 10 mg/kg, or placebo. In Part 2, 17 stable asthmatic patients (4 placebo:13 active) received weekly intravenous doses of PRV-300 at 3 mg/kg or 10 mg/kg, or placebo. This study was conducted from June 18, 2010, to January 20, 2012, in Belgium and the United Kingdom.

CNTO3157NAP1001 was a Phase 1 study that characterized the PK and safety of PRV-300 following an escalating (100 mg, followed by 300 mg, followed by 600 mg) single subcutaneous dose in healthy male Japanese and Caucasian subjects (60 subjects; 12 placebo:47 active) and a single intravenous dose (300 mg) in healthy male Caucasian subjects (8 subjects; open label, all active). This study was conducted from January 10, 2014, to August 29, 2014, in the U.S. (enrolling Japanese Americans and Caucasian Americans).

CNTO3157ASH1002 was a Phase 1b study that characterized the safety, PK/PD, and immunogenicity of a single intravenous dose of PRV-300 (10 mg/kg) compared with placebo followed by inoculation with human rhinovirus type 16 (HRV-16) in healthy subjects (Part 1, 13 subjects, 4 placebo:9 active). The study also evaluated the effects of pretreatment with PRV-300 (10 mg/kg initial dose followed by three weekly infusions of 3 mg/kg) or placebo on the respiratory manifestations of experimental infection with HRV 16 in adult patients with stable asthma (Part 2, 63 patients, 32 placebo:31 active). This study was conducted from September 24, 2012, to November 17, 2014, in Belgium, Canada, Denmark, Germany, the Netherlands and the United Kingdom.

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Clinical Evaluation of PRV-300

In the limited number of subjects who received PRV-300, it has been well tolerated. No deaths, drug-related serious adverse events, or discontinuations due to adverse events have occurred. In subjects who received subcutaneous PRV-300 or placebo, mild injection site reactions were the most frequently reported adverse events. In the CNTO3157ASH1001 study, the largest conducted to date, no serious adverse events deemed related to PRV-300 were observed in either healthy subjects and mild asthmatic patients who received PRV-300 that would preclude further clinical development. Adverse events reported in this study did not exhibit a dose-dependent relationship.

Preclinical Evaluation of PRV-300

Good Laboratory Practice (GLP) toxicology studies were completed in mice and monkeys. In mice, doses of PRV-300 up to 200 mg/kg, administered either intravenously or subcutaneously weekly for three months were well tolerated with no dose-limiting toxicity reported.

In monkey studies, doses of 10 mg/kg IV or 75 mg/kg subcutaneously every three days for six months were associated with microscopic observations of perivascular/vascular inflammation at the end of dosing. Similar findings were reported at higher (50 mg/kg) intravenous doses in kidneys in the three-month GLP monkey toxicity studies. In all cases, the findings were reversible and were not considered to be a direct PRV-300-related effect, but an immune-mediated reaction related to formation of immune complexes and monkey anti-PRV-300 antibodies.

Since PRV-300 is an immune modulator that could theoretically increase susceptibility to infections, viral resistance studies were conducted against common pathogens, including influenza, herpes simplex, and mouse cytomegalovirus [MCMV] reactivation. PRV-300 was administered to BALB/c mice (50, 100 or 200 mg/kg/week) and to non-drug treated TLR3 KO mice. There were no effects on MCMV reactivation or herpes simplex type-1 (HSV-1) susceptibility. A transient delay in influenza-specific IgM response was demonstrated without toxicologically relevant impact on influenza clearance or IgG production. There were no overt immune toxicologic risks identified in PRV-300-treated mice or TLR3 KO mice in all three viral resistance mouse models.

Pharmacokinetics and immunogenicity

The half-life of the 10 mg/kg dose of PRV-300 was 12 and 18 days, upon single and multiple intravenous administration, respectively. PRV-300 was minimally immunogenic, as <5% of subjects generated anti-drug antibody, which was deemed not clinically relevant as there was no apparent effect on PK parameters.

Pharmacodynamic data / Proof of mechanism

Pharmacodynamic data showed that PRV-300 inhibits ex vivo TLR3-dependent (Poly I:C induced) cytokine release in the blood of subjects who received PRV-300. In the Phase 1b asthma study, IL-12p70, IP-10 and MIP-1b were significantly inhibited at the 10 mg/kg dose, with ≥80% inhibition for up to 60 days after the fourth dose at 10 mg/kg, suggesting an extended pharmacodynamic effect.

In CNTO3157ASH1002, there was no statistical difference between placebo and treatment groups in attenuating the respiratory manifestations of HRV-16 infection, with a trend towards worsening symptoms in PRV-300-treated patients. However, there was a numeric improvement in pulmonary function in PRV-300-treated asthmatics in the absence of acute HRV-16 infection, providing support to the testing in UC.

Ulcerative Colitis Market

UC is the most common form of IBD. The market for UC treatments is predicted to reach $3 billion by 2020 and is currently dominated by anti-inflammatory and immune suppressant agents. Mechanistically, most of the existing agents act by inhibiting end-stage mediators rather than the source of inflammation. PRV-300 is a differentiated, targeted drug acting in the early phase (i.e., recognition and initiation) of the inflammatory immune response and appears well suited for patients with demonstrated hyperactive pathways.

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Life-Cycle Opportunities in Crohn’s Disease and Other Gastrointestinal Disorders

In addition to our initial indication in UC, a substantial body of evidence supports the potential use of PRV-300 in patients with Crohn’s disease, a second indication that may be explored as part of life-cycle management of PRV-300:

○	TLR3 protein levels are significantly greater in intestinal biopsies from patients with active Crohn’s disease compared with biopsies from persons without and those with inactive Crohn’s disease as determined by immunohistochemistry.

○	Gene set variation analysis (GSVA) determined that an experimentally-defined TLR3 mRNA signature is significantly enriched in colonic biopsies from Crohn’s disease patients with active disease. Moreover, the TLR3 signature was normalized in clinical responders to infliximab therapy, but not in non-responders.

○	Analysis of an internally-generated Crohn’s disease gene network showed significant enrichment for the TLR3 signature, suggesting that TLR3 modulates pathways relevant to human IBD. Consistent with this finding, a number of IBD- associated genes are directly downstream of TLR3 signaling.

In addition to Crohn’s disease, TLR3 activation by rotaviral infection has been reported to induce intestinal mucosal erosion in vivo, an effect reversed by anti-TLR3 treatment. Finally, TLR3 has also been shown to be the mediator of crypt cell death in a mouse model of radiation-induced gastrointestinal syndrome.

Life-Cycle Opportunities in Serious and Emerging Viral Diseases

TLR3 is involved in the immune response not only to dsRNA viruses, but also non-dsRNA viruses that use dsRNA as an intermediary in their replication. Potentially attractive life-cycle expansion opportunities for PRV-300 in the infectious disease space include severe influenza in the hospitalized setting (associated with high seasonal mortality), acute and chronic respiratory syncytial virus (RSV) pathology and emerging viral diseases (e.g., pandemic or avian flu).

Excessive TLR3 signaling contributes to morbidity and mortality in models of certain viral infections including West Nile virus, phlebovirus, vaccinia virus and influenza A virus (IAV). For example, the immune-mediated pathology in IAV is suggested to be a result of exaggerated cytokine release in response to ongoing infection, either from airway epithelial cells or from the resultant increase in infiltrating immune cells. The cytokines implicated include CXCL10 (IP-10), IL-6, IFN-γ, TNF-α, CCL-2 and CCL-5, which are downstream products of activation of key viral pattern recognition receptors (PRRs), including TLR3 and RIG-1. Emerging evidence suggests RIG-1 signaling is required for maximal/protective viral clearance and pro-inflammatory responses, while TLR3 is more involved in pro-inflammatory/detrimental responses. The balance of protective and pro-inflammatory responses is exemplified in the figure below.

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Pro-inflammatory Responses Associated with Excessive TLR3 Signaling

A role for TLR3 in driving pathogenic inflammation during IAV infection is supported by evidence in a TLR3 KO mouse model and in humans infected with influenza A. TLR3-deficient mice have increased survival and reduced virus-induced inflammatory pathology compared to wild-type mice despite delayed viral clearance. Furthermore, antibody blockade of TLR3 significantly enhanced survival when it is given either prophylactically or therapeutically, administered upon the first appearance of clinical symptoms. While there was no effect on viral replication in the lung, cytokine levels (including IL-6, RANTES and IP-10) were decreased in animals that received an anti-TLR3 antibody, to an extent similar to that in TLR3 KO mice. Furthermore, TLR3 KO mice showed less pneumonia, bronchiolitis, and alveolitis compared with wild type mice upon viral infection, supporting the beneficial role of TLR3 blockade in ameliorating disease.

In humans, TLR3 levels were increased in the lungs of patients who died of H1N1, a subtype of IAV subtype, in 2009. In these cases, TLR3-dependent cytokines in the blood were elevated in response to the infection, suggesting that increased expression of TLR3 and stimulation in a more advanced disease stage may exacerbate tissue inflammation. Thus, inhibition of TLR3 signaling may have a therapeutic potential in the treatment or prevention of severe influenza-induced lung pathology.

There is evidence to suggest that an association may exist between TLR3 deficiency and infections with certain pathogenic viruses, including herpes simplex (HSV-1) and coxsackie viruses. A rare dominant-negative TLR3 allele, P554S, has been associated with increased susceptibility to herpes simplex encephalitis upon primary infection with HSV-1 in childhood, although subjects with this allele do not have recurrent HSV-1 nor an increased susceptibility to other infections. A common TLR3 variant allele with reduced in vitro activity, L412F, was found in one patient with recurrent HSV-2 infections. In mice, TLR3 has been shown to be redundant for defense against HSV in the periphery, but critical for defense within the CNS. Additionally, a protective role for TLR3 against human coxsackie virus infections has been suggested by a recent analysis of 57 viral myocarditis patients, in which the P554S allele was found and the L412F variant was found at a higher prevalence than in a cohort of control patients, although the prevalence of L412F in the control cohort in this study was much lower than the prevalence reported for the general population. In mice, TLR3 deficiency is linked to decreased survival following coxsackie virus challenge. The extent to which the administration of an antibody against TLR3 mimics genetic deficiency of TLR3 remains unknown, although no such infections have been seen in clinical trials conducted to date.

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Thus, evidence from both in vivo and in vitro studies supports the hypothesis that blockade of TLR3 may be effective in microbial diseases in which the innate pro-inflammatory response drives pathology to a greater extent than the virus, such as in influenza.

Provention plans to explore the possibility of conducting proof-of-concept studies of PRV-300 in pandemic flu (e.g., or avian or swine) in conjunction with relevant collaborators and/or government agencies. PRV-300 has been shown to prevent immune pathology and to improve survival and other outcomes in a mouse model of swine flu. Pandemic flu and other viral diseases that can be studied in animal models could potentially lead to accelerated approvals and stockpiling under FDA’s Animal Efficacy Rule (“Animal Rule”) guidance without an immediate need for human clinical studies. The FDA Animal Rule applies to the development and testing of drugs and biologicals to reduce or prevent serious/life-threatening conditions caused by exposure to lethal agents, where human efficacy trials are not feasible or ethical.

PRV-031 (teplizumab; anti-CD3 antibody) for T1D

Type 1 Diabetes Background Information

T1D is the end result of immune-mediated destruction of the insulin-producing beta cells of the pancreas and is one of the most common and serious chronic conditions occurring in childhood. T1D patients require life-long dependence on insulin products delivered through multiple daily injections or continuous infusion pumps. T1D has various clinical complications that ultimately reduce the average life-expectancy. The disease is believed to occur in genetically susceptible individuals upon exposure to environmental triggers. In addition, because of a similar genetic predisposition, patients with T1D are at high risk of developing celiac disease. Celiac disease is characterized by autoimmunity in the gut and other organs triggered by consumption of gluten, and can lead to malnutrition and other complications including a form of cancer called lymphoma. There is no approved therapy for celiac disease.

Lack of insulin secretory capacity has serious consequences, even when patients receive insulin replacement therapy. The complications of T1D include eye disease, nerve damage, kidney disease and heart disease. Diabetic retinopathy has a prevalence of more than 80% among patients with T1D and is the leading cause of vision impairment and blindness among adults. Moreover, about 60% to 70% of people with diabetes present some form of neuropathy that can induce numbness, weakness and blood pressure dysregulation. In addition, diabetic nephropathy is the leading cause of chronic kidney disease and affects about 30% of T1D patients. Diabetes can also cause severe heart complications and adults with diabetes are two to four times more likely to die from heart disease than adults without diabetes.

In summary, people with T1D experience substantial morbidity and mortality owing to chronic complications.

Current Treatment Options and Their Limitations

So far, no curative treatment exists for T1D. Patients with T1D still need to use daily insulin injections to manage blood sugar to a normal range. However, it is estimated that fewer than one-third of people with T1D in the U.S. achieve target blood glucose levels and insulin injections often cause hypoglycemia (low blood sugar). While insulin injections or infusion allow a person with T1D to stay alive, they do not cure the disease, nor do they necessarily reduce the risk of serious effects and long-term complications of T1D.

While pancreatic and islet cell transplantation offer the ability to normalize glucose levels and remove the dependence on insulin products, there are significant risks. First, is the risk associated with mandatory immunosuppression, which commonly results in the development of infections that may be life-threatening. Furthermore, pancreas transplantation may be associated with technical complications (vascular thrombosis, pancreatitis, infection, fistulas) as well acute and chronic organ rejection. Islet cell transplantation can provide better glycemic control and protect patients from hypoglycemic episodes, but only approximately 50% of patients are insulin-free after three years of follow-up.

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New approaches are therefore still required and could significantly enhance patient care. In particular, there is a strong need for new preventive or curative treatments. Among the different possible strategies, primary prevention through vaccination seems to be the best candidate considering the potential efficacy and safety balance that needs to be achieved.

Type 1 Diabetes Market

According to the International Diabetes Federation, 8.8% of the adult population worldwide has diabetes, among whom 10-15% have T1D. It is estimated that 5 million people in the U.S. are expected to have T1D by 2050, including nearly 600,000 young patients (<15 years). The cost of T1D in the U.S. is estimated to be $14.4 billion each year. Moreover, the incidence of T1D is increasing worldwide and it is estimated that nearly 90,000 children are diagnosed each year. In the period between 2005 and 2020, epidemiologists predict a 70% increase in the incidence of T1D in children in Europe, with the age of onset decreasing and the number of cases in children younger than five years old doubling.

Overview of T1D Biology and PRV-031 Mechanism of Action

T1D is an autoimmune disease. Specialized white blood cells of our immune system, known as self-reactive T cells (also called auto-reactive), are triggered, presumably by CVB viral infection in at least 50% of cases, to attack and destroy beta cells of the pancreas, thus causing a decline in the natural production of insulin. Simultaneously, another type of T cell (called regulatory T cells or Tregs), which normally suppress the activity of the self-reactive T cells, fail to do so effectively.

PRV-031 (teplizumab, previously known as MGD-031), is a humanized mAb that binds with high specificity to a cell surface protein called CD3. The CD3 protein is a co-receptor that helps activate T cells and direct different kinds of immune responses. Experimental data suggest that binding of PRV-031 to CD3 triggers events that differentially inhibit the activation of self-reactive T cells without affecting regulatory T cells. This restores the important state of immune tolerance and may prevent self-reactive T cells from attacking beta cells in the pancreas. If administered shortly after diagnosis, we believe PRV-031 has the potential to intercept the T1D disease process and slow or prevent the complete destruction of insulin-producing pancreatic beta cells. If successful, we believe PRV-031 could slow or stop the progression of T1D in responding patients (and potentially delay or prevent dependence on insulin products.

Clinical Development Program

We plan to commence a Phase 3 study in 2019 in pediatric and adolescent patients with early onset T1D and a minimum level of pancreatic beta-cell function based on C-peptide levels at study entry. The study will be a randomized, controlled, multi-center study conducted in North America and Europe. The primary endpoint will evaluate the effect of PRV-031, as compared with placebo, in preserving beta cell function, measured by C-peptide secretion. Secondary endpoints will measure insulin use, HbA1c levels, and hypoglycemic episodes. We expect to enroll between 300 and 350 patients.

In addition, we believe that combination therapy may enhance the therapeutic benefit of PRV-031 by increasing efficacy, enhancing the durability of response, or restoring insulin production by beta cells. Combination therapies may include beta-cell autoantigens, tolerogenic cytokines, other modalities which could enhance better depletion of self-reactive lymphocytes or increasing the function of regulatory T cells, or agents that could restore beta cell function or mass. In this light, Provention is collaborating with Intrexon, to explore the combination of PRV-031 and the oral administration of a Lactococcus Lactis strain genetically engineered to secrete human proinsulin and human interleukin-10, an anti-inflammatory cytokine. Provention also plans to explore other combination therapies as the Phase 3 program progresses.

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Clinical Evaluation of PRV-031

To date, clinical development of PRV-031 has included both academic and biopharmaceutical sponsors. Approximately 1,093 subjects have been enrolled in PRV-031 clinical studies, with approximately 823 subjects receiving PRV-031 in those studies. This represents studies with various doses, formulations, and indications and includes earlier smaller investigator-sponsored studies. The enrollment of patients by therapeutic indication includes: 989 (estimated) T1D patients, eight renal or renal-pancreatic allograft rejection patients, 20 induction immunotherapy in pancreatic islet transplant recipients, 11 psoriatic arthritis patients, one plaque psoriasis patient and 64 high-risk patients for the prevention or delay of onset of developing T1D.

In T1D patients, nine studies have been conducted, of which eight involved intravenous dosing (two Phase 1, three Phase 2, two Phase 3 and an extension study) and one subcutaneous dosing (Phase 1). In addition, one trial in subjects at high risk of developing T1D (the “At-Risk” study) has completed enrollment and is ongoing (primary data anticipated in 2021).

Among the T1D studies of PRV-031, five studies (Study 1, Study 2, Study 3, Study 4 “AbATE”, and Study 5 “Delay”) were completed under the direction of Dr. Kevan Herold (currently at Yale University) and collaborators. Studies 2, 3 and 4 were sponsored by the Immune Tolerance Network. Four additional studies were conducted by MacroGenics: three with intravenous administration (“Protégé”, “Protégé Extension”, and “Protégé Encore”) and 1 with subcutaneous administration (SUBCUE) of PRV-031. Among these studies, “Protégé” and “Protégé Encore” were Phase 3 studies. Protégé was the largest completed study for treatment of T1D, which enrolled 516 subjects (aged 8 to 35 years and T1D diagnosis within 12 weeks of study entry) and randomized into three PRV-031 dosing regimens compared to placebo.

Dr. Herold led five small Phase 1/2 studies of PRV-031 in T1D patients aged 8 to 30 years. PRV-031 showed promising immunological and clinical activities in these studies and was well tolerated. In particular, PRV-031 treatment preserved normal insulin production as indicated by C-peptide levels and it also reduced the use of insulin products.

Protégé was a Phase 3 randomized, controlled study conducted in 83 centers in North America (U.S., Canada, Mexico), India, Israel, and Europe (Czech Republic, Estonia, Germany, Latvia, Poland, Romania, Spain, Sweden, Ukraine). Patients aged 8 to 35 years with recently diagnosed T1D (≤12 weeks) were followed for 12 months (Protégé) and continued to 24 months (Protégé Extension). Three dose regimens of PRV-031 were administered to 417 patients as intravenous infusions for 6 to 14 days; 99 patients received placebo. At 12 months, the primary efficacy endpoint, the proportion of patients with insulin use <0.5 U/kg per day and HbA1c <6.5%, ranged from 13.7% to 20.8% patients in the PRV-031 groups, depending on dosing regimen, and 20.4% in the placebo group. The difference between PRV-031-treated patients and placebo-treated patients was not significant. The change in HbA1c from baseline also did not show a significant difference between PRV-031 and placebo. However, subgroup analyses indicated the following findings:

●	The primary endpoint could have been achieved if cut-offs were changed to insulin use of <0.25 U/kg per day and HbA1c <7.0%, not only at 12 months but also at 24 months (figure below).

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●	C-peptide levels significantly improved in the PRV-031 group compared with placebo group in all patients, and further analyses indicated that this difference was more pronounced in younger patients (age 8 to 11 years) and patients enrolled in U.S. sites. These findings are consistent with other clinical studies, showing a stronger effect in T1D patients who are younger (<17 years), more recently diagnosed (<10 weeks), and with higher C-peptide levels at baseline.

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Protégé Encore was a Phase 3 randomized, controlled study conducted in 125 centers in 16 countries. Patients aged 8 to 35 years with recently diagnosed T1D were to be followed for 24 months. Three dose regimens of PRV-031, given as intravenous infusions for 6 to 14 days, were compared with placebo. The primary endpoint, the proportion of patients with insulin use <0.5 U/kg per day and HbA1c <6.5% at 12 months, was not met. Study enrollment was stopped at 254 patients (400 planned) when the Protégé study showed that the primary endpoint was not met. Efficacy analyses were not conducted in this study.

SUBCUE was a Phase 1 randomized, controlled study to evaluate the safety and tolerability, PK, and PD of subcutaneously injected PRV-031. Patients aged 18 to 35 years who were diagnosed with T1D within 12 months were to be given three dosing regimens of PRV-031 or placebo. Patients were to be followed for 91 days. However, the study was stopped after one subject was enrolled, upon the Protégé study results.

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At-Risk study (Sponsor: National Institute of Diabetes and Digestive and Kidney Diseases) is a Phase 2 randomized, controlled study to be conducted in 19 sites (17 in the U.S., 1 each in Canada and Germany). Subjects 8 to 45 years of age who have at least one relative that is a proband with T1D. A proband is an individual diagnosed with diabetes before age 40 and started on insulin therapy within one year of diagnosis. In the study, patients received PRV-031 for 14 days by intravenous administration and compared with placebo. Approximately 70 subjects have been enrolled, PRV-031 treatment has been completed for all subjects, and the study remains ongoing with primary data anticipated in 2021.

The majority of data for PRV-031 comes from two completed Phase 3 studies: Protégé and Protégé Encore. In PRV-031 and placebo-treated subjects, there were no major differences in the overall adverse events (AEs) (99.7% and 100%) and serious adverse events (13.2% [85 out of 645 subjects] and 9.4% [15 out of 160 subjects]), although there were more severe adverse events in PRV-031 subjects (63% and 30%).

The most common AEs were decreased white blood cells including lymphopenia, leukopenia and neutropenia. Leukopenia/lymphopenia (decreased white blood cells) and rash were experienced most frequently by PRV-031-treated subjects. Lymphopenia was expected based on the mechanism of action of PRV-031 and was observed in approximately 70% of type-1 diabetes patients who received PRV-031; lymphopenia was reported in approximately 14% of placebo subjects. It was commonly mild to moderate and resolved within 14 days. In the Protégé study, approximately 50% and 20% of PRV-031- and placebo-treated patients, respectively, reported rash or pruritus. In PRV-031-treated patients, the rash was predominantly mild to moderate and usually resolved within one to two weeks. Laboratory abnormalities were also reported as AEs. The main differences in PRV-031 and placebo subjects were changes in lymphocyte counts (30.1% and 9.4%) and liver function test (alanine aminotransferase, 30.9% and 14.1%). These abnormalities usually resolved within 14 days of dose completion and did not cause significant or lasting clinical concern. Cytokine release syndrome, which may include symptoms of rash, headache, nausea, vomiting, and chills/fever, occurred in fewer than 6% of PRV-031-treated patients and was mild to moderate in severity.

The most common serious adverse events (SAEs) reported in the Protégé and Protégé Encore studies were related to diabetes control including diabetic ketoacidosis, hypoglycemic seizures/unconsciousness, hyperglycemia, hypoglycemia (consistent with the underlying disorder) and were reported in 6.2% and 2.5% of PRV-031 and placebo subjects, respectively. AEs of infections (most commonly gastroenteritis) were reported in 3.6% and 2.5% of PRV-031 and placebo subjects, respectively. Fifteen of 85 SAEs and 5 of 15 SAEs were deemed related to PRV-031 and placebo treatment, respectively.

The most common severe adverse event occurring in at least 10% of subjects in both treatment groups in the Protégé study was decreased white blood cell counts (lymphopenia/neutropenia) observed in 47% [196 out of 415 subjects] and 10% [10 out of 98 subjects] of PRV-031 and placebo subjects, respectively. In Protégé Encore, lymphopenia/neutropenia was also the most frequently observed severe adverse event, occurring in 24% [46 out of 192 subjects] and 6% of PRV-031 [4 out of 62 subjects] and placebo subjects, respectively. This severe adverse event is consistent with the mechanism of action of PRV-031.

Overall, infections were not increased following PRV-031 treatment. However, in Protégé there were 10 cases of herpes zoster infections (a virus that usually causes chicken pox or shingles) in PRV-031-treated patients that were possibly dose-related, and none in the placebo group. All of these cases resolved. In the Protégé Encore study, only one patient, who was randomized to placebo had herpes zoster. A link between PRV-031 and herpes infections remains unclear. Other herpes virus infections (e.g., cytomegalovirus and Epstein-Barr virus) were not increased with PRV-031 treatment.

Pre-Clinical Evaluation of PRV-031

PRV-031 binds specifically to human T cells with CD3 on the surface. It also binds to CD3+ T cells in chimpanzees, an endangered species that is inappropriate for extensive experimentation, but does not bind to CD3+ T cells of any other animal species. Due to this lack of feasible animal models, nonclinical pharmacology, pharmacokinetic, and toxicology studies are limited. Nonetheless, consistent with its mechanism of action and binding to CD3, PRV-031-treated chimpanzees showed reversible reductions in circulating T cells and a dose-dependent increase in various immune signaling molecules (TNF-α, IL-6, IL-10 and IFN-γ). At very high PRV-031 doses, approximately 450-fold higher than the highest daily dose administered in humans (826 μg/m2), chimpanzees developed B cell lymphoproliferative disease (similar to lymphoma) and Epstein-Barr virus-like infection. In human tissues, PRV-031 binds to T cells in multiple human tissues without unanticipated binding to other cell types. These results indicate that PRV-031 has a low probability of producing unexpected and unintended toxicities in human clinical studies.

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PRV-101 (Coxsackie Virus B Vaccine) for acute infection and Type 1 Diabetes

Overview of Coxsackie Virus Infection of the Pancreas, T1D and PRV-101’s Mechanism of Action

Longitudinal studies of more than 200,000 children studied for up to two decades in Finland by Provention’s technology licensor, Vactech, and its collaborators, identified CVB infection as a likely environmental trigger in the onset of T1D and T1D-associated celiac disease. CVB infection is very common and is responsible for various symptoms and complications ranging from mild respiratory disease, gastrointestinal disturbances and hand-foot-mouth disease to life-threatening cardiomyopathy and meningitis. However, in patients with a certain genetic background, CVB also may be responsible for the development of autoimmunity. The T1D association with CVB infection was also observed in additional independent cohorts in 15 countries, including in North America and Australasia. These epidemiological observations have been substantiated by biological experimentation. Insulin-producing beta cells in the pancreas express specialized receptors associated with the transport, storage and release of insulin. These receptors appear to be used by CVB to preferentially infect these cells. Infection by enteroviruses can be detected in the pancreatic beta cells of approximately 60% of type-1 diabetes patients and in the gut of most patients with T1D-associated celiac disease. All enteroviruses from the pancreas of T1D patients sequenced to date for strain identification have been found to be CVB. Importantly, if mothers have a CVB infection just prior to or during pregnancy, a 50% reduction in T1D-associated auto-antibodies has been observed in their offspring, presumably due to protection by maternal antibodies passed on to the fetus. This observation strongly suggests the potential efficacy of CVB vaccination for children and/or mothers, resulting in the development of protective antibodies potentially capable of preventing or delaying the onset of T1D.

An analysis of stool samples collected from these individuals identified enterovirus infections prior to the first detection of T1D auto-antibodies. Enterovirus RNA was also detected in stool samples. Examination of antibodies present in DIPP children who developed at least two islet cell auto-antibodies (sign of incipient T1D) and/or progressed to T1D confirmed that among all enteroviruses, only CVB was associated with initiation of beta cell autoimmunity.

Enterovirus RNA in Blood is Linked to the Development of T1D

OR: odd ratio; CI: confidence interval; EV: enterovirus

The relationship between islet cell auto-antibodies and the presence of CVB has subsequently also been observed in other cohorts collected in European countries and in a prospective study carried out in Europe, North America and Australia. In addition to these studies, the T1D and CVB association has been shown in several studies carried out in various geographic regions.

Importantly, the additional finding of an almost 50% reduction in the CVB-infection-associated risk of islet auto-antibodies in the offspring of mothers with anti-CVB antibodies supports the hypothesis that a CVB vaccine may be effective in preventing the disease.

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Proposed Phase 1 First in Human Clinical Trial of PRV-101

PRV-101 is expected to be a polyvalent (more than one strain) prophylactic CVB vaccine intended for acute CVB infection and the prevention of CVB-induced T1D. We believe that, if successful, PRV-101 may prevent up to 50% of T1D cases. The vaccine is currently in an IND-enabling stage, requiring manufacturing and nonclinical studies prior to initiation of FIH studies. Animal safety and efficacy modeling studies completed to date by Vactech demonstrate that CVB triggers diabetes in two animal models of T1D and that vaccination against CVB protects mice from acute infection as well as prevents the onset of diabetes triggered by CVB infection.

We plan to commence a Phase 1 FIH study in the first half of 2020 in healthy adult volunteers. The primary objective of the Phase 1 FIH study is to evaluate the safety and tolerability of multiple doses of PRV-101 administered at different dose levels in adult healthy volunteers. A secondary objective is to evaluate the immunogenicity (ability to elicit antibodies) of PRV-101 to CVB.

Preclinical Data for PRV-101

The mechanism of action and efficacy of PRV-101 is supported by the results of several in vivo studies. Inactivated CVB-based viral vaccines efficiently protect mice from CVB infections and from viral spread to the pancreas, as seen for CVB1 and CVB3 vaccines. Similar experiments conducted with a vaccine covering all six CVB serotypes demonstrated that it can induce a strong neutralizing anti-CBV response in mice and protect the animals against multiple CVB infections from the corresponding live viruses. Independent experiments confirm that CVB infection can accelerate T1D onset in T1D susceptible NOD (Non-obese diabetic) or SOCS-1-Tg (suppressor of cytokine signaling 1 transgenic) mice, suggesting that protection from CVB infection would therefore protect against T1D development. This hypothesis has been recently confirmed in experiments conducted by the Karolinska Institute (Sweden) and the University of Tampere (Finland), demonstrating that a CVB1 vaccine indeed protected SOCS-1-Tg mice against T1D induced by CVB1. These mice develop T1D after CVB1 infection as a consequence of a direct infection of insulin-producing beta cells in the pancreas. A three-injection vaccination course induced robust neutralizing antibody responses against CVB1 and protected mice from both CVB1 infection and CVB1-driven T1D. CVB1 infection led to a loss of insulin-producing cells in unvaccinated mice, which also was prevented by the vaccine. These data strongly support the development of PRV-101 for the prevention of T1D.

A Formalin-Inactivated CVB1 Vaccine is Effective Against CVB1-Induced T1D in a Mouse Model. As seen in the left panel below, CVB1 infection led to loss of insulin-producing cells, and this pathology was completely prevented by the CVB1 vaccine (right panel). In this experiment, while 50% of unvaccinated mice develop T1D as a consequence of CVB1 infection, all vaccinated mice were protected (not shown).

Important from a safety point of view, the formalin-inactivated CVB1 vaccines did not cause any undesirable effects in the pancreas. There was no vaccine-induced pancreatic pathological change, islet autoimmunity or diabetes in the vaccinated mice.

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Finally, maternal CVB infection during gestation in mice protects the offspring from CVB infection and subsequent T1D development, presumably through transfer of specific antibodies from the mother to the fetus, corroborating previous findings in humans in the DIPP study and further supporting the use of a prophylactic vaccine to protect against CVB-associated-T1D.

IND-Enabling Program to Support FIH Study

The planned CVB vaccine toxicology program will consist of non-GLP and GLP safety and immunogenicity studies conducted in mice. These studies are designed to identify and characterize potential toxicities associated with PRV-101 treatment, including those arising from the immune responses induced by the product. They will mirror the administration regimen that will be used in the proposed FIH study by same route of administration.

Pharmacology studies will be conducted to determine the exact composition of the vaccine. It is currently considered that such CVB vaccine should ideally be a polyvalent vaccine (encompassing several CVB serotypes). After completion of these studies, Provention will undertake Good Manufacturing Practice (GMP)-manufacturing of the final vaccine for clinical trials.

CVB Infection Market

Enteroviruses are responsible for an estimated 30 million infections in the U.S. annually. CVB contributes to a major part of the healthcare costs of enteroviruses as they cause the most serious complications and are among the most frequently reported enteroviral infections according to the CDC. Acute CVB infection is usually asymptomatic or causes common cold-type symptoms. It often leads also to a febrile illness associated by rash, hand-foot-mouth disease and/or mild GI distress. However, CVB infections cause also more severe manifestations including pericarditis, myocarditis, meningitis and pancreatitis.

-	Myocarditis: CVB is the most common etiologic agents for myocarditis in the Western world, responsible for up to 40% of cases of myocarditis. Myocarditis is an important cause of sudden unexpected death: the prevalence of myocarditis in children and adolescents leading to sudden unexpected death has been reported to be as high as 12% to 21%. In certain individuals, acute myocarditis progresses to chronic myocarditis and dilated cardiomyopathy, which is a severe life-threatening condition. The incidence of dilated cardiomyopathy is 1-8/100,000 in Europe and the U.S., and the prevalence of myocarditis is 8-36/100,000. Mortality ranges from 60-85% over the first 10 years after the diagnosis.

-	Otitis media: otitis media (middle ear inflammation) develops in about one third of patients with upper respiratory disease caused by enterovirus. Otitis media constitutes 18% of physician visits in the U.S. (largest single reason in children). The costs of otitis media treatment in the U.S. were estimated to be approximately $3 billion (2014).

-	Meningitis: CVB is a common cause of enteroviral meningitis. Meningitis beyond the neonatal period is characterized by the sudden onset of fever of 38-40°C. Headache and photophobia are almost universally reported in these patients. Reports on the incidence of viral meningitis vary from approximately 50,000 hospitalized cases to over 2 million cases of aseptic meningitis per year. Based on 300,000 annual cases of aseptic meningitis in the United States (of which enteroviruses, and coxsackie viruses in particular, are the most common cause), the economic impact is estimated to be $1.5 billion in direct costs alone.

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PRV-3279 (humanized CD32B x CD79B Dual Affinity Biologic for Systemic Lupus Erythematosus and other autoimmune diseases

Overview

SLE is a chronic autoimmune disorder that can affect nearly every major organ system, causing inflammation, tissue injury, organ damage, and in some patients, organ failure. The prognosis of SLE is highly variable in individual patients, often waxing and waning throughout their lifetime. The natural history of SLE ranges from relatively benign disease to rapidly progressive and even fatal disease. Comorbidities, such as infections, malignancies, hypertension, lipid disorders and diabetes increase the risk of disability and death in patients with SLE. Organ systems commonly affected by SLE include the central nervous system, kidneys, gastrointestinal system, mucous membranes, heart, skin, hematologic system, musculoskeletal system and lungs, with specific organ involvement defining subsets of the disease (e.g., lupus nephritis). According to the Lupus Foundation of America, at least 1.5 million Americans are afflicted by SLE and more than 16,000 new cases of lupus are reported annually. It is estimated that 5 million people throughout the world suffer from some form of lupus. Lupus affects primarily women of childbearing age (15–44 years). However, men, children, and teenagers can also develop lupus.

The pathogenesis of SLE is characterized by an abnormal overactivation of B cells and subsequent pathologic production of auto-antibodies (antibodies that attack one’s own cells and tissues). Uncontrolled activation of B cells is normally terminated when the activating stimulus is exhausted and when a negative feedback loop is triggered by the engagement of an inhibitory Fc receptor (FcR) known as FcgammaRIIb (CD32B). Mutations in the CD32B gene in humans are associated with an increased likelihood of SLE, and reduced expression of CD32B is apparent in B cells from SLE patients. It is thought that activation of this inhibitory pathway could ameliorate the overactive B cell-driven pathology of SLE and other autoimmune diseases. In addition, the excess auto-antibodies produced bind to target antigens and form immune complexes.

When the B cell receptor (BCR) (which is the “Y” shaped molecule, resembling an antibody in the figure below) is bound and activated by an antigen, it initiates a cascade of biochemical changes necessary for the activation of the CD32B inhibitory pathway, thus triggering the negative feedback loop. CD79B is a subunit of the BCR that plays a key role in this process when it is close to CD32B. Therefore, if a pharmacologic treatment is to activate the CD32B inhibitory pathway, it also has to simultaneously bind to CD79B. PRV-3279 (formerly MGD010), is a humanized CD32B x CD79B DART protein developed originally by MacroGenics as a bi-specific therapy with these properties, and thus a potential treatment for SLE and other similar diseases. It is designed to simultaneously bind to CD32B and CD79B on B cells.

PRV-3279 and related molecules have shown inhibitory effects on BCR-induced B cell proliferation and antibody secretion (including B cells obtained from SLE patients) as well as beneficial effects in mouse models of autoimmunity. PRV-3279 is expected to boost the negative feedback loop on B cells by robustly engaging the available CD32B and CD79B.

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PRV-3279 has been studied in humans and was shown to be well tolerated. PoM and PRV-3279’s inhibitory effect on induce immune response were demonstrated in a Phase 1a single ascending dose study in healthy volunteers. Substantial immunogenicity was observed, but had no impact on efficacy, safety or pharmacokinetics, and decreased with increasing doses of PRV-3279, possibly a reflection of its mechanism of action. We plan to continue developing PRV-3279 for the treatment of SLE in a multiple ascending dose Phase 1b/2a study in healthy volunteers, with expansion into an SLE patient cohort. Our goal is to determine if PRV-3279 can intercept the pathophysiology of SLE by preventing the production of auto-antibodies by abnormally active B cells.

Current Treatment Options for SLE and Their Limitations

The treatment and management of SLE depends on disease severity and disease manifestations. Hydroxychloroquine plays a central role in the long-term treatment of SLE and is the cornerstone of SLE therapy. Corticosteroids, nonsteroidal anti-inflammatory drugs (NSAIDs), and immunosuppressive agents (e.g., azathioprine, cyclophosphamide, cyclosporine, methotrexate, and mycophenolate mofetil) have also been used in the treatment and management of SLE. These treatments are only modestly effective and present safety and/or immune suppression concerns with prolonged use. The B cell-depleting antibody rituximab (Rituxan®), while not approved for treatment of SLE, appears to be beneficial in certain subsets of patients.

In 2011, the FDA approved belimumab (Benlysta®), an antibody that targets B lymphocyte stimulator (BLyS), for the treatment of mild to moderate SLE in combination with standard therapy, providing additional clinical validation of the therapeutic benefit of B cell-targeted therapy for autoimmune diseases. However, the modest therapeutic benefit of belimumab and delayed onset of disease intervention indicate the need for additional therapeutic strategies to inhibit overactive B cells. We believe PRV-3279 can fulfill that requirement and is uniquely differentiated to allow for rapid inhibition of activated B cells (potentially more effective than belimumab), while sparing non-activated B cells from depletion or inactivation (potentially safer than rituximab).

Overview of CD32B Biology

CD32B is expressed widely on the surface of human B cells. In addition to its expression on B cells, CD32B is also expressed on other immune cells such as dendritic cells, macrophages, neutrophils, and mast cells. It is a single-chain protein with a portion that sits outside of the cell membrane, which can be bound by chemical signals.

CD32B is the only known inhibitory FcR in the immune system. It plays an important role not only for innate and adaptive immune responses, but also in the maintenance of immune tolerance and controlling autoimmunity. Mice deficient in CD32B have increased antibody responses due in part to chronic B cell activation, and as a result, develop autoimmune disease similar to human SLE. In contrast, B cell-specific overexpression of CD32B reduces the incidence and severity of lupus in a mouse lupus model. In humans, mutations and decreased expression of the CD32B gene are associated with an increased likelihood of SLE. These results underscore the important role of CD32B in regulating the antibody immune response and suggest that drug-mediated engagement of CD32B could provide therapeutic benefit in autoimmune diseases by dampening the effects of chronically activated B cells and reducing the production of auto-antibodies. In particular, preventing the production of auto-antibodies could intercept the disease course in lupus nephritis, a subtype of lupus driven by accumulation of auto-antibodies and immune complexes (a mass of antibodies and other molecules) in the kidneys.

Mechanism of Action of PRV-3279

PRV-3279 is in a new class of bispecific scaffold antibody-like molecules called DARTs. It is designed to simultaneously bind to CD32B and CD79B on B cells. The simultaneous binding of both CD32B and CD79B triggers CD32B-coupled immunoreceptor tyrosine-based inhibitory motif (ITIM) signaling, which leads to the suppression of B cells activated to produce auto-antibodies, while not causing broad B cell depletion.

To prolong its half-life in the body, PRV-3279 contains a human IgG1 Fc region (a specific antibody fragment) that is manipulated to eliminate its effector function. As a molecule designed to inhibit immune responses, PRV-3279 does not activate any part of the immune system either in the body or in laboratory tests. PRV-3279 also does not bind to platelets, a unique feature compared to competing molecules targeting CD32B that are associated with toxicity due to binding to platelets.

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Proposed Multiple Ascending Dose Phase 1b/2a study of PRV-3279 in Healthy Volunteers and Patients with Lupus

Provention plans to conduct a Phase 1b/2a randomized, double-blind, placebo-controlled study to evaluate the safety, tolerability, PK, PD, and immunogenicity of multiple ascending doses of PRV-3279 in healthy adult volunteers (Part 1) and the efficacy of PRV-3279 in patients with lupus (SLE and/or lupus nephritis) (Part 2). Due to the impact of auto-antibodies in the kidneys, lupus nephritis appears to be an ideal population to assess clinical and biomarker endpoints associated with the mechanism of action of PRV-3279 and to pave the way for further development of PRV-3279 in moderate to severe SLE. Contingent upon the results of the study, Provention may choose to pursue the lupus nephritis indication (which may be eligible for orphan indication) and/or the broader SLE indication.

Endpoints will include clinical assessments and biomarker measurements. Clinical endpoints will include the Systemic Lupus Erythematosus Disease Activity Index 2000 (SLEDAI-2K), the British Isles Lupus Assessment Group (BILAG) score, urine protein to creatinine ratio, and daily glucocorticoid use. Additional biomarkers will include urinary/renal markers (e.g., serum creatinine, estimated glomerular filtration rate) and blood/circulating markers (e.g., auto-antibodies, complement [C3 and C4], B cell function/phenotype, including CD32B expression/response relationship).

Preclinical Evaluation of PRV-3279

The only nonhuman species that PRV-3279 binds to is chimpanzees. An initial non-GLP study with PRV-3279 in chimpanzees demonstrated it to be well tolerated at all doses, with an assigned no observed-adverse-effect level (NOAEL) of 10 mg/kg.

Due to the lack of target binding, chronic four-week and three-month repeat-dose GLP toxicology studies were performed using a surrogate DART molecule similar to PRV-3279 that was designed to target human CD32B and mouse CD79B in a transgenic mouse line that expresses human CD32B. A NOAEL at the highest dose of 50 mg/kg was assigned in the three-month study. These studies support the advancement of PRV-3279 in long-term efficacy studies in humans (up to three months).

Clinical Evaluation and Proof of Mechanism for PRV-3279

To date, one clinical study has been completed with PRV-3279: an FIH Phase 1a double-blind, placebo-controlled study to evaluate the safety, tolerability, PK, PD, and immunogenicity of PRV-3279 in healthy adult volunteers. The study was conducted at a single site in the U.S., from February 2015 to February 2017.

A total of 49 subjects were randomized; 12 received placebo and 37 received PRV-3279 intravenously at escalating doses from 0.1 mg/kg to 10 mg/kg in six cohorts. PRV-3279 was well tolerated over the range of doses, with only mild adverse events that resolved quickly, including headache, somnolence (sleepiness), upper respiratory tract infection, folliculitis and night sweats. Target binding and PoM were demonstrated by measuring functional B cell inhibition at doses of 1 mg/kg or higher, without broader B cell activation or depletion observed.

Subsequently, PoM was further confirmed in a dose escalation extension of the study in which single doses of PRV-3279 at 3 mg/kg and 10 mg/kg (16 subjects) were compared with placebo (8 subjects) for the ability to affect B cell responses to a hepatitis A vaccine, which was administered to participants who had no previous hepatitis A immunity, on day 2 of the study. At both doses, PRV-3279 reduced the proportion of volunteers who generated an immune response against the vaccine, as well as the amount of antibody they produced, in both cases as compared to placebo.

Pharmacokinetics and Immunogenicity of PRV-3279

PRV-3279 exhibited an approximate half-life of seven days after a single dose. A majority (~86%) of study participants developed antibodies against PRV-3279 (i.e., immunogenicity) after receiving the 3 mg/kg dose, but no detrimental effect was observed on the pharmacokinetics of PRV-3279. The proportion of participants developing antibodies against PRV-3279 decreased with increasing dose (29% in the 10 mg/kg dose) and such antibodies did not occur in the multiple dose chimpanzee study, suggesting that PRV-3279 may limit its own immunogenicity at therapeutic doses, which is consistent with its mechanism of action.

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SLE Market and Other Opportunities for PRV-3279

Sales of therapies to treat SLE are expected to climb to nearly $2 billion in 2019, approximately 17% annual growth from 2009. This growth is driven primarily by the entry and uptake of novel treatments that target B cells such as belimumab and off-label use of rituximab. The uptake of belimumab has been driven largely by safety rather than substantial efficacy, supporting the unmet need and potential for novel and safe non-depleting B cell therapies with greater efficacy.

In addition to SLE, PRV-3279 has the potential to treat other B cell- and auto-antibody-driven autoimmune diseases. Such diseases include multiple sclerosis and RA, where B cell therapies rituximab and recently approved ocrelizumab (Ocrevus®) have sales in excess of $1 billion. Several niche/orphan indications may also be explored, including T1D (potentially in combination with Provention’s PRV-031), Sjogren’s syndrome, vasculitis (e.g., polymyalgia rheumatica, giant cell arteritis, Behçets disease), myasthenia gravis, pemphigus, neuromyelitis optica, anti-NMDA receptor encephalitis, Guillain-Barré syndrome, chronic inflammatory demyelinating polyneuropathy, Grave’s ophthalmopathy, IgG4-related disease, and idiopathic thrombocytopenic purpura.

Significant Contracts and Agreements Related to Research and Development Activities

License and Acquisition Agreements

MacroGenics Agreements

In May 2018, we entered into a License Agreement with MacroGenics, Inc., pursuant to which MacroGenics granted us exclusive global rights for the purpose of developing and commercializing MGD010 (renamed PRV-3279), a humanized protein and a potential treatment for SLE and other similar diseases. As partial consideration for the License Agreement, we granted MacroGenics a warrant to purchase shares of our common stock representing 1% of our outstanding equity at an exercise price of $2.50 per share. We are obligated to make contingent milestone payments to MacroGenics totaling $42.5 million upon the achievement of certain developmental and approval milestones for the first indication, and an additional $22.5 million upon the achievement of certain regulatory approvals for a second indication. In addition, we are obligated to make contingent milestone payments to MacroGenics totaling $225 million upon the achievement of certain sales milestones. We have also agreed to pay MacroGenics a single-digit royalty on net sales of the product. Further, we are required to pay MacroGenics a low double-digit percentage of certain consideration to the extent received in connection with a future grant of rights to PRV-3279 by us to a third party. We are obligated to use commercially reasonable efforts to develop and seek regulatory approval for PRV-3279. The license agreement may be terminated by either party upon a material breach or bankruptcy of the other party, by Provention without cause upon prior notice to MacroGenics, and by MacroGenics in the event that we challenge the validity of any licensed patent under the agreement, but only with respect to the challenged patent.

Also in May 2018, we entered into an Asset Purchase Agreement with MacroGenics pursuant to which we acquired MacroGenics’ interest in teplizumab (renamed PRV-031), a humanized mAb for the treatment of T1D. As partial consideration for the License Agreement, we granted MacroGenics a warrant to purchase shares of our common stock representing 8% of our outstanding equity at an exercise price of $2.50 per share. We are obligated to pay MacroGenics contingent milestone payments totaling $170 million upon the achievement of certain regulatory approval milestones. In addition, we are obligated to make contingent milestone payments to MacroGenics totaling $225 million upon the achievement of certain sales milestones. We have also agreed to pay MacroGenics a single-digit royalty on net sales of the product. We have also agreed to pay third-party obligations, including low single-digit royalties, a portion of which is creditable against royalties payable to MacroGenics, milestone and other consideration, for certain third-party intellectual property under agreements we are assuming pursuant to the Asset Purchase Agreement. Further, we are required to pay MacroGenics a low double-digit percentage of certain consideration to the extent it is received in connection with a future grant of rights to PRV-031 by us to a third party. We are obligated to use reasonable commercial efforts to develop and seek regulatory approval for PRV-031.

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Janssen License CSF-1R

In April 2017, we entered into a License, Development and Commercialization Agreement, pursuant to which Janssen Pharmaceutica NV granted us exclusive global rights for the purpose of developing and commercializing JNJ-40346527 (renamed PRV-6527), a colony stimulating factor 1 receptor (CSF-1R) inhibitor for inflammatory bowel diseases including Crohn’s Disease and UC. We are obligated to conduct a single Phase 2a proof-of-mechanism and proof-of-concept clinical trial for the Crohn’s Disease indication. Janssen will supply product for the clinical trial. At the conclusion of the Phase 2a study, Janssen will have an option to buy back the rights for future development for a one-time payment of $50.0 million and future single-digit royalties on future net sales for a period of 10 years from first sale or expiration of the intellectual property, whichever is shorter. If Janssen does not exercise its option to buy-back the rights, all rights will remain with us and we will be obligated to make contingent milestone payments to Janssen totaling $35.0 million upon the achievement of certain clinical and regulatory milestones for the first indication and an additional $20.0 million upon the achievement of certain clinical and regulatory milestones for a second indication. In addition, we have agreed to pay Janssen tiered single-digit royalties on net sales of any approved product based on the CSF-1R technology and three additional payments totaling $100.0 million upon the achievement of certain annual net sales levels. The CSF-1R License Agreement may be terminated by us without cause (in which case the exclusive global rights to the technology will transfer back to Janssen) and by either party upon a material breach, and expires upon the expiration of our last obligation to make royalty payments to Janssen. Janssen will supply drug product for our Phase 2a study. Janssen will also allow us to access their proprietary benchmark data, which includes imaging, tissue and biomarker data.

Janssen License TLR3

In April 2017, we entered into a License, Development and Commercialization Agreement, pursuant to which Janssen Sciences Ireland UC granted us exclusive global rights for the purpose of developing and commercializing JNJ-42915925 (renamed PRV-300), an anti-TLR3 antibody. We will develop PRV-300 for UC and will start a Phase 1b trial in early 2018. Janssen will supply product for the clinical trial. We are obligated to make contingent milestone payments to Janssen totaling $31.0 million upon the achievement of certain clinical and regulatory milestones for the first indication and an additional $17.0 million upon the achievement of certain clinical and regulatory milestones for a second indication. In addition, we have agreed to pay Janssen a single-digit royalty on net sales of any approved product based on the CSF-1R technology and three additional payments totaling $60.0 million upon the achievement of certain annual net sales levels. We are obligated to use commercially reasonable efforts to develop and market TLR3. The TLR3 License Agreement may be terminated by us without cause (in which case the exclusive global rights to the technology will transfer back to Janssen) and by either party upon a material breach or insolvency of the other party, and expires upon the expiration of our last obligation to make royalty payments to Janssen. Janssen will supply drug product for the Phase 1b study. Janssen will also allow us to access their proprietary benchmark data, which includes imaging, tissue and biomarker data.

Vactech License

In April 2017, we entered into a License Agreement, pursuant to which Vactech granted us exclusive global rights for the purpose of developing and commercializing the group B coxsackie virus vaccine (CVB) platform technology. In consideration of the licenses and other rights granted by Vactech, we issued two million shares of our common stock to Vactech. We recorded the issuance of the shares at their estimated fair value of approximately $1.70 per share for a total of $3.4 million as a license fee expense included as part of research and development expenses for the year ended December 30, 2017. We will pay Vactech a total of approximately $0.5 million for transition and advisory services during the first 18 months of the term of the agreement. Vactech is obligated to transition its intellectual property, provide reference samples, assist with the technology transfer to a third party contract manufacturer, and participate on our scientific advisory board. In addition, we may be obligated to make a series of contingent milestone payments to Vactech totaling up to an additional $24.5 million upon the achievement of certain clinical development and regulatory filing milestones. In addition, we have agreed to pay Vactech tiered single-digit royalties on net sales of any approved product based on the CVB platform technology and three additional payments totaling $19.0 million upon the achievement of certain annual net sales levels. The Vactech Agreement may be terminated by us on a country by country basis without cause (in which case the exclusive global rights to the technology will transfer back to Vactech) and by either party upon a material breach or insolvency of the other party. If we terminate the agreement with respect to two or more specified European countries, the agreement will be deemed terminated with respect to all of the EU, and if we terminate the agreement with respect to the United States, the agreement will be deemed terminated with respect to all of North America, and expires upon the expiration of our last obligation to make royalty payments to Vactech.

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Intravacc Development Services Agreement

In March 2018, we entered into a Development Services Agreement with The Institute of Translational Vaccinology (“Intravacc”), pursuant to which Intravacc will provide services related to process development, non-GMP and GMP manufacturing of our polyvalent coxsackie virus B vaccine (CVB), including providing proprietary technology for manufacturing purposes. We will pay Intravacc approximately 10 million euros, or approximately $12.5 million, for their services over the development and manufacturing period which we expect will last for approximately 18 to 24 months. Each party retains its existing intellectual property and will share newly developed intellectual property via a fully-paid non-exclusive license between the parties for all development work through phase 1 clinical trials. Any future use, including commercial use, of Intravacc’s technology will be subject to a separate nonexclusive license agreement. The Intravacc Development Services Agreement may be terminated by us with ninety days notice without cause and by either party upon a material breach or insolvency of the other party.

Intellectual Property

We believe that our current patent applications and any future patents and other proprietary rights that we own, or control through licensing, are and will be essential to our business. We believe that these intellectual property rights will affect our ability to compete effectively with others. We also rely and will rely on trade secrets, know-how, continuing technological innovations and licensing opportunities to develop, maintain and strengthen our competitive position. We seek to protect these, in part, through confidentiality agreements with certain employees, consultants, advisors and other parties. Our success will depend in part on our ability, and the ability of our licensor, to obtain, maintain (including making periodic filings and payments) and enforce patent protection for our/their intellectual property, including those patent applications to which we have secured exclusive rights.

We plan to spend considerable resources and focus in the future on obtaining U.S. and foreign patents. We have and will continue to actively protect our intellectual property. No assurances can be given that any of our patent applications will result in the issuance of a patent or that the examination process will not require us to narrow our claims. In addition, any issued patents may be contested, circumvented, found unenforceable or invalid, and we may not be able to successfully enforce our patent rights against third parties. No assurance can be given that others will not independently develop a similar or competing technology or design around any patents that may be issued to us. We intend to expand our international operations in the future and our patent portfolio, copyright, trademark and trade secret protections may not be available or may be limited in foreign countries.

PRV-300 (TLR3 Antagonist)

Through our agreement with Janssen Sciences Ireland UC we have a licensed patent portfolio that includes: i) 135 issued patents, including 8 U.S. patents, 79 patents in European countries, and 48 patents in other ex-U.S. jurisdictions); and ii) 37 pending patent applications, including one pending U.S. patent application, two pending European patent applications, and 34 pending patent applications in other ex-U.S. jurisdictions.

These issued patents and patent applications disclose antibodies that bind TLR3 and that function as TLR3 antagonists, and use of these antibodies in treating various disorders, including respiratory disorders, inflammatory conditions, and metabolic disorders, as well as in reduction of cholesterol.

The issued patents generally have terms of 20 years from their respective priority filing dates, subject to available extensions, and thus the issued patents are set to expire no earlier than dates ranging from 2029 and 2031. In the event that patents issue based on the pending patent applications, although there can be no assurance that any of the patent application will be granted, such patents would be expected to expire between 2029 and 2031, absent any patent term adjustments or extensions.

PRV-101 (CBV/T1D)

Through our agreement with Vactech, we have a licensed patent portfolio that includes one pending U.S. patent application and 38 patents in various European countries.

The pending US application and issued European country patents disclose use of a coxsackie B virus vaccine composition in the prevention or treatment of T1D.

The patents issued in the U.S. and various European countries generally have terms of 20 years from their respective priority filing dates, subject to available extensions, and are thus set to expire no earlier than 2032. In the event that the pending U.S. patent application issues as a patent, although there can be no assurance that the patent application will issue, the patent would be set to expire no earlier than 2032

PRV-031 (teplizumab anti-CD3 antibody)

Through our agreement with MacroGenics, Inc., we have acquired a patent portfolio that includes eight issued patents, including three U.S. patents and five ex-U.S. patents in Australia, Israel, Mexico and Singapore. The issued patents are set to expire no earlier than dates ranging from 2019 and 2028.

These issued patents disclose humanized antibodies that bind to CD3, and use of these antibodies in treating autoimmune disorders, including T1D and rheumatoid arthritis.

PRV-3279 (CD32B/CD79B diabody)

Through our agreement with MacroGenics, Inc., we have a licensed patent portfolio that includes: i) 108 issued patents, including six U.S. patents, 52 patents in European countries, and 50 patents in other ex-U.S. jurisdictions; and ii) 85 pending patent applications, including one pending PCT international patent application, seven pending U.S. patent applications, six pending European patent applications, and 71 pending patent applications in other ex-U.S. jurisdictions.

The patents and patent applications disclose a platform technology for making diabodies, specific anti-CD32B antibodies, specific anti-CD79B antibodies, specific diabodies that co-ligate both CD32B and CD79B, as well as use of these antibodies and diabodies in treating various disorders, including cancer, autoimmune disorder, inflammatory disorder, and IgE-mediated allergic disorder.

The issued patents in the U.S. and various ex-U.S. countries generally have terms of 20 years from their respective priority filing dates, subject to available extensions, and are thus set to expire no earlier than dates ranging from 2023 and 2034. In the event that the pending patent applications issue as patents, although there can be no assurance that the patent applications will issue, the patents would be set to expire no earlier than dates ranging from 2023 and 2037.

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PRV-6527 (CSF1R)

Through our agreement with Janssen Pharmaceutica NV, we have acquired a patent portfolio that includes: i) 73 issued patents, including one U.S. patent, one patent in European countries, and 71 patents in other ex-U.S. jurisdictions; and ii) three pending patent applications, one pending U.S. patent application, one pending European patent application, and one pending patent applications in other ex-U.S. jurisdictions. The issued patents are set to expire no earlier than dates ranging from 2027 and 2030.

Our Commercialization Strategy

We are a clinical stage company without a history of revenue or manufacturing, late stage clinical development or marketing experience. Because late stage clinical development, as well as establishing a full manufacturing and distribution structure, is expensive and time consuming, we intend to explore alternative commercialization strategies, including:

●	developing drug candidates through the earlier stages of clinical development with the objectives of rapid, cost effective risk reduction and value creation and then establishing strategic partnership for late stage clinical development and subsequent commercialization;

●	developing a robust pipeline of promising drug candidates at various stages of the development process to establish optionality and regular value inflection opportunities and revenue(s);

●	strategically entering into co-development partnership(s) to retain potential for commercialization rights on selected drug candidate(s) and market opportunities; and

●	partnering with industry participants to incorporate our technology into new and existing drugs.

We expect that partnering with pharmaceutical or biotherapeutic companies may accelerate product acceptance into our target market areas and gain the sales and marketing advantages of the partner’s distribution infrastructure. We intend to continue to strengthen our market position and solidify our leadership position in immunotherapy by continuing to improve our technology, broadening our clinical and therapeutic applications, identifying new clinical and therapeutic applications and forming strategic relationships with our licensors.

Competition

Provention faces substantial competition from well-established large pharmaceutical companies, as well as innovative new entrants. Nevertheless, we believe the company’s strategic intent is sufficiently differentiated in that Provention is focusing on intercepting or potentially preventing the onset and progression of immune-mediated and inflammatory diseases by selecting and developing product candidates that are aimed at relevant and predominantly upstream pathophysiological targets.

The symptomatic treatment of T1D is a highly competitive market with large incumbents such as Sanofi, Novo Nordisk and Eli Lilly providing insulin and blood glucose monitoring products and working on new ways to manage the disease. Our goal is to delay or prevent the onset of T1D and spare patients the need to live with blood glucose monitoring and daily insulin injections and this therapy’s many complications and clinically relevant shortfalls. We believe our enteroviral vaccine approach is unique in that it aims to prevent the onset of T1D prior to the rise of auto-antibodies programmed to attack insulin producing beta cells. We are aware of competitive vaccine technologies in development that are attempting to alter the autoimmune cycle once these auto-antibodies have been detected. However, we believe our vaccine approach may intercept the process prior to this cycle being initiated.

The market for IBD (Crohn’s disease and UC) is currently led by large pharmaceutical companies serving the autoimmune market with anti-TNF biologics. Among these companies are AbbVie, Eli Lilly, Johnson & Johnson and Pfizer. New drugs are continually being developed in this highly-competitive space by large pharma and early to mid-stage biotech companies. However, many of these drugs used both for CD and UC- focus on attempting to bring about remission or treating the symptoms of advanced stages of IBD, by neutralizing the inflammatory signals that are released once the immune system has been pathologically activated. Provention is using a novel approach intended to intercept the autoimmune cycle before these inflammatory signals are received and have an opportunity to trigger significant tissue damage. Provention’s drugs target “upstream” mechanisms of action that may provide benefit for a wider patient population, including patients that have already been treated with anti-TNF drugs that failed to adequately or sustainably control their disease. One of our assets is a small molecule intended for oral administration, which is potentially a significant further differentiating factor in Crohn’s disease, a crowded market currently dominated by injectable biologics.

The market for lupus is currently led by large pharmaceutical companies commercializing older, off-patent products such as steroids, immunosuppressive agents including azathioprine, cyclosphosphamide, cyclosporine and mycophenolate. In addition, Glaxo SmithKline (GSK) and Roche offer recently approved B cell-targeted agents. GSK received approval for belimumab (Benlysta®) in 2011, the first drug approval in lupus in 50 years. Despite modest efficacy and slow onset of effect, belimumab’s annual sales are currently approximately $800 million. Roche’s rituximab (Rituxan®), a blockbuster drug, is used off-label in lupus despite not having been approved in SLE. The lupus field is competitive and new experimental drugs are being tested in late stage trials by large pharmaceutical companies and early to mid-stage biotech companies, and include: the anti-interferon alpha receptor anifrolumab (MedImmune/Astra Zeneca), anti-CD19 XmAb5871 (Xencor) and calcineurin inhibitor voclosporin (Aurinia Pharmaceuticals). We expect that PRV-3279 will be differentiated from the competition because of greater and faster-onset efficacy, better safety (PRV-3279 does not deplete B cells and is not expected to be immune-suppressive), and less gastrointestinal side effects (since PRV-3279 is a highly specific mAb with likely minimal off-target side effects).

Employees

As of June 1 , 2018, we had seven full-time employees. We are a virtual company and all of our employees work remotely. None of our employees are represented by a labor union or covered by a collective bargaining agreement, and we believe our relationship with our employees is good. Additionally, we utilize independent contractors and other third parties to assist with various aspects of our drug and product development.

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Properties

We are a virtual company and do not own or lease any office space. We maintain a mailing address at P.O. Box 666, Oldwick, NJ 08858.

Legal Proceedings

We are not a party to any pending legal proceedings.

Government Regulation

Our business activities, including the manufacturing, research, development and marketing of our product candidates, are subject to extensive regulation by numerous governmental authorities in the United States and other countries. Before marketing in the United States, any new drug developed by us or our collaborators must undergo rigorous preclinical testing, clinical trials and an extensive regulatory clearance process implemented by the United States Food and Drug Administration (FDA) under the Federal Food, Drug, and Cosmetic Act, as amended. The FDA regulates, among other things, the development, testing, manufacture, safety, efficacy, record keeping, labeling, storage, approval, advertising, promotion, import, export, sale and distribution of biopharmaceutical products. The regulatory review and approval process, which includes preclinical testing and clinical trials of each product candidate, is lengthy, expensive and uncertain. Moreover, government coverage and reimbursement policies will both directly and indirectly impact our ability to successfully commercialize any future approved products, and such coverage and reimbursement policies will be impacted by enacted and any applicable future healthcare reform and drug pricing measures. In addition, we are subject to state and federal laws, including, among others, anti-kickback laws, false claims laws, data privacy and security laws, and transparency laws that restrict certain business practices in the pharmaceutical industry.

In the United States, drug product candidates intended for human use undergo laboratory and animal testing until adequate proof of safety is established. Clinical trials for new product candidates are then typically conducted in humans in three sequential phases that may overlap. Phase 1 trials involve the initial introduction of the product candidate into healthy human volunteers. The emphasis of Phase 1 trials is on testing for safety or adverse effects, dosage, tolerance, metabolism, distribution, excretion and clinical pharmacology. Phase 2 involves studies in a limited patient population to determine the initial efficacy of the compound for specific targeted indications, to determine dosage tolerance and optimal dosage, and to identify possible adverse side effects and safety risks. Once a compound shows evidence of effectiveness and is found to have an acceptable safety profile in Phase 2 evaluations, Phase 3 trials are undertaken to more fully evaluate clinical outcomes. Before commencing clinical investigations in humans, we or our collaborators must submit an Investigational New Drug Application (IND) to the FDA.

Regulatory authorities, Institutional Review Boards and Data Monitoring Committees may require additional data before allowing clinical studies to commence, continue or proceed from one phase to another, and could demand that studies be discontinued or suspended at any time if there are significant safety issues. We have in the past and may in the future rely on assistance from our third-party collaborators and contract service providers to file our INDs and generally support our development and regulatory activities approval process for our potential products. Clinical testing must also meet requirements for clinical trial registration, institutional review board oversight, informed consent, health information privacy, and good clinical practices, or GCPs. Additionally, the manufacture of our drug product, must be done in accordance with current good manufacturing practices (GMPs).

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To establish a new product candidate’s safety and efficacy, the FDA requires companies seeking approval to market a drug product to submit extensive preclinical and clinical data, along with other information, for each indication for which the product will be labeled. The data and information are submitted to the FDA in the form of a New Drug Application (NDA), which must be accompanied by payment of a significant user fee unless a waiver or exemption applies. Generating the required data and information for an NDA takes many years and requires the expenditure of substantial resources. Information generated in this process is susceptible to varying interpretations that could delay, limit or prevent regulatory approval at any stage of the process. The failure to demonstrate adequately the quality, safety and efficacy of a product candidate under development would delay or prevent regulatory approval of the product candidate. Under applicable laws and FDA regulations, each NDA submitted for FDA approval is given an internal administrative review within 60 days following submission of the NDA. If deemed sufficiently complete to permit a substantive review, the FDA will “file” the NDA. The FDA can refuse to file any NDA that it deems incomplete or not properly reviewable. The FDA has established internal goals of eight months from submission for priority review of NDAs that cover product candidates that offer major advances in treatment or provide a treatment where no adequate therapy exists, and 12 months from submission for the standard review of NDAs. However, the FDA is not legally required to complete its review within these periods, these performance goals may change over time and the review is often extended by FDA requests for additional information or clarification. Moreover, the outcome of the review, even if generally favorable, may not be an actual approval but a “complete response letter” that describes additional work that must be done before the NDA can be approved. Before approving an NDA, the FDA can choose to inspect the facilities at which the product is manufactured and will not approve the product unless the manufacturing facility complies with GMPs. The FDA may also audit sites at which clinical trials have been conducted to determine compliance with GCPs and data integrity. The FDA’s review of an NDA may also involve review and recommendations by an independent FDA advisory committee, particularly for novel indications. The FDA is not bound by the recommendation of an advisory committee.

In addition, delays or rejections may be encountered based upon changes in regulatory policy, regulations or statutes governing product approval during the period of product development and regulatory agency review.

Before receiving FDA approval to market a potential product, we or our collaborators must demonstrate through adequate and well-controlled clinical studies that the potential product is safe and effective in the patient population that will be treated. In addition, under the Pediatric Research Equity Act, or PREA, an NDA or supplement to an NDA must contain data to assess the safety and effectiveness of the drug for the claimed indications in all relevant pediatric subpopulations and to support dosing and administration for each pediatric subpopulation for which the product is safe and effective, unless a waiver applies. If regulatory approval of a potential product is granted, this approval will be limited to those disease states and conditions for which the product is approved. Marketing or promoting a drug for an unapproved indication is generally prohibited. Furthermore, FDA approval may entail ongoing requirements for risk management, including post-marketing, or Phase 4, studies. Even if approval is obtained, a marketed product, its manufacturer and its manufacturing facilities are subject to payment of significant annual fees and continuing review and periodic inspections by the FDA. Discovery of previously unknown problems with a product, manufacturer or facility may result in restrictions on the product or manufacturer, including labeling changes, warning letters, costly recalls or withdrawal of the product from the market.

Any drug is likely to produce some toxicities or undesirable side effects in animals and in humans when administered at sufficiently high doses and/or for sufficiently long periods of time. Unacceptable toxicities or side effects may occur at any dose level at any time in the course of studies in animals designed to identify unacceptable effects of a product candidate, known as toxicological studies, or during clinical trials of our potential products. The appearance of any unacceptable toxicity or side effect could cause us or regulatory authorities to interrupt, limit, delay or abort the development of any of our product candidates. Further, such unacceptable toxicity or side effects could ultimately prevent a potential product’s approval by the FDA or foreign regulatory authorities for any or all targeted indications or limit any labeling claims and market acceptance, even if the product is approved.

In addition, as a condition of approval, the FDA may require an applicant to develop a Risk Evaluation and Mitigation Strategy, or REMS. A REMS uses risk minimization strategies beyond the professional labeling to ensure that the benefits of the product outweigh the potential risks. To determine whether a REMS is needed, the FDA will consider the size of the population likely to use the product, seriousness of the disease, expected benefit of the product, expected duration of treatment, seriousness of known or potential adverse events, and whether the product is a new molecular entity. REMS can include medication guides, physician communication plans for healthcare professionals, and elements to assure safe use (ETASU). ETASU may include, but are not limited to, special training or certification for prescribing or dispensing, dispensing only under certain circumstances, special monitoring, and the use of patient registries. The FDA may require a REMS before approval or post-approval if it becomes aware of a serious risk associated with use of the product. The requirement for a REMS can materially affect the potential market and profitability of a product.

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Any trade name that we intend to use for a potential product must be approved by the FDA irrespective of whether we have secured a formal trademark registration from the U.S. Patent and Trademark Office. The FDA conducts a rigorous review of proposed product names, and may reject a product name if it believes that the name inappropriately implies medical claims or if it poses the potential for confusion with other product names. The FDA will not approve a trade name until the NDA for a product is approved. If the FDA determines that the trade names of other products that are approved prior to the approval of our potential products may present a risk of confusion with our proposed trade name, the FDA may elect to not approve our proposed trade name. If our trade name is rejected, we will lose the benefit of any brand equity that may already have been developed for this trade name, as well as the benefit of our existing trademark applications for this trade name.

We and our collaborators and contract manufacturers also are required to comply with the applicable FDA GMP regulations. GMP regulations include requirements relating to quality control and quality assurance as well as the corresponding maintenance of records and documentation. Manufacturing facilities are subject to inspection by the FDA. These facilities must be approved before we can use them in commercial manufacturing of our potential products and must maintain ongoing compliance for commercial product manufacture. The FDA may conclude that we or our collaborators or contract manufacturers are not in compliance with applicable GMP requirements and other FDA regulatory requirements, which may result in delay or failure to approve applications, warning letters, product recalls and/or imposition of fines or penalties.

If a product is approved, we must also comply with post-marketing requirements, including, but not limited to, compliance with advertising and promotion laws enforced by various government agencies, including the FDA’s Office of Prescription Drug Promotion, through such laws as the Prescription Drug Marketing Act, federal and state anti-fraud and abuse laws, including anti-kickback and false claims laws, healthcare information privacy and security laws, post-marketing safety surveillance, and disclosure of payments or other transfers of value to healthcare professionals and entities. In addition, we are subject to other federal and state regulation including, for example, the implementation of corporate compliance programs.

If we elect to distribute our products commercially, we must comply with state laws that require the registration of manufacturers and wholesale distributors of pharmaceutical products in a state, including, in certain states, manufacturers and distributors who ship products into the state even if such manufacturers or distributors have no place of business within the state. Some states also impose requirements on manufacturers and distributors to establish the pedigree of product in the chain of distribution, including some states that require manufacturers and others to adopt new technology capable of tracking and tracing product as it moves through the distribution chain.

Outside of the United States, our ability to market a product is contingent upon receiving a marketing authorization from the appropriate regulatory authorities, including the European Medicines Agency. The requirements governing the conduct of clinical trials, marketing authorization, pricing and reimbursement vary widely from country to country. At present, foreign marketing authorizations are applied for at a national level, although within the European Community (EC), centralized registration procedures are available to companies wishing to market a product in more than one EC member state. If the regulatory authority is satisfied that adequate evidence of safety, quality and efficacy has been presented, marketing authorization will be granted. This foreign regulatory development and approval process involves all of the risks associated with achieving FDA marketing approval in the U.S. as discussed above. In addition, foreign regulations may include applicable post-marketing requirements, including safety surveillance, anti-fraud and abuse laws, and implementation of corporate compliance programs and reporting of payments or other transfers of value to healthcare professionals and entities.

Reimbursement

Potential sales of any of our product candidates, if approved, will depend, at least in part, on the extent to which such products will be covered by third-party payors, such as government health care programs, commercial insurance and managed healthcare organizations. These third-party payors are increasingly limiting coverage and/or reducing reimbursements for medical products and services. A third-party payor’s decision to provide coverage for a drug product does not imply that an adequate reimbursement rate will be approved. Further, one payor’s determination to provide coverage for a drug product does not assure that other payors will also provide coverage for the drug product. In addition, the U.S. government, state legislatures and foreign governments have continued implementing cost-containment programs, including price controls, restrictions on reimbursement and requirements for substitution of generic products. Adoption of price controls and cost-containment measures, and adoption of more restrictive policies in jurisdictions with existing controls and measures, could further limit our future revenues and results of operations. Decreases in third-party reimbursement or a decision by a third-party payor to not cover a product candidate, if approved, or any future approved products could reduce physician usage of our products, and have a material adverse effect on our sales, results of operations and financial condition.

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In the United States, the Medicare Part D program provides a voluntary outpatient drug benefit to Medicare beneficiaries for certain products. We do not know whether our product candidates, if approved, will be eligible for coverage under Medicare Part D, but individual Medicare Part D plans offer coverage subject to various factors such as those described above. Furthermore, private payors often follow Medicare coverage policies and payment limitations in setting their own coverage policies.

Healthcare Laws and Regulations

Sales of our product candidates, if approved, or any other future product candidate will be subject to healthcare regulation and enforcement by the federal government and the states and foreign governments in which we might conduct our business. The healthcare laws and regulations that may affect our ability to operate include the following:

●	The federal Anti-Kickback Statute makes it illegal for any person or entity to knowingly and willfully, directly or indirectly, solicit, receive, offer, or pay any remuneration that is in exchange for or to induce the referral of business, including the purchase, order, lease of any good, facility, item or service for which payment may be made under a federal healthcare program, such as Medicare or Medicaid. The term “remuneration” has been broadly interpreted to include anything of value.

●	Federal false claims and false statement laws, including the federal civil False Claims Act, prohibits, among other things, any person or entity from knowingly presenting, or causing to be presented, for payment to, or approval by, federal programs, including Medicare and Medicaid, claims for items or services, including drugs, that are false or fraudulent.

●	The U.S. federal Health Insurance Portability and Accountability Act of 1996 (HIPAA) created additional federal criminal statutes that prohibit among other actions, knowingly and willfully executing, or attempting to execute, a scheme to defraud any healthcare benefit program, including private third-party payors or making any false, fictitious or fraudulent statement in connection with the delivery of or payment for healthcare benefits, items or services.

●	HIPAA, as amended by the Health Information Technology for Economic and Clinical Health Act of 2009 (HITECH) and their implementing regulations, impose obligations on certain types of individuals and entities regarding the electronic exchange of information in common healthcare transactions, as well as standards relating to the privacy and security of individually identifiable health information.

●	The federal Physician Payments Sunshine Act requires certain manufacturers of drugs, devices, biologics and medical supplies for which payment is available under Medicare, Medicaid or the Children’s Health Insurance Program, with specific exceptions, to report annually to CMS information related to payments or other transfers of value made to physicians and teaching hospitals, as well as ownership and investment interests held by physicians and their immediate family members.

Also, many states have similar laws and regulations, such as anti-kickback and false claims laws that may be broader in scope and may apply regardless of payor, in addition to items and services reimbursed under Medicaid and other state programs. Additionally, we may be subject to state laws that require pharmaceutical companies to comply with the federal government’s and/or pharmaceutical industry’s voluntary compliance guidelines, state laws that require drug manufacturers to report information related to payments and other transfers of value to physicians and other healthcare providers or marketing expenditures, as well as state and foreign laws governing the privacy and security of health information, many of which differ from each other in significant ways and often are not preempted by HIPAA.

Additionally, to the extent that our product is sold in a foreign country, we may be subject to similar foreign laws.

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MANAGEMENT’S DISCUSSION AND ANALYSIS OF
FINANCIAL CONDITION AND RESULTS OF OPERATIONS

The following discussion and analysis of our financial condition and results of operations should be read in conjunction with the consolidated financial statements and related notes thereto and the unaudited pro forma condensed consolidated financial information appearing elsewhere in this prospectus. In addition to historical information, this discussion and analysis here and throughout this prospectus contains forward-looking statements that involve risks, uncertainties and assumptions. The actual results may differ materially from those anticipated in these forward-looking statements as a result of certain factors, including, but not limited, to those set forth under “Risk Factors” and elsewhere in this prospectus.

Overview

We are a clinical stage biopharmaceutical company, focused on the development and commercialization of novel therapeutics aimed at intercepting and preventing immune-mediated diseases. Since our inception, we have devoted substantially all of our efforts to business planning, research and development, recruiting management and technical staff, acquiring operating assets and raising capital. Our business is subject to significant risks and uncertainties and we will be dependent on raising substantial additional capital before it becomes profitable and it may never achieve profitability.

We have not generated any revenue to date and through March 31, 2018, we had an accumulated deficit of $14.4 million. We have financed our operations through a private offering of Series A Convertible Redeemable Preferred Stock. We expect that over the next several years we will continue to incur losses from operations as we increase our expenditures in research and development in connection with clinical trials and other development activities. If adequate funds are not available to us on a timely basis, or at all, we may be required to terminate or delay certain development activities

Our Focus and Pipeline

Inflammation is a natural consequence of most infections, as it is the immune system’s first response to invading pathogens in the event of injury or acute illness. Most of the time, this response is beneficial and well-controlled; helping to repair tissue damage and clear pathogens from the body. In addition to directly damaging tissues and organs, an infection can sometimes result in a potentially fatal acute pathological immune reaction. In such instances, a patient’s life is at risk primarily from the excessive immune response and release of toxic immune mediators. When patients have the requisite genetic predisposition, infections can sometimes also trigger chronic autoimmune responses that persist and progress long after the original insult has subsided. These sustained responses have been linked to an increased susceptibility to chronic conditions like inflammatory bowel disease, diabetes, cancer, and certain neurological disorders.

Provention’s “predict” and “preempt” therapeutic approach is to intercept the underlying pathological immune and inflammatory responses in susceptible individuals. Provention’s pipeline includes:

●	PRV-031: a humanized, anti-CD 3 monoclonal antibody for the interception of T1D in pediatric patients with early onset T1D;

●	PRV-6527: Inhibiting the differentiation and activation of antigen-presenting cells that trigger chronic inflammatory responses (e.g., development of a CSF-1R inhibitor to prevent progression or relapse in Crohn’s disease);

●	PRV-300: Blocking key receptors participating in danger signals from viral infections and damaged cells that result in acute exacerbations of inflammatory response or the potential chronicity of downstream pathologies (e.g., development of an anti-TLR3 antibody to prevent the life-threatening release of toxic inflammatory mediators in severe influenza or chronic inflammation in UC);

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●	PRV-3279: a humanized dual-affinity re-targeting molecule targeting the B-cell surface proteins, CD32B and CD79B, for the treatment of systemic lupus erythematosus (SLE); and

●	PRV-101: Preventing infection from causing the collateral damage to tissue that triggers autoimmunity (e.g., development of a coxsackie virus B vaccine to prevent infection of the pancreas resulting in T1D, and to prevent infection of the gut resulting in T1D-associated celiac disease).

Provention intends to leverage its distinctive competences and drug development strategy; advance its carefully selected portfolio of product candidates; in-license additional targeted development assets, and apply its disease interception and prevention approach to multiple autoimmune and inflammatory diseases.

Financial operations overview

Research and Development Expenses

Research and development expenses consist primarily of clinical studies, other internal operating expenses, the cost of our drug candidate for clinical study, and the cost of conducting preclinical activities. Expenses also include the cost of salaries, benefits and other related costs, including stock-based compensation, for personnel serving in our product development functions. In addition, our research and development expenses include payments to third parties, as well as stock issuances to third parties for the license rights to products in development (prior to marketing approval). Our expenses related to clinical trials are primarily related to activities at contract research organizations that design, gain regulatory approval, and conduct clinical trials on our behalf. Our development efforts from inception through March 31, 2018 were principally related to the development of our three programs detailed in the Pipeline description immediately above.

General and Administrative Expenses

General and administrative expenses consist primarily of salaries, benefits and other related costs, including stock-based compensation, for our personnel serving in our executive and finance and accounting functions. General and administrative expenses also include professional fees for legal, including patent-related expenses, consulting, insurance, board of director fees, tax and accounting services.

Change in Fair Value of Warrant Liability

Change in fair value of warrant liability represents the re-measurement of our liability classified warrants using the Black-Scholes option pricing model at each financial reporting period. The fair value is affected by changes in inputs to the model including the fair value of our Series A Convertible Redeemable Preferred Stock, expected stock price volatility, the estimated term until exercise, and the risk-free interest rate.

Interest Income

Interest income consists of interest income earned on our cash and cash equivalents.

RESULTS OF OPERATIONS

Three Months Ended March 31, 2018 and 2017

Net Loss

Net loss for the three months ended March 31, 2018 was approximately $5.2 million, or $0.52 per common share, basic and diluted, as compared to a net loss of $43 thousand, or $0.01 per common share, basic and diluted, for the three months ended March 31, 2017. The net loss for the three months ended March 31, 2018 was attributable to development expenses of $4.4 million and general and administrative expenses of $0.7 million. The Company had limited operations in the three months ended March 31, 2017.

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Research and Development Expenses

Research and development expenses were $4.4 million during the three months ended March 31, 2018. The expenses primarily related to external clinical development expenses for PRV-6527 and PRV-300, external development expenses for PRV-101, and $0.7 million of internal clinical development costs consisting mostly of compensation and related expenses, including stock-based compensation. There were no research and development expenses for the three months ended March 31, 2017.

General and Administrative Expenses

General and administrative expenses were $0.7 million for the three months ended March 31, 2018. General and administrative expenses primarily included $0.3 million in compensation costs, including stock-based compensation, and $0.2 million in professional fees and legal expenses. General and administrative expenses were $43 thousand for the three months ended March 31, 2017 and were comprised of legal fees.

Change in fair value of warrant liability

Change in fair value of warrant liability was a loss of approximately $0.1 million during the three months ended March 31, 2018. This loss represents the change in fair value of our warrant liability using a Black Scholes option pricing model with updated assumptions as of March 31, 2018, and was primarily impacted by a change in the fair value of our Series A Convertible Redeemable Preferred Stock. There was no activity in the three months ended March 31, 2017 as the warrants were issued in April 2017.

Interest Income

Interest income was $0.1 million during the three months ended March 31, 2018. Interest income is earned on our cash and cash equivalents. There was no interest income during the three months ended March 31, 2017.

Income tax provision (benefit)

The income tax provision (benefit) was zero for the three months ended March 31, 2018 and 2017 and primarily reflects a benefit from net operating losses offset by an increase in the valuation allowance on deferred taxes related to tax losses incurred during the period.

Year Ended December 31, 2017 and Period from October 4, 2016 (Inception) Through December 31, 2016

Net Loss

Net loss for the year ended December 31, 2017 was approximately $9.1 million. The net loss was attributable to development expenses of $7.7 million and general and administrative expenses of $1.5 million. Net loss for the period from October 4, 2016 (inception) through December 31, 2016 was approximately $0.2 million and was attributable to general and administrative expenses of $0.2 million.

Research and Development Expenses

Research and development expenses were $7.7 million during the year ended December 31, 2017. The expenses primarily included a $3.4 million upfront fee recorded upon the issuance of two million shares of common stock under the Vactech License Agreement related to PRV-101 in April 2017, $3.1 million in external clinical development expenses primarily related to PRV-6527 and PRV-300, and $1.1 million of internal clinical development costs consisting mostly of compensation and related expenses, including stock-based compensation. There were no research and development expenses for the period from October 4, 2016 (inception) through December 31, 2016.

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General and Administrative Expenses

General and administrative expenses were $1.5 million for the year ended December 31, 2017 and $0.2 million for the period from October 4, 2016 (inception) through December 31, 2016. General and administrative expenses in 2017 primarily included $0.7 million in compensation costs, including stock-based compensation, and $0.3 million in consulting fees and legal expenses as compared to $0.2 million of legal expenses for the period from October 4, 2016 (inception) through December 31, 2016.

Change in fair value of warrant liability

Change in fair value of warrant liability was a loss of approximately $0.1 million during the year ended December 31, 2017. This loss represents the change in fair value of our warrant liability using a Black Scholes option pricing model with updated assumptions as of December 31, 2017, and was primarily impacted by a change in the fair value of our Series A Convertible Redeemable Preferred Stock.

Interest Income

Interest income was $0.1 million during the year ended December 31, 2017. Interest income is earned on our cash and cash equivalents.

Income tax provision (benefit)

The income tax provision (benefit) was zero for the nine months ended December 31, 2017 and primarily reflects a benefit from net operating losses offset by an increase in the valuation allowance on deferred taxes related to tax losses incurred during the period.

LIQUIDITY AND CAPITAL RESOURCES

Overview

There is considerable time and cost associated with developing a potential drug or pharmaceutical product to the point of regulatory approval and commercialization. We funded our operations to date through an offering of equity securities. We expect to continue to incur losses, as we plan to fund development activities.

Following this offering, we will need to raise additional capital to fund our operations, to develop and commercialize PRV-031, PRV-6527, PRV-300, PRV-3279, and PRV-101, and to develop, acquire, or in-license other products. We believe that the net proceeds of this offering (assuming that at least the minimum amount of common stock offered is sold) and our current cash are sufficient, following this offering, to meet our financial needs for at least 12 months from the date of this prospectus. We believe the net proceeds from this offering (assuming that the maximum amount of common stock offered is sold), combined with our existing cash resources, will be sufficient to fund our projected operating requirements for approximately 24 months from the date of this offering. We plan to raise additional capital through equity offerings. Such additional funding will be necessary to continue to develop our potential product candidates, to pursue the license or purchase of other technologies, to commercialize our product candidates or to purchase other products. We may seek to sell common or preferred equity or convertible debt securities, enter into an additional credit facility or another form of third-party funding, or seek other debt financing. In addition, we may consider raising additional capital to fund operating activities, to expand our business, to pursue strategic investments, to take advantage of financing opportunities, or for other reasons. The sale of equity and convertible debt securities may result in dilution to our stockholders and those securities may have rights senior to those of our common shares. If we raise additional funds through the issuance of preferred stock, convertible debt securities or other debt financing, these securities or other debt could contain covenants that would restrict our operations. Any other third-party funding arrangement could require us to relinquish valuable rights. We may require additional capital beyond our currently anticipated amounts. Additional capital may not be available on reasonable terms, or at all. If we are unable to obtain sufficient additional funds when required, we may be forced to delay, restrict or eliminate all or a portion of our development programs, dispose of assets or technology or cease operations. During 2018, we plan to continue to fund further clinical development of PRV-031, PRV-6527, PRV-300, PRV-3279, and PRV-101. Our cash requirements in 2018 will be impacted by a number of factors, the most significant of which are expenses related to the PRINCE clinical study of PRV-6527 and the PULSE clinical study of PRV-300, and development efforts for PRV-101.

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On April 25, 2017, we completed a private offering of approximately 11.4 million shares of our Series A Convertible Redeemable Preferred Stock, at a price of $2.50 per share. Our net cash proceeds from the sale of the shares, after deducting the underwriter’s discount and offering expenses, were $26.7 million.

Cash Flows

As of March 31, 2018, we had total cash and cash equivalents of $15.8 million as compared to $21.8 million at December 31, 2017. The $6.0 million decrease in cash was primarily a result of a $5.0 loss from operations and the prepayment of certain development expenses related to PRV-101. Our working capital was $16.3 million as of March 31, 2018.

Net cash used in operating activities was $6.0 million for the three months ended March 31, 2018. The net cash used in operating activities during 2018 was primarily for the clinical, regulatory and general and administrative activities.

There were no investing or financing activities in the three months ended March 31, 2018.

Contractual Obligations

In April 2017, we entered into the Vactech License Agreement, pursuant to which Vactech Ltd. (Vactech) granted us exclusive global rights for the purpose of developing and commercializing the group B coxsackie virus vaccine (CVB) platform technology. In consideration of the licenses and other rights granted by Vactech, we issued two million common shares to Vactech. We will pay Vactech a total of approximately $0.5 million for transition and advisory services during the first 18 months of the term of the agreement. In addition, we are obligated to make a series of contingent milestone payments to Vactech totaling up to an additional $24.5 million upon the achievement of certain clinical development and regulatory filing milestones. In addition, we have agreed to pay Vactech tiered single-digit royalties on net sales of any approved product based on the CVB platform technology and three additional payments totaling $19.0 million upon the achievement of certain annual net sales levels.

In April 2017, we entered into the Janssen CSF-1R License Agreement, pursuant to which Janssen Pharmaceutica NV granted us exclusive global rights for the purpose of developing and commercializing a colony stimulating factor 1 receptor (CSF-1R) inhibitor named JNJ-40346527 (renamed PRV-6527) for inflammatory bowel diseases including Crohn’s Disease and UC. We are obligated to conduct a single Phase 2a proof-of-mechanism and proof-of-concept clinical trial for the Crohn’s Disease indication. Janssen will supply product for the clinical trial. At the conclusion of the Phase 2a study, Janssen will have an option to buy back the rights for future development for a one-time payment of $50.0 million and future single-digit royalties on future net sales for a period of 10 years from first sale or expiration of the intellectual property, whichever is shorter. If Janssen does not exercise its option to buy-back the rights, all rights will remain with us and we will be obligated to make contingent milestone payments to Janssen totaling $35.0 million upon the achievement of certain clinical and regulatory milestones for the first indication and an additional $20.0 million upon the achievement of certain clinical and regulatory milestones for a second indication. In addition, we have agreed to pay Janssen tiered single-digit royalties on net sales of any approved product based on the CSF-1R technology and three additional payments totaling $100.0 million upon the achievement of certain annual net sales levels.

In April 2017, we entered into the Janssen TLR3 License Agreement, pursuant to which Janssen Sciences Ireland UC granted us exclusive global rights for the purpose of developing and commercializing an anti-TLR3 antibody named JNJ-42915925 (renamed PRV-300). We will develop PRV-300 for UC and will start a Phase 1b trial in early 2018. Janssen will supply product for the clinical trial. We will be obligated to make contingent milestone payments to Janssen totaling $31.0 million upon the achievement of certain clinical and regulatory milestones for the first indication and an additional $17.0 million upon the achievement of certain clinical and regulatory milestones for a second indication. In addition, we have agreed to pay Janssen a single-digit royalty on net sales of any approved product based on the CSF-1R technology and three additional payments totaling $60.0 million upon the achievement of certain annual net sales levels.

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In March 2018, we entered into a Development Services Agreement with The Institute of Translational Vaccinology (“Intravacc”), pursuant to which Intravacc will provide services related to process development, non-GMP and GMP manufacturing of our polyvalent coxsackie virus B vaccine (CVB), including providing proprietary technology for manufacturing purposes. We will pay Intravacc approximately 10 million euros, or approximately $12.5 million, for their services over the development and manufacturing period which we expect will last for approximately 18 to 24 months. Each party retains its existing intellectual property and will share newly developed intellectual property via a fully-paid non-exclusive license between the parties for all development work through phase 1 clinical trials. Any future use, including commercial use, of Intravacc’s technology will be subject to a separate nonexclusive license agreement. The Intravacc Development Services Agreement may be terminated by us with ninety-days notice without cause and by either party upon a material breach or insolvency of the other party.

In May 2018, we entered into a License Agreement with MacroGenics, Inc., pursuant to which MacroGenics granted us exclusive global rights for the purpose of developing and commercializing MGD010 (renamed PRV-3279), a humanized protein and a potential treatment for SLE and other similar diseases. As partial consideration for the License Agreement, we granted MacroGenics a warrant to purchase shares of our common stock representing 1% of our outstanding equity at an exercise price of $2.50 per share. We are obligated to make contingent milestone payments to MacroGenics totaling $42.5 million upon the achievement of certain developmental and approval milestones for the first indication, and an additional $22.5 million upon the achievement of certain regulatory approvals for a second indication. In addition, we are obligated to make contingent milestone payments to MacroGenics totaling $225 million upon the achievement of certain sales milestones. We have also agreed to pay MacroGenics a single-digit royalty on net sales of the. Further, we are required to pay MacroGenics a low double-digit percentage of certain consideration to the extent received in connection with a future grant of rights to PRV-3279 by us to a third party. We are obligated to use commercially reasonable efforts to develop and seek regulatory approval for PRV-3279. The license agreement may be terminated by either party upon a material breach or bankruptcy of the other party, by Provention without cause upon prior notice to MacroGenics, and by MacroGenics in the event that we challenge the validity of any licensed patent under the agreement, but only with respect to the challenged patent.

Also in May 2018, we entered into an Asset Purchase Agreement with MacroGenics pursuant to which we acquired MacroGenics’ interest in teplizumab (renamed PRV-031), a humanized mAb for the treatment of T1D. As partial consideration for the License Agreement, we granted MacroGenics a warrant to purchase shares of our common stock representing 8% of our outstanding equity at an exercise price of $2.50 per share. We are obligated to pay MacroGenics contingent milestone payments totaling $170 million upon the achievement of certain regulatory approval milestones. In addition, we are obligated to make contingent milestone payments to MacroGenics totaling $225 million upon the achievement of certain sales milestones. We have also agreed to pay MacroGenics a single-digit royalty on net sales of the product. We have also agreed to pay third-party obligations, including low single-digit royalties, a portion of which is creditable against royalties payable to MacroGenics, milestone and other consideration, for certain third-party intellectual property under agreements we are assuming pursuant to the Asset Purchase Agreement. Further, we are required to pay MacroGenics a low double-digit percentage of certain consideration to the extent it is received in connection with a future grant of rights to PRV-031 by us to a third party. We are obligated to use reasonable commercial efforts to develop and seek regulatory approval for PRV-031.

Future Funding Requirements

To date, we have not generated revenue, and we do not know when, or if, we will generate revenue. We do not expect to generate revenue unless or until we obtain marketing approval of, secure reimbursement for, and commercialize, our product candidates. We will need to raise additional capital to fund our operations, to develop and commercialize our product candidates, and to develop, acquire, in-license or co-promote other products. Our future capital requirements may be substantial and will depend on many factors.

Off-Balance Sheet Arrangements

We do not have any off-balance sheet arrangements that have or are reasonably likely to have a current or future material effect on our financial condition, revenues or expenses, results of operations, liquidity, capital expenditures or capital resources. We do not have any interest in special purpose entities, structured finance entities or other variable interest entities.

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CRITICAL ACCOUNTING POLICIES

Preparation of financial statements in accordance with generally accepted accounting principles in the US requires us to make estimates and assumptions affecting the reported amounts of assets, liabilities, and expenses and the disclosures of contingent assets and liabilities. We use our historical experience and other relevant factors when developing our estimates and assumptions. We continually evaluate these estimates and assumptions. The amounts of assets and liabilities reported in our consolidated balance sheets and the amounts of expenses reported in our consolidated statements of comprehensive loss are effected by estimates and assumptions, which are used for, but not limited to, the accounting for research and development, stock-based compensation, accrued expenses and liability classified warrants. The accounting policies discussed below are considered critical to an understanding of our consolidated financial statements because their application places the most significant demands on our judgment. Actual results could differ from our estimates. For additional accounting policies, see Note 2 to our Consolidated Financial Statements— Summary of Significant Accounting Policies.

Research and Development

Research and development expenses consist primarily of salaries, benefits and other related costs, including stock-based compensation, for personnel serving our development functions, and other internal operating expenses, the cost of clinical studies, and the cost of our drug candidates for clinical study. In addition, research and development expenses include payments to third parties for the development of our product candidates and the estimated fair value for the issuance of equity for the license rights to products in development (prior to marketing approval). Our expenses related to clinical trials are primarily related to activities at contract research organizations that design, gain approval for and conduct clinical trials on our behalf. Such amounts are then recognized as an expense as the related goods are delivered or the services are performed.

Stock-Based Compensation

We recognize stock-based compensation expense for awards of equity instruments to employees based on the grant-date fair value of those awards. The grant-date fair value of the award is recognized as compensation expense ratably over the requisite service period, which generally equals the vesting period of the award. We also grant performance-based stock options to employees. The grant-date fair value of the performance-based stock options is recognized as compensation expense once it is probable that the performance condition will be achieved. We record actual forfeitures in the period the forfeiture occurs.

We account for awards of equity instruments issued to non-employees in accordance with ASC Topic 505-50 “Equity-Based Payment to Non-Employees” and accordingly the value of the stock compensation to non-employees is based upon the measurement date as determined at either a) the date at which a performance commitment is reached, or b) at the date at which the necessary performance to earn the equity instruments is complete, which is normally the end of the vesting period. At the end of each financial reporting period prior to completion of the service, the fair value of these awards is remeasured using updated assumption inputs in the Black-Scholes option-pricing model.

We used the Black-Scholes option pricing model to estimate the fair value of option awards with the following weighted-average assumptions for the period indicated:

	Year Ended December 31, 2017	Three Months Ended, March 31, 2018
Risk-free interest rate	1.96%	2.60%
Expected dividend yield	0%	0%
Expected term	6.5	5.7
Expected volatility	63.8%	62.0%
Stock price	$1.81	$2.42

The weighted-average valuation assumptions were determined as follows:

●	Risk-free interest rate: we base the risk-free interest rate on the interest rate payable on U.S. Treasury securities in effect at the time of grant for a period that is commensurate with the assumed expected option term.

●	Expected annual dividends: the estimate for annual dividends is 0%, because we have not historically paid, and do not expect for the foreseeable future to pay, a dividend.

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●	Expected stock price volatility: the expected volatility used is based on historical volatilities of similar entities within our industry which were commensurate with our expected term assumption.

●	Expected term of options: the expected term of options represents the period of time options are expected to be outstanding. The expected term of the options granted to employees is derived from the “simplified” method as described in Staff Accounting Bulletin 107 relating to stock-based compensation, whereby the expected term is an average between the vesting period and contractual period due to our limited operating history. The expected term for options granted to non-employees is equal to the contractual term of the awards.

Stock-based compensation expense is included in both research and development expenses and general and administrative expenses in the Statement of Operations.

Determination of Fair Value of Common Stock

As there has been no public market for our common stock to date, the estimated fair value of our common stock has been determined by our board of directors as of the date of each option grant and quarter end, with input from management, considering our most recently available third-party valuations of common stock. These factors include, but are not limited to: our most recently available valuations of our common stock by an unrelated third party; the price at which we sold shares of our convertible redeemable preferred stock to outside investors in arms-length transactions; the rights, preferences and privileges of our convertible preferred stock relative to those of our common stock; our results of operations, financial position and capital resources; current business conditions and projections; the lack of marketability of our common stock; the hiring of key personnel and the experience of management; the risk inherent in the development of our products; our stage of development and material risks related to its business; the fact that the option grants involve illiquid securities in a private company; and the likelihood of achieving a liquidity event, such as an initial public offering or sale, in light of prevailing market conditions.

We have periodically determined the estimated fair value of our common stock at various dates using contemporaneous valuations performed in accordance with the guidance outlined in the American Institute of Certified Public Accountants’ Accounting and Valuation Guide, Valuation of Privately-Held-Company Equity Securities Issued as Compensation, or the Practice Aid. The Practice Aid identifies various available methods for allocating enterprise value across classes and series of capital stock to determine the estimated fair value of common stock at each valuation date. In accordance with the Practice Aid, our board of directors considered the following methods:

●	Current Value Method. Under the Current Value Method, or CVM, our value is determined based on our balance sheet. This value is then first allocated based on the liquidation preference associated with preferred stock issued as of the valuation date, and then any residual value is assigned to the common stock.

●	Option-Pricing Method. Under the option-pricing method, or OPM, shares are valued by creating a series of call options with exercise prices based on the liquidation preferences and conversion terms of each equity class. The estimated fair values of the preferred and common stock are inferred by analyzing these options.

●

Probability-Weighted Expected Return Method. The probability-weighted expected return method, or PWERM, is a scenario-based analysis that estimates value per share based on the probability-weighted present value of expected future investment returns, considering each of the possible outcomes available to us, as well as the economic and control rights of each share class.

Based on our early stage of development and other relevant factors, we determined that a PWERM was the most appropriate method for allocating our enterprise value to determine the estimated fair value of our common stock. Our common stock valuations as of April 25, 2017, June 30, 2017, September 11, 2017, September 30, 2017, December 1, 2017, December 31, 2017, March 1, 2018 and March 31, 2018 were prepared using the PWERM.

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Our board of directors and management develop best estimates based on application of these approaches and the assumptions underlying these valuations, giving careful consideration to the advice from our third-party valuation expert. Such estimates involve inherent uncertainties and the application of significant judgment. As a result, if factors or expected outcomes change and we use significantly different assumptions or estimates, our equity-based compensation could be materially different.

Following the closing of this offering, our board of directors will determine the fair market value of our common stock based on its closing price as reported on the date of grant on the primary stock exchange on which our common stock is traded.

Accrued Expenses

We are required to estimate accrued expenses as part of our process of preparing financial statements. This process involves estimating the level of service performed on our behalf and the associated cost incurred in instances where we have not been invoiced or otherwise notified of actual costs. Examples of areas in which subjective judgments may be required include costs associated with services provided by contract organizations. We accrue for costs incurred as the services are being provided by our external service providers. As actual costs become known to us, we adjust our accruals. To date the amount of services performed where we have not yet been invoiced has not been material and our estimates did not differ significantly from actual costs incurred.

Warrant Liability

We have issued warrants to purchase shares of Series A Convertible Redeemable Preferred Stock in connection with the issuance of the Series A Preferred Stock financing. We account for these warrants as a liability in the financial statements because the underlying instrument into which the warrants are exercisable contains redemption provisions that are outside the Company’s control.

The fair values of the warrants at the issuance date, December 31, 2017, and March 31, 2018 were determined using the Black-Scholes option pricing model. The warrants are re-measured at each financial reporting period with any changes in fair value recognized in the statements of operations.

DIRECTORS, EXECUTIVE OFFICERS AND CORPORATE GOVERNANCE

The following table sets forth the names and ages of all of our directors and executive officers:

Name	Age	Position(s)
Ashleigh Palmer	55	President and Chief Executive Officer, Director
Andrew Drechsler	46	Chief Financial Officer
Francisco Leon	46	Chief Scientific Officer, Director
Eleanor Ramos	61	Chief Medical Officer & Chief Operating Officer
Anthony DiGiandomenico	50	Director
Cameron Gray	47	Director
Wayne Pisano	63	Director

Management and Board of Directors

Biographical information with respect to our executive officers and directors is provided below. There are no family relationships between any of our executive officers or directors.

Ashleigh Palmer, B.Sc., MBA – Co-Founder, President and Chief Executive Officer, Director

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Mr. Palmer is a co-founder of Provention and has served as our President and CEO and on the board of directors since inception. Mr. Palmer currently serves as a non-executive director on the board of Third Pole, a clinical-stage biopharmaceutical company developing electric generated inhaled nitric oxide for certain life-threatening and debilitating critical care and chronic cardiopulmonary conditions. Mr. Palmer is also President of Creative BioVentures™ Corp. (CBV), a strategic advisory firm serving the biopharma industry. Since founding CBV in 2002, Mr. Palmer has advised numerous clients regarding corporate positioning and strategy, fund raising, M&A transactions, clinical development and commercialization, and has undertaken a number of CEO and board level transformational leadership and turnaround assignments for both public and private biopharma companies. From 2015 through 2017, Mr. Palmer served as Executive Chairman of Celimmune, LLC, a clinical development-stage immunotherapy company dedicated to developing therapies for celiac disease and refractory celiac disease. Celimmune was acquired by Amgen Inc. in November 2017. Mr. Palmer served as Chief Executive Officer of Unigene Laboratories, Inc., a biopharmaceutical company, from 2010 to July 2013 in conjunction with a substantial restructuring of Unigene’s debt. Following the debtholder’s acquisition of substantially all of Unigene’s assets, Unigene filed for bankruptcy in July 2013. Prior to founding Celimmune and CBV, Mr. Palmer was Vice President, Business Development for British Oxygen’s Ohmeda Pharmaceutical Products, Inc., where he was instrumental in its sale to a consortium led by Baxter International Inc. by spinning out the company’s inhaled nitric oxide assets as INO Therapeutics, Inc. (now Ikaria/Mallinckrodt). Under his leadership, as founding President and CEO, INO Therapeutics developed and commercialized the world’s first selective pulmonary vasodilator, INOmax®, establishing a time-based pricing, orphan drug franchise, subsequently acquired by Mallinckrodt in 2015 for $2.3 billion. Earlier in his career, Mr. Palmer held positions of increasing responsibility in sales and marketing leadership at Reckitt Benckiser. Educated in the UK, Mr. Palmer received his MBA from the University of Bradford and his B.Sc. honors in Biochemistry and Applied Molecular Biology from the University of Manchester. Mr. Palmer’s 30-plus years of extensive experience in the areas of corporate strategy formulation and preclinical and clinical drug evaluation, business and product development and commercialization make him a valuable member of our board of directors.

Andrew Drechsler – Chief Financial Officer

Mr. Drechsler joined Provention as Chief Financial Officer (CFO) in September 2017. Mr. Drechsler brings over 20 years of financial and operational leadership experience in life sciences companies. Prior to Provention, Mr. Drechsler was most recently CFO of Insmed Incorporated from 2012 to 2017. Mr. Drechsler’s prior roles also include: CFO of VaxInnate Corporation, a privately held clinical-stage biotechnology company that developed vaccines for infectious diseases; CFO of publicly-traded Valera Pharmaceuticals where he completed an initial public offering; controller for Abbott Laboratories’ Point of Care Division, which was publicly-traded as i-STAT Corporation prior to being acquired by Abbott; controller of Biomatrix, Inc., which was publicly-traded prior to being acquired by Genzyme. Mr. Drechsler graduated magna cum laude from Villanova University with a BS in Accounting and received his certified public accountant license in New Jersey.

Francisco Leon, M.D., Ph.D. – Chief Scientific Officer, Director

Dr. Leon, co-founder of Provention and its Chief Scientific Officer, brings to the Company a breadth of experience and expertise from his academic and industry careers in the fields of immunology and immune-mediated disease clinical research. Dr. Leon was most recently the Chief Executive Officer and Chief Medical Officer of Celimmune, LLC, a clinical development-stage immunotherapy company dedicated to developing transformational therapies for celiac disease and refractory celiac disease (intestinal lymphoma). Celimmune was acquired by Amgen Inc. in November 2017. Prior to founding Celimmune in 2015, Dr. Leon served as Vice President and Head of Translational Medicine at Johnson & Johnson’s Janssen Pharmaceuticals, where he led early-stage clinical development in immunology. Before joining Janssen in 2010, Dr. Leon served as Chief Medical Officer at Alba Therapeutics; Director of Clinical Development, Inflammation & Respiratory at Medimmune (AstraZeneca); and Director of Clinical Discovery, Immunology & Oncology at Bristol-Myers Squibb. Prior to joining the biopharma industry, Dr. Leon served as a Postdoctoral Fellow at the National Institutes for Allergy and Infectious Diseases (NIAID) of the National Institutes of Health (NIH). In 2011, he became an Associate Professor of Medicine at Jefferson Medical College in Philadelphia, where he continues to contribute to the clinical research efforts of the Department of Gastroenterology. Dr. Leon is a clinical and translational immunologist who received his M.D. and Ph.D. from Autónoma University in Madrid, Spain. In his 20 years of experience in translational immunology, Dr. Leon has authored or co-authored more than 75 peer-reviewed articles and book chapters, as well as several issued patents and patent applications. Dr. Leon’s extensive expertise in immunology and immune-mediated disease clinical research make him a valuable asset to our board of directors.

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Eleanor Ramos, M.D. – Chief Medical Officer & Chief Operating Officer

Dr. Ramos’ background includes significant clinical expertise in autoimmunity, inflammation, organ transplant rejection and the treatment of acute and chronic viral infections. Prior to joining Provention in June 2017, Dr. Ramos served as a Chief Medical Officer of Global Blood Therapeutics Inc., a biopharmaceutical company dedicated to developing novel therapeutics to treat blood-based and hypoxemic pulmonary disorders from 2014 to 2016. Her past experience includes roles as Chief Medical Officer of Theraclone Sciences, a therapeutic antibody discovery and development company, where she oversaw the development of clinical programs in viral diseases including severe influenza from 2011 to 2014, and as Chief Medical Officer at ZymoGenetics, Inc., overseeing its clinical portfolio across infectious diseases/hepatitis C, immunology/lupus nephritis, oncology and hemostasis from 2009 to 2011. Dr. Ramos is currently a member of the Scientific Advisory Board of EpiVax Oncology, a private biotechnology company focused on developing personalized cancer vaccines, and a member of the Board of Directors of ASK, a non-profit organization dedicated to increasing awareness of lung cancer in women, particularly those of Asian descent. Her experience also encompasses leading the Clinical Trials Group at the Immune Tolerance Network, a collaborative network for clinical research funded by the National Institute of Allergy and Infectious Diseases. She holds a medical degree and undergraduate degree from Tufts University, along with advanced training in the subspecialty of nephrology with a focus on transplantation immunology at Brigham and Women’s Hospital, Harvard Medical School.

Anthony DiGiandomenico – Director

Mr. DiGiandomenico joined our board of directors in April 2017. He also serves on the board of directors of ENDRA Life Sciences Inc., a developer of enhanced ultrasound technology, since July 2013, and Cue Biopharma, Inc., a biopharmaceutical company, since June 2015. Since he co-founded MDB in 1997, Mr. DiGiandomenico has been enabling investment into early-stage disruptive technologies. He has worked alongside a wide range of companies in the biotechnology, medical devices, high technology, and renewable energy spaces. Mr. DiGiandomenico holds an MBA from the Haas School of Business at the University of California, Berkeley and a BS in Finance from the University of Colorado. Mr. DiGiandomenico’s financial expertise, general business acumen and significant executive leadership experience position him well to make valuable contributions to our board of directors.

Cameron Gray, Ph.D. – Director

Dr. Gray joined our board of directors in April 2017. He also serves on the board of directors of Cue Biopharma, Inc., a biopharmaceutical company, since June 2015, and served as its chief executive officer from June 2015 to August 2016. He is also a Managing Director at MDB. Dr. Gray has been with MDB since September 2013. Prior to joining MDB, Dr. Gray served as Chief Executive Officer and a member of the board of directors of Endeavor IP, Inc., an intellectual property services and patent licensing company, from May 2013 through January 2014. He was self-employed from January 2012 through May 2013 and prior to that he was Senior Vice President at ICAP Patent Brokerage, LLC where he managed its life sciences and Asia Pacific businesses from January 2009 through January 2012. Dr. Gray has a Juris Doctor degree from George Washington University School of Law, a Ph.D. in biophysics from the University of Virginia, and a Bachelor of Arts degree in physics from Princeton University. Dr. Gray’s extensive industry, executive and board experience position him well to serve as a member of our board of directors.

Wayne Pisano – Director

Mr. Pisano joined our board of directors in April 2018. He also serves on the board of directors of Immunovaccine Inc., a biopharmaceutical company, since October 2011, and Oncolytics, Inc., a biotechnology company, since May 2013. Mr. Pisano served as president and CEO of VaxInnate, a biotechnology company, from January 2012 until November 2016. Mr. Pisano joined Sanofi Pasteur in 1997 and was promoted to President and CEO in 2007, the position he successfully held until his retirement in 2011. He has a bachelor’s degree in biology from St. John Fisher College, New York and an MBA from the University of Dayton, Ohio. Mr. Pisano’s depth of experience across the spectrum of commercial operations, public immunization policies and pipeline development make him a valuable member of our board of directors.

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Director Independence

Upon the completion of this offering, we anticipate that our common stock will be listed on the Nasdaq Capital Market (“Nasdaq”). Under the listing requirements and rules of Nasdaq, independent directors must constitute a majority of a listed company’s board of directors within 12 months after its initial public offering. Under the rules of Nasdaq, a director will only qualify as an “independent director” if, in the opinion of that company’s board of directors, that person does not have a relationship that would interfere with the exercise of independent judgment in carrying out the responsibilities of a director.

We intend to rely on the phase-in rules of Nasdaq with respect to the independence of our board of directors. In accordance with this phase-in provision, a majority of our board of directors will be independent within one year of the effective date of the registration statement of which this prospectus is a part.

Our board of directors has determined that Anthony DiGiandomenico and Wayne Pisano are “independent directors” as such term is defined by Nasdaq Marketplace Rule 5605(a)(2). We have established an Audit Committee, a Compensation Committee and a Nominating and Corporate Governance Committee. We intend to rely on the phase-in provisions provided in Nasdaq Marketplace Rules 5605(c)(4) and 5605(d)(4) for Audit Committee and Compensation Committee membership requirements.

Executive Compensation

Our compensation philosophy is to offer our executive officers compensation and benefits that are competitive and meet our goals of attracting, retaining and motivating highly skilled management, which is necessary to achieve our financial and strategic objectives and create long-term value for our stockholders. We believe the levels of compensation we provide should be competitive, reasonable and appropriate for our business needs and circumstances. The principal elements of our executive compensation program have to date included base salary and long-term equity compensation in the form of stock options. We believe successful long-term Company performance is more critical to enhancing stockholder value than short-term results. For this reason and to conserve cash and better align the interests of management and our stockholders, we emphasize long-term performance-based equity compensation over base annual salaries.

The following table sets forth information concerning the compensation earned by the individuals that served as our Principal Executive Officer during 2017 and our three most highly compensated executive officers other than the individual who served as our Principal Executive Officer during 2017 (collectively, the “named executive officers”):

Summary Compensation Table

Name & Position	Fiscal Year		Salary ($)	Bonus ($)	Option Awards ($)	All Other Compensation ($)(1)		Total ($)
Ashleigh Palmer	2017	(2)	290,417	35,000	449,628	2,833		777,878
Chief Executive Officer

Andrew Drechsler	2017	(3)	120,000	-	536,303	19,681	(4)	675,984
Chief Financial Officer

Francisco Leon	2017	(5)	98,750	35,000	449,628	80,350	(6)	663,728
Chief Scientific Officer

Eleanor Ramos	2017	(7)	197,500	-	536,303	3,950		737,753
Chief Medical Officer & Chief Operating Officer

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(1) Amounts in this column include matching contributions made to each executive’s 401(k) account.

(2) Mr. Palmer’s employment commenced on April 25, 2017 at an annual salary of $425,000. Mr. Palmer was paid a one-time sign-on bonus of $35,000 in May 2017.

(3) Mr. Drechsler’s employment commenced on September 1, 2017 at an annual salary of $360,000. Mr. Drechsler was paid a total of $16,075 for consulting services provided to the Company from May 2017 to August 2017 prior to his employment.

(4) Includes $16,075 for consulting services provided to us from May 2017 to August 2017 prior to the executive’s employment.

(5) Dr. Leon’s employment commenced on October 1, 2017 at an annual salary of $395,000. Dr. Leon was paid a one-time sign-on bonus of $35,000 in November 2017.

(6) Includes $75,000 for consulting services provided to us from April 2017 to September 2017 prior to the executive’s employment.

(7) Dr. Ramos’ employment commenced on July 1, 2017 at an annual salary of $395,000.

Outstanding Equity Awards at 2017 Fiscal Year-End

The following table provides information regarding equity awards held by the named executive officers as of December 31, 2017.

Number of Securities Underlying Unexercised Options

Name & Position	Exercisable (#)	Unexercisable (#)		Option Exercise Price ($)	Option Expiration Date
Ashleigh Palmer	67,715	474,005	(1)	2.50	4/25/2027
Chief Executive Officer

Andrew Drechsler	-	541,720	(2)	2.50	9/11/2027
Chief Financial Officer

Francisco Leon	67,715	474,005	(1)	2.50	4/25/2027
Chief Scientific Officer

Eleanor Ramos	-	541,720	(2)	2.50	9/11/2027
Chief Medical Officer & Chief Operating Officer

(1)	These options vest in eight equal semi-annual installments beginning in October 2017 and ending in April 2021.

(2)	Forty percent of these options will vest in four equal annual installments beginning in September 2018 and ending in September 2022. Sixty percent of these options will vest upon the achievement of certain performance based milestones.

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Employment Agreements

The following is a summary of the employment arrangements with our named executive officers as currently in effect.

On April 25, 2017, we entered into an employment agreement with Ashleigh Palmer, our co-founder and President and Chief Executive Officer, for an initial term ending on April 25, 2020 unless earlier terminated. Compensation under the agreement includes an annual salary of $425,000, with annual review and adjustment at the discretion of the compensation committee or the board of directors, a signing bonus of $35,000 which was payable within 30 days of the effective date of the agreement, and an annual incentive bonus of 25% of annual salary based on the achievement of our corporate objectives and the executive’s individual objectives, in each case as established by the compensation committee or the board. The agreement also provided for the grant of stock options to purchase shares of our common stock. The agreement may be terminated by us without cause or by the executive for good reason, each as defined in the agreement, in which case, among other things and subject to certain requirements of the agreement, the executive would be entitled severance in the amount of 12 months of base salary and accelerated vesting for equity awards that would have vested within 12 months of the expiration date; provided that, in the event of a termination by us without cause or by the executive for good reason within 24 months following a change in control of the company, as defined in the agreement, the executive will be entitled to 18 months of severance and accelerated equity awards vesting of 18 months.

On April 25, 2017, we entered into a consulting and employment agreement with Francisco Leon, our co-founder and Chief Scientific Officer, for an initial term ending on April 25, 2020 unless earlier terminated. Compensation under the agreement included a monthly consulting fee of $15,000 through September 30, 2017, the period during which the executive served as a consultant to us, and an annual salary of $395,000 commencing October 1, 2017, when the executive ceased to be a consultant and commenced his employment as Chief Scientific Officer, with annual review and adjustment at the discretion of the compensation committee or the board of directors, a signing bonus of $35,000 which was paid within 30 days of the effective date of the agreement, and an annual incentive bonus of 25% of annual salary based on the achievement of our corporate objectives and the executive’s individual objectives, in each case as established by the compensation committee or the board. The agreement also provided for the grant of stock options to purchase shares of the Company’s common stock. The agreement may be terminated by us without cause or by the executive for good reason, each as defined in the agreement, in which case, among other things and subject to certain requirements of the agreement, the executive would be entitled severance in the amount of 12 months of base salary and accelerated vesting for equity awards that would have vested within 12 months of the termination date; provided that, in the event of a termination by us without cause or by the executive for good reason within 24 months following a change in control of the company, as defined in the agreement, the executive will be entitled to 18 months of severance and accelerated equity awards vesting of 18 months.

On June 20, 2017, we entered into an employment agreement with Eleanor Ramos, our Chief Medical Officer and Chief Operating Officer, for an initial term ending on July 1, 2020 unless earlier terminated. Compensation under the agreement includes an annual salary of $395,000, with annual review and adjustment at the discretion of the compensation committee or the board of directors, and an annual incentive bonus of 25% of annual salary based on the achievement of our corporate objectives and the executive’s individual objectives, in each case as established by the compensation committee or the board. The agreement also provided for the grant of stock options to purchase shares of our common stock. The agreement may be terminated by us without cause or by the executive for good reason, each as defined in the agreement, in which case, among other things and subject to certain requirements of the agreement, the executive would be entitled severance in the amount of six months of base salary and accelerated vesting for equity awards that would have vested within six months of the termination date; provided that, in the event of a termination by us without cause or by the executive for good reason within 24 months following a change in control of the company, as defined in the agreement, the executive will be entitled to nine months of severance and accelerated equity awards vesting of 12 months.

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On September 21, 2017, we entered into an employment agreement with Andrew Drechsler, our Chief Financial Officer, for an initial term ending on September 5, 2020 unless earlier terminated. Compensation under the agreement includes an annual salary of $360,000, with annual review and adjustment at the discretion of the compensation committee or the board of directors, and an annual incentive bonus of 25% of annual salary based on the achievement of our corporate objectives and the executive’s individual objectives, in each case as established by the compensation committee or the board. The agreement also provided for the grant of stock options to purchase shares of our common stock. The agreement may be terminated by us without cause or by the executive for good reason, each as defined in the agreement, in which case, among other things and subject to certain requirements of the agreement, the executive would be entitled severance in the amount of nine months of base salary and accelerated vesting for equity awards that would have vested within six months of the termination date; provided that, in the event of a termination by us without cause or by the executive for good reason within 24 months following a change in control of the company, as defined in the agreement, the executive will be entitled to nine months of severance and accelerated vesting for equity awards that would have vested within 12 months of the termination date.

Director Compensation

Our non-independent directors did not receive any compensation for serving on our board of directors in 2017. In May 2018, our board of directors has approved a grant of 128,981 options to purchase shares of our common stock to each of our existing non-employee directors conditioned upon the consummation of this offering which shall vest in equal amounts every six months over a four year period. The options will have an exercise price equal to the initial public offering price set forth on the cover of this prospectus. These options will be granted pursuant to our 2017 Equity Incentive Plan, the terms of which are described below under “—Equity Compensation Plans.”

DESCRIPTION OF CAPITAL STOCK

The following is a brief description of our capital stock. This summary does not purport to be complete in all respects. This description is subject to and qualified entirely by the terms of our amended and restated certificate of incorporation (the “Certificate of Incorporation”), and our bylaws (the “Bylaws”), each of which we plan to adopt prior to the completion of this offering and copies of which have been filed with the SEC and are also available upon request from us.

Authorized Capitalization

As of the closing of this offering, we will have 125,000,000 shares of capital stock authorized under our Amended and Restated Certificate of Incorporation, consisting of 100,000,000 shares of common stock with a par value of $0.0001 per share and 25,000,000 shares of preferred stock with a par value of $0.0001 per share. As of March 31, 2018, we had 10,000,000 shares of common stock outstanding and 11,381,999 shares of Series A preferred stock outstanding. Our authorized but unissued shares of common stock and preferred stock are available for issuance without further action by our stockholders, unless such action is required by applicable law or the rules of any stock exchange or automated quotation system on which our securities may be listed or traded in the future.

Common Stock

Holders of our common stock are entitled to such dividends as may be declared by our board of directors out of funds legally available for such purpose. The shares of common stock are neither redeemable nor convertible. Holders of common stock have no preemptive or subscription rights to purchase any of our securities.

Each holder of our common stock is entitled to one vote for each such share outstanding in the holder’s name. No holder of common stock is entitled to cumulate votes in voting for directors.

In the event of our liquidation, dissolution or winding up, the holders of our common stock are entitled to receive pro rata our assets, which are legally available for distribution, after payments of all debts and other liabilities. All of the outstanding shares of our common stock are fully paid and non-assessable. The shares of common stock offered by this prospectus will also be fully paid and non-assessable.

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Preferred Stock

Upon completion of this offering, all issued and outstanding shares of our Series A preferred stock will be converted into 11,381,999 shares of our common stock, and our amended and restated certificate of incorporation will be further amended and restated to, among other things, delete all references to such shares of Series A preferred stock. Upon completion of this offering, our board of directors will have the authority, without further action by our stockholders, to issue up to 25,000,000 shares of preferred stock in one or more classes or series and to fix the designations, rights, preferences, privileges and restrictions thereof, without further vote or action by the stockholders. These rights, preferences and privileges could include dividend rights, conversion rights, voting rights, terms of redemption, liquidation preferences, sinking fund terms and the number of shares constituting, or the designation of, such class or series, any or all of which may be greater than the rights of common stock. The issuance of our preferred stock could adversely affect the voting power of holders of common stock and the likelihood that such holders will receive dividend payments and payments upon our liquidation. In addition, the issuance of preferred stock could have the effect of delaying, deferring or preventing a change in control of our company or other corporate action. Immediately after completion of this offering, no shares of preferred stock will be outstanding, and we have no present plan to issue any shares of preferred stock.

Stock Options and Warrants

As of March 31, 2018, we had reserved the following shares of common stock for issuance pursuant to stock options and equity plans:

●	2,656,435 shares of our common stock reserved for issuance under stock option agreements issued pursuant to our 2017 Equity Incentive Plan with an exercise price of $2.50 per share

●	1,212,989 shares of our common stock reserved for future issuance under our 2017 Equity Incentive Plan;

As of March 31, 2018, we had outstanding warrants to purchase an aggregate of 558,740 shares of Series A Preferred Stock. The warrants are exercisable until their expiration on April 25, 2024. The warrants have a net exercise provision and contain provisions for the adjustment of the exercise price and the number of shares issuable upon the exercise of the warrants in the event of certain stock dividends, stock splits, recapitalizations and reclassifications. The warrants will automatically become warrants for the purchase of 558,740 shares of our common stock at an exercise price of $2.50 per share upon the completion of this offering.

On May 7, 2018 we issued warrants to purchase an aggregate of 2,432,688 shares of our common stock. The warrants are exercisable until their expiration on May 8, 2025. The warrants have a net exercise provision and contain provisions for the adjustment of the exercise price and the number of shares issuable upon the exercise of the warrants in the event of certain stock dividends, stock splits, recapitalizations and reclassifications.

In addition, we have agreed to sell to the underwriter, for nominal consideration, warrants to purchase between 1,000,000 shares (if the minimum amount of common stock is sold at an initial public offering price of $4.00 per share), and 1,250,000 shares (if the maximum amount of common stock is sold at an initial public offering price of $4.00 per share) of our common stock as additional consideration to the underwriter in this offering.

Stock Incentive Plan and Other Employment Related Options

We have adopted the 2017 Equity Incentive Plan (the “Plan”) , which will be amended and restated effective as of the closing of this offering, which provides for the grant of incentive stock options and non-qualified stock options to purchase shares of our common stock. The general purpose of the Plan is to provide a means whereby eligible employees, officers, non-employee directors and other individual service providers develop a sense of proprietorship and personal involvement in our development and financial success, and to encourage them to devote their best efforts to our business, thereby advancing our interests and the interests of our stockholders. By means of the Plan, we seek to retain the services of such eligible persons and to provide incentives for such persons to exert maximum efforts for our success and the success of our subsidiaries.

In April 2017, our board of directors and stockholders approved the Plan. We have reserved 3,869,424 shares of common stock under the Plan. The Plan, which we intend to amend and restate concurrently with this offering, will provide that on the first day of each fiscal year of the Company during the period beginning in fiscal year 2019 and ending on the second day of fiscal year 2029, the number of shares of common stock authorized to be issued under the Plan shall be increased by an amount equal to the lesser of (i) the number of shares necessary such that the aggregate number of shares available to be issued under the Plan equals 18.0% of the number of fully-diluted outstanding shares on such date (assuming the conversion of all outstanding shares of preferred stock and other outstanding convertible securities and exercise of all outstanding options and warrants to purchase shares) and (ii) an amount determined by our board of directors.

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All officers, directors and employees and certain consultants to our company are eligible to participate under the plan. The plans provide that options may not be granted at an exercise price less than the fair market value of our common shares on the date of grant. The plan is administered by the board of directors or a committee thereof. The board of directors and the committee have the discretion to determine the nature of the awards and the number of shares subject to an award, the exercise price, vesting provisions, and the term of the award. Awards under the plans are intended to be exempt from Section 16 of the Exchange Act, and will be administered to achieve this objective.

As of the date of this prospectus, under the Plan we have granted options to purchase an aggregate of 2,656,435 shares of our common stock with an exercise price of $2.50 per share and have available for future grants 1,212,989 shares.

Registration Rights

Upon the completion of this offering, the holders of 11,381,999 shares of our common stock issuable upon the conversion of our Series A Preferred Stock are entitled to rights with respect to the registration of these securities under the Securities Act, which we refer to as our registrable securities. These rights are provided under the terms of a Registration Rights Agreement between us and each of the holders of our Series A Preferred Stock. The Registration Rights Agreement includes demand registration rights and piggyback registration rights. All fees, costs and expenses of underwritten registrations under these agreements will be borne by us and all selling expenses, including underwriting discounts and selling commissions, will be borne by the holders of the shares being registered.

Demand Registration Rights

Beginning 180 days after the completion of this offering, the holders of at least a majority of our registrable securities are entitled to demand registration rights. Under the terms of our Registration Rights Agreement, upon the written request of such holders to sell registrable securities with an anticipated net aggregate offering price of at least $10 million, we will be required to use our best efforts to file a registration statement covering the offering and sale of such securities and use best efforts to effect the registration of all or a portion of these securities for public resale. We are required to effect two registrations pursuant to this provision of the Registration Rights Agreement on a Form S-1 registration, and two additional registrations within any 12-month period on a Form S-3 registration statement, to the extent we are eligible to use a Form S-3 registration statement. In the event we register securities in connection with an underwritten offering, the underwriter will have the right to limit the number of shares included in such offering.

Piggyback Registration Rights

Upon the completion of this offering, the holders of our registrable securities are entitled to piggyback registration rights. If we register any of our securities either for our own account or for the account of other security holders, such holders are entitled to include their shares in the registration. In the event we register securities in connection with an underwritten offering, the underwriter will have the right to limit the number of shares included in such offering.

Expiration of Registration Rights

The registration rights granted under the Registration Rights Agreement will terminate with respect to a registrable security upon the earlier of (i) sale of the registrable security by the holder pursuant to a registration statement, (ii) the registrable security having been covered by an effective registration statement for an aggregate period of 16 months, or (iii) the date on which the registrable security may be sold pursuant to Rule 144 of the Securities Act of 1933 without regard to both the volume limitations for sales as provided in Rule 144 and the limitations for such sales provided in Rule 144(i).

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Anti-Takeover Provisions

The provisions of Delaware law, our Amended and Restated Certificate of Incorporation and Bylaws to be in effect upon completion of this offering, could have the effect of delaying, deferring or discouraging another person from acquiring control of our company. These provisions, which are summarized below, may have the effect of discouraging takeover bids. They are also designed, in part, to encourage persons seeking to acquire control of us to negotiate first with our board of directors. We believe that the benefits of increased protection of our potential ability to negotiate with an unfriendly or unsolicited acquirer outweigh the disadvantages of discouraging a proposal to acquire us because negotiation of these proposals could result in an improvement of their terms.

Delaware Law

We are subject to Section 203 of the Delaware General Corporation Law, an anti-takeover law. In general, Section 203 prohibits a Delaware corporation from engaging in any business combination (as defined below) with any interested stockholder (as defined below) for a period of three years following the date that the stockholder became an interested stockholder, unless:

●	prior to that date, the board of directors of the corporation approved either the business combination or the transaction that resulted in the stockholder becoming an interested stockholder;

●	upon consummation of the transaction that resulted in the stockholder becoming an interested stockholder, the interested stockholder owned at least 85% of the voting stock of the corporation outstanding at the time the transaction commenced, excluding for purposes of determining the number of shares of voting stock outstanding (but not the voting stock owned by the interested stockholder) those shares owned by persons who are directors and officers and by excluding employee stock plans in which employee participants do not have the right to determine confidentially whether shares held subject to the plan will be tendered in a tender or exchange offer; or

●	on or subsequent to that date, the business combination is approved by the board of directors of the corporation and authorized at an annual or special meeting of stockholders, and not by written consent, by the affirmative vote of at least 66 2/3% of the outstanding voting stock that is not owned by the interested stockholder.

In general, Section 203 defines “business combination” to include the following:

●	any merger or consolidation involving the corporation and the interested stockholder;

●	any sale, lease, exchange, mortgage, transfer, pledge or other disposition of 10% or more of the assets of the corporation involving the interested stockholder;

●	subject to certain exceptions, any transaction that results in the issuance or transfer by the corporation of any stock of the corporation to the interested stockholder;

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●	subject to limited exceptions, any transaction involving the corporation that has the effect of increasing the proportionate share of the stock of any class or series of the corporation beneficially owned by the interested stockholder; or

●	the receipt by the interested stockholder of the benefit of any loans, advances, guarantees, pledges or other financial benefits provided by or through the corporation.

In general, Section 203 defines an interested stockholder as any entity or person beneficially owning 15% or more of the outstanding voting stock of the corporation, or who beneficially owns 15% or more of the outstanding voting stock of the corporation at any time within a three-year period immediately prior to the date of determining whether such person is an interested stockholder, and any entity or person affiliated with or controlling or controlled by any of these entities or persons.

Certificate of Incorporation and Bylaw Provisions

Our Second Amended and Restated Certificate of Incorporation and Amended and Restated Bylaws , which will go into effect as of the closing of this offering, include a number of provisions that could deter hostile takeovers or delay or prevent changes in control of our Company. Certain of these provisions are summarized in the following paragraphs.

Effects of authorized but unissued common stock. One of the effects of the existence of authorized but unissued common stock may be to enable our board of directors to make more difficult or to discourage an attempt to obtain control of our Company by means of a merger, tender offer, proxy contest or otherwise, and thereby to protect the continuity of management. If, in the due exercise of its fiduciary obligations, the board of directors were to determine that a takeover proposal was not in our best interest, such shares could be issued by the board of directors without stockholder approval in one or more transactions that might prevent or render more difficult or costly the completion of the takeover transaction by diluting the voting or other rights of the proposed acquirer or insurgent stockholder group, by putting a substantial voting block in institutional or other hands that might undertake to support the position of the incumbent board of directors, by effecting an acquisition that might complicate or preclude the takeover, or otherwise.

Cumulative Voting. Our Certificate of Incorporation does not provide for cumulative voting in the election of directors, which would allow holders of less than a majority of the stock to elect some directors.

Director Vacancies. Our Certificate of Incorporation provides that all vacancies may be filled by the affirmative vote of a majority of directors then in office, even if less than a quorum.

Stockholder Action; Special Meeting of Stockholders. Our Bylaws provide that stockholders may act by written consent. However, stockholders pursuing an action by written consent will be required to comply with certain notice and record date requirements that are set forth in the General Corporation Law of the State of Delaware. A special meeting of stockholders may be called by the Chairman of the board of directors, the President, the Chief Executive Officer, or the board of directors at any time and for any purpose or purposes as shall be stated in the notice of the meeting, or by request of the holders of record of at least 20 % of outstanding shares of common stock. This provision could prevent stockholders from calling a special meeting because, unless certain significant stockholders were to join with them, they might not obtain the percentage necessary to request the meeting. Therefore, stockholders holding less than 20 % of issued and outstanding common stock, without the assistance of management, may be unable to propose a vote on any transaction which may delay, defer or prevent a change of control, even if the transaction were in the best interests of certain of our stockholders.

Advance Notice Requirements for Stockholder Proposals and Director Nominations. Our Bylaws establish advance notice procedures with respect to stockholder proposals and the nomination of candidates for election as director. In order for any matter to be “properly brought” before a meeting, a stockholder will have to comply with such advance notice procedures and provide us with certain information. Our Bylaws allow the presiding officer at a meeting of stockholders to adopt rules and regulations for the conduct of meetings which may have the effect of precluding the conduct of certain business at a meeting if such rules and regulations are not followed. These provisions may also defer, delay or discourage a potential acquirer from conducting a solicitation of proxies to elect the acquirer’s own slate of directors or otherwise attempting to influence or obtain control of our Company.

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Supermajority Voting for Amendments to Our Governing Documents. Any amendment to our Certificate of Incorporation related to the provisions governing, among other things, the general powers of the Board of Directors, the number and election of directors, the filling of director vacancies, the ability of the Board to adopt, amend or repeal the Bylaws, the ability to call special stockholder meetings, and director liability and indemnification, will require the affirmative vote of at least 66 2/3% of the voting power of all shares of our capital stock then outstanding. Our Certificate of Incorporation provides that the board of directors is expressly authorized to adopt, amend or repeal our Bylaws and that our stockholders may amend our Bylaws only with the approval of at least 66 2/3% of the voting power of all shares of our capital stock then outstanding.

Choice of Forum. Our Certificate of Incorporation provides that, subject to certain exceptions, the Court of Chancery of the State of Delaware will be the exclusive forum for any claim, including any derivative claim, (i) that is based upon a violation of a duty by a current or former director or officer or stockholder in such capacity or (ii) as to which the Delaware General Corporation Law, or any other provision of Title 8 of the Delaware Code, confers jurisdiction upon the Court of Chancery.

Transfer Agent

The name, address and telephone number of our stock transfer agent is Computershare Limited at P.O. Box 43078, Providence, RI 02940-3078.

CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS, AND DIRECTOR INDEPENDENCE

Director Independence

We have applied for the listing of our common stock on the Nasdaq Capital Market; therefore, our determination of the independence of directors is made using the definition of “independent” contained in the listing standards of the Nasdaq Capital Market. Under the listing requirements and rules of the Nasdaq, independent directors must constitute a majority of a listed company’s board of directors within 12 months after its initial public offering. Under the rules of the Nasdaq Capital Market, a director will only qualify as an “independent director” if, in the opinion of that company’s board of directors, that person does not have a relationship that would interfere with the exercise of independent judgment in carrying out the responsibilities of a director.

We intend to rely on this phase-in rule with respect to the independence of our board of directors. In accordance with this phase-in provision, a majority of our board of directors will be independent within one year of the effective date of the registration statement of which this prospectus is a part.

On the basis of information solicited from each director, the board has determined that Anthony DiGiandomenico and Wayne Pisano have no material relationship with the Company and are independent within the meaning of such rules.

Related Transactions

SEC regulations define the related person transactions that require disclosure to include any transaction, arrangement or relationship in which the amount involved exceeds the lesser of $120,000 or one percent of the average of the Company’s total assets at year end for the last two completed fiscal years in which we were or are to be a participant and in which a related person had or will have a direct or indirect material interest. A related person is: (i) an executive officer, director or director nominee of the Company, (ii) a beneficial owner of more than 5% of our common stock, (iii) an immediate family member of an executive officer, director or director nominee or beneficial owner of more than 5% of our common stock, or (iv) any entity that is owned or controlled by any of the foregoing persons or in which any of the foregoing persons has a substantial ownership interest or control.

For the period from October 2016, through the date of this prospectus, described below are certain transactions or series of transactions between us and certain related persons.

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In October 2016, we issued 8,000,000 shares of our common stock to MDB and our founders in connection with the initial formation of the Company, and in April 2017 we issued 2,000,000 shares of our common stock to Vactech Ltd. in connection with the entry into a license agreement with Vactech Ltd., who are our directors, officers or 5% stockholders and are listed below for an aggregate consideration of $1,000, at a purchase price of $0.0001 per share, as follows:

Name	Shares of Common Stock	Relationship to Us
MDB Capital Group, LLC	3,000,000	5% Stockholder
Francisco Leon	2,500,000	5% Stockholder, Director and Officer
Ashleigh Palmer	2,500,000	5% Stockholder, Director and Officer
Vactech Ltd.	2,000,000	5% Stockholder

In September 2016, we entered into an engagement agreement with MDB, pursuant to which we appointed MDB as our exclusive placement agent for private placements and public offerings of our securities during the term of the agreement. We agreed that, in connection with any offering pursuant to the engagement agreement, we would pay MDB a cash fee equal to 7 percent of the gross proceeds of such offering (10% for our IPO , which has subsequently been revised to 5.25%) and issue MDB warrants to purchase the type of equity securities issued in such offering, in an amount equal to 10 percent of the aggregate securities issued in such offering, such warrants being exercisable for 7 years and being priced at not less than 100 percent (120 percent for our IPO , which has subsequently been revised to 125 percent ) of the offering price per share. We also agreed to reimburse certain reasonable costs and expenses, including reasonable travel, printing and legal fees and expenses, incurred by MDB in connection with any offering pursuant to the engagement agreement. We are required to indemnify MDB and their related persons in connection with engagement agreement and MDB’s services under the engagement agreement.

In April 2017, we issued and sold an aggregate of 11,381,999 shares of our Series A Preferred Stock for an aggregate consideration of $28,454,997 to certain accredited investors pursuant to securities purchase agreements entered into with these investors. In connection with the April 2017 private placement, and pursuant to the terms of our engagement agreement with MDB, we paid MDB approximately $1,400,000 in cash and issued to MDB a warrant to purchase up to 558,740 shares of Series A Preferred Stock at an exercise price of $2.50 per share. The warrant has a term of seven years. We also reimbursed MDB for approximately $83,000 of its costs and expenses incurred in connection with the April 2017 private placement.

In April 2017, MDB assigned a portion of the warrant among five MDB employees. Once such employee, Cameron Gray, is a director of the Company and received a warrant exercisable for 144,824 shares.

Certain of our directors and officers are employees of MDB. See the section of this prospectus below titled “Underwriting (Conflicts of Interest).”

On April 25, 2017, we entered into two license, development and commercialization agreements, pursuant to which Janssen Pharmaceutica NV and Janssen Sciences Ireland UC granted us exclusive global rights for the purpose of developing and commercializing JNJ-40346527 (renamed PRV-6527) and JNJ-42915925 (renamed PRV-300), respectively. The agreements provide for the payment of development and commercialization milestones and royalties on net sales. Janssen Pharmaceutica NV, Janssen Sciences Ireland UC and Johnson & Johnson Innovation - JJDC, Inc. are subsidiaries of Johnson & Johnson. On April 25, 2017, JJDC acquired 2,400,000 shares of our Series A Preferred Stock in a private placement, which are convertible into the same number of shares of our common stock. As part of the acquisition, JJDC was granted the right to appoint one member to our board of directors. Until the consummation of our initial public offering, JJDC has the right to appoint one member to our board of directors. On May 3, 2018, JJDC relinquished their board seat, but maintains the right to reclaim the seat in the event we do not consummate our initial public offering.

On May 7, 2018, we entered into a license agreement and asset purchase agreement with Macrogenics, Inc. pursuant to which Macrogenics granted us exclusive global rights for the purpose of developing and commercializing MGD010 (renamed PRV-3279) and teplizumab (renamed PRV-031), respectively. The agreements provide for the payment of developmental and commercial milestones, net sales milestones and royalties on net sales. In connection with the license and asset agreements, we granted MacroGenics warrants to purchase common stock representing 1% (270,299 shares) and 8% (2,162,389 shares), respectively, of our fully diluted outstanding shares at an exercise price of $2.50 per share.

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EQUITY INCENTIVE PLAN

General

On April 24, 2017, our board of directors and stockholders adopted the Equity Incentive Plan, or Plan, which will be amended and restated as of the closing of this offering, having substantially the terms described herein.

The general purpose of the Plan is to provide a means whereby eligible employees, officers, non-employee directors and other individual service providers develop a sense of proprietorship and personal involvement in our development and financial success, and to encourage them to devote their best efforts to our business, thereby advancing our interests and the interests of our stockholders. By means of the Plan, we seek to retain the services of such eligible persons and to provide incentives for such persons to exert maximum efforts for our success and the success of our subsidiaries.

Description of the Equity Compensation Plan

The following description of the principal terms of the Plan is a summary.

Administration. The Plan will be administered by the Compensation Committee of our Board of Directors. The Compensation Committee may grant options to purchase shares of our common stock and incentive bonus awards. The Compensation Committee also has authority to determine the terms and conditions of each award, prescribe, amend and rescind rules and regulations relating to the Plan, and amend the terms of awards in any manner not inconsistent with the Plan (provided that no amendment may adversely affect the rights of a participant without consent). The Compensation Committee may delegate authority to officers and employees to grant awards under the Plan to employees (other than themselves), subject to applicable law and restrictions in the Plan. No award may be granted under the Plan on or after the ten year anniversary of the adoption of the Plan by our Board of Directors, but awards granted prior to the ten year anniversary may extend beyond that date.

Eligibility. Persons eligible to receive awards under the Plan include any person who is an employee, officer, director, consultant, advisor or other individual service provider of Holdings or any subsidiary, or any person who is determined by the Compensation Committee to be a prospective employee, officer, director, consultant, advisor or other individual service provider of Holdings or any subsidiary.

Shares Subject to the Plan. The aggregate number of shares of common stock available for issuance in connection with options and awards granted under the Plan is 3,869,424. Incentive Stock Options may, but need not be, granted with respect to all of the shares available for issuance under the Plan after the increase in shares immediately following the final closing of the Offering. If any award granted under the Plan payable in shares of common stock is forfeited, cancelled, returned for failure to satisfy vesting requirements, is otherwise forfeited, otherwise terminates without payment being made, or if shares of common stock are withheld to cover withholding taxes on options or other awards, the number of shares of common stock as to which such option or award was forfeited, or which were withheld, will be available for future grants under the Plan.

In addition, pending shareholder approval, concurrently with the closing of this offering, the Plan will provide that on the first day of each fiscal year of the Company during the period beginning in fiscal year 2019 and ending on the second day of fiscal year 2029, the number of shares of common stock authorized to be issued under the Plan shall be increased by an amount equal to the lesser of (i) the number of shares necessary such that the aggregate number of shares available to be issued under the Plan equals 18.0% of the number of fully-diluted outstanding shares on such date (assuming the conversion of all outstanding shares of preferred stock and other outstanding convertible securities and exercise of all outstanding options and warrants to purchase shares) and (ii) an amount determined by our board of directors.

Terms and Conditions of Options. Options granted under the Plan may be either “incentive stock options” that are intended to meet the requirements of Section 422 of the Code or “nonqualified stock options” that do not meet the requirements of Section 422 of the Code. The Compensation Committee will determine the exercise price of options granted under the Plan. The exercise price of stock options may not be less than the fair market value per share of our common stock on the date of grant (or 110% of fair market value in the case of incentive stock options granted to a ten-percent stockholder).

If on the date of grant the common stock is listed on a stock exchange or national market system, the fair market value will generally be the closing sale price on the date of grant. If the common stock is not traded on a stock exchange or national market system on the date of grant, the fair market value will generally be the average of the closing bid and asked prices for the common stock on the date of grant. If no such prices are available, the fair market value shall be determined in good faith by the Compensation Committee based on the reasonable application of a reasonable valuation method. Notwithstanding the foregoing, if the date for which fair market value is determined is the date on which the final prospectus relating to an initial public offering of the Company is filed, the fair market value for such date will be the “Price to the Public” (or equivalent) set forth on the cover page for the final prospectus.

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No option may be exercisable for more than ten years from the date of grant (five years in the case of an incentive stock option granted to a ten-percent stockholder). Options granted under the Plan will be exercisable at such time or times as the Compensation Committee prescribes at the time of grant. No employee may receive incentive stock options that first become exercisable in any calendar year in an amount exceeding $100,000. The Compensation Committee may, in its discretion, permit a holder of a nonqualified stock option to exercise the option before it has otherwise become exercisable, in which case the shares of our common stock issued to the recipient will be restricted stock subject to vesting requirements analogous to those that applied to the option before exercise.

Generally, the exercise price of an option may be paid (a) in cash or by certified bank check, (b) through delivery of shares of our common stock having a fair market value equal to the purchase price, or (c) such other method as approved by the Compensation Committee and set forth in an award agreement. The Compensation Committee is also authorized to establish a cashless exercise program and to permit the exercise price to be satisfied by reducing from the shares otherwise issuable upon exercise a number of shares having a fair market value equal to the exercise price.

No option may be transferred other than by will or by the laws of descent and distribution, and during a recipient’s lifetime an option may be exercised only by the recipient. However, the Compensation Committee may permit the holder of nonqualified stock options, share-settled stock appreciation rights, restricted stock, performance shares or other share-settled stock based awards to transfer the option, right or other award to immediate family members, to a trust for estate planning purposes, or by gift to charitable institutions. The Compensation Committee will determine the extent to which a holder of a stock option may exercise the option following termination of service with us.

Incentive Bonus Awards. The Compensation Committee may award incentive bonus awards payable in stock. The Compensation Committee will determine the terms and conditions applicable to each incentive bonus award.

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Effect of Certain Corporate Transactions. The Compensation Committee may, at the time of the grant of an award, provide for the effect of a change in control (as defined in the Plan) on any award, including (i) accelerating or extending the time periods for exercising, vesting in, or realizing gain from any award, (ii) eliminating or modifying the performance or other conditions of an award, (iii) providing for the cash settlement of an award for an equivalent cash value, as determined by the Compensation Committee, or (iv) such other modification or adjustment to an award as the Compensation Committee deems appropriate to maintain and protect the rights and interests of participants following a change in control. The Compensation Committee may, in its discretion and without the need for the consent of any recipient of an award, also take one or more of the following actions contingent upon the occurrence of a change in control: (a) cause any or all outstanding options to become immediately exercisable, in whole or in part; (b) cause any other awards to become non-forfeitable, in whole or in part; (c) cancel any option in exchange for a substitute option; (d) cancel any option in exchange for cash and/or other substitute consideration based on the value of our common stock on the date of the change in control, and cancel any option without any payment if its exercise price exceeds the value of our common stock on the date of the change in control; or (e) make such other modifications, adjustments or amendments to outstanding awards as the Compensation Committee deems necessary or appropriate.

Amendment, Termination. The Compensation Committee may amend the terms of awards in any manner not inconsistent with the Plan, provided that no amendment shall adversely affect the rights of a participant with respect to an outstanding award without the participant’s consent. In addition, our board of directors may at any time amend, suspend, or terminate the Plan, provided that (i) no such amendment, suspension or termination shall materially and adversely affect the rights of any participant under any outstanding award without the consent of such participant and (ii) to the extent necessary to comply with any applicable law, regulation, or stock exchange rule, the Plan requires us to obtain stockholder consent. Stockholder approval is required for any plan amendment that increases the number of shares of common stock available for issuance under the Plan or changes the persons or classes of persons eligible to receive awards.

Tax Withholding

As and when appropriate, we shall have the right to require each optionee purchasing shares of common stock and each grantee receiving an award of shares of common stock under the Plan to pay any federal, state or local taxes required by law to be withheld.

Option Grants

The grant of options and other awards under the Plan will be discretionary and we cannot determine now the specific number or type of options or awards to be granted in the future to any particular person or group.

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Indemnification Agreements

We have entered into Indemnification Agreements with each of our current directors and executive officers. The Indemnification Agreements provide for indemnification against expenses, judgments, fines and penalties actually and reasonably incurred by an indemnitee in connection with threatened, pending or completed actions, suits or other proceedings, subject to certain limitations. The Indemnification Agreements also provide for the advancement of expenses in connection with a proceeding prior to a final, non-appealable judgment or other adjudication, provided that the indemnitee provides an undertaking to repay to us any amounts advanced if the indemnitee is ultimately found not to be entitled to indemnification by us. The Indemnification Agreement sets forth procedures for making and responding to a request for indemnification or advancement of expenses, as well as dispute resolution procedures that will apply to any dispute between us and an indemnitee arising under the Indemnification Agreements.

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

The following table sets forth information regarding the beneficial ownership of our common stock by:

●	each of our stockholders who is known by us to beneficially own 5% or more of our common stock;
●	each of our executive officers;
●	each of our directors; and
●	all of our directors and current executive officers as a group.

Beneficial ownership is determined based on the rules and regulations of the Commission as defined in Rule 13d-3 of the Securities Exchange Act of 1934. A person has beneficial ownership of shares if such individual has the power to vote and/or dispose of shares. This power may be sole or shared and direct or indirect. In computing the number of shares beneficially owned by a person and the percentage ownership of that person, shares of common stock that are subject to options or warrants held by that person and exercisable as of, or within 60 days of, the date of this prospectus are counted as outstanding. These shares, however, are not counted as outstanding for the purposes of computing the percentage ownership of any other person(s). Except as may be indicated in the footnotes to this table and pursuant to applicable community property laws, each person named in the table has sole voting and dispositive power with respect to the shares of common stock set forth opposite that person’s name.

Beneficial Ownership Table

Name of Beneficial Owner (1)	Shares of Common Stock		Shares Underlying Options	Shares Underlying Warrants (2)	Number of Shares Beneficially Owned (3)	Percentage Owned Prior to the Offering	Percentage Owned After the Offering (Minimum) (4)	Percentage Owned After the Offering (Maximum) (4)
Directors and Executive Officers
Ashleigh Palmer	2,500,000		541,720	-	2,635,430	12.2	8.4	7.7
Francisco Leon	2,500,000		541,720		2,635,430	12.2	8.4	7.7
Eleanor Ramos	-		541,720	-	54,172	*	*	*
Andrew Drechsler	-		541,720	-	-	*	*	*
Anthony DiGiandomenico(5)	-		-	-	-	-	-	-
Cameron Gray	1,080,000		-	144,824	1,224,824	5.7	3.9
Wayne Pisano	-		-	-	-	-	-	-
Directors and Executive Officers as a group (7 persons)	6,080,000		2,166,880	144,824	6,549,856	30.0	20.6	19.1

Five Percent Stockholders
MDB Capital Group, LLC (6)	1, 380 ,000	(7)	-	274,289	2,333,916	10.8	7.4	6.8
Vactech Ltd.(8)	2,000,000		-	-	2,000,000	9.4	6.4	5.9
Johnson & Johnson Innovation - JJDC, Inc.(9)	2,400,000		-	-	2,400,000	11.2	7.6	7.1
Peter A. Appel (10)	1,200,000		-	-	1,200,000	5.6	3.8	3.5
MacroGenics, Inc. (11)				2,432,688	2,432,688	10.2	7.2	6.7

* Less than one percent.

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(1)	The address of each officer and director is P.O. Box 666, Oldwick, NJ 08858.
(2)	On April 27, 2017, in connection with the consummation of a private placement of preferred stock, the Company issued to MDB a warrant exercisable for 558,740 shares of Series A preferred stock at an exercise price of $2.50 per share. MDB subsequently assigned 51% of the warrant, or a portion exercisable for 284,452 shares of Series A preferred stock, among five MDB employees, one of whom is a director of the Company.
(3)	We have determined beneficial ownership in accordance with Rule 13d-3 under the Securities Exchange Act of 1934, as amended, which is generally determined by voting power and/or dispositive power with respect to securities. Unless otherwise noted, the shares of common stock listed above are owned as of the date of this prospectus, and are owned of record by each individual named as beneficial owner and such individual has sole voting and dispositive power with respect to the shares of common stock owned by each of them, unless otherwise noted.
(4)	Percentage ownership after this offering is based on 31,381,999 shares (if the minimum amount of common stock is sold at an initial public offering price of $4.00 per share) and 33,881,999 shares (if the maximum amount of common stock is sold at an initial public offering price of $4.00 per share) of common stock issued and outstanding immediately after the closing of this offering, which assumes that none of the beneficial owners named above purchases shares in this offering.
(5)	This row does not include shares owned by MDB, of which Mr. DiGiandomenico is a co-founder. See the section of this prospectus below titled “Underwriting (Conflicts of Interest).”
(6)	The address of MDB Capital Group, LLC is 2425 Cedar Springs Road, Dallas, Texas 75201.
(7)	Excludes 540 ,000 shares of common stock held by MDB employees, of which MDB disclaims beneficial ownership.
(8)	The address of Vactech Ltd. is Minna Canthin katu 3 B2, FIN-33230, Tampere, Finland.
(9)	Represents shares of preferred stock which will automatically convert to the same number of shares of common stock immediately after the closing of this offering. The address of JJDC is 410 George Street, New Brunswick, NJ 08901.
(10)	The address of Peter A. Appel is 3505 Main Lodge Drive, Coconut Grove, Florida 33133.
(11)	The address of MacroGenics, Inc. is 9704 Medical Center Drive, Rockville, MD 20850.

SHARES ELIGIBLE FOR FUTURE SALE

Prior to this offering, there has been no market for our common stock, and a liquid trading market for our common stock may not develop or be sustained after this offering. Future sales of substantial amounts of our common stock in the public market, or the perception that such sales could occur, could adversely affect market prices prevailing from time to time and could impair our ability to raise capital through the sale of our equity securities. Furthermore, because only a limited number of shares will be available for sale shortly after this offering due to existing contractual and legal restrictions on resale as described below, there may be sales of substantial amounts of our common stock in the public market after the restrictions lapse. This may adversely affect the prevailing market price and our ability to raise equity capital in the future. Although we have applied to have our common stock approved for listing on the Nasdaq Capital Market under the symbol “PRVB,” we cannot assure you that there will be an active public market for our common stock.

Based on the number of shares outstanding as of March 31, 2018, upon completion of this offering, 31,381,999 shares of common stock will be outstanding, or 33,881,999 if the maximum amount is sold. Of the shares to be outstanding immediately after the completion of this offering, the 10,000,000 shares of common stock to be sold in this offering (12,500,000 if the maximum amount is sold) will be freely tradable without restriction under the Securities Act unless purchased by our “affiliates,” as that term is defined in Rule 144 under the Securities Act.

The remaining 21,381,999 shares of common stock, including the shares of common stock issuable upon conversion of our outstanding Series A preferred stock upon completion of this offering, will be “restricted securities” under Rule 144.

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Subject to the lock-up agreements described below and the provisions of Rule 144 and 701 under the Securities Act, these restricted securities will be available for sale in the public market as follows:

Date Available for Sale	Shares Eligible for Sale	Description
Date of Prospectus	10,000,000 (if the minimum amount is sold) 12,500,000 (if the maximum amount is sold)	Shares sold in the offering that are not subject to a lock-up
180 Days after Date of Prospectus	11,381,999	Lock-up released; shares saleable under Rules 144 and 701
12 Months after Date of Prospectus	10,000,000	Lock-up released; shares saleable under Rules 144 and 701

In addition, of the 2,656,435 shares of our common stock that were issuable upon the exercise of stock options outstanding as of March 31, 2018, options to purchase 135,430 shares of common stock were exercisable as of that date, and upon exercise these shares will be eligible for sale subject to the lock-up agreements described below and Rules 144 and 701 under the Securities Act. Further, 558,740 shares of our Series A Preferred Stock that will be automatically converted into the same number of shares of common stock immediately upon the closing of this offering were issuable upon the exercise of warrants outstanding as of March 31, 2018, and 2,432,688 shares of common stock issuable upon the exercise of warrants outstanding as of that date will be eligible for sale subject to the lock-up agreements described below and Rules 144 and 701 under the Securities Act.

Rule 144

In general, under Rule 144 as currently in effect, once we have been subject to the reporting requirements under the Exchange Act for at least 90 days, a person (or persons whose shares are aggregated) who is not deemed to have been an affiliate of ours at any time during the three months preceding a sale, and who has beneficially owned restricted securities within the meaning of Rule 144 for at least six months, would be entitled to sell those shares, subject only to the availability of current public information about us. A non-affiliated person who has beneficially owned restricted securities within the meaning of Rule 144 for at least one year would be entitled to sell those shares without regard to the provisions of Rule 144.

An affiliate of ours who has beneficially owned restricted shares of our common stock for at least one year (or six months, provided that such sale occurs after we have been subject to the reporting requirements under the Exchange Act for at least 90 days) would be entitled to sell, within any three-month period, a number of shares that does not exceed the greater of:

●	1% of shares of our common stock then outstanding; or

●	the average weekly trading volume of shares of our common stock on the Nasdaq during the four calendar weeks preceding the date on which notice of the sale is filed with the SEC.

Sales under Rule 144 by our affiliates or persons selling shares on behalf of our affiliates are also subject to manner of sale provisions, notice requirements and the availability of current public information about us.

Rule 701

Rule 701 under the Securities Act, as in effect on the date of this prospectus, permits resales of shares in reliance upon Rule 144 but without compliance with certain restrictions of Rule 144, including the holding period requirement. Most of our employees, executive officers or directors who purchased shares under a written compensatory plan or contract may be entitled to rely on the resale provisions of Rule 701, but all holders of Rule 701 shares are required to wait until 90 days after the date of this prospectus before selling their shares. However, substantially all Rule 701 shares are subject to lock-up agreements as described below and under the section entitled “Underwriting” and will become eligible for sale upon the expiration of the restrictions set forth in those agreements.

Lock-up Agreements

We, all of our directors, officers, employees and the holders of substantially all of our common stock or securities exercisable for or convertible into our common stock outstanding immediately prior to this offering have entered into lock-up agreements with respect to the disposition of their shares. See “Underwriting (Conflicts of Interest) – Lock-Up Agreements” for additional information.

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Registration Rights

Upon completion of this offering, certain holders of our securities will be entitled to various rights with respect to registration of their shares under the Securities Act. Registration of these shares under the Securities Act would result in these shares becoming fully tradable without restriction under the Securities Act immediately upon the effectiveness of the registration. See the section entitled “Description of Capital Stock—Registration Rights” for additional information.

Equity Incentive Plans

We intend to file one or more registration statements on Form S-8 under the Securities Act to register our shares issued or reserved for issuance under our equity incentive plans. The first such registration statement is expected to be filed soon after the date of this prospectus and will automatically become effective upon filing with the SEC. Accordingly, shares registered under such registration statement will be available for sale in the open market, unless such shares are subject to vesting restrictions with us or the lock-up restrictions described above. As of March 31, 2018, we estimate that such registration statement on Form S-8 will cover approximately 3,869,424 shares.

UNDERWRITING (Conflicts of interest)

MDB Capital Group, LLC (“MDB”) is acting as the underwriter of this offering. Subject to the terms and conditions set forth in an underwriting agreement between us and the underwriter, the underwriter has agreed to sell up to $50,000,000 of common stock on a best efforts basis.

MDB acted as our placement agent in connection with the placement of our shares of Series A Preferred Stock that was consummated on April 25, 2017.

The underwriter is under no obligation to purchase any shares of our common stock for their own account. As a “best efforts” offering, there can be no assurance that the offering contemplated hereby will ultimately be consummated or, even if consummated, that we will in fact obtain a listing on the Nasdaq Capital Market.

We have been advised by the underwriter that they propose to offer shares of our common stock directly to the public at the public offering price set forth on the cover page of this prospectus and to certain dealers that are members of the Financial Industry Regulatory Authority, Inc., or FINRA. The underwriter has informed us that they may provide an allowance not in excess of $ 0.126 per share to other dealers out of the underwriter’s commission.

The underwriter will receive the underwriting commissions, set forth on the cover of this prospectus, and the other compensation set forth below. The amount of the commission paid to the underwriter will equal 5 .25% of the gross proceeds of this offering, exclusive of the fee paid to Dougherty & Company LLC as the qualified independent underwriter. The gross proceeds of this offering will be deposited at Continental Stock Transfer & Trust Company, or Continental, in an escrow account established by us, until we have sold a minimum of $40,000,000 of common stock and otherwise satisfy the listing conditions to trade our common stock on the Nasdaq Capital Market. Once we satisfy the minimum stock sale and Nasdaq Capital Market listing conditions, the funds will be released to us.

None of our securities included in this offering may be offered or sold, directly or indirectly, nor may this prospectus and any other offering material or advertisements in connection with the offer and sales of any of our common stock, be distributed or published in any jurisdiction, except under circumstances that will result in compliance with the applicable rules and regulations of that jurisdiction. Persons who receive this prospectus are advised to inform themselves about and to observe any restrictions relating to this offering of our common stock and the distribution of this prospectus. This prospectus is neither an offer to sell nor a solicitation of any offer to buy any of our common stock included in this offering in any jurisdiction where that would not be permitted or legal.

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Conflict of Interest

MDB and persons who are associated or employed by MDB together own beneficially an aggregate of 3,000,000 shares of common stock of the Company, representing an aggregate of 14.0% of the actual (non-beneficial basis) issued and outstanding common stock of the Company immediately prior to this offering, including warrants exercisable into 558,740 shares of Series A preferred stock. Therefore, MDB is deemed to be an affiliate of the Company and to have a “conflict of interest” under Rule 5121 of FINRA. Accordingly, this offering will be made in compliance with the applicable provisions of Rule 5121, which requires that a “qualified independent underwriter,” as defined by FINRA, participate in the preparation of the registration statement and exercise the usual standard of due diligence with respect to the registration statement that an underwriter would exercise on its own behalf. Dougherty & Company LLC has agreed to act as the “qualified independent underwriter” within the meaning of Rule 5121 in connection with this offering. Dougherty & Company LLC will receive $150,000 for serving as a qualified independent underwriter in connection with this offering and be entitled to reimbursement of its out-of-pocket expenses up to $15,000. We have agreed to indemnify Dougherty & Company LLC against liabilities incurred in connection with acting as qualified independent underwriter, including liabilities under the Securities Act. In accordance with Rule 5121, MDB will not sell shares of our common stock to discretionary accounts without the prior written approval from the account holder.

The table below sets forth the actual, direct ownership of our common stock by MDB and its affiliates and employees. The table is prepared on the basis of the current, actual ownership of the common stock and not the beneficial ownership of the common stock, although the other holdings of the person or entity are footnoted.

Name	Shares of Common Stock Beneficially Owned Prior to Offering
MDB Capital Group, LLC	1, 654 ,289	(1)
Cameron Gray	1,224,824	(2)
Amy Wang	306,206	(3)
Kevin Cotter	113,400	(4)
George Brandon	113,400	(5)
Gary Schuman	106,457	(6)
Ivonne Bordas	10,000
Carlos Herrera	10,000
Edgardo Rayo	10,000

Total:	3,548,576

(1) Includes warrants exercisable into 274,289 shares of Series A preferred stock.

(2) Includes warrants exercisable into 144,824 shares of Series A preferred stock.

(3) Includes warrants exercisable into 36,206 shares of Series A preferred stock.

(4) Includes warrants exercisable into 38,400 shares of Series A preferred stock.

(5) Includes warrants exercisable into 38,400 shares of Series A preferred stock.

(6) Includes warrants exercisable into 16,457 shares of Series A preferred stock.

Additionally, Anthony DiGiandomenico, a member of our board of directors, is a co-founder of MDB. Mr. DiGiandomenico holds a 24.99% ownership stake in MDB but has no dispositive or voting power over our shares held by MDB.

Underwriting Commissions and Expenses

The following table summarizes the underwriting commissions to be paid to the underwriter by us.

	Total Minimum Offering	Total Maximum Offering
Public offering price	$	$
Underwriting commissions to be paid to the underwriter	$	$
Net proceeds, before other Company expenses	$	$

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We have agreed to pay the underwriter a non-accountable expense allowance equal to 0.37% of the gross proceeds of this offering ($148,000 if the minimum amount of common stock is sold or $185,000 if the maximum amount of the common stock is sold). We estimate that the total expenses of this offering, excluding underwriting commissions, will be approximately $900,000.

Determination of Offering Price

There is no current market for our common stock. The underwriter is not obligated to make a market in our securities, and even if they choose to make a market, the market making can discontinue at any time without notice. Neither we nor the underwriter can provide any assurance that an active and liquid trading market in our securities will develop or, if developed, that the market will continue.

The public offering price of the shares offered by this prospectus will be determined by negotiation between us and the underwriter. Among the factors to be considered in determining the public offering price of the shares are:

●	our history and our prospects;
●	the industry in which we operate;
●	our past and present operating results;
●	the previous experience of our executive officers; and
●	the general condition of the securities markets at the time of this offering.

The range of the potential offering price stated on the cover page of this prospectus should not be considered an indication of the actual value of the shares. That price is subject to change as a result of market conditions and other factors, and we cannot assure you that the shares can be resold at or above the public offering price.

Subscription and Escrow

To purchase shares of our common stock in this offering, investors must complete and sign a subscription agreement. Investors will be required to pay for their shares of common stock by wire, ACH, or certified check for the full purchase price of the shares, payable to “Continental Stock Transfer & Trust Company, as Agent for Provention Bio, Inc.”

Subscriptions will be effective only upon our acceptance of the subscriptions, and we reserve the right to reject any subscriptions in whole or in part. In compliance with Rule 15c2-4 under the Exchange Act, we and the underwriter will instruct investors to deliver all monies in the form of checks, ACH or wire transfers to the escrow agent. Upon the escrow agent’s receipt of such monies, they shall be credited to the escrow account. Pursuant to an escrow agreement among us, the underwriter and Continental, as escrow agent, the funds received in payment for the shares of common stock purchased in this offering will be wired to a non-interest bearing escrow account at Continental and held until the escrow agent determines that the amount in the escrow account is equal to at least the minimum amount required to close this offering. Upon confirmation of receipt of the requested minimum subscription amount, the escrow agent will release the funds in accordance with the written instructions provided by us and the underwriter, indicating the date on which the shares of common stock purchased in this offering are to be delivered to the investors and the date the net proceeds are to be delivered to us. Unless investors instruct us otherwise, we will deliver the shares of common stock being issued to the investors electronically.

112

Underwriter’s Warrant

We have agreed to issue to the underwriter and designees a warrant to purchase shares of our common stock (in an amount up to 10% of the shares of common stock sold in this offering). This warrant is exercisable at a per share price equal to 125% of the price of common stock sold in this offering, commencing on the effective date of this offering and expiring five years from the effective date of this offering. The warrant and the shares of common stock underlying the warrant have been deemed compensation by FINRA and are therefore subject to a twelve-month lock-up pursuant to Rule 5110(g)(1) of FINRA. The underwriter (or permitted assignees under Rule 5110(g)(2)) will not sell, transfer, assign, pledge, or hypothecate this warrant or the securities underlying this warrant, nor will it engage in any hedging, short sale, derivative, put, or call transaction that would result in the effective economic disposition of this warrant or the underlying securities for a period of twelve months from the effective date of the offering. The underwriter will be entitled to registration rights pursuant to the terms of the underwriter’s warrants.

Lock-Up Agreements

All of our officers, directors, employees, holders of 5% or more of our outstanding common stock and MDB and certain of its affiliates have agreed that, until the one-year anniversary of the earlier of (i) the date of the final prospectus for this offering and (ii) the listing of the Company’s common stock on the Nasdaq Capital Market, they will not sell, contract to sell, grant any option for the sale or otherwise dispose of any of our equity securities, or any securities convertible into or exercisable or exchangeable for our equity securities, without the consent of MDB, except for exercise or conversion of currently outstanding warrants, options and convertible securities, as applicable; and with respect to any shares purchased by such individuals purchased in this offering or in the public market during the lock-up period (the “One-Year Lock-Up”). The number of currently outstanding shares of common stock, and shares underlying warrants, subject to the One-Year Lock-Up totals 12,991,428.

The purchasers of our Series A Preferred Stock in the April 2017 private placements are subject to lock-up requirements for periods that may last no more than 180 days following the date of this prospectus (the “180 Days Lock-Up”). The number of shares subject to the 180 Days Lock-Up totals 11,381,999.

MDB may consent to an early release from the lock-up periods if, in its opinion, the market for the common stock would not be adversely impacted by sales and in cases of a financial emergency of an officer, director or other stockholder. We are unaware of any security holder who intends to ask for consent to dispose of any of our equity securities during the relevant lock-up period.

Indemnification

We have agreed to indemnify the underwriter against certain liabilities, including certain liabilities arising under the Securities Act, and to contribute to payments that the underwriter may be required to make for these liabilities.

Electronic Distribution

A prospectus in electronic format may be made available on the Internet sites or through other online services maintained by the underwriter or an affiliate thereof. In those cases, prospective investors may view offering terms online and, depending upon the underwriter, prospective investors may be allowed to place orders online. The underwriter may agree with us to allocate a specific number of shares for sale to online brokerage account holders. Any such allocation for online distributions will be made by the underwriter on the same basis as other allocations.

Other than the prospectus in electronic format, information on the website of an underwriter and any information contained in any other website maintained by an underwriter is not part of the prospectus or the registration statement of which this prospectus forms a part, has not been approved and/or endorsed by us or any of the underwriter in their capacity as an underwriter and should not be relied upon by investors. Compensation to the underwriter in connection with this offering is limited to the fees and expenses described above under “Underwriting Commissions and Expenses.”

LEGAL MATTERS

Lowenstein Sandler LLP, New York, New York, will pass upon the validity of the shares of common stock offered by this prospectus and certain other legal matters. Golenbock Eiseman Assor Bell & Peskoe LLP, is legal counsel to the underwriter.

113

EXPERTS

The balance sheets of Provention Bio, Inc. as of December 31, 2017 and 2016 and the related statements of operations, convertible redeemable preferred stock and stockholders deficit and cash flows for the year ended December 31, 2017 and the period from October 4, 2016 (inception) through December 31, 2016, have been audited by EisnerAmper LLP, independent registered public accounting firm as stated in their report which is incorporated herein. Such financial statements have been incorporated herein in reliance upon the report of such firm, given upon their authority as experts in accounting and auditing.

DISCLOSURE OF COMMISSION POSITION ON INDEMNIFICATION FOR SECURITIES ACT LIABILITIES

Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers or persons controlling the Company, we have been informed that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act and is therefore unenforceable.

WHERE YOU CAN FIND MORE INFORMATION

We have filed with the SEC a registration statement on Form S-1 under the Securities Act that registers the shares of our common stock to be sold in this offering. Our SEC filings are and will become available to the public over the Internet at the SEC’s website at www.sec.gov. You may also read and copy any document we file with the SEC at its public reference facilities at 100 F Street N.E., Washington, D.C. 20549. You can also obtain copies of the documents upon the payment of a duplicating fee to the SEC. Please call the SEC at 1-800-SEC-0330 for further information on the operation of the public reference facilities.

This prospectus does not contain all of the information set forth in the registration statement and the exhibits and schedules thereto. Some items are omitted in accordance with the rules and regulations of the SEC. You should review the information and exhibits included in the registration statement for further information about us and the securities we are offering. Statements in this prospectus concerning any document we filed as an exhibit to the registration statement or that we otherwise filed with the SEC are not intended to be comprehensive and are qualified by reference to these filings. You should review the complete document to evaluate these statements.

114

F-1

Provention Bio, Inc.

Condensed Balance Sheets

	March 31, 2018	December 31, 2017
	(Unaudited)
ASSETS
Current assets:
Cash and cash equivalents	$15,845,849	$21,834,054
Prepaid expenses	2,239,684	594,205
Total assets	$18,085,533	$22,428,259

LIABILITIES, CONVERTIBLE REDEEMABLE PREFFERED STOCK AND STOCKHOLDERS’ DEFICIT
Current liabilities:
Accounts payable	$927,051	$459,747
Accrued expenses	890,006	819,021
Total current liabilities	1,817,057	1,278,768

Warrant Liability	1,082,000	998,000

Total liabilities	2,899,057	2,276,768

Commitments and Contingencies (Note 12)

Series A Convertible Redeemable Preferred Stock, $0.0001 Par Value:
Series A Convertible Redeemable Preferred Stock, Authorized shares: 13,000,000; Issued and outstanding shares: 11,381,999; Liquidation preference of $28,454,995	26,309,513	26,184,888

Stockholders’ deficit:
Common stock, $0.0001 par value; Authorized shares: 50,000,000; Issued and outstanding shares: 10,000,000	1,000	1,000
Additional paid-in capital	3,237,499	3,263,584
Accumulated deficit	(14,361,536)	(9,297,981)
Total stockholders’ deficit	(11,123,037)	(6,033,397)
Total liabilities, preferred stock and stockholders’ deficit	$18,085,533	$22,428,259

The accompanying notes are an integral part of these Condensed Financial Statements.

F-2

Provention Bio, Inc.

Condensed Statements of Operations

(Unaudited)

	Three Months Ended March 31,
	2018	2017
Operating expenses:
Research and development	$4,382,877	$-
General and administrative	653,258	42,990
Total operating expenses	5,036,135	42,990

Operating loss	(5,036,135)	(42,990)

Other income (expense):
Interest income	56,580	-
Change in fair value of warrant liability	(84,000)	-
Other income (expense), net	(27,420)	-

Net loss	$(5,063,555)	$(42,990)
Accretion on Series A Convertible Redeemable Preferred Stock	(124,625)	-
Net loss attributable to common stockholders	$(5,188,180)	$(42,990)

Net loss per share, basic and diluted	$(0.52)	$(0.01)
Weighted average number of common shares outstanding, basic and diluted	10,000,000	8,000,000

The accompanying notes are an integral part of these Condensed Financial Statements.

F-3

Provention Bio, Inc.

Statement of Convertible Redeemable Preferred Stock and Stockholders’ Deficit

	Convertible Redeemable Preferred Stock		Common Stock		Additional Paid-in	Accumulated	Total Stockholders’
	Shares	Amount	Shares	Amount	Capital	Deficit	Deficit
Balance at December 31, 2017	11,381,999	$26,184,888	10,000,000	$1,000	$3,263,584	$(9,297,981)	$(6,033,397)
Accretion of Series A Convertible Redeemable Preferred Stock to redemption value	-	124,625	-	-	(124,625)	-	(124,625)
Stock-based compensation	-	-	-	-	98,540	-	98,540
Net loss	-	-	-	-	-	(5,063,555)	(5,063,555)
Balance at March 31, 2018	11,381,999	$26,309,513	10,000,000	$1,000	$3,237,499	$(14,361,536)	$(11,123,037)

The accompanying notes are an integral part of these Condensed Financial Statements.

F-4

Provention Bio, Inc.

Statements of Cash Flows

	Three Months Ended March 31,
	2018	2017
Cash flows from operating activities:
Net loss	$(5,063,555)	$(42,990)
Adjustments to reconcile net loss to net cash used in operating activities:
Stock-based compensation expense	98,540	-
Changes in fair value of warrant liability	84,000	-
Changes in operating assets and liabilities:
Increase in prepaid expenses	(1,645,479)	-
Increase in accounts payable	467,304	-
Increase in accrued expenses	70,985	42,990
Net cash used in operating activities	(5,988,205)	-

Net (decrease) in cash and cash equivalents	(5,988,205)	-
Cash and cash equivalents at beginning of the period	21,834,054	-
Cash and cash equivalents at end of the period	$15,845,849	$-

Supplemental disclosure of non-cash financing transactions:
Accretion of Series A Convertible Redeemable Preferred Stock	$124,625	$-

The accompanying notes are an integral part of these Condensed Financial Statements.

F-5

Provention Bio, Inc.

Notes to Financial Statements

1. DESCRIPTON OF BUSINESS AND BASIS OF PRESENTATION

Business

Provention Bio, Inc. (the “Company”) was incorporated on October 4, 2016 under the laws of the State of Delaware. The Company is a clinical stage biopharmaceutical company, focused on the development and commercialization of novel therapeutics and cutting-edge solutions to intercept and prevent immune-mediated diseases. Since its inception, the Company has devoted substantially all of its efforts to business planning, research and development, recruiting management and technical staff, acquiring operating assets and raising capital. The Company’s business is subject to significant risks and uncertainties and will be dependent on raising substantial additional capital before it becomes profitable and it may never achieve profitability.

Basis of Presentation

The financial statements are prepared in conformity with accounting principles generally accepted in the United States (“GAAP”) on the same basis as the audited financial statements for the year ended December 31, 2017 and the period from October 4, 2016 to December 31, 2016, included elsewhere in this prospectus. The accompanying unaudited interim condensed consolidated financial statements include all adjustments, consisting of normal recurring adjustments, which are necessary to present fairly our financial position, results of operations, and cash flows. The unaudited interim condensed consolidated results of operations are not necessarily indicative of the results that may occur for the full fiscal year. Certain information and note disclosures normally included in the financial statements prepared in accordance with GAAP have been condensed or omitted under the SEC’s rules and regulations. These unaudited interim financial statements should be read in conjunction with the audited financial statements and accompanying notes for the year ended December 31, 2017 and the period from October 4, 2016 to December 31, 2016. The balance sheet data as of December 31, 2017 was derived from the Company’s audited financial statements, included elsewhere in this prospectus.

2. LIQUIDITY

The accompanying financial statements have been prepared assuming the Company will continue as a going concern, which contemplates continuity of operations, realization of assets and the satisfaction of liabilities and commitments in the normal course of business. The Company has incurred recurring losses since inception and as of March 31, 2018, had an accumulated deficit of $14.4 million. The Company does not generate any revenues and it anticipates operating losses to continue for the foreseeable future due to, among other things, costs related to research funding, development of its product candidates and its preclinical programs, strategic alliances and the development of its administrative organization.

On April 25, 2017, the Company completed a private placement of Series A Convertible Redeemable Preferred Stock. The Company issued an aggregate 11,381,999 shares of Series A Convertible Redeemable Preferred Stock at $2.50 per share. Gross proceeds totaled $28.5 million and net proceeds were $26.7 million. See Note 7.

The Company will require substantial additional financing to fund its operations and to continue to execute its strategy. The Company intends to raise capital through public or private equity financings. The sale of equity and other securities may result in dilution to the Company’s stockholders and certain of those securities may have rights senior to those of the Company’s existing shares. If the Company raises additional funds through the issuance of preferred stock, convertible debt securities or other debt financing, these securities or other debt could contain covenants that would restrict the Company’s operations. Any other third-party funding arrangement could require the Company to relinquish valuable rights. The source, timing and availability of any future financing will depend principally upon market conditions, and, more specifically, on the progress of the Company’s clinical development programs. Funding may not be available when needed, at all, or on terms acceptable to the Company. Lack of necessary funds may require the Company, among other things, to delay, scale back or eliminate some or all of the Company’s planned operations.

F-6

Based on the Company’s business plans, management believes that as of March 31, 2018 there is sufficient cash on hand to meet the Company’s obligations for at least the next twelve months from the issuance date of these financial statements.

3. SIGNIFICANT ACCOUNTING POLICIES

The following are interim updates to certain policies described in Note 2 to the Company’s audited financial statements contained in this prospectus:

Net loss per common share

Net loss per share information is determined using the two-class method, which includes the weighted-average number of shares of common stock outstanding during the period and other securities that participate in dividends (a participating security). The Company considers the Series A Preferred Stock to be participating securities because they include rights to participate in dividends with the common stock.

Under the two-class method, basic net loss per share attributable to common stockholders is computed by dividing the net income attributable to common stockholders by the weighted-average number of shares of common stock outstanding during the period. The net loss attributable to common stockholders is calculated by adjusting the net loss of the Company for the accretion on the Preferred Stock. Net losses are not allocated to preferred stockholders as they do not have an obligation to share in the Company’s net losses. In periods with net income attributable to common stockholders, the Company would allocate net income first to preferred stockholders based on dividend rights under the Company’s certificate of incorporation and then to preferred and common stockholders based on ownership interests. Diluted net loss per share attributable to common stockholders is computed using the more dilutive of (1) the two-class method or (2) the if-converted method.

Diluted net loss per share attributable to common stockholders is the same as basic net loss per share attributable to common stockholders for all periods presented since the effect of potentially dilutive securities are anti-dilutive given the net loss of the Company.

Stock-based compensation expense

The Company recognizes stock-based compensation expense for awards of equity instruments to employees based on the grant-date fair value of those awards. The grant-date fair value of the award is recognized as compensation expense ratably over the requisite service period, which generally equals the vesting period of the award. The Company also grants performance-based stock options to employees. The grant-date fair value of the performance-based stock options is recognized as compensation expense once it is probable that the performance condition will be achieved. The Company accounts for actual forfeitures in the period the forfeiture occurs.

The Company accounts for awards of equity instruments issued to non-employees in accordance with ASC Topic 505-50 “Equity-Based Payment to Non-Employees” and accordingly the value of the stock compensation to non-employees is based upon the measurement date as determined at either a) the date at which a performance commitment is reached, or b) at the date at which the necessary performance to earn the equity instruments is complete, which is normally the end of the vesting period. At the end of each financial reporting period prior to completion of the service, the fair value of these awards is remeasured using updated assumption inputs in the Black-Scholes option-pricing model.

Stock-based compensation expense is included in both research and development expenses and general and administrative expenses in the Statements of Operations.

F-7

Warrant Liability

The Company has issued warrants to purchase shares of Series A Convertible Redeemable Preferred Stock in connection with the issuance of the Series A Preferred Stock financing. The Company accounts for these warrants as a liability in the financial statements because the underlying instrument into which the warrants are exercisable contains redemption provisions that are outside the Company’s control.

The fair value of the warrants at the issuance date, December 31, 2017 and March 31, 2018 was determined using the Black-Scholes option pricing model. The warrants are re-measured to fair value at each financial reporting period with any changes in fair value being recognized in the statements of operations.

Accrued Expenses

The Company is required to estimate accrued expenses as part of the process of preparing financial statements. This process involves estimating the level of service performed on behalf of the Company and the associated cost incurred in instances where the Company has not been invoiced or otherwise notified of actual costs. Examples of areas in which subjective judgments may be required include costs associated with services provided by contract organizations. The Company accrues for costs incurred as the services are being provided by external service providers. As actual costs become known, the Company adjusts its accruals. To date the amount of services performed where the Company has not yet been invoiced has not been material and the estimates did not differ significantly from actual costs incurred.

Recent Accounting Pronouncements

In February 2016, the FASB issued ASU No. 2016-02, Leases (Topic 842) (“ASU 2016-02”), which requires lessees to recognize assets and liabilities for the rights and obligations created by most leases on their balance sheet. The guidance is effective for fiscal years beginning after December 15, 2018, including interim periods within those fiscal years. Early application is permitted. ASU 2016-02 requires modified retrospective adoption for all leases existing at, or entered into after, the date of initial application, with an option to use certain transition relief. The Company is currently evaluating the impact the standard may have on the Company’s financial statements and related disclosures if and when the Company enters into a lease agreement.

4. NET LOSS PER SHARE OF COMMON STOCK

The following table sets forth the computation of basic and diluted loss per share for the three months ended March 31, 2018 and 2017:

	Three Months Ended March 31, 2018	Three Months Ended March 31, 2017

Basic and diluted net loss per share of common stock:
Net loss	$(5,063,555)	$(42,990)
Accretion on Series A Convertible Redeemable Preferred Stock	(124,625)	-
Net loss attributable to common stockholders	$(5,188,180)	$(42,990)

Weighted average number of shares of common stock outstanding – basic and diluted	10,000,000	8,000,000
Net loss per share of common stock - basic and diluted	$(0.52)	$(0.01)

F-8

The following potentially dilutive securities have been excluded from the computation of diluted weighted average shares outstanding as they would be antidilutive:

	March 31, 2018	March 31, 2017
Series A Convertible Redeemable Preferred Stock	11,381,999	-
Warrants to Series A Convertible Redeemable Preferred Stock	558,740	-
Stock options	2,656,435	-
	14,597,174	-

5. ACCRUED EXPENSES

Accrued expenses consisted of the following:

	March 31, 2018	December 31, 2017
Accrued compensation	$338,771	$229,750
Accrued clinical trial expenses	120,275	351,000
Accrued professional fees	406,900	48,500
Other accrued expenses	24,060	189,771
Total accrued expenses	$890,006	$819,021

6. FAIR VALUE OF ASSETS AND LIABILITIES

The carrying amounts reported in the balance sheet for cash and cash equivalents, accounts payable and accrued expenses approximate fair value based on the short-term nature of these items.

The Company groups its assets and liabilities generally measured at fair value in three levels, based on the markets in which the assets and liabilities are traded and the reliability of the assumptions used to determine fair value.

Level 1 – Valuation is based on quoted prices in active markets for identical assets or liabilities. Level 1 assets and liabilities generally include debt and equity securities that are traded in an active exchange market. Valuations are obtained from readily available pricing sources for market transactions involving identical assets or liabilities.

Level 2 – Valuation is based on observable inputs other than Level 1 prices, such as quoted prices for similar assets or liabilities; quoted prices in markets that are not active; or other inputs that are observable or can be corroborated by observable market data for substantially the full term of the assets or liabilities.

Level 3 – Valuation is based on unobservable inputs that are supported by little or no market activity and that are significant to the fair value of the assets or liabilities. Level 3 assets and liabilities include financial instruments whose value is determined using pricing models, discounted cash flow methodologies, or similar techniques, as well as instruments for which the determination of fair value requires significant management judgment or estimation.

The Company had no assets or liabilities classified as Level 1 or Level 2. Liability classified warrants issued in April 2017 to the placement agent in conjunction with the Series A Preferred Stock offering (see Note 7) are classified as Level 3. There were no non-recurring measurements of fair value during the three months ended March 31, 2018 with respect to assets and liabilities.

Assets and liabilities measured at fair value on a recurring basis are summarized below:

	March 31, 2018
	Level 1	Level 2	Level 3	Total
Liabilities:
Warrant liability	$-	$-	$1,082,000	$1,082,000

	December 31, 2017
	Level 1	Level 2	Level 3	Total
Liabilities:
Warrant liability	$-	$-	$998,000	$998,000

F-9

The following table sets forth a summary of the changes in the fair value of the Company’s Level 3 financial instruments:

Three Months Ended March 31, 2018
Balance at December 31, 2017	$998,000
Change in fair value of warrant liability	84,000
Balance at March 31, 2018	$1,082,000

The Company uses valuation methods and assumptions that consider, among other factors, the fair value of the underlying stock, risk-free interest rate, volatility, expected life and dividend rates in estimating fair value for the warrants. The fair values of these instruments are determined using models based on inputs that require management judgment and estimates.

The warrant liability was measured at issuance on April 25, 2017, December 31, 2017, and March 31, 2018 using the Black-Scholes option pricing model based on the following assumptions:

	As of issuance	As of
	April 25, 2017	December 31, 2017	March 31, 2018
Fair value of Series A Convertible Redeemable Preferred Stock	$2.50	$2.93	$3.04
Risk free interest rate (%)	2.13	2.26	2.59
Expected dividend yield (%)	0	0	0
Contractual term	7.00	6.32	6.07
Expected volatility (%)	63.0	59.0	63.0

7. SERIES A CONVERTIBLE REDEEMABLE PREFERRED STOCK

The Company has authorized 25,000,000 shares of Preferred Stock, $0.0001 par value per share, of which 13,000,000 shares were designated Series A Preferred Stock as of March 31, 2018 and December 31, 2017.

In April 2017, the Company issued 11,381,999 shares of Series A Convertible Redeemable Preferred Stock for $2.50 per share which raised gross proceeds of $28.5 million and net cash proceeds of $26.7 million after deducting certain issuance costs including warrants. The Company classified the Series A Convertible Redeemable Preferred Stock outside of permanent equity based upon the terms of the instrument as described below. See Note 10 for a description of the warrants issued to the placement agent in connection with this transaction.

Dividends:

Dividends do not accrue on the Series A Convertible Redeemable Preferred Stock. In the event the Company declares a dividend or other distribution, the holders of the Series A Convertible Redeemable Preferred Stock shall receive such dividend or distribution as they would have received if all outstanding shares of the Series A Convertible Redeemable Preferred Stock had been converted into Common Stock on the date of such event.

Conversion:

Each share is convertible, at the option of the holders of Series A Convertible Redeemable Preferred Stock, at any time after issuance, into such number of fully paid and non-assessable shares of Common Stock. The initial conversion price for each series of Preferred Stock is equal to the original issuance price of $2.50 per share. The initial conversion price is subject to adjustment for certain dilutive issuances, splits and combinations. As of the balance sheet date, the conversion of the Series A Convertible Redeemable Preferred Stock is 1:1.

F-10

Each outstanding share of Series A Convertible Redeemable Preferred Stock will automatically convert to Common Stock at the conversion rate then in effect upon an issuance of the Company’s Common Stock pursuant to an underwritten public offering resulting in net proceeds to the Company of at least $20 million when the pre-money valuation of the Company is at least $75 million or agreement of holders of at least 50% of the then outstanding shares.

Redemption:

Each share of Series A Convertible Redeemable Preferred Stock is redeemable after April 25, 2022 if at least 50% of the then outstanding shares of Series A Convertible Redeemable Preferred Stock provide a written request. The redemption will be made at the original purchase price, plus any declared but unpaid dividends, and is redeemable in three equal annual installments.

Voting rights:

Holders of shares of Series A Convertible Redeemable Preferred Stock have the right to one vote for each share of Common Stock into which such Preferred Stock could be converted.

Liquidation preference:

In the event of a liquidation before any payment was made to holders of Common Stock, the holders of the Series A Convertible Redeemable Stock are entitled to be first paid out of the assets available for distribution. In addition, in the event of a merger or consolidation with another corporation where the majority of the equity voting interests of the surviving entity are held by non-affiliate third parties, the transaction would be considered a deemed liquidation, upon approval of at least 60% of the outstanding Series A Preferred Stock. The liquidation preference is approximately $28.5 million.

Given the potential redemption of the preferred stock, which is outside of the Company’s control, the Series A Preferred Stock had been classified outside of permanent equity on the Balance Sheet. The Series A Redeemable Convertible Preferred Stock are accreted to their redemption value of approximately $28.5 million using the effective interest method. The accretion is recorded as a charge to additional paid in capital.

8. COMMON STOCK

The Company has authorized 50,000,000 shares of Common Stock, $0.0001 par value per share, of which 10,000,000 shares were issued and outstanding as of March 31, 2018 and December 31, 2017.

On October 8, 2016, the Company issued 8,000,000 shares of common stock to the two founders, Ashleigh Palmer and Francisco Leon, and to MDB Capital. The shares were issued pursuant to a subscription agreement. As a result, the Company recorded a subscription receivable as a contra-equity account, which remained outstanding at December 31, 2016.

On April 25, 2017, the Company issued 2,000,000 shares of common stock to Vactech in consideration for the Vactech License Agreement. The Company recorded the issuance of the shares at their estimated fair value of approximately $1.70 per share for a total of $3.4 million as a license fee expense included as part of Research & Development Expense for the year ended December 31, 2017.

9. STOCK OPTIONS

In 2017, the Company adopted the Provention Bio, Inc. 2017 Equity Incentive Plan (the “2017 Plan”). Pursuant to the 2017 Plan, the Company’s Board of Directors may grant incentive stock options, nonqualified stock options, and restricted stock to employees, officers, directors, consultants and advisors. As of March 31, 2018, there were options to purchase an aggregate of 2,656,435 shares of Common Stock outstanding under the 2017 Plan and 1,212,989 shares available for future grants. Options issued under the 2017 Plan are exercisable for up to 10 years from the date of issuance.

F-11

Stock-based compensation

Total stock-based compensation expense recognized for both employees and non-employees was as follows:

Three Months Ended March 31, 2018

Research and development	$53,861
General and administrative	44,679
Total stock-based compensation expense	$98,540

Option activity

During the three months ended March 31, 2018, the Company granted options with a service-based vesting requirement and also granted options with a performance-based vesting requirement. The service-based component vests over a four-year period in multiple tranches. Each tranche of the performance-based component vests upon the achievement of a specific milestone. These milestones are related to the Company’s clinical trials and the completion of an initial public offering.

A summary of option activity for the three months ended March 31, 2018 are presented below:

Options	Shares	Weighted Average Exercise Price	Weighted Average Remaining Contractual Term in Years	Average Intrinsic Value
Outstanding at December 31, 2016	2,708,028	$2.50
Granted	25,796	$2.50
Forfeited	(77,389)	$2.50
Outstanding at March 31, 2018	2,656,435	$2.50	9.3	$-
Exercisable at March 31, 2018	135,430	$2.50	9.1	$-
Vested and expected to vest at March 31, 2018	1,715,637	$2.50	9.2	$-

The weighted average grant-date fair value of options granted during the three months ended March 31, 2018 was $1.37 per share. As of March 31, 2018, there were 940,798 options that have performance vesting criteria with approximately $1.0 million of unrecognized compensation expense. This expense will be recognized when each milestone becomes probable of occurring. In addition, as of March 31, 2018, there were 1,715,637 options outstanding which are vesting over four years with approximately $1.3 million of unrecognized compensation expense which will be recognized over a period of 3.0 years. Of the options outstanding, there were 75,000 options with time-based vesting issued to non-employees and outstanding as of March 31, 2018.

The Company uses the Black-Scholes option pricing model to estimate the fair value of option awards with the following weighted-average assumptions for the period indicated:

Three Months Ended March 31, 2018
Risk-free interest rate	2.60%
Expected dividend yield	0%
Expected term	5.7
Expected volatility	62.0%
Stock price	$2.42

F-12

The weighted-average valuation assumptions were determined as follows:

●	Risk-free interest rate: The Company bases the risk-free interest rate on the interest rate payable on U.S. Treasury securities in effect at the time of grant for a period that is commensurate with the assumed expected option term.

●	Expected annual dividends: The estimate for annual dividends is 0%, because the Company has not historically paid, and does not expect for the foreseeable future to pay, a dividend.

●	Expected stock price volatility: The expected volatility used is based on historical volatilities of similar entities within the Company’s industry which were commensurate with the Company’s expected term assumption.

●	Expected term of options: The expected term of options represents the period of time options are expected to be outstanding. The expected term of the options granted to employees is derived from the “simplified” method as described in Staff Accounting Bulletin 107 relating to stock-based compensation, whereby the expected term is an average between the vesting period and contractual period due to the limited operating history. The expected term for options granted to non-employees is equal to the contractual term of the awards.

10. WARRANTS

In connection with the April 2017 sale of Series A Convertible Redeemable Preferred Stock, the Company issued warrants to MDB, the Placement Agent, to purchase 558,740 shares of Series A Convertible Redeemable Preferred Stock with an exercise price of $2.50 per share for a seven year term. The underlying instrument into which the warrants are exercisable contains redemption provisions that are outside the Company’s control. Accordingly, these warrants were considered liabilities and at issuance, the fair value of $873,000 was recorded as a warrant liability against a reduction to the proceeds from the issuance of the Series A Convertible Redeemable Preferred Stock. The warrants will automatically become warrants for the purchase of 558,740 shares of the Company’s common stock upon the completion of an initial public offering meeting certain criteria with no change to the exercise price per share.

As discussed in Note 6, to value the warrant liability, the Company used the Black-Scholes option pricing model that considers, among other factors, the fair value of the underlying stock, risk-free interest rate, volatility, expected life and dividend rates in estimating the fair value of the warrants. The increase in the fair value of the warrant liability to $1,082,000 at March 31, 2018 from December 31, 2017 was $84,000 and was recognized in the Condensed Statements of Operations as a change in the fair value of a warrant liability.

11. INCOME TAXES

No provision or benefit for federal or state income taxes has been recorded, as the Company has incurred a net loss for the period presented, and the Company has provided a full valuation allowance against its deferred tax assets.

On December 22, 2017, the United States enacted tax reform legislation through the Tax Cuts and Jobs Act, which significantly changes the existing U.S. tax laws, including a reduction in the corporate tax rate from 35% to 21%, a move from a worldwide tax system to a territorial system, a change in the treatment of operating loss carryforwards as well as other changes. As a result of enactment of the legislation, the Company anticipates a one-time change to its deferred tax assets and related valuation allowance. As the Company has a full valuation allowance such change is not expected to impact the Company’s results of operations or financial position. The Company is continuing to evaluate the impact the new legislation will have on its financial statements. At this time the Company has not completed its evaluation.

F-13

12. LICENSE AND OTHER AGREEMENTS

In April 2017, the Company entered into a License Agreement, pursuant to which Vactech granted the Company exclusive global rights for the purpose of developing and commercializing the group B coxsackie virus vaccine (CVB) platform technology. In consideration of the licenses and other rights granted by Vactech, the Company issued two million shares of its common stock to Vactech. The Company recorded the issuance of the shares at their estimated fair value of approximately $1.70 per share for a total of $3.4 million as a license fee expense included as part of Research & Development Expense for the year ended December 31, 2017. Provention will pay Vactech a total of approximately $0.5 million for transition and advisory services during the first 18 months of the term of the agreement. In addition, Provention may be obligated to make a series of contingent milestone payments to Vactech totaling up to an additional $24.5 million upon the achievement of certain clinical development and regulatory filing milestones. In addition, the Company has agreed to pay Vactech tiered single-digit royalties on net sales of any approved product based on the CVB platform technology and three additional payments totaling $19.0 million upon the achievement of certain annual net sales levels. The Vactech Agreement may be terminated by the Company on a country by country basis without cause (in which case the exclusive global rights to the technology will transfer back to Vactech) and by either party upon a material breach or insolvency of the other party. If the Company terminates the agreement with respect to two or more specified European countries, the agreement will be deemed terminated with respect to all of the EU, and if the Company terminates the agreement with respect to the United States, the agreement will be deemed terminated with respect to all of North America. The agreement expires upon the expiration of the Company’s last obligation to make royalty payments to Vactech. As of March 31, 2018, the Company has not achieved any milestones that would trigger payments to Vactech.

In April 2017, the Company entered into a License, Development and Commercialization Agreement, pursuant to which Janssen Pharmaceutica NV granted the Company exclusive global rights for the purpose of developing and commercializing JNJ-40346527 (renamed PRV-6527), a colony stimulating factor 1 receptor (CSF-1R) inhibitor for inflammatory bowel diseases including Crohn’s Disease and UC. The Company is obligated to conduct a single Phase 2a proof-of-mechanism and proof-of-concept clinical trial for the Crohn’s Disease indication. Janssen will supply product for the clinical trial. At the conclusion of the Phase 2a study, Janssen will have an option to buy back the rights for future development for a one-time payment of $50.0 million and future single-digit royalties on future net sales for a period of 10 years from first sale or expiration of the intellectual property, whichever is shorter. If Janssen does not exercise its option to buy-back the rights, all rights will remain with the Company and it will be obligated to make contingent milestone payments to Janssen totaling $35.0 million upon the achievement of certain clinical and regulatory milestones for the first indication and an additional $20.0 million upon the achievement of certain clinical and regulatory milestones for a second indication. In addition, Provention has agreed to pay Janssen tiered single-digit royalties on net sales of any approved product based on the CSF-1R technology and three additional payments totaling $100.0 million upon the achievement of certain annual net sales levels. The CSF-1R License Agreement may be terminated by Provention without cause (in which case the exclusive global rights to the technology will transfer back to Janssen) and by either party upon a material breach, and expires upon the expiration of Provention’s last obligation to make royalty payments to Janssen. As of March 31, 2018, the Company has not achieved any milestones that would trigger payments to Janssen.

In April 2017, the Company entered into a License, Development and Commercialization Agreement, pursuant to which Janssen Sciences Ireland UC granted the Company exclusive global rights for the purpose of developing and commercializing JNJ-42915925 (renamed PRV-300), an anti-TLR3 antibody. the Company will develop PRV-300 for UC and will start a Phase 1b trial in early 2018. Janssen will supply product for the clinical trial. The Company is obligated to make contingent milestone payments to Janssen totaling $31.0 million upon the achievement of certain clinical and regulatory milestones for the first indication and an additional $17.0 million upon the achievement of certain clinical and regulatory milestones for a second indication. In addition, Provention has agreed to pay Janssen a single-digit royalty on net sales of any approved product based on the CSF-1R technology and three additional payments totaling $60.0 million upon the achievement of certain annual net sales levels. Provention is obligated to use commercially reasonable efforts to develop and market TLR3. The TLR3 License Agreement may be terminated by the Company without cause (in which case the exclusive global rights to the technology will transfer back to Janssen) and by either party upon a material breach or insolvency of the other party, and expires upon the expiration of the Company’s last obligation to make royalty payments to Janssen. As of March 31, 2018, the Company has not achieved any milestones that would trigger payments to Janssen.

F-14

In March 2018, the Company entered into a Development Services Agreement with The Institute of Translational Vaccinology (“Intravacc”), pursuant to which Intravacc will provide services related to process development, non-GMP and GMP manufacturing of our polyvalent coxsackie virus B vaccine (CVB), including providing proprietary technology for manufacturing purposes. The Company will pay Intravacc approximately 10 million euros, or approximately $12.5 million, for their services over the development and manufacturing period which we expect will last for approximately 18 to 24 months. Each party retains its existing intellectual property and will share newly developed intellectual property via a fully-paid non-exclusive license between the parties for all development work through phase 1 clinical trials. Any future use, including commercial use, of Intravacc’s technology will be subject to a separate nonexclusive license agreement. The Intravacc Development Services Agreement may be terminated by us with ninety days notice without cause and by either party upon a material breach or insolvency of the other party.

13. SUBSEQUENT EVENTS

In May 2018, the Company entered into a License Agreement with MacroGenics, Inc., pursuant to which MacroGenics granted the Company exclusive global rights for the purpose of developing and commercializing MGD010 (renamed PRV-3279), a humanized protein and a potential treatment for SLE and other similar diseases. As partial consideration for the License Agreement, the Company granted MacroGenics a warrant to purchase shares of the Company’s common stock representing 1% of the Company’s outstanding equity at an exercise price of $2.50 per share. The Company is obligated to make contingent milestone payments to MacroGenics totaling $42.5 million upon the achievement of certain developmental and approval milestones for the first indication, and an additional $22.5 million upon the achievement of certain regulatory approvals for a second indication. In addition, the Company is obligated to make contingent milestone payments to MacroGenics totaling $225 million upon the achievement of certain sales milestones. The Company has also agreed to pay MacroGenics a single-digit royalty on net sales of the product. Further, the Company is required to pay MacroGenics a low double-digit percentage of certain consideration to the extent received in connection with a future grant of rights to PRV-3279 by the Company to a third party. The Company is obligated to use commercially reasonable efforts to develop and seek regulatory approval for PRV-3279. The license agreement may be terminated by either party upon a material breach or bankruptcy of the other party, by Provention without cause upon prior notice to MacroGenics, and by MacroGenics in the event that the Company challenges the validity of any licensed patent under the agreement, but only with respect to the challenged patent.

Also in May 2018, the Company entered into an Asset Purchase Agreement with MacroGenics pursuant to which the Company acquired MacroGenics’ interest in teplizumab (renamed PRV-031), a humanized mAb for the treatment of T1D. As partial consideration for the License Agreement, the Company granted MacroGenics a warrant to purchase shares of the Company’s common stock representing 8% of the Company’s outstanding equity at an exercise price of $2.50 per share. The Company is obligated to pay MacroGenics contingent milestone payments totaling $170 million upon the achievement of certain regulatory approval milestones. In addition, the Company is obligated to make contingent milestone payments to MacroGenics totaling $225 million upon the achievement of certain sales milestones. The Company has also agreed to pay MacroGenics a single-digit royalty on net sales of the product. We have also agreed pay third-party obligations, including low single-digit royalties, a portion of which is creditable against royalties payable to MacroGenics, milestone and other consideration, for certain third-party intellectual property under agreements the Company is assuming pursuant to the Asset Purchase Agreement. Further, the Company is required to pay MacroGenics a low double-digit percentage of certain consideration to the extent it is received in connection with a future grant of rights to PRV-031 by the Company to a third party. The Company is obligated to use reasonable commercial efforts to develop and seek regulatory approval for PRV-031.

F-15

REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

To the Board of Directors and Stockholders of

Provention Bio, Inc.

Opinion on the Financial Statements

We have audited the accompanying balance sheets of Provention Bio, Inc. (the “Company”) as of December 31, 2017 and 2016, and the related statements of operations, convertible redeemable preferred stock and stockholders’ deficit, and cash flows for the year ended December 31, 2017 and the period from October 4, 2016 (inception) through December 21, 2016, and the related notes (collectively referred to as the “financial statements”). In our opinion, the financial statements present fairly, in all material respects, the financial position of the Company as of 2017 and 2016, and the results of its operations and its cash flows for the year ended December 31, 2017 and the period from October 4, 2016 (inception) through December 31, 2016, in conformity with accounting principles generally accepted in the United States of America.

Basis for Opinion

These financial statements are the responsibility of the Company’s management. Our responsibility is to express an opinion on the Company’s financial statements based on our audits. We are a public accounting firm registered with the Public Company Accounting Oversight Board (United States) (“PCAOB”) and are required to be independent with respect to the Company in accordance with the U.S. federal securities laws and the applicable rules and regulations of the Securities and Exchange Commission and the PCAOB.

We conducted our audits in accordance with the standards of the PCAOB. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement, whether due to error or fraud. The Company is not required to have, nor were we engaged to perform, an audit of its internal control over financial reporting. As part of our audits we are required to obtain an understanding of internal control over financial reporting but not for the purpose of expressing an opinion on the effectiveness of the Company’s internal control over financial reporting. Accordingly, we express no such opinion.

Our audits included performing procedures to assess the risks of material misstatement of the financial statements, whether due to error or fraud, and performing procedures that respond to those risks. Such procedures included examining, on a test basis, evidence regarding the amounts and disclosures in the financial statements. Our audits also included evaluating the accounting principles used and significant estimates made by management, as well as evaluating the overall presentation of the financial statements. We believe that our audits provide a reasonable basis for our opinion.

/s/ EisnerAmper LLP

We have served as the Company’s auditor since 2017.

EISNERAMPER LLP

Iselin, New Jersey

May 9, 2018

F-16

Provention Bio, Inc.

Balance Sheets

	December 31, 2017	December 31, 2016

ASSETS
Current assets:
Cash and cash equivalents	$21,834,054	$-
Prepaid expenses	594,205	125,140
Total assets	$22,428,259	$125,140

LIABILITIES, CONVERTIBLE REDEEMABLE PREFFERED STOCK AND STOCKHOLDERS’ DEFICIT
Current liabilities:
Accounts payable	$459,747	$-
Accrued expenses	819,021	289,847
Total current liabilities	1,278,768	289,847

Warrant Liability	998,000	-

Total liabilities	2,276,768	289,847

Commitments and Contingencies (Note 12)

Series A Convertible Redeemable Preferred Stock, $0.0001 Par Value:
Series A Convertible Redeemable Preferred Stock, Authorized shares: 13,000,000 and none at December 31, 2017 and December 31, 2016, respectively; Issued and outstanding shares: 11,381,999 and none at December 31, 2017 and December 31, 2016, respectively (Liquidation preference of $28,454,995 at December 31, 2017)	26,184,888	-

Stockholders’ deficit:
Common stock, $0.0001 par value; Authorized shares: 50,000,000 and 10,000,000 at December 31, 2017 and December 31, 2016, respectively; Issued and outstanding shares: 10,000,000 and 8,000,000 at December 31, 2017 and December 31, 2016, respectively	1,000	800
Subscription receivable	-	(800)
Additional paid-in capital	3,263,584	-
Accumulated deficit	(9,297,981)	(164,707)
Total stockholders’ deficit	(6,033,397)	(164,707)
Total liabilities, preferred stock and stockholders’ deficit	$22,428,259	$125,140

The accompanying notes are an integral part of these Financial Statements.

F-17

Provention Bio, Inc.

Statements of Operations

	Year Ended December 31, 2017	Period from October 4, 2016 (inception) to December 31, 2016
Operating expenses:
Research and development	$7,683,584	$-
General and administrative	1,456,191	164,707
Total operating expenses	9,139,775	164,707

Operating loss	(9,139,775)	(164,707)

Other income (expense):
Interest income	131,501	-
Change in fair value of warrant liability	(125,000)	-
Other income (expense), net	6,501	-

Net loss	$(9,133,274)	$(164,707)
Accretion on Series A Convertible Redeemable Preferred Stock	(343,136)	-
Net loss attributable to common stockholders	$(9,476,410)	$(164,707)

Net loss per share, basic and diluted	$(1.01)	$(0.02)
Weighted average number of common shares outstanding, basic and diluted	9,369,863	7,636,364

The accompanying notes are an integral part of these Financial Statements.

F-18

Provention Bio, Inc.

Statement of Convertible Redeemable Preferred Stock and Stockholders’ Deficit

	Convertible Redeemable Preferred Stock		Common Stock		Subscription	Additional Paid-in	Accumulated	Total Stockholders’
	Shares	Amount	Shares	Amount	Receivable	Capital	Deficit	Deficit

Issuance of Common Stock at Formation			8,000,000	$800	$(800)	-
Net Loss							$(164,707)	$(164,707)
Balance at December 31, 2016	-	-	8,000,000	$800	$(800)	-	$(164,707)	$(164,707)
Issuance of Series A Convertible Redeemable Preferred Stock, net of cash issuance costs of $1,740,245	11,381,999	$26,714,752	-	-	-	-	-	-
Fair value of warrants issued in connection with Series A Convertible Redeemable Preferred Stock offering, reclassified to warrant liability	-	(873,000)	-	-	-	-	-	-
Accretion of Series A Convertible Redeemable Preferred Stock to redemption value	-	343,136	-	-	-	$(343,136)	-	(343,136)
Issuance of common stock	-	-	2,000,000	200		3,400,000	-	3,400,200
Payment of subscription	-	-	-		800	-	-	800
Stock-based compensation	-	-	-	-	-	206,720	-	206,720
Net loss	-	-	-	-	-	-	(9,133,274)	(9,133,274)
Balance at December 31, 2017	11,381,999	$26,184,888	10,000,000	$1,000	$-	$3,263,584	$(9,297,981)	$(6,033,397)

The accompanying notes are an integral part of these Financial Statements.

F-19

Provention Bio, Inc.

Statements of Cash Flows

	Year Ended December 31, 2017	For the Period from October 4, 2016 (inception) through December 31, 2016
Cash flows from operating activities:
Net loss	$(9,133,274)	$(164,707)
Adjustments to reconcile net loss to net cash used in operating activities:
Stock-based compensation expense	206,720	-
Stock-based consideration for product rights	3,400,000	-
Changes in fair value of derivative warrant liability	125,000	-

Changes in operating assets and liabilities:
Increase in prepaid expenses	(469,065)	(125,140)
Increase in accounts payable	459,747	-
Increase in accrued expenses	529,174	289,847
Net cash used in operating activities	(4,881,698)	-

Cash flows from financing activities:
Proceeds from issuance of Series A Convertible Redeemable Preferred Stock, net	26,714,752	-
Proceeds from issuance of common stock	1,000	-
Net cash provided by financing activities	26,715,752	-

Net increase (decrease) in cash and cash equivalents	21,834,054	-
Cash and cash equivalent at beginning of the period	-	-
Cash and cash equivalent at end of the period	$21,834,054	$-

Supplemental disclosure of non-cash transactions:
Fair value of warrants issued in conjunction with Series A Convertible Redeemable Preferred Stock offering	$873,000	$-
Accretion of Series A Convertible Redeemable Preferred Stock	$343,136	$-

The accompanying notes are an integral part of these Financial Statements.

F-20

Provention Bio, Inc.

Notes to Financial Statements

1. DESCRIPTION OF BUSINESS AND BASIS OF PRESENTATION

Business

Provention Bio, Inc. (the “Company”) was incorporated on October 4, 2016 under the laws of the State of Delaware. The Company is a clinical stage biopharmaceutical company, focused on the development and commercialization of novel therapeutics and cutting-edge solutions to intercept and prevent immune-mediated diseases. Since its inception, the Company has devoted substantially all of its efforts to business planning, research and development, recruiting management and technical staff, acquiring operating assets and raising capital. The Company’s business is subject to significant risks and uncertainties and will be dependent on raising substantial additional capital before it becomes profitable and it may never achieve profitability.

Basis of Presentation

The financial statements are prepared in conformity with accounting principles generally accepted in the United States (“GAAP”).

2. LIQUIDITY

The accompanying financial statements have been prepared assuming the Company will continue as a going concern, which contemplates continuity of operations, realization of assets and the satisfaction of liabilities and commitments in the normal course of business. The Company has incurred recurring losses since inception and as of December 31, 2017, had an accumulated deficit of $9.3 million. The Company does not generate any revenues and it anticipates operating losses to continue for the foreseeable future due to, among other things, costs related to research funding, development of its product candidates and its preclinical programs, strategic alliances and the development of its administrative organization.

On April 25, 2017, the Company completed a private placement of Series A Convertible Redeemable Preferred Stock. The Company issued an aggregate 11,381,999 shares of Series A Convertible Redeemable Preferred Stock at $2.50 per share. Gross proceeds totaled $28.5 million and net proceeds were $26.7 million. See Note 7.

The Company will require substantial additional financing to fund its operations and to continue to execute its strategy. The Company intends to raise capital through public or private equity financings. The sale of equity and other securities may result in dilution to the Company’s stockholders and certain of those securities may have rights senior to those of the Company’s existing shares. If the Company raises additional funds through the issuance of preferred stock, convertible debt securities or other debt financing, these securities or other debt could contain covenants that would restrict the Company’s operations. Any other third-party funding arrangement could require the Company to relinquish valuable rights. The source, timing and availability of any future financing will depend principally upon market conditions, and, more specifically, on the progress of the Company’s clinical development programs. Funding may not be available when needed, at all, or on terms acceptable to the Company. Lack of necessary funds may require the Company, among other things, to delay, scale back or eliminate some or all of the Company’s planned operations.

Based on the Company’s business plans, management believes that as of December 31, 2017 there is sufficient cash on hand to meet the Company’s obligations for at least the next twelve months from the issuance date of these financial statements.

3. SIGNIFICANT ACCOUNTING POLICIES

A summary of the significant accounting policies followed by the Company in the preparation of the financial statements is as follows:

F-21

Use of estimates

The process of preparing financial statements in conformity with accounting principles generally accepted in the United States of America requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of assets and liabilities at the date of financial statements and the reported amounts of expenses during the reporting period. Actual results could differ from those estimates and changes in estimates may occur.

Cash, cash equivalents and concentration of credit risk

The Company considers only those investments which are highly liquid, readily convertible to cash, or that mature within three months from date of purchase to be cash equivalents. Marketable investments are those with original maturities in excess of three months. At December 31, 2017, there was no cash, cash equivalents or marketable securities.

The Company has no significant off-balance-sheet concentration of credit risk such as foreign exchange contracts, option contracts or other hedging arrangements. The Company holds cash and cash equivalents in banks in excess of FDIC insurance limits. However, the Company believes risk of loss is minimal as the cash and cash equivalents are held by large high rated financial institutions.

Financial instruments

The carrying amounts reported in the consolidated balance sheet for accrued expenses approximate fair value based on the short-term nature of these instruments.

Segment information

Operating segments are identified as components of an enterprise about which separate discrete financial information is available for evaluation by the chief operating decision maker, or decision making group, in making decisions regarding resource allocation and assessing performance. To date, the Company has viewed its operations and manages its business as one operating segment, which is developing and commercializing novel therapeutics and cutting-edge solutions to intercept and prevent immune-mediated diseases. As of December 31, 2017, all of the Company’s assets were located in the United States.

Income taxes

The Company accounts for income taxes under FASB ASC 740 (“ASC 740”). For federal and state income taxes, deferred tax assets and liabilities are recognized based upon temporary differences between the financial statement and the tax basis of assets and liabilities. Deferred income taxes are based upon prescribed rates and enacted laws applicable to periods in which differences are expected to reverse. A valuation allowance is recorded when it is not more likely than not that the tax benefit from the deferred tax assets will be realized. Accordingly, the Company provided a valuation allowance equal to 100% of the tax benefit in order to eliminate the deferred tax assets amounts. Tax positions taken or expected to be taken in the course of preparing the Company’s tax returns are required to be evaluated to determine whether the tax positions are “more-likely-than-not” of being sustained by the applicable tax authority.

Tax positions not deemed to meet a more-likely-than-not threshold would be recorded as a tax expense in the current year. There were no uncertain tax positions that require accrual or disclosure to the financial statements as of December 31, 2017 and 2016.

The Company’s policy for interest and penalties related to income tax exposures is to recognize interest and penalties as a component of the income tax provision (benefit) in the Statements of Comprehensive Loss.

F-22

On December 22, 2017, the US government enacted comprehensive tax legislation, referred to as the Tax Cuts and Jobs Act (the Tax Act). The Tax Act significantly revises US tax law by, among other provisions, lowering the US federal statutory income tax rate from 35% to 21%, imposing a mandatory one-time transition tax on previously deferred foreign earnings, indefinite NOL carryforwards subject to an 80% limitation, and eliminating or reducing certain income tax deductions.

ASC 740, Income Taxes requires the effects of changes in tax laws to be recognized in the period in which the legislation is enacted. However, due to the complexity and significance of the Tax Act’s provisions, the SEC staff issued Staff Accounting Bulletin No. 118 (SAB 118), which allows companies to record the tax effects of the Tax Act on a provisional basis based on a reasonable estimate, and then, if necessary, subsequently adjust such amounts during a limited measurement period as more information becomes available. The measurement period ends when a company has obtained, prepared, and analyzed the information necessary to finalize its accounting, but cannot extend beyond one year from enactment.

The Tax Act did not have a material impact on the Company’s financial statements since its deferred temporary differences are fully offset by a valuation allowance and the Company does not have any off-shore earnings from which to record the mandatory transition tax. However, given the significant complexity of the Tax Act, anticipated guidance from the US Treasury about implementing the Tax Act, and the potential for additional guidance from the SEC or the FASB related to the Tax Act, these estimates may be adjusted during the measurement period. The provisional amounts disclosed in our footnotes were based on the Company’s present interpretations of the Tax Act and current available information, including assumptions and expectations about future events, such as its projected financial performance, and are subject to further refinement as additional information becomes available (including the Company’s actual full Fiscal 2018 results of operations, as well as potential new or interpretative guidance issued by the FASB or the Internal Revenue Service and other tax agencies) and further analyses are completed. The Company continues to analyze the changes in certain income tax deductions, assess calculations of earnings and profits in certain foreign subsidiaries, including if those earnings which are held in cash or other assets and gather additional data to compute the full impacts on the Company’s deferred and current tax assets and liabilities.

Net loss per common share

Net loss per share information is determined using the two-class method, which includes the weighted-average number of shares of common stock outstanding during the period and other securities that participate in dividends (a participating security). The Company considers the Series A Preferred Stock to be participating securities because they include rights to participate in dividends with the common stock.

Under the two-class method, basic net loss per share attributable to common stockholders is computed by dividing the net income attributable to common stockholders by the weighted-average number of shares of common stock outstanding during the period. The net loss attributable to common stockholders is calculated by adjusting the net loss of the Company for the accretion on the Preferred Stock. Net losses are not allocated to preferred stockholders as they do not have an obligation to share in the Company’s net losses. In periods with net income attributable to common stockholders, the Company would allocate net income first to preferred stockholders based on dividend rights under the Company’s certificate of incorporation and then to preferred and common stockholders based on ownership interests. Diluted net loss per share attributable to common stockholders is computed using the more dilutive of (1) the two-class method or (2) the if-converted method.

Diluted net loss per share attributable to common stockholders is the same as basic net loss per share attributable to common stockholders for all periods presented since the effect of potentially dilutive securities are anti-dilutive given the net loss of the Company.

Research and Development Expenses

Research and development expenses are expensed as incurred, including costs to license intellectual property that is an in-process research and development asset with no alternative future use.

F-23

Accrued Expenses

The Company is required to estimate accrued expenses as part of the process of preparing financial statements. This process involves estimating the level of service performed on behalf of the Company and the associated cost incurred in instances where the Company has not been invoiced or otherwise notified of actual costs. Examples of areas in which subjective judgments may be required include costs associated with services provided by contract organizations. The Company accrues for costs incurred as the services are being provided by external service providers. As actual costs become known, the Company adjusts its accruals. To date the amount of services performed where the Company has not yet been invoiced has not been material and the estimates did not differ significantly from actual costs incurred.

Stock-based compensation expense

The Company recognizes stock-based compensation expense for awards of equity instruments to employees based on the grant-date fair value of those awards. The grant-date fair value of the award is recognized as compensation expense ratably over the requisite service period, which generally equals the vesting period of the award. The Company also grants performance-based stock options to employees. The grant-date fair value of the performance-based stock options is recognized as compensation expense once it is probable that the performance condition will be achieved. The Company accounts for actual forfeitures in the period the forfeiture occurs.

The Company accounts for awards of equity instruments issued to non-employees in accordance with ASC Topic 505-50 “Equity-Based Payment to Non-Employees” and accordingly the value of the stock compensation to non-employees is based upon the measurement date as determined at either a) the date at which a performance commitment is reached, or b) at the date at which the necessary performance to earn the equity instruments is complete, which is normally the end of the vesting period. At the end of each financial reporting period prior to completion of the service, the fair value of these awards is remeasured using updated assumption inputs in the Black-Scholes option-pricing model.

Stock-based compensation expense is included in both research and development expenses and general and administrative expenses in the Statements of Operations.

Warrant Liability

The Company has issued warrants to purchase shares of Series A Convertible Redeemable Preferred Stock in connection with the issuance of the Series A Preferred Stock. The Company accounts for these warrants as a liability in the financial statements because the underlying instrument into which the warrants are exercisable contains redemption provisions that are outside the Company’s control.

The fair value of the warrants at the issuance date and December 31, 2017 was determined using the Black-Scholes option pricing model. The warrants are re-measured to fair value at each financial reporting period with any changes in fair value being recognized in the statements of operations.

Recent Accounting Pronouncements

In February 2016, the FASB issued ASU No. 2016-02, Leases (Topic 842) (“ASU 2016-02”), which requires lessees to recognize assets and liabilities for the rights and obligations created by most leases on their balance sheet. The guidance is effective for fiscal years beginning after December 15, 2018, including interim periods within those fiscal years. Early application is permitted. ASU 2016-02 requires modified retrospective adoption for all leases existing at, or entered into after, the date of initial application, with an option to use certain transition relief. The Company is currently evaluating the impact the standard may have on the Company’s financial statements and related disclosures if and when the Company enters into a lease agreement.

F-24

4. NET LOSS PER SHARE OF COMMON STOCK

The following table sets forth the computation of basic and diluted loss per share for the year ended December 31, 2017 and the period from October 4, 2016 (inception) through December 31, 2016:

	Year Ended December 31, 2017	For the Period from October 4, 2016 (inception) through December 31, 2016

Basic and diluted net loss per share of common stock:
Net loss	$(9,133,274)	$(164,707)
Accretion on Series A Convertible Redeemable Preferred Stock	(343,136)	-
Net loss attributable to common stockholders	$(9,476,410)	$(164,707)

Weighted average number of shares of common stock outstanding – basic and diluted	9,369,863	7,636,364
Net loss per share of common stock-basic and diluted	$(1.01)	$(0.02)

The following potentially dilutive securities have been excluded from the computation of diluted weighted average shares outstanding as they would be antidilutive:

	December 31, 2017	December 31, 2016
Series A Convertible Redeemable Preferred Stock	11,381,999	-
Warrants to Series A Convertible Redeemable Preferred Stock	558,740	-
Stock options	2,708,028	-
	14,648,767	-

5. ACCRUED EXPENSES

Accrued expenses consisted of the following:

	December 31, 2017	December 31, 2016
Accrued compensation	$229,750	$-
Accrued clinical trial expenses	351,000	-
Other accrued expenses	238,271	289,847
Total accrued expenses	$819,021	$289,847

6. FAIR VALUE OF ASSETS AND LIABILITIES

The carrying amounts reported in the balance sheet for cash and cash equivalents, accounts payable and accrued expenses approximate fair value based on the short-term nature of these items.

The Company groups its assets and liabilities generally measured at fair value in three levels, based on the markets in which the assets and liabilities are traded and the reliability of the assumptions used to determine fair value.

Level 1 – Valuation is based on quoted prices in active markets for identical assets or liabilities. Level 1 assets and liabilities generally include debt and equity securities that are traded in an active exchange market. Valuations are obtained from readily available pricing sources for market transactions involving identical assets or liabilities.

Level 2 – Valuation is based on observable inputs other than Level 1 prices, such as quoted prices for similar assets or liabilities; quoted prices in markets that are not active; or other inputs that are observable or can be corroborated by observable market data for substantially the full term of the assets or liabilities.

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Level 3 – Valuation is based on unobservable inputs that are supported by little or no market activity and that are significant to the fair value of the assets or liabilities. Level 3 assets and liabilities include financial instruments whose value is determined using pricing models, discounted cash flow methodologies, or similar techniques, as well as instruments for which the determination of fair value requires significant management judgment or estimation.

The Company had no assets or liabilities classified as Level 1 or Level 2. Liability classified warrants issued in April 2017 to the placement agent in conjunction with the Series A Preferred Stock offering (see Note 7) are classified as Level 3. There were no non-recurring measurements of fair value during the year ended December 31, 2017 with respect to assets and liabilities.

Assets and liabilities measured at fair value on a recurring basis are summarized below:

	December 31, 2017
	Level 1	Level 2	Level 3	Total
Liabilities:
Warrant liability	$-	$-	$998,000	$998,000

The following table sets forth a summary of the changes in the fair value of the Company’s Level 3 financial instruments:

Year Ended December 31, 2017
Balance at December 31, 2016	$-
Issuance of warrants in April 2017	873,000
Change in fair value of warrant liability	125,000
Balance at December 31, 2017	$998,000

The Company uses valuation methods and assumptions that consider, among other factors, the fair value of the underlying stock, risk-free interest rate, volatility, expected life and dividend rates in estimating fair value for the warrants. The fair values of these instruments are determined using models based on inputs that require management judgment and estimates.

The warrant liability was measured at issuance on April 25, 2017 and on December 31, 2017 using the Black-Scholes option pricing model based on the following assumptions:

	As of issuance	As of
	April 25, 2017	December 31, 2017
Fair value of Series A Convertible Redeemable Preferred Stock	$2.50	$2.93
Risk free interest rate	2.13%	2.26%
Expected dividend yield	0%	0%
Contractual term	7.00	6.32
Expected volatility	63.0%	59.0%

7. SERIES A CONVERTIBLE REDEEMABLE PREFERRED STOCK

The Company has authorized 25,000,000 shares of Preferred Stock, $0.0001 par value per share, of which 13,000,000 shares were designated Series A Preferred Stock as of December 31, 2017. There was no authorized preferred stock as of December 31, 2016.

In April 2017, the Company issued 11,381,999 shares of Series A Convertible Redeemable Preferred Stock for $2.50 per share which raised gross proceeds of $28.5 million and net cash proceeds of $26.7 million after deducting certain issuance costs including warrants. The Company classified the Series A Convertible Redeemable Preferred Stock outside of permanent equity based upon the terms of the instrument as described below. See Note 10 for a description of the warrants issued to the placement agent in connection with this transaction.

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Dividends

Dividends do not accrue on the Series A Convertible Redeemable Preferred Stock. In the event the Company declares a dividend or other distribution, the holders of the Series A Convertible Redeemable Preferred Stock shall receive such dividend or distribution as they would have received if all outstanding shares of the Series A Convertible Redeemable Preferred Stock had been converted into Common Stock on the date of such event.

Conversion:

Each share is convertible, at the option of the holders of Series A Convertible Redeemable Preferred Stock, at any time after issuance, into such number of fully paid and non-assessable shares of Common Stock. The initial conversion price for each series of Preferred Stock is equal to the original issuance price of $2.50 per share. The initial conversion price is subject to adjustment for certain dilutive issuances, splits and combinations. As of the balance sheet date, the conversion of the Series A Convertible Redeemable Preferred Stock is 1:1.

Each outstanding share of Series A Convertible Redeemable Preferred Stock will automatically convert to Common Stock at the conversion rate then in effect upon an issuance of the Company’s Common Stock pursuant to an underwritten public offering resulting in net proceeds to the Company of at least $20 million when the pre-money valuation of the Company is at least $75 million or agreement of holders of at least 50% of the then outstanding shares.

Redemption:

Each share of Series A Convertible Redeemable Preferred Stock is redeemable after April 25, 2022 if at least 50% of the then outstanding shares of Series A Convertible Redeemable Preferred Stock provide a written request. The redemption will be made at the original purchase price, plus any declared but unpaid dividends, and is redeemable in three equal annual installments.

Voting rights:

Holders of shares of Series A Convertible Redeemable Preferred Stock have the right to one vote for each share of Common Stock into which such Preferred Stock could be converted.

Liquidation preference:

In the event of a liquidation before any payment was made to holders of Common Stock, the holders of the Series A Convertible Redeemable Stock are entitled to be first paid out of the assets available for distribution. In addition, in the event of a merger or consolidation with another corporation where the majority of the equity voting interests of the surviving entity are held by non-affiliate third parties, the transaction would be considered a deemed liquidation, upon approval of at least 60% of the outstanding Series A Preferred Stock. The liquidation preference is approximately $28.5 million.

Given the potential redemption of the preferred stock, which is outside of the Company’s control, the Series A Preferred Stock had been classified outside of permanent equity on the Balance Sheet. The Series A Redeemable Convertible Preferred Stock are accreted to their redemption value of approximately $28.5 million using the effective interest method. The accretion is recorded as a charge to additional paid in capital.

8. COMMON STOCK

The Company has authorized 50,000,000 shares of Common Stock, $0.0001 par value per share, of which 10,000,000 shares and 8,000,000 shares were issued and outstanding as of December 31, 2017 and December 31, 2016, respectively.

F-27

On October 8, 2016, the Company issued 8,000,000 shares of common stock to the two founders, Ashleigh Palmer and Francisco Leon, and to MDB Capital. The shares were issued pursuant to a subscription agreement. As a result, the Company recorded a subscription receivable as a contra-equity account, which remained outstanding at December 31, 2016.

On April 25, 2017, the Company issued 2,000,000 shares of common stock to Vactech in consideration for the Vactech License Agreement. The Company recorded the issuance of the shares at their estimated fair value of approximately $1.70 per share for a total of $3.4 million as a license fee expense included as part of Research & Development Expense for the year ended December 30, 2017.

9. STOCK OPTIONS

In 2017, the Company adopted the Provention Bio, Inc. 2017 Equity Incentive Plan (the “2017 Plan”). Pursuant to the 2017 Plan, the Company’s Board of Directors may grant incentive stock options, nonqualified stock options, and restricted stock to employees, officers, directors, consultants and advisors. As of December 31, 2017, there were options to purchase an aggregate of 2,708,028 shares of Common Stock outstanding under the 2017 Plan and 1,161,396 shares available for future grants. Options issued under the 2017 Plan are exercisable for up to 10 years from the date of issuance.

Stock-based compensation

Total stock-based compensation expense recognized for both employees and non-employees was as follows:

Year Ended December 31, 2017

Research and development	$112,147
General and administrative	94,573
Total stock-based compensation expense	$206,720

There was no stock-based compensation recognized for the period from October 4, 2016 (inception) through December 31, 2016.

Option activity

During 2017, the Company granted options with a service-based vesting requirement and also granted options with a performance-based vesting requirement. The service-based component vests over a four-year period in multiple tranches. Each tranche of the performance-based component vests upon the achievement of a specific milestone. These milestones are related to the Company’s clinical trials and the completion of an initial public offering.

A summary of option activity for the year ended December 31, 2017 are presented below:

Options	Shares	Weighted Average Exercise Price	Weighted Average Remaining Contractual Term in Years	Average Intrinsic Value
Outstanding at December 31, 2016	-
Granted	3,172,358	$2.50
Forfeited	(464,330)	$2.50
Outstanding at December 31, 2017	2,708,028	$2.50	9.6	$-
Exercisable at December 31, 2017	135,430	$2.50	9.3	$-
Vested and expected to vest at December 31, 2017	1,736,276	$2.50	9.5	$-

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The weighted average grant-date fair value of options granted during the year ended December 31, 2017 was $0.98 per share. As of December 31, 2017, there were 971,752 options that have performance vesting criteria with approximately $1.1 million of unrecognized compensation expense. This expense will be recognized when each milestone becomes probable of occurring. In addition, as of December 31, 2017, there were 1,736,276 options outstanding which are vesting over four years with approximately $1.6 million of unrecognized compensation expense which will be recognized over a period of 3.5 years. Of the options outstanding, there were 136,910 options with time-based vesting issued to non-employees and outstanding as of December 31, 2017 which are subject to re-measurement each reporting period until vested.

The Company uses the Black-Scholes option pricing model to estimate the fair value of option awards with the following weighted-average assumptions for the period indicated:

Year Ended December 31, 2017
Risk-free interest rate	1.96%
Expected dividend yield	0%
Expected term	6.5
Expected volatility	63.8%
Stock price	$1.81

The weighted-average valuation assumptions were determined as follows:

●	Risk-free interest rate: The Company bases the risk-free interest rate on the interest rate payable on U.S. Treasury securities in effect at the time of grant for a period that is commensurate with the assumed expected option term.

●	Expected annual dividends: The estimate for annual dividends is 0%, because the Company has not historically paid, and does not expect for the foreseeable future to pay, a dividend.

●	Expected stock price volatility: The expected volatility used is based on historical volatilities of similar entities within the Company’s industry which were commensurate with the Company’s expected term assumption.

●	Expected term of options: The expected term of options represents the period of time options are expected to be outstanding. The expected term of the options granted to employees is derived from the “simplified” method as described in Staff Accounting Bulletin 107 relating to stock-based compensation, whereby the expected term is an average between the vesting period and contractual period due to the limited operating history. The expected term for options granted to non-employees is equal to the contractual term of the awards.

10. WARRANTS

In connection with the April 2017 sale of Series A Convertible Redeemable Preferred Stock, the Company issued warrants to MDB, the Placement Agent, to purchase 558,740 shares of Series A Convertible Redeemable Preferred Stock with an exercise price of $2.50 per share for a seven year term. The underlying instrument into which the warrants are exercisable contains redemption provisions that are outside the Company’s control. Accordingly, these warrants were considered liabilities and at issuance, the fair value of $873,000 was recorded as a warrant liability against a reduction to the proceeds from the issuance of the Series A Convertible Redeemable Preferred Stock. The warrants will automatically become warrants for the purchase of 558,740 shares of the Company’s common stock upon the completion of an initial public offering meeting certain criteria with no change to the exercise price per share.

F-29

As discussed in Note 6, to value the warrant liability, the Company used the Black-Scholes option pricing model that considers, among other factors, the fair value of the underlying stock, risk-free interest rate, volatility, expected life and dividend rates in estimating the fair value of the warrants. The increase in the fair value of the warrant liability to $998,000 at December 31, 2017 from April 25, 2017 was $125,000 and was recognized in the Statements of Operations as a change in the fair value of a warrant liability.

11. INCOME TAXES

No provision or benefit for federal or state income taxes has been recorded, as the Company has incurred a net loss for the periods presented, and the Company has provided a full valuation allowance against its deferred tax assets.

At December 31, 2017, the Company had Federal and New Jersey net operating loss carryforwards of approximately $5.1 million which will expire in varying amounts beginning in 2036. Utilization of net operating losses may be subject to substantial annual limitations due to the “change in ownership” provisions of the Internal Revenue Code, and similar state provisions. The annual limitations may result in the expiration of net operating losses before utilization. The Company did not have any research and development tax credit carryforwards at December 31, 2017.

Significant components of the Company’s net deferred tax asset are as follows (In thousands):

	December 31, 2017	December 31, 2016

NOL Carryforward	$1,506	$56
Accrued Expenses	64	-
Product License	956	-
Stock Options	58	-
Other	28	-
Valuation allowance	(2,612)	(56)
Net deferred tax asset	$-	$-

A valuation allowance is required to be recorded when it is not more likely than not that some portion or all of the net deferred tax assets will be realized. Since the Company cannot be assured of generating taxable income and thereby realizing the net deferred tax assets, a full valuation allowance has been provided. The Company has no uncertain tax positions at December 31, 2017. Since the Company is in a loss carryforward position, the Company is generally subject to US federal and state income tax examinations by tax authorities for all years for which a loss carryforward is available.

Income tax benefits computed using the federal statutory income tax rate differs from the Company’s effective tax rate primarily due to the following:

	2017	2016

Tax provision at statutory rate	34%	34%
Permanent items	0%	-
State income taxes, net of federal benefit	6%	-
Change in federal tax rate	(29%)	-
Change in valuation allowance	(12%)	(34%)
Other	1%	-
	0%	0%

On December 22, 2017, the United States enacted tax reform legislation through the Tax Cuts and Jobs Act, which significantly changes the existing U.S. tax laws, including a reduction in the corporate tax rate from 35% to 21%, a move from a worldwide tax system to a territorial system, a change in the treatment of operating loss carryforwards as well as other changes. As a result of enactment of the legislation, the Company recorded a one-time reduction to its deferred tax assets of approximately $1,099,000, which was offset by a similar reduction in the valuation allowance. The Company has completed its evaluation.

F-30

12. LICENSE AND OTHER AGREEMENTS

In April 2017, the Company entered into a License Agreement, pursuant to which Vactech granted the Company exclusive global rights for the purpose of developing and commercializing the group B coxsackie virus vaccine (CVB) platform technology. In consideration of the licenses and other rights granted by Vactech, the Company issued two million shares of its common stock to Vactech. The Company recorded the issuance of the shares at their estimated fair value of approximately $1.70 per share for a total of $3.4 million as a license fee expense included as part of Research & Development Expense for the year ended December 31, 2017. The Company will pay Vactech a total of approximately $0.5 million for transition and advisory services during the first 18 months of the term of the agreement. In addition, the Company may be obligated to make a series of contingent milestone payments to Vactech totaling up to an additional $24.5 million upon the achievement of certain clinical development and regulatory filing milestones. In addition, the Company has agreed to pay Vactech tiered single-digit royalties on net sales of any approved product based on the CVB platform technology and three additional payments totaling $19.0 million upon the achievement of certain annual net sales levels. The Vactech Agreement may be terminated by the Company on a country by country basis without cause (in which case the exclusive global rights to the technology will transfer back to Vactech) and by either party upon a material breach or insolvency of the other party. If the Company terminates the agreement with respect to two or more specified European countries, the agreement will be deemed terminated with respect to all of the EU, and if the Company terminates the agreement with respect to the United States, the agreement will be deemed terminated with respect to all of North America. The agreement expires upon the expiration of the Company’s last obligation to make royalty payments to Vactech. As of December 31, 2017, the Company has not achieved any milestones that would trigger payments to Vactech.

In April 2017, the Company entered into a License, Development and Commercialization Agreement, pursuant to which Janssen Pharmaceutica NV granted the Company exclusive global rights for the purpose of developing and commercializing JNJ-40346527 (renamed PRV-6527), a colony stimulating factor 1 receptor (CSF-1R) inhibitor for inflammatory bowel diseases including Crohn’s Disease and UC. The Company is obligated to conduct a single Phase 2a proof-of-mechanism and proof-of-concept clinical trial for the Crohn’s Disease indication. Janssen will supply product for the clinical trial. At the conclusion of the Phase 2a study, Janssen will have an option to buy back the rights for future development for a one-time payment of $50.0 million and future single-digit royalties on future net sales for a period of 10 years from first sale or expiration of the intellectual property, whichever is shorter. If Janssen does not exercise its option to buy-back the rights, all rights will remain with the Company and it will be obligated to make contingent milestone payments to Janssen totaling $35.0 million upon the achievement of certain clinical and regulatory milestones for the first indication and an additional $20.0 million upon the achievement of certain clinical and regulatory milestones for a second indication. In addition, the Company has agreed to pay Janssen tiered single-digit royalties on net sales of any approved product based on the CSF-1R technology and three additional payments totaling $100.0 million upon the achievement of certain annual net sales levels. The CSF-1R License Agreement may be terminated by the Company without cause (in which case the exclusive global rights to the technology will transfer back to Janssen) and by either party upon a material breach, and expires upon the expiration of the Company’s last obligation to make royalty payments to Janssen. As of December 31, 2017, the Company has not achieved any milestones that would trigger payments to Janssen.

In April 2017, the Company entered into a License, Development and Commercialization Agreement, pursuant to which Janssen Sciences Ireland UC granted the Company exclusive global rights for the purpose of developing and commercializing JNJ-42915925 (renamed PRV-300), an anti-TLR3 antibody. the Company will develop PRV-300 for UC and will start a Phase 1b trial in early 2018. Janssen will supply product for the clinical trial. The Company is obligated to make contingent milestone payments to Janssen totaling $31.0 million upon the achievement of certain clinical and regulatory milestones for the first indication and an additional $17.0 million upon the achievement of certain clinical and regulatory milestones for a second indication. In addition, the Company has agreed to pay Janssen a single-digit royalty on net sales of any approved product based on the CSF-1R technology and three additional payments totaling $60.0 million upon the achievement of certain annual net sales levels. The Company is obligated to use commercially reasonable efforts to develop and market TLR3. The TLR3 License Agreement may be terminated by the Company without cause (in which case the exclusive global rights to the technology will transfer back to Janssen) and by either party upon a material breach or insolvency of the other party, and expires upon the expiration of the Company’s last obligation to make royalty payments to Janssen. As of December 31, 2017, the Company has not achieved any milestones that would trigger payments to Janssen.

F-31

13. RELATED PARTY TRANSACTIONS

During the year ended December 31, 2017, MDB provided investment banking services to the Company. In connection with the Company’s April 2017 private placement of its Series A Convertible Redeemable Preferred Stock (see Note 7), and pursuant to the terms of the engagement agreement with MDB, the Company paid MDB cash placement agent fees of approximately $1.4 million in 2017. The Company also issued to MDB placement agent warrants (see Note 10) to purchase up to 558,740 shares of Series A Convertible Redeemable Preferred Stock at an exercise price of $2.50 per share. The warrant has a term of seven years. The Company also reimbursed MDB for approximately $83,000 of its costs and expenses incurred in connection with the April 2017 private placement.

During the year ended December 31, 2017, the Company entered into a License Agreement, pursuant to which Vactech granted the Company exclusive global rights for the purpose of developing and commercializing the group B coxsackie virus vaccine (CVB) platform technology. In consideration of the licenses and other rights granted by Vactech, the Company issued two million shares of its common stock to Vactech. The Company recorded the issuance of the shares at their estimated fair value of approximately $1.70 per share for a total of $3.4 million as a license fee expense included as part of Research & Development Expense for the year ended December 31, 2017. In addition, pursuant to the agreement the Company will pay Vactech a total of approximately $0.5 million for transition and advisory services during the first 18 months of the term of the agreement. As of December 31, 2017, the Company has paid Vactech approximately $0.3 million.

14. SUBSEQUENT EVENTS

In May 2018, the Company entered into a License Agreement with MacroGenics, Inc., pursuant to which MacroGenics granted the Company exclusive global rights for the purpose of developing and commercializing MGD010 (renamed PRV-3279), a humanized protein and a potential treatment for SLE and other similar diseases. As partial consideration for the License Agreement, the Company granted MacroGenics a warrant to purchase shares of the Company’s common stock representing 1% of the Company’s outstanding equity at an exercise price of $2.50 per share. The Company is obligated to make contingent milestone payments to MacroGenics totaling $42.5 million upon the achievement of certain developmental and approval milestones for the first indication, and an additional $22.5 million upon the achievement of certain regulatory approvals for a second indication. In addition, the Company is obligated to make contingent milestone payments to MacroGenics totaling $225 million upon the achievement of certain sales milestones. The Company has also agreed to pay MacroGenics a single-digit royalty on net sales of the product. Further, the Company is required to pay MacroGenics a low double-digit percentage of certain consideration to the extent received in connection with a future grant of rights to PRV-3279 by the Company to a third party. The Company is obligated to use commercially reasonable efforts to develop and seek regulatory approval for PRV-3279. The license agreement may be terminated by either party upon a material breach or bankruptcy of the other party, by Provention without cause upon prior notice to MacroGenics, and by MacroGenics in the event that the Company challenges the validity of any licensed patent under the agreement, but only with respect to the challenged patent.

Also in May 2018, the Company entered into an Asset Purchase Agreement with MacroGenics pursuant to which the Company acquired MacroGenics’ interest in teplizumab (renamed PRV-031), a humanized mAb for the treatment of T1D. As partial consideration for the License Agreement, the Company granted MacroGenics a warrant to purchase shares of the Company’s common stock representing 8% of the Company’s outstanding equity at an exercise price of $2.50 per share. The Company is obligated to pay MacroGenics contingent milestone payments totaling $170 million upon the achievement of certain regulatory approval milestones. In addition, the Company is obligated to make contingent milestone payments to MacroGenics totaling $225 million upon the achievement of certain sales milestones. The Company has also agreed to pay MacroGenics a single-digit royalty on net sales of the product. The Company has also agreed to pay third-party obligations, including low single-digit royalties, a portion of which is creditable against royalties payable to MacroGenics, for certain third-party intellectual property under agreements the Company is assuming pursuant to the Asset Purchase Agreement. Further, the Company is required to pay MacroGenics a low double-digit percentage of certain consideration to the extent it is received in connection with a future grant of rights to PRV-031 by the Company to a third party. The Company is obligated to use reasonable commercial efforts to develop and seek regulatory approval for PRV-031.

F-32

PROVENTION BIO, INC.

Up to 12,500,000 Shares of Common Stock

PROSPECTUS

MDB Capital Group, LLC

, 2018

Until [●], 2018, all dealers that effect transactions in these securities, whether or not participating in this offering, may be required to deliver a prospectus. This is in addition to the dealers’ obligation to deliver a prospectus when acting as underwriter and with respect to their unsold allotments or subscriptions.

PART II

INFORMATION NOT REQUIRED IN PROSPECTUS

ITEM 13. OTHER EXPENSES OF ISSUANCE AND DISTRIBUTION

The following table sets forth the various expenses to be incurred in connection with the sale and distribution of our common stock being registered hereby, all of which will be borne by us (except any underwriting discounts and commissions and expenses incurred for brokerage, accounting, tax or legal services or any other expenses incurred in disposing of the shares). All amounts shown are estimates except the SEC registration fee.

SEC Filing Fee		$7,000
FINRA Fee		$9,000
Underwriter Legal Fees and Expenses	$	* 148 ,000
Qualified Independent Underwriter Fees and Expenses		$165,000
Nasdaq Fee		$50,000
Printing Expenses		$15,000
Accounting Fees and Expenses		$120 ,000
Legal Fees and Expenses		$375,000
Transfer Agent and Registrar Expenses		$5 ,000
Miscellaneous		$6 ,000

Total		$900,000

* 0.37% of gross proceeds, for minimum of $ 148 ,000 and a maximum of $185,000.

ITEM 14. INDEMNIFCATION OF DIRECTORS AND OFFICERS

As permitted by Section 102 of the Delaware General Corporation Law, we have adopted provisions in our amended and restated certificate of incorporation and bylaws that limit or eliminate the personal liability of our directors for a breach of their fiduciary duty of care as a director. The duty of care generally requires that, when acting on behalf of the corporation, directors exercise an informed business judgment based on all material information reasonably available to them. Consequently, a director will not be personally liable to us or our stockholders for monetary damages for breach of fiduciary duty as a director, except for liability for:

●	any breach of the director’s duty of loyalty to us or our stockholders;
●	any act or omission not in good faith or that involves intentional misconduct or a knowing violation of law;
●	any act related to unlawful stock repurchases, redemptions or other distributions or payment of dividends; or
●	any transaction from which the director derived an improper personal benefit.

These limitations of liability do not affect the availability of equitable remedies such as injunctive relief or rescission. Our amended and restated certificate of incorporation also authorizes us to indemnify our officers, directors and other agents to the fullest extent permitted under Delaware law.

As permitted by Section 145 of the Delaware General Corporation Law, our bylaws provide that:

●	we may indemnify our directors, officers, and employees to the fullest extent permitted by the Delaware General Corporation Law, subject to limited exceptions;
●	we may advance expenses to our directors, officers and employees in connection with a legal proceeding to the fullest extent permitted by the Delaware General Corporation Law, subject to limited exceptions; and
●	the rights provided in our bylaws are not exclusive.

115

Our amended and restated certificate of incorporation, to be attached as Exhibit 3.2 hereto, and our amended and restated bylaws, to be attached as Exhibit 3.4 hereto, provide for the indemnification provisions described above and elsewhere herein. We have entered into and intend to continue to enter into separate indemnification agreements with our directors and officers which may be broader than the specific indemnification provisions contained in the Delaware General Corporation Law. These indemnification agreements generally require us, among other things, to indemnify our officers and directors against liabilities that may arise by reason of their status or service as directors or officers, other than liabilities arising from willful misconduct. These indemnification agreements also generally require us to advance any expenses incurred by the directors or officers as a result of any proceeding against them as to which they could be indemnified. In addition, we have purchased a policy of directors’ and officers’ liability insurance that insures our directors and officers against the cost of defense, settlement or payment of a judgment in some circumstances. These indemnification provisions and the indemnification agreements may be sufficiently broad to permit indemnification of our officers and directors for liabilities, including reimbursement of expenses incurred, arising under the Securities Act of 1933, as amended, or the Securities Act.

The form of Underwriting Agreement, to be attached as Exhibit 1.1 hereto, under some circumstances provides for indemnification by the underwriter of us and our officers who sign this Registration Statement and directors for specified liabilities, including matters arising under the Securities Act.

Item 15. Recent Sales of Unregistered Securities.

The following list sets forth information as to all securities we have sold since October 4, 2016, which were not registered under the Securities Act.

1.	On April 25, 2017, we issued to accredited investors an aggregate of 11,381,999 shares of our Series A Preferred Stock at a price per share of $2.50 for aggregate proceeds to us of $28,455,000.

2.	On April 25, 2017, we issued to MDB, an accredited investor, a Series A Preferred Stock warrant convertible into an aggregate of 558,740 shares of common stock, upon consummation of this offering, with an exercise price of $2.50 per share.

3.	We granted stock options to employees and consultants under our 2017 Equity Incentive Plan, covering an aggregate of 2,656,435 shares of common stock, that have an exercise price of $2.50 per share.

4.	We sold an aggregate of 10,000,000 shares of common stock to Ashleigh Palmer, Francisco Leon, Vactech and MDB, each an accredited investor, for cash consideration in the aggregate amount of $1,000.00.

5.	On May 7, 2018, we issued to MacroGenics, an accredited investor, common stock warrants convertible into an aggregate of 2,432,688 shares of common stock, that have an exercise price of $2.50 per share.

We claimed exemption from registration under the Securities Act for the sale and issuance of securities in the transactions described in paragraph (1) by virtue of Section 4(a)(2) and/or Regulation D promulgated thereunder as transactions not involving any public offering. All of the purchasers of unregistered securities for which we relied on Section 4(a)(2) and/or Regulation D represented that they were accredited investors as defined under the Securities Act. We claimed such exemption on the basis that (a) the purchasers in each case represented that they intended to acquire the securities for investment only and not with a view to the distribution thereof and that they either received adequate information about the registrant or had access, through employment or other relationships, to such information and (b) appropriate legends were affixed to the stock certificates issued in such transactions.

We claimed exemption from registration under the Securities Act for the sales and issuances of securities in the transactions described in paragraphs (2) and (3) above under Section 4(a)(2) of the Securities Act in that such sales and issuances did not involve a public offering or under Rule 701 promulgated under the Securities Act, in that they were offered and sold either pursuant to written compensatory plans or pursuant to a written contract relating to compensation, as provided by Rule 701.

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ITEM 16. EXHIBITS

Exhibit No.	Description of Document

1.1	Form of Underwriting Agreement #
3.1	Amended and Restated Articles of Incorporation of Provention, as currently in effect*
3.2	Bylaws of the Registrant, as currently in effect*
3.3	Form of Amended and Restated Certificate of Incorporation of Provention, to be in effect upon completion of the offering #
3.4	Form of Amended and Restated Bylaws of Provention, to be in effect upon completion of the offering #
4.1	Specimen Certificate representing shares of common stock of Provention **
4.2	Form of Underwriter’s Warrant#
4.3	Form of Warrant dated April 25, 2017, issued to MDB Capital Group, LLC*
4.4	Form of Warrant dated May 7, 2018, issued to MacroGenics, Inc.*
5.1	Opinion of Lowenstein Sandler LLP regarding the validity of the common stock being registered#
10.1	Engagement Agreement dated September 19, 2016, between Provention and MDB Capital Group, LLC*
10.2	Form of Indemnification Agreement entered into by Provention with its Officers and Directors*
10.3	2017 Provention Bio, Inc. Stock Incentive Plan*
10.4	Form of Stock Option Award under 2017 Provention Bio, Inc. Stock Incentive Plan†*
10.5	Form of Lock-Up Agreement with MDB Capital Group, LLC*
10.6	License Agreement by and between Provention and Vactech Ltd., dated April 25, 2017 *‡
10.7	License, Development and Commercialization Agreement by and between Provention and Janssen Pharmaceutica NV (CSF-1R), dated April 25, 2017#‡
10.8	License, Development and Commercialization Agreement by and between Provention and Janssen Sciences Ireland UC (TLR3), dated April 25, 2017*‡
10.9	Form of Securities Purchase Agreement between Provention and investors for an offering completed on April 25, 2017*
10.10	Form of Registration Rights Agreement between Provention and investors for an offering completed on April 25, 2017*
10.11	Form of Voting Agreement between Provention and investors for an offering completed on April 25, 2017*
10.12	Form of Right of First Refusal and Co-Sale Agreement between Provention and investors for an offering completed on April 25, 2017*
10.13	Employment Agreement, dated April 25, 2017, between Provention and Ashleigh Palmer†*
10.14	Employment Agreement, dated April 25, 2017, between Provention and Francisco Leon†*
10.15	Employment Agreement, dated June 20, 2017, between Provention and Eleanor Ramos†*
10.16	Employment Agreement, dated September 21, 2017, between Provention and Andrew Drechsler†*
10.17	Development Services Agreement by and between Provention and Intravacc dated March 6, 2018#‡
10.18	License Agreement by and between Provention and MacroGenics, Inc. dated May 7, 2018#‡
10.19	Asset Purchase Agreement by and between Provention and MacroGenics, Inc. dated May 7, 2018#‡
10.20	Form of Escrow Deposit Agreement for the offering**
10.21	Form of Subscription Agreement for the offering #
10.22	Form of Amended and Restated 2017 Provention Bio, Inc. Stock Incentive Plan#
23.1	Consent of EisnerAmper LLP, Independent Registered Public Accounting Firm for the financial statements of Provention Bio, Inc.#
23.2	Consent of Lowenstein Sandler LLP (included in Exhibit 5.1)#
24.1	Power of Attorney (included in the signature page)*

# Filed herewith.

* Previously filed.

** To be filed by amendment.

† Indicates management compensatory plan, contract or arrangement.

‡ Confidential Treatment requested for certain portions of this Agreement.

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ITEM 17. UNDERTAKINGS

The undersigned registrant hereby undertakes:

(1) To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

(i) To include any prospectus required by section 10(a)(3) of the Securities Act of 1933;

(ii) To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a 20% change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective registration statement;

(iii) To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement.

(2) That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(3) To remove from registration by means of a post-effective amendment any of the securities being registered that remain unsold at the termination of the offering.

(4) That, for the purpose of determining liability of the registrant under the Securities Act of 1933 to any purchaser in the initial distribution of the securities: The undersigned registrant undertakes that in a primary offering of securities of the undersigned registrant pursuant to this registration statement, regardless of the underwriting method used to sell the securities to the purchaser, if the securities are offered or sold to such purchaser by means of any of the following communications, the undersigned registrant will be a seller to the purchaser and will be considered to offer or sell such securities to such purchaser: (i) any preliminary prospectus or prospectus of the undersigned registrant relating to the offering required to be filed pursuant to Rule 424; (ii) any free writing prospectus relating to the offering prepared by or on behalf of the undersigned registrant or used or referred to by the undersigned registrant; (iii) the portion of any other free writing prospectus relating to the offering containing material information about the undersigned registrant or its securities provided by or on behalf of the undersigned registrant; and (iv) any other communication that is an offer in the offering made by the undersigned registrant to the purchaser.

(5) To provide to the underwriter at the closing specified in the underwriting agreements, certificates in such denominations and registered in such names as required by the underwriter to permit prompt delivery to each purchaser.

(6) For purposes of determining any liability under the Securities Act, the information omitted from the form of prospectus as filed as part of this registration statement in reliance upon Rule 430A and contained in a form of prospectus filed by the registrant pursuant to Rule 424(b)(1) or (4) or 497(h) under the Securities Act shall be deemed to be part of this registration statement as of the time it was declared effective.

(7) For the purpose of determining any liability under the Securities Act, each post-effective amendment that contains a form of prospectus shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(8) Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

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SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the registrant has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Oldwick, New Jersey on this 29th day of May, 2018.

PROVENTION BIO, INC.

/s/ Ashleigh Palmer
Ashleigh Palmer, President, Chief Executive Officer and Director (Principal Executive Officer)

Pursuant to the requirements of the Securities Act of 1933, this registration statement on Form S-1 has been signed by the following persons in the capacities and on the dates indicated.

Signature	Title	Date

/s/ Ashleigh Palmer	President, Chief Executive Officer and Director	June 12, 2018
Ashleigh Palmer	(Principal Executive Officer)

/s/ Andrew Drechsler	Chief Financial Officer	June 12, 2018
Andrew Drechsler	(Principal Financial and Accounting Officer)

*	Chief Scientific Officer and Director	June 12, 2018
Francisco Leon

*	Director	June 12, 2018
Anthony DiGiandomenico

*	Director	June 12, 2018
Cameron Gray

*	Director	June 12, 2018
Wayne Pisano

*By:	/s/ Ashleigh Palmer
Ashleigh Palmer
Attorney-in-Fact

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